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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 8, 2010.

Registration No. 333-164217

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DynaVox Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	27-1507281 (I.R.S. Employer Identification No.)

2100 Wharton Street
Suite 400
Pittsburgh, PA 15203
Telephone: (412) 381-4883
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Edward L. Donnelly, Jr.
Chief Executive Officer
DynaVox Inc.
2100 Wharton Street
Suite 400
Pittsburgh, PA 15203
Telephone: (412) 381-4883
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua Ford Bonnie Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Jonathan A. Schaffzin Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Telephone: (212) 701-3000 Facsimile: (212) 269-5420

        Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Class A Common Stock, par value $.01 per share	10,781,250	$17.00	$183,281,250	$13,068(3)

  (1)
  Includes 1,406,250 shares of Class A common stock subject to the underwriters' option to purchase additional shares of Class A common stock.

  (2)
  Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

  (3)
  $8,912.50 of which has been previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 8, 2010

Preliminary Prospectus

9,375,000 Shares

DynaVox Inc.

Class A Common Stock

This is the initial public offering of our Class A common stock. No public market currently exists for our Class A common stock. We are offering all of the 9,375,000 shares in this offering. We expect the initial public offering price to be between $15.00 and $17.00 per share. We have applied to list our Class A common stock on the NASDAQ Global Select Market under the symbol "DVOX." Immediately following this offering, the holders of our Class A common stock will collectively own 100% of the economic interests in DynaVox Inc. and have 31.7% of the voting power of DynaVox Inc. The holders of our Class B common stock will have the remaining 68.3% of the voting power of DynaVox Inc.

We intend to use a portion of the net proceeds from this offering to purchase equity interests in our business from our existing owners, including members of our senior management.

Investing in shares of our Class A common stock involves risks. See "Risk Factors" beginning on page 13 to read about factors you should consider before buying shares of our Class A common stock.

	Per Share	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to DynaVox Inc.	$	$

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters have a 30-day option to purchase up to an additional 1,406,250 shares of our Class A common stock from us at the initial public offering price less the underwriting discount, to cover over-allotments, if any.

The underwriters are offering the Class A common stock as set forth under "Underwriting." Delivery of the shares of our Class A common stock will be made on or about            , 2010.

Piper Jaffray	Jefferies & Company
William Blair & Company	Wells Fargo Securities

The date of this prospectus is      , 2010

DynaVox

Our speech generating technologies and
special education software assist individuals in overcoming
their speech, language and learning challenges.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.

Unless the context suggests otherwise, references in this prospectus to "DynaVox," the "Company," "we," "us" and "our" refer (1) prior to the consummation of the Offering Transactions described under "Organizational Structure—Offering Transactions," to DynaVox Systems Holdings LLC and its consolidated subsidiaries and (2) after the Offering Transactions described under "Organizational Structure—Offering Transactions," to DynaVox Inc. and its consolidated subsidiaries. We refer to Vestar Capital Partners, a New York-based registered investment adviser (together with its affiliates, "Vestar"), Park Avenue Equity Partners, L.P. (together with its affiliates, "Park Avenue") and the other owners of DynaVox Systems Holdings LLC prior to the Offering Transactions, collectively, as our "existing owners."

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional 1,406,250 shares of Class A common stock from us and that the shares of Class A common stock to be sold in this offering are sold at $16.00 per share of Class A common stock, which is the midpoint of the price range indicated on the front cover of this prospectus.

i

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information you should consider before investing in shares of our Class A common stock. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes included elsewhere in this prospectus, before you decide to invest in shares of our Class A common stock.

 DynaVox

We develop and market industry-leading software, devices and content to assist people in overcoming their speech, language or learning disabilities. Our proprietary software is the result of decades of research and development and our trademark- and copyright-protected symbol sets are more widely used than any other in our industry. These assets have positioned us as a leader in two areas within the broader market for assistive technologies—speech generating technologies and special education software. Due to the magnitude and growth of the underserved non-verbal or speech impaired populations in our targeted geographies and the significant and growing portion of the student populations who are classified as having special educational requirements, we believe that there are substantial opportunities for growth within both of these areas.

We believe we are the largest provider of speech generating technology and that we sell a significantly greater number of speech generating devices than our next largest competitor each year. We believe that this area of the assistive technologies market is significantly underpenetrated and growing. We estimate that each year in our targeted geographies 350,000 additional individuals join the population of those who could use advanced speech generating technologies but that, due to a low level of awareness, only a small proportion of these individuals will actually receive such a device. Our speech generating devices are used by those who are unable to speak, such as adults with amyotrophic lateral sclerosis, or ALS, often referred to as Lou Gehrig's disease, strokes or traumatic brain injuries and children with cerebral palsy, autism or other disorders. We believe that our speech generating devices can transform the lives of users by enabling them to communicate through synthesized or digitized (recorded) speech. Our devices also allow these individuals to connect with society and control their environment in a variety of ways, including the ability to access the Internet, send text messages and control light switches, televisions and other features of their homes. Our speech generating devices are powered by our software platform that utilizes sophisticated adaptive and predictive language models and our proprietary symbol sets. These devices allow our users to rapidly and efficiently generate speech. Our portfolio of speech generating devices provides users with a broad range of features and designs and makes use of an array of adaptive technology that permits users with physical or cognitive limitations to access and control our devices. For example, our new Xpress product line offers our speech generating technology in a small, portable device that uses a high resolution dynamic capacitive touch screen for clients with some level of physical ability, while our Vmax product allows more physically restricted users to control the device with their tongue, their head or, with the use of our EyeMax accessory, their eye movements. Speech generating technologies are prescribed based on evaluations by speech language pathologists and either provided directly by institutions, such as schools or funded for eligible clients by third-party payors including the U.S. Centers for Medicare and Medicaid Services, or CMS, and private insurance programs. In our fiscal year ended July 3, 2009, sales of our speech generating technology products represented approximately 82% of our net sales.

We are a leading provider of software for special education teachers and students with complex communication and learning needs. Our software is used by children with cognitive challenges, such as those caused by autism, Down syndrome or brain injury; physical challenges, such as those caused by cerebral palsy or other neuromuscular disorders; as well as by children with learning disabilities, such as severe dyslexia. Symbol-based adapted activities and material are the preferred method of educating children with these special needs. Educators use our proprietary software as a publishing and editing tool to create interactive, symbol-based educational activities and materials for these students and to adapt text-based materials to symbol-based materials for students with limited reading skills. Our Boardmaker family of products, which utilize our proprietary symbol sets, are the most widely used and recognized tools for creating symbol-based activities and materials in the industry. In calendar year 2010, we plan to introduce the next generation of our special education software, which we anticipate will be adopted by our existing customer base as well as new users. In addition to offering the key elements of functionality provided by our previous offerings, our newest software platform will include significant new content as well as online and desktop assets that provide an integrated web-based environment and the ability to collaborate and share content, or purchase our professionally-generated content, online. Funding for instructional materials for students with special needs and funding for technology in classrooms have grown in recent years and are forecasted to continue to grow. Funding comes primarily from federal sources including the American Recovery and Reinvestment Act, or ARRA, and the Individuals with Disabilities Education Act, or IDEA, but also includes funding from state and local governments as well as private schools and parents of children with special needs. In our fiscal year ended July 3, 2009, sales of our special education software products represented approximately 18% of our net sales.

In the United States, Canada and the United Kingdom, we sell our speech generating devices through a direct sales infrastructure focused on speech language pathologists. We believe that our sales force is significantly larger than that of our next largest competitor. We use strategic partnerships with third-party distributors to sell our products in other international markets that we have targeted. We sell our special education software through direct mail as well as through the Internet. We are also investing in our web-based and social media-based marketing and education efforts to build awareness for both our speech generating technologies and our special education software.

We place great importance on research and development and have a long history and demonstrated track record of innovation. We have innovated in the areas of touch screens with dynamic display, environmental control and word prediction in speech generating devices. Additionally, our Boardmaker family of products has been a leader in interactive symbol-based special education software.

We have increased our net income to $8.8 million in our fiscal year ended July 3, 2009 from $4.9 million in our fiscal year ended June 29, 2007, representing a compound annual growth rate, or CAGR, of 34%. Our net sales has similarly increased, to $91.2 million in fiscal 2009 from $66.2 million in fiscal 2007, representing a CAGR of 17%. This increase in net sales, along with improved operating efficiencies, has enabled us to grow our earnings before interest, taxes, depreciation and amortization with certain other adjustments, or Adjusted EBITDA, to $24.5 million in our fiscal year ended July 3, 2009 from $13.0 million in our fiscal year ended June 29, 2007, representing a CAGR of 37%. Our net income, net sales and Adjusted EBITDA for the twenty-six week period ended January 1, 2010 were $5.4 million, $52.9 million and $13.2 million, respectively. For an explanation of Adjusted EBITDA and a reconciliation of our Adjusted EBITDA to net income, see footnote 1 under "—Summary Historical Consolidated Financial and Other Data."

Industry Overview

We currently compete in two areas within the assistive technologies market: speech generating technologies and special education software.

Speech Generating Technologies

Speech generating technologies are generally used as a proxy for verbal communication by non-verbal or substantially speech impaired adults and children. Degenerative and congenital conditions commonly found in adult and child users of speech generating technology include cerebral palsy, intellectual disabilities, ALS and autism. Other users of speech generating technology include adults who have experienced a stroke or traumatic brain injury as well as adults and children with temporary speech impairments.

We currently market our products in the United States, Canada, Australia, the United Kingdom and certain other countries within the European Union. According to sources such as the Centers for Disease Control, approximately 20 million adults and children in the United States suffer from conditions that may potentially lead to speech impairment, and it is estimated that 1.1 million additional individuals are diagnosed with these conditions every year. Assuming the same level of incidence, we estimate that throughout our targeted geographies approximately 46 million individuals suffer from these conditions and approximately 2.5 million additional individuals are diagnosed with them each year. We estimate that approximately 14% of these individuals, or 350,000 additional adults and children each year, are candidates for speech generating technologies, resulting in an annual opportunity of $1.8 billion from just new cases alone.

We believe the speech generating device segment of the assistive technology market is significantly under-penetrated for the eligible population who could benefit from this technology. We estimate that in our targeted geographies only a small proportion of those individuals who are diagnosed each year with a condition leading to speech impairment and who could use advanced speech generating technologies actually receive such a device. Furthermore, we believe that the subset of U.S. speech language pathologists who work with individuals who could benefit from advanced speech generating technologies and who recommend a device is underpenetrated. We believe a number of factors will contribute to the increased demand for speech generating technology, including:

  •
  Growing Awareness Among Speech Language Pathologists.  As more speech language pathologists learn about the benefits of speech generating technology and the availability of funding, either through formal training or professional experience, an increasing percentage of these specialists are recommending speech generating devices.

  •
  Increasing Awareness Among the Underserved Population.  More potential users and their caregivers are learning about the benefits of speech generating technology. There is a growing level of media coverage of speech generating devices and their users, and consumers are proactively learning about speech generating technology through web-based research and through web- and social media-based networking.

  •
  Advances in Technology.  Technological advances have made speech generating technology more appealing and accessible to a broader range of potential users.

  •
  Increasing Number of Eligible Users.  Many of the congenital, degenerative and traumatic conditions that cause speech impairment are becoming more prevalent.

  •
  Social Trends.  Speech generating technologies are continuing to garner a greater level of acceptance, including enhanced funding support from federal, state and school sources.

Special Education Software

Schools use a variety of instructional materials to meet the needs of students with speech and learning disabilities, including print-based materials and interactive software. These instructional materials are used by special education teachers and speech language pathologists to create symbol-based activities and content in order to facilitate learning and communication by students with physical, developmental, or congenital learning disabilities.

Special education software targets students in kindergarten through 12th grade, or K–12, schools. In the United States, approximately 132,000 K–12 schools serve more than 55 million students. An estimated $12.2 billion was spent on instructional materials for K–12 education in the 2008–2009 school year. An estimated 6.0 million students in the United States are deemed to require special education, representing what we believe is a market opportunity in excess of $1.0 billion.

We believe several factors will drive continued growth for special education software and content, including:

  •
  Rising Education Accountability Standards.  Accountability standards such as those promulgated under Elementary and Secondary Education Act, commonly referred to as No Child Left Behind, or NCLB, set objectives that schools must satisfy for their entire student populations. As such, schools are focusing more of their efforts and resources on serving the more educationally challenged students, which requires unique approaches to learning.

  •
  Higher Funding Levels.  In recent years, programs such as IDEA have provided new and growing sources of funds specifically earmarked for the educational needs of students with learning disabilities, including those with communication challenges.

  •
  Advancing Software Technologies.  As software technologies develop towards faster, more portable and less expensive computing power, schools are allocating more funds from their budgets to support technology. Web-enabled classrooms and software programs are also leading to increasing user appetites for pre-generated educational content available on a ready-to-use basis.

  •
  Increasing Spending on Education Globally.  As countries become wealthier and more developed, classification standards for special education are becoming more inclusive. As more attention is paid internationally to students with special educational challenges, we expect that there will be increasing demand for special education software and content worldwide to meet their needs.

Our Solutions

We are focused on using technology to give people the ability to communicate and learn. We have developed a proprietary software platform that powers our speech generating devices to provide voice to those who cannot speak and is used by educators to help children with special needs. This software is the product of many years of research and development and utilizes our proprietary symbol sets and sophisticated adaptive and predictive language models to make communication more efficient.

Our Speech Generating Technology Solutions

We believe that our speech generating technologies can transform the lives of those who have significant speech, language, physical or learning challenges by enabling their communication. We believe the following competitive strengths have allowed us to achieve and maintain our leadership position in speech generating technology:

  •
  Broad and Innovative Speech Generating Device Portfolio.  We believe we offer the broadest and most innovative portfolio of speech generating devices that address the needs of individuals with severe physical or cognitive limitations.

  •
  Features that Enhance the Quality of Life for Users.  We believe our implementation of the same advances that are being made in the consumer electronics area, such as reduction in device size and offering devices with a variety of appearances and features to suit individual preferences, is not only enhancing the quality of life for our users but also expanding the attractiveness of using a device.

  •
  Comprehensive Customer Service and Support.  We believe our customer service team is the largest in the industry. We seek to make it as easy as possible for those who can benefit from our speech generating technologies to learn about our product offerings, to obtain the right device and receive the support they need to integrate that device into their lives. We do this by providing a significant portion of our customer support, including demonstrations, information, documentation and support during the evaluation period and, in some cases, providing a no-charge loaner device to potential customers, prior to the actual sale.

Our Special Education Software Solutions

Our special education software allows educators to efficiently and collaboratively create interactive, symbol-based educational activities and materials for students with a variety of physical and cognitive challenges and to adapt text-based materials to symbol-based materials for students with reading difficulties. In addition, our rich collection of professionally-generated content for specific lesson plans provides a valuable, time-saving tool for teachers. We believe the following key factors enhance our market position in the special education software market:

  •
  Offer Educators a Family of Products for Creating, Adapting and Delivering Content. We offer the Boardmaker family of products, the most widely used and recognized publishing and editing tool that allows educators to efficiently create, adapt and deliver learning activities to suit the unique challenges of their students.

  •
  Focus on an Enhanced and Customized Learning and Communication Experience for Children. Our software provides educators with the necessary tools to enhance the learning experience for students with special needs. Our software motivates students with auditory feedback and support through digitized or synthesized speech.

  •
  Provide Professionally-Generated Proprietary Content Offerings.  We offer a library of high-quality proprietary professionally-generated content that is immediately accessible to educators as an add-on purchase to our software offerings so that they can spend their time adapting materials for their students, rather than creating materials from scratch. Our selection of proprietary content provides time-saving, ready-made educational activities, templates and communication boards for use with our Boardmaker software platform.

  •
  Host and Manage Online Community Resource for Educators.  We created, host and manage the fast-growing AdaptedLearning.com website, which provides users of our special education software platform with an online community. Our AdaptedLearning.com community combines file sharing, powerful search capabilities, implementation articles, open discussion forums and community functions where educators can interact with each other on the challenges they face and find thousands of pre-made activities that others have created and posted to share. Currently, we provide access to AdaptedLearning.com for free to both users of our special education software platform and others, including non-customers.

Our Strategy for Growth

Our mission is to transform the lives of those who have significant speech, language or learning disabilities. We believe that there remains a large global opportunity for us to serve the unmet needs of individuals who could benefit from our software, devices and content. Accordingly, we believe we can further expand the market penetration of our products and increase our revenue and earnings by pursuing the following business strategies:

  •
  Continue to Expand the Scale, Reach and Sophistication of Our Direct Sales Force. We plan to continue expanding our direct sales infrastructure in order to educate more speech language pathologists about the benefits to their clients of recommending our speech generating technologies. We plan to pursue more specialized segment-focused sales strategies, to better tailor our sales efforts to the particular needs and concerns of different types of customers, such as through separate sales teams focusing on children- and adult-specific speech language pathologists, specific institutions such as schools and hospitals or key accounts.

  •
  Continue to Build Awareness.  We believe that a majority of non-verbal individuals and their caregivers are unaware that products such as ours exist. We plan to expand our coordinated marketing and public relations efforts to build awareness of our speech generating technologies among both potential end users and speech language pathologists. We are also investing in our web-based and social media-based marketing and education efforts to build awareness and increase the frequency of customer contact for both our speech generating technologies and our special education software.

  •
  Continue to Build Communities.  We are expanding our fast-growing AdaptedLearning.com user community, which allows users of our software platform and others to share user-generated content as well as interact and exchange best practices. We believe that our sponsorship and support for the AdaptedLearning.com user community provides us with a connectedness with and deeper insight into our customers and a channel for marketing our professionally-generated content. We also plan to continue to strengthen our relationships with groups and institutions that serve individuals who could benefit from our products.

  •
  Continue to Innovate and Maintain Our Technology Leadership Position.  We place great importance on research and development and have a long history and demonstrated track record of innovation. We have innovated in the areas of touch screens with dynamic display, environmental control and word prediction in speech generating devices and, through our Boardmaker family of products, we have been a leader in developing interactive symbol-based special education software. We plan to continue to develop new devices, access methods and modes of communication and to build upon our competitive advantage by protecting our intellectual property as we continue to innovate.

  •
  Continue to Strategically Drive Our International Sales.  We plan to continue to increase the revenue we generate from our existing and new international markets. We intend to strategically extend our proven direct sales model and add distributors in key markets, with a focus on those countries with broadly available funding for our products. We also intend to continue to expand our international marketing efforts.

Our Structure

Following this offering DynaVox Inc. will be a holding company and its sole asset will be a controlling equity interest in DynaVox Systems Holdings LLC. DynaVox Inc. will operate and control all of the business and affairs and consolidate the financial results of DynaVox Systems Holdings LLC and its subsidiaries. Prior to the completion of this offering, the limited liability company agreement of DynaVox Systems Holdings LLC will be amended and restated to, among other things, modify its capital structure by replacing the different classes of interests currently held by our existing owners with a single new class of units that we refer to as "New Holdings Units." We and our existing owners will also enter into an exchange agreement under which (subject to the terms of the exchange agreement) they will have the right to exchange their New Holdings Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See "Organizational Structure."

Investment Risks

An investment in shares of our Class A common stock involves substantial risks and uncertainties. For example, our business could be adversely affected by the current adverse economic environment and the associated negative impact on tax revenue available to federal, state and local governments. It is also possible that reforms to the healthcare system in the United States could result in reductions in funding available for our speech generating technologies. Some of the other more significant challenges and risks relating to an investment in our company include those associated with:

  •
  the availability and extent of funding from third-party payors for our speech generating technologies and the availability of funding for our special education software and content;

  •
  our dependence upon, and ability to continue to attract and retain, key personnel;

  •
  our ability to continue to develop and market successful new software, devices and content and our susceptibility to new disruptive technologies; and

  •
  our dependence on the continued support of speech language pathologists and special education teachers.

Please see "Risk Factors" for a discussion of these and other factors you should consider before making an investment in shares of our Class A common stock.

DynaVox Inc. was formed in Delaware on December 16, 2009. Our principal executive offices are located at 2100 Wharton Street, Suite 400, Pittsburgh, PA 15203 and our telephone number is (412) 381-4883.

The Offering

Class A common stock offered by DynaVox Inc.	9,375,000 shares.
Over-allotment option	1,406,250 shares.
Class A common stock outstanding after giving effect to this offering	9,375,000 shares (or 29,610,294 shares if all outstanding New Holdings Units held by our existing owners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis).
Class B common stock outstanding after giving effect to this offering	53 shares, or one share for each holder of New Holdings Units.
Voting power held by holders of Class A common stock after giving effect to this offering	31.7% (or 100% if all outstanding New Holdings Units held by our existing owners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis).
Voting power held by holders of Class B common stock after giving effect to this offering	68.3% (or 0% if all outstanding New Holdings Units held by our existing owners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis).
Use of proceeds

We estimate that the proceeds to DynaVox Inc. from this offering, before deducting underwriting discounts, will be approximately $150.0 million (or $172.5 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

DynaVox Inc. intends to use $64.0 million of these proceeds to purchase newly-issued New Holdings Units from DynaVox Systems Holdings LLC, as described under "Organizational Structure—Offering Transactions." We intend to cause DynaVox Systems Holdings LLC to use approximately $42.6 million of these proceeds to repay outstanding indebtedness. DynaVox Systems Holdings LLC will also use these proceeds to pay the expenses of this offering, including aggregate underwriting discounts of $10.5 million (or $12.1 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and other offering expenses estimated at $8.1 million. Remaining proceeds will be used for general corporate purposes.

DynaVox Inc. intends to use all of the remaining proceeds from this offering, or $86.0 million (or $108.5 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), to purchase New Holdings Units from our existing owners, including members of our senior management, as described under "Organizational Structure—Offering Transactions." Accordingly, we will not retain any of these proceeds. See "Principal Stockholders" for information regarding the proceeds from this offering that will be paid to our directors and executive officers.

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Following the Offering Transactions, each existing owner of DynaVox Systems Holdings LLC will hold one or more shares of Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of DynaVox Inc. that is equal to the aggregate number of New Holdings Units of DynaVox Systems Holdings LLC held by such holder. See "Description of Capital Stock—Common Stock—Class B Common Stock."

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend policy	We do not expect to pay dividends in the foreseeable future.
Exchange rights of holders of New Holdings Units

Prior to this offering we will enter into an exchange agreement with our existing owners so that they may (subject to the terms of the exchange agreement) exchange their New Holdings Units for shares of Class A common stock of DynaVox Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Risk factors	See "Risk Factors" for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.
Proposed NASDAQ Global Select Market symbol	"DVOX"

In this prospectus, unless otherwise indicated, the number of shares of Class A common stock outstanding and the other information based thereon does not reflect:

  •
  1,406,250 shares of Class A common stock issuable upon exercise of the underwriters' option to purchase additional shares of Class A common stock from us;

  •
  20,235,294 shares of Class A common stock issuable upon exchange of 20,235,294 New Holdings Units (or, if the underwriters exercise in full their option to purchase additional shares of Class A common stock, 18,829,044 shares of Class A common stock issuable upon exchange of 18,829,044 New Holdings Units) that will be held by our existing owners immediately following this offering; or

  •
  3,550,000 shares of Class A common stock that may be granted under the 2010 DynaVox Inc. Long-Term Incentive Plan, or our "Long-Term Incentive Plan," including 1,386,000 shares issuable upon the exercise of stock options that we intend to grant to our officers and employees and 7,815 shares of restricted stock that we intend to grant to certain of our directors at the time of this offering. See "Management—Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Plan," "Management—Executive Compensation—Compensation Discussion and Analysis—IPO Date Stock Option Awards to Employees" and "Management—Director Compensation."

See "Pricing Sensitivity Analysis" to see how some of the information presented above would be affected by an initial public offering price per share of Class A common stock at the low-, mid- and high-points of the price range indicated on the front cover of this prospectus or if the underwriters' option to purchase additional shares of Class A common stock is exercised in full.

Summary Historical Consolidated Financial and Other Data

The following summary historical consolidated financial and other data of DynaVox Systems Holdings LLC should be read together with "Organizational Structure," "Unaudited Pro Forma Consolidated Financial Information," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus. DynaVox Systems Holdings LLC will be considered our predecessor for accounting purposes, and its consolidated financial statements will be our historical financial statements following this offering.

We derived the summary historical consolidated statement of income data of DynaVox Systems Holdings LLC for each of the fiscal years ended June 29, 2007, June 27, 2008 and July 3, 2009 and the summary historical consolidated balance sheet data as of June 27, 2008 and July 3, 2009 from the audited consolidated financial statements of DynaVox Systems Holdings LLC which are included elsewhere in this prospectus, and derived the consolidated balance sheet data as of June 29, 2007 from the audited consolidated financial statements of DynaVox Systems Holdings LLC which are not included in this prospectus. The condensed consolidated statement of income data for the twenty-six week periods ended December 26, 2008 and January 1, 2010, and the condensed consolidated balance sheet data as of January 1, 2010 have been derived from unaudited condensed consolidated financial statements of DynaVox Systems Holdings LLC included elsewhere in this prospectus. The unaudited condensed consolidated financial statements of DynaVox Systems Holdings LLC have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for all periods presented.

The summary unaudited pro forma consolidated statement of income data for the fiscal year ended July 3, 2009 and the twenty-six week period ended January 1, 2010 present our consolidated results of operations giving pro forma effect to the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds," as if such transactions occurred on June 28, 2008. The summary unaudited pro forma consolidated balance sheet data as of January 1, 2010 presents our consolidated financial position giving pro forma effect to the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds," as if such transaction occurred on January 1, 2010. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of DynaVox Systems Holdings LLC. The summary unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of DynaVox Inc. that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds" occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

				Pro Forma	Twenty-six Week Period Ended		Pro Forma
	Fiscal Year Ended
				Fiscal Year Ended July 3, 2009			Twenty-six Week Period Ended January 1, 2010
	June 29, 2007	June 27, 2008	July 3, 2009		December 26, 2008	January 1, 2010
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Amounts in thousands)
Consolidated Statements of Income Data:
Net sales	$66,160	$81,438	$91,160	$91,160	$38,774	$52,863	$52,863
Cost of sales	19,718	23,336	24,366	24,366	10,797	13,149	13,149

Gross profit	46,442	58,102	66,794	66,794	27,977	39,714	39,714
Operating expenses:
Selling and marketing	21,743	24,721	28,152	39,714	13,385	17,535	17,535
Research and development	4,230	5,622	6,886	6,886	3,215	4,582	4,582
General and administrative	9,498	14,478	11,854	11,854	5,333	6,784	6,784
Amortization of certain intangibles	535	463	468	468	232	841	841

Total operating expenses	36,006	45,284	47,360	47,360	22,165	29,742	29,742

Income from operations	10,436	12,818	19,434	19,434	5,812	9,972	9,972
Other income (expense):
Interest income	98	174	111	111	62	31	31
Interest expense	(5,582)	(4,856)	(8,420)	(3,770)	(4,804)	(3,930)	(1,605)
Change in fair value and net gain (loss) on interest rate swap agreements	209	(188)	(1,588)	(1,588)	(380)	(449)	(449)
Other expense—net	(83)	(362)	(518)	(518)	82	(74)	(74)

Total other income (expense)	(5,358)	(5,232)	(10,415)	(5,765)	(5,040)	(4,422)	(2,097)

Income before income taxes	5,078	7,586	9,019	13,669	772	5,550	7,875
Income taxes	174	323	181	1,647	47	166	949

Net income attributable to controlling and non-controlling interests	$4,904	$7,263	$8,838	12,022	$725	$5,384	6,926

Less: Net income attributable to the non-controlling interest	—	—	—	(9,336)	—	—	(5,378)

Net income attributable to DynaVox Inc.	—	—	—	$2,686	—	—	$1,548

Consolidated Balance Sheet Data (at end of period):
Cash	$6,019	$6,240	$12,631			$12,644	$15,494
Working capital	12,362	11,738	16,858			18,454	21,304
Goodwill and intangible assets—net	81,381	80,933	80,465			82,293	21,304
Total assets	113,965	116,784	124,201			128,399	179,137
Total long-term debt (excluding current portion)	53,596	82,795	79,536			77,150	46,150
Total members' equity	44,007	16,325	24,813			31,693	—
Total stockholders' equity attributable to DynaVox Inc.	—	—	—			—	22,563
Non-controlling interest	—	—	—			—	44,766
Total stockholders' equity	—	—	—			—	67,329
Other Data:
Adjusted EBITDA(1)	$13,004	$18,749	$24,468	$24,468	$7,579	$13,227	$13,227

(1)
Adjusted EBITDA represents net income (or, on a pro forma basis, net income attributable to DynaVox Inc.) before interest income, interest expense, income taxes, and depreciation and amortization and the other adjustments noted in the table below. We present Adjusted EBITDA because:
  •
  Adjusted EBITDA is used by management in managing our business as an indicator of our operating performance;

  •
  our compliance with certain covenants in our credit agreement is measured based on Adjusted EBITDA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Cash Position and Indebtedness—Financing Agreements"; and

  •
  targets for Adjusted EBITDA are among the measures we use to evaluate our management's performance for purposes of determining their compensation under our management incentive bonus plan. See Management—Executive Compensation—Compensation Discussion and Analysis."

  Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense or the change in fair value on our related interest rate swap agreements, which have been necessary elements of our costs. Because we use capital assets, depreciation expense is a necessary element of our costs and ability to generate revenue. In addition, the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of taxes, which is also a necessary element of our operations. Adjusted EBITDA also does not include expenses incurred in connection with equity-based compensation to our employees, certain costs relating to restructuring and acquisitions, debt refinancing fees, an insurance recovery and management fees that we pay to Vestar and certain other existing owners pursuant to a management agreement. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income, net sales, gross profit and income from operations, to measure operating performance.

  The following is a reconciliation of net income (or, on a pro forma basis, net income attributable to DynaVox Inc.) to Adjusted EBITDA for the periods presented:

				Pro Forma	Twenty-six Week Period Ended		Pro Forma
	Fiscal Year Ended
				Fiscal Year Ended July 3, 2009			Twenty-six Week Period Ended January 1, 2010
	June 29, 2007	June 27, 2008	July 3, 2009		December 26, 2008	January 1, 2010
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Amounts in thousands)
Net income	$4,904	$7,263	$8,838		$725	$5,384
Net income attributable to DynaVox Inc.	N/A	N/A	N/A	$2,686	N/A	N/A	$1,548
Net income attributable to the non-controlling interest	N/A	N/A	N/A	9,336	N/A	N/A	5,378
Income taxes	174	323	181	1,647	47	166	949
Depreciation	1,403	1,671	2,186	2,186	1,015	1,423	1,423
Amortization of certain intangibles	535	463	468	468	232	950	950
Interest income	(98)	(174)	(111)	(111)	(62)	(31)	(31)
Interest expense	5,582	4,856	8,420	3,770	4,804	3,930	1,605
Change in fair value and net loss (gain) on interest rate swap agreements	(209)	188	1,588	1,588	380	449	449
Other expense, net(a)	24	488	865	865	68	2	2
Equity-based compensation	388	871	764	764	310	334	334
Employee severance costs	—	2,200	501	501	—	—	—
Acquisition costs(b)	—	—	430	430	—	312	312
Management fee(c)	300	300	300	300	150	150	150
Insurance recovery	—	—	(90)	(90)	(90)	—	—
Professional fees for debt refinancing	—	—	128	128	—	—	—
Other(d)	—	300	—	—	—	158	158

Adjusted EBITDA	$13,004	$18,749	$24,468	$24,468	$7,579	$13,227	$13,227

(a)
Excludes realized foreign currency gains or losses.

(b)
Legal, accounting and other external costs related to the purchase of Blink Twice, Inc.

(c)
We receive advisory services from Vestar and certain existing owners.

(d)
Executive recruiting fees, relocation and other costs.

RISK FACTORS

An investment in shares of our Class A common stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in shares of our Class A common stock.

Risks Related to Our Business

The current adverse economic environment, including the associated impact on government budgets, could adversely affect our business.

In late 2008 and early 2009, the U.S. and global economies deteriorated significantly, and although the economic, financial and credit market crises have somewhat abated, they continue to contribute to market turbulence and weakness. These factors continue to impact global economic conditions, raise heightened concerns about a prolonged global economic recession and have resulted in a significant loss of corporate earnings and consumer spending. As a result, tax revenue for federal, state and local governments has decreased substantially. In response to the reduced revenue, governments have cut funding and may continue to cut funding to public programs, including schools.

The majority of the funding for purchases of our special education software and content and a significant portion of the funding for purchases of our speech generating devices comes from the budgets of public schools. Our speech generating technology business is also dependent on funding from Medicare or Medicaid or other state or local government sources. Many state and local government agencies operate under tight budget constraints and make choices on a yearly basis of where to allocate funds. If government agencies redirect funds from special education programs, Medicaid programs or other disability programs to alternative projects, our net sales and results of operations could be adversely affected.

Changes in funding for public schools could cause the demand for our special education software and content to decrease.

We derive a significant portion of both our speech generating devices and our special education software and content revenue from public schools, which are heavily dependent on federal, state and local government funding. In addition, the school appropriations process is often slow, unpredictable and subject to many factors outside of our control. Curtailments, delays, changes in leadership, shifts in priorities or general reductions in funding could delay or reduce our revenue. Funding difficulties experienced by schools could also cause those institutions to be more resistant to price increases and could slow investments in educational products which could harm our business.

Our business may be adversely affected by changes in state educational funding as a result of changes in legislation, both at the federal and state level, changes in the state procurement process, changes in government leadership, emergence of other priorities and changes in the condition of the local, state or U.S. economy. While in the past few years the availability of state and federal funding for elementary and high school education has improved due to legislation such as No Child Left Behind, recent reductions in, and proposed elimination of, appropriations for these programs may cause some school districts to reduce spending on our products. Reductions in funding for public schools may harm our business if our customers are not able to find and obtain alternative sources of funding.

Reforms to the United States healthcare system may adversely affect our business.

Significant legislative reforms to the United States healthcare system have recently been enacted. While we do not expect this legislation to adversely affect our business, it is not certain what form regulations or policies promulgated thereunder could take or what effect such legislation or regulations, or additional future legislative and regulatory changes may have on our business or results of operations. It is possible that such regulations or policies or future reforms could include programs to reduce spending on healthcare-related products, which may include our speech generating technologies.

Changes in third-party payor funding practices or preferences for alternatives may decrease the demand for, or put downward pressure on the price of, our speech generating devices.

Customers for our speech generating devices typically receive funding from various third-party payors, including governmental programs (such as Medicare and Medicaid), private insurance plans and managed care plans. The ability of our customers to obtain appropriate funding for our speech generating devices from government and third-party payors is critical to our success. The availability and extent of coverage affects which products customers purchase and the prices they are willing to pay. Funding varies from country to country and can significantly impact the acceptance of new products. After we develop a promising new speech generating device, we may experience limited demand for the product unless funding approval is obtained from private and governmental third-party payors.

CMS established coverage for assistive technologies to address speech impairment in 2001, and since that time most private insurers have added such coverage as well. Payors continue to review their funding polices and can, without notice, deny coverage for our speech generating devices. Additionally, many private third-party payors base their funding policy decisions on the decision reached by governmental agencies such as Medicare or Medicaid. As a result of this, if Medicare or Medicaid alters its funding policy in an unfavorable way to us, the effects could be compounded if private insurers followed suit. CMS sets coverage policy for the Medicare program in the United States. CMS policies may alter coverage and payment related to our speech generating devices in the future. These changes may occur as the result of National Coverage Decisions issued by CMS directly or as the result of local or regional coverage decisions by contractors under contract with CMS to review and make coverage and payment decisions.

Legislative or administrative changes could reduce the availability of third-party funding for our speech generating devices.

Legislative or administrative changes to the U.S. or international funding systems that significantly reduce funding for our products or deny coverage for our products would have an adverse impact on the number of products purchased by our customers and the prices our customers are willing to pay for them, which would, in turn, adversely affect our business, financial condition and results of operations.

The loss of members of our senior management could compromise our ability to effectively manage our business and pursue our growth strategy.

We rely on members of our senior management to execute our existing business plans and to identify and pursue new opportunities. Our chief executive officer, Edward L. Donnelly, Jr., has been our chief executive officer since September 2007 and has been a member of the management committee of DynaVox Systems Holdings LLC since May 2004. Under the leadership of Mr. Donnelly, along with our other executive officers, Michelle L. Heying, Robert E. Cunningham and Kenneth D. Misch, we have been able to generate significant growth in our revenue while at the same time expanding our profit margins. The loss of services of one or more of our key senior managers could materially and adversely affect our business, financial condition and operating results.

The loss of development, sales or other key personnel or the failure to attract and retain highly qualified personnel could compromise our ability to pursue our growth strategy.

Our future performance depends on the continued service of our key technical, development, sales, marketing and services personnel. We rely on our technical and development personnel for product innovation. We rely on our sales and marketing personnel to continue to expand awareness of our products and our customer base. The loss of key employees could result in significant disruptions to our business, and the integration of replacement personnel could be costly and time consuming, could cause additional disruptions to our business, and could be unsuccessful. We do not carry key person life insurance covering any of our employees.

Our future success also depends on our continued ability to attract and retain highly qualified technical, development, sales and services personnel. Competition for such personnel is intense, and we may fail to retain our key employees or attract or retain other highly qualified personnel in the future. Recently, employment dislocations among sales and marketing personnel generally, and in the healthcare area specifically, have facilitated our ability to add talented sales personnel to our workforce. To the extent employment conditions in the economy improve, we may experience difficulty in continuing to attract talented sales personnel, which in turn could adversely affect our business, financial condition and operating results.

We may not be able to develop and market successful new products.

Our future success and our ability to increase net sales and earnings depend, in part, on our ability to develop and market new software, devices and content. Our failure to develop new products could have a material adverse effect on our business, financial condition and results of operations. In addition, if any of our new products do not work as planned, our ability to market these products could be substantially impeded, resulting in lost net sales, potential damage to our reputation and delays in obtaining market acceptance of these products. We cannot assure you that we will continue to successfully develop and market new products.

New disruptive technologies may adversely affect our market position and financial results.

Our competitors or companies in related industries could develop new technologies that may reduce our market share and adversely affect our net sales and results of operations. For example, other companies are seeking to develop technologies to allow a computer to be directly controlled by a human brain. If a competitor is able to commercialize that technology before we are, our sales of speech generating devices for people with significant physical limitations, such as the EyeMax eye-tracking device, may be reduced.

We are dependent on the continued support of speech language pathologists and special education teachers.

The majority of our speech generating technologies sales are made at the recommendation of a speech language pathologist, and the majority of our special education software authoring tools and content are sold to special education teachers. We are dependent on our ability to convince speech language pathologists and special education teachers of the benefits to their clients and students of our speech generating technologies and special education software. If speech language pathologists or special education teachers were to instead favor the products of our competitors, we could lose market share, which would have an adverse effect on our results of operations.

Our products are dependent on the continued success of our proprietary symbol sets.

Our proprietary symbol sets are important components of both our speech generating technologies and our special education software. Using symbols rather than text makes communication more efficient and more broadly accessible to people with a wide range of cognitive abilities. While we believe that our proprietary symbol sets include the most widely used set of graphic symbols utilized in speech generating technology and special education software, if speech language pathologists or our clients begin to prefer an alternate symbol set (because, for example, they determine that an alternate symbol set is easier to learn or more efficient than our proprietary symbol sets) or if a superior symbol set is developed by one of our competitors, we could lose market share in both our speech generating technologies and special education software, which could adversely affect our business, financial condition and results of operations.

We depend upon certain third-party suppliers and licensing arrangements, making us vulnerable to supply problems and price fluctuations, which could harm our business.

We currently rely on third-party suppliers for the components of our speech generating devices. In some cases, there are relatively few alternate sources of supply for certain other components that are necessary for the hardware components of our speech generating devices.

Our reliance on these outside suppliers also subjects us to risks that could harm our business, including:

  •
  we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

  •
  we may have difficulty locating and qualifying alternate suppliers;

  •
  our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others may affect their ability to deliver components to us in a timely manner;

  •
  our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements; and

  •
  any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products.

Some of the software and other intellectual property that is incorporated into our products is owned by third parties and licensed by us. We may not be able to negotiate or renegotiate these licenses on commercially reasonable terms, or at all, and the third-party intellectual property may not be appropriately supported or maintained by the licensors. If we are unable to obtain the rights necessary to use or continue to use third-party intellectual property in our products and services it could result in increased costs, or an inability to develop new products.

If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Patents, trademarks, copyrights and other proprietary rights are important to our business, and our ability to compete effectively with other companies depends on the proprietary nature of our technologies. We also rely on trade secrets, know-how and continuing technological innovations to develop, maintain and strengthen our competitive position. However, any pending patent applications may not result in issued patents, any current or future patents issued or licensed to us may be challenged, invalidated or circumvented and the rights granted thereunder may not provide a competitive advantage to us or prevent other companies from independently developing technology that is similar to ours or introducing competitive products. In addition, our pending trademark registration applications may not be approved by the applicable governmental authorities and, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. Failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions. Although our proprietary symbol sets are protected by certain trademarks and copyrights, a third party could seek to utilize our symbol sets without our authorization.

Furthermore, we may have to take legal action in the future to protect our intellectual property, or to defend ourselves against claimed infringement of the rights of others. Any legal action of that type could be costly and time-consuming to us and could divert the attention of management, and such actions may not be successful. The invalidation or circumvention of key copyrights, patents, trademarks or other proprietary rights which we own or unsuccessful outcomes in lawsuits to protect our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

The laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property rights in foreign countries, our competitors may be able to compete more directly with us, which could adversely affect our competitive position and, as a result, our business, financial condition and results of operations.

Our products could infringe on the intellectual property of others, which may cause us to engage in costly litigation and could cause us to pay substantial damages and prohibit us from selling our products.

Third parties may assert infringement or other intellectual property claims against us based on their intellectual property rights. If such claims are successful, we may have to pay substantial damages for past infringement. We might also be prohibited from selling our products or providing certain content or devices without first obtaining a license from the third party, which, if available at all, may require us to pay royalties. Moreover, we may need to redesign some of our products to avoid future infringement liability. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

The market opportunities for our products and content may not be as large as we believe.

Our business strategy is to grow our sales to satisfy unmet demand for our speech generating devices among non-verbal individuals and for our special education authoring tools and content among special education teachers. Our expectations for future growth are dependent on our estimates of the number of people who can benefit from our speech generating technologies and special education software and the future growth in conditions that lead to speech and cognitive impairment, such as strokes and autism. However, these market opportunities for our products may not be as large as we believe and may not develop as expected. For example, although the sales of our speech generating devices could grow faster than we expect if our strategy to expand the scale, reach and sophistication of our direct sales infrastructure and build awareness of our products among potential end users and speech language pathologists is more effective than we have modeled, these sales could also be adversely impacted to the extent that these strategies are less effective than we expect, if the population of potential users does not develop as we anticipate or if some portion of the pool of potential end users that we seek to serve decides to use speech generation software applications on devices not specifically designed for this purpose.

We may fail to successfully execute our strategy to grow our business.

We intend to pursue a number of different strategies to grow our revenue and earnings. However, we may not be able to successfully execute these strategies. For example, while we intend to expand and diversify our revenue streams through expanding the sales of professionally-generated content for the users of our special education software platform, we have limited experience in producing and selling such content and may not be successful at doing so. While we believe our new software platform will facilitate these sales, the market for such content may not be as large as we believe or we may be unable produce content that successfully competes with user-generated content or content produced by competitors.

We may attempt to pursue acquisitions or strategic alliances, which may be unsuccessful.

We may attempt to achieve our business objectives through acquisitions and strategic alliances. We compete with other companies for these opportunities, and we cannot assure you that we will be able to effect acquisitions or strategic alliances on commercially reasonable terms, or at all. Even if we enter into these transactions, we may experience, among other things:

  •
  difficulties in integrating any acquired companies and products into our existing business;

  •
  inability to realize the benefits we anticipate in a timely fashion, or at all;

  •
  attrition of key personnel from acquired businesses;

  •
  significant costs, charges or writedowns; or

  •
  unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development and expansion of our existing operations.

Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition and results of operations. We may also issue additional equity in connection with these transactions which would dilute our then existing stockholders.

We depend on third-party distributors to market and sell our products internationally in a number of markets. Our business, financial condition and results of operations may be adversely affected by both our distributors' performance and our ability to maintain these relationships on terms that are favorable to us.

We depend, in part, on international third-party distributors to sell our products in many jurisdictions outside the United States. In each of our fiscal year ended July 3, 2009 and the twenty-six week period ended January 1, 2010, our net sales through international third-party distributors were 8% of our total net sales. Our international distributors operate independently of us, and we have limited control over their operations, which exposes us to certain risks. Distributors may not commit the necessary resources to market and sell our products and may also market and sell competitive products. In addition, our distributors may not comply with the laws and regulatory requirements in their local jurisdictions, which may limit their ability to market or sell our products. If current or future distributors do not perform adequately, or if we are unable to locate competent distributors in particular countries and secure their services on favorable terms, or at all, we may be unable to increase or maintain our level of net sales in these markets or enter new markets, and we may not realize our expected international growth.

Our business could be adversely affected by competition including potential new entrants.

Although we have few competitors in our specific areas of speech generating technology and special education software, many other companies compete within the broader assistive technology market and could choose to enter the areas in which we have chosen to focus. We also face the risk of new entrants who do not currently compete in any segment of the assistive technology market, whether through acquisition of a current competitor or a new startup from a company that engages in a complementary business to ours, such as producers of educational software or consumer electronics. These competitors and potential competitors may have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, larger research and development staffs, larger facilities than ours, as well as global distribution channels that may be more effective than ours. These competitors may develop new technologies or more effective products that would compete directly with our products. These new technologies may make it more difficult to market our products and could have an adverse effect on our business and results of operations.

Competing with these companies will require continued investment by us in research and development, marketing, customer service and support. Even with such continued investments, we may not be able to successfully compete with new entrants in the areas in which we compete.

If we fail to comply with the U.S. Federal Anti-Kickback Statute and similar state and foreign laws, we could be subject to criminal and civil penalties and exclusion from Medicare, Medicaid and other governmental programs.

A provision of the U.S. Social Security Act, commonly referred to as the U.S. Federal Anti-Kickback Statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federal healthcare program. The Federal Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, most of the states in which our products are sold in the United States have adopted laws similar to the Federal Anti-Kickback Statute, and some of these laws are even broader than the Federal Anti-Kickback Statute in that their prohibitions are not limited to items or services paid for by a federal healthcare program but, instead, apply regardless of the source of payment. Violations of the Federal Anti-Kickback Statute or such similar state laws may result in substantial civil or criminal penalties and exclusion from participation in federal or state healthcare programs. We derive a significant portion of our net sales from international operations, and many foreign governments have equivalent statutes with similar penalties.

All of our financial relationships with healthcare providers and others who provide products or services to federal healthcare program beneficiaries are potentially governed by the Federal Anti-Kickback Statute and similar state or foreign laws. We believe our operations are in material compliance with the Federal Anti-Kickback Statute and similar state or foreign laws. However, we cannot assure you that we will not be subject to investigations or litigation alleging violations of these laws, which could be time-consuming and costly to us, could divert management's attention from operating our business and could prevent healthcare providers from purchasing our products, all of which could have a material adverse effect on our business. In addition, if our arrangements were found to violate the Federal Anti-Kickback Statute or similar state or foreign laws, it could have a material adverse effect on our business and results of operations.

If we fail to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA), we could be subject to enforcement actions.

Federal and state laws protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers. In particular, in April 2003, the U.S. Department of Health and Human Services published patient privacy rules under HIPAA and, in April 2005, published security rules for protected health information. The HIPAA privacy and security rules govern the use, disclosure and security of protected health information by "Covered Entities," which are healthcare providers that submit electronic claims, health plans and healthcare clearinghouses. Through our sales of speech generating technologies, we are a Covered Entity. We are committed to maintaining the security and privacy of patients' health information and believe that we meet the expectations of the HIPAA rules. While we believe we are and will be in compliance with all HIPAA standards, there is no guarantee that we will not be subject to enforcement actions, which can be costly and interrupt regular operations of our business.

Risks Related to Our Organizational Structure

DynaVox Inc.'s only material asset after completion of this offering will be its interest in DynaVox Systems Holdings LLC, and it is accordingly dependent upon distributions from DynaVox Systems Holdings LLC to pay taxes, make payments under the tax receivable agreement or pay dividends.

DynaVox Inc. will be a holding company and will have no material assets other than its ownership of New Holdings Units. DynaVox Inc. has no independent means of generating revenue. DynaVox Inc. intends to cause DynaVox Systems Holdings LLC to make distributions to its unitholders in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the tax receivable agreement and dividends, if any, declared by it. To the extent that DynaVox Inc. needs funds, and DynaVox Systems Holdings LLC is restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

DynaVox Systems LLC, a wholly-owned subsidiary of DynaVox Systems Holdings LLC, has entered into a senior secured credit facility and a senior subordinated note purchase agreement. Each of these agreements includes a restricted payment covenant, which restricts the ability of DynaVox Systems LLC to make distributions to its parent, DynaVox Systems Holdings LLC, which, in turn, limits the ability of DynaVox Systems Holdings LLC to make distributions to DynaVox Inc. We anticipate using a portion of the proceeds from this offering to redeem the senior subordinated notes substantially concurrently with the closing of the Offering Transactions. However, we anticipate that our credit facility will continue to restrict the ability of DynaVox Systems LLC to make distributions to DynaVox Systems Holdings LLC. In addition, each of DynaVox Systems LLC and DynaVox Systems Holdings LLC are generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the limited liability company (with certain exceptions) exceed the fair value of its assets.

DynaVox Inc. is controlled by our existing owners, whose interests may differ from those of our public shareholders.

Immediately following this offering and the application of net proceeds from this offering, our existing owners will control approximately 68.3% of the combined voting power of our Class A and Class B common stock. Accordingly, our existing owners will have the ability to elect all of the members of our board of directors, and thereby to control our management and affairs. In addition, they will be able to determine the outcome of all matters requiring shareholder approval, including mergers and other material transactions, and will be able to cause or prevent a change in the composition of our board of directors or a change in control of our company that could deprive our shareholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

In addition, immediately following this offering and the application of net proceeds therefrom, our existing owners will own 68.3% of the New Holdings Units. Because they hold their ownership interest in our business through DynaVox Systems Holdings LLC, rather than through the public company, these existing owners may have conflicting interests with holders of shares of our Class A common stock. For example, our existing owners may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement that we will enter in connection with this offering, and whether and when DynaVox Inc. should terminate the tax receivable agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration these existing owners' tax or other considerations even where no similar benefit would accrue to us. See "Certain Relationships and Related Person Transactions—Tax Receivable Agreement."

Prior to this offering, DynaVox Inc. and DynaVox Systems Holdings LLC will enter into an amended and restated securityholders agreement with funds affiliated with Vestar, Park Avenue and certain specified other holders of New Holdings Units from time to time, including our executive officers. The amended and restated securityholders agreement will include, until such time as the securityholders cease to own at least 25% of the total voting power of DynaVox Inc., a voting agreement pursuant to which the securityholders will agree to vote their shares and to take any other action necessary to elect the following directors of DynaVox Inc.: (1) one director who shall be the Chief Executive Officer and (2) for so long as Vestar holds 10% of the total voting power of DynaVox Inc., all of the remaining directors shall be designated by Vestar. In addition, the amended and restated securityholders agreement will provide Vestar with certain "take along" rights, requiring the other investors party to that agreement to consent to a proposed sale of DynaVox Systems Holdings LLC. These provisions will give Vestar substantial control over the Company, and Vestar's interests may differ with your interests as a holder of the Class A common stock. See "Certain Relationships and Related Person Transactions—Securityholders Agreement." Immediately following this offering, we expect that parties to the amended and restated securityholders agreement will control approximately 59.7% of the combined voting power of our Class A and Class B common stock and hold 59.7% of the New Holdings Units.

Our certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities identified by Vestar.

Vestar and its affiliates are in the business of providing buyout capital and growth capital to developing companies, and may acquire interests in businesses that directly or indirectly compete with certain portions of our business. Our certificate of incorporation provides for the allocation of certain corporate opportunities between us, on the one hand, and Vestar, on the other hand. As set forth in our certificate of incorporation, neither Vestar, nor any director, officer, stockholder, member, manager or employee of Vestar has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Therefore, a director or officer of our company who also serves as a director, officer, member, manager or employee of Vestar may pursue certain acquisition opportunities that may be complementary to our business and, as a result, such acquisition opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Vestar to themselves or their other affiliates instead of to us. The terms of our certificate of incorporation are more fully described in "Description of Capital Stock—Corporate Opportunity."

We are a "controlled company" within the meaning of the NASDAQ Global Select Market rules. As a result, we will qualify for and intend to rely on exemptions from certain corporate governance requirements.

Upon completion of the offering of our Class A common stock, our existing owners will continue to control a majority of the combined voting power of all classes of our voting stock. As a result, we are a "controlled company" within the meaning of the NASDAQ Global Select Market corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements of the NASDAQ Global Select Market, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (3) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities. Following this offering we anticipate that our board of directors will rely on some or all of these exemptions. As a result, we may not have a majority of independent directors and our compensation and nominating and corporate governance committees may not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Global Select Market.

We will be required to pay our existing owners for certain tax benefits we may claim arising in connection with this offering and related transactions, and the amounts we may pay could be significant.

As described in "Organizational Structure—Offering Transactions," we intend to use a portion of the proceeds from this offering to purchase New Holdings Units from our existing owners, including members of our senior management. We will enter into a tax receivable agreement with our existing owners that will provide for the payment by DynaVox Inc. to our existing owners of 85% of the benefits, if any, that DynaVox Inc. is deemed to realize as a result of (i) the existing tax basis in the intangible assets of DynaVox Systems Holdings LLC on the date of this offering, (ii) the increases in tax basis resulting from our purchases or exchanges of New Holdings Units and (iii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. See "Certain Relationships and Related Person Transactions—Tax Receivable Agreement."

We expect that the payments that we may make under the tax receivable agreement will be substantial. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect future payments under the tax receivable agreement relating to the purchase by DynaVox Inc. of New Holdings Units as part of the Offering Transactions to aggregate $46.1 million (or $58.2 million if the underwriters exercise their option to purchase additional shares) and to range over the next 15 years from approximately $2.3 million to $4.6 million per year (or approximately $2.9 million to $5.8 million per year if the underwriters exercise their option to purchase additional shares) and decline thereafter.

Future payments to our existing owners in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial as well. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to DynaVox Inc. by DynaVox Systems Holdings LLC are not sufficient to permit DynaVox Inc. to make payments under the tax receivable agreement after it has paid taxes. The payments under the tax receivable agreement are not conditioned upon our existing owners' continued ownership of us.

In certain cases, payments under the tax receivable agreement to our existing owners may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, the corporation elects an early termination of the tax receivable agreement, the corporate taxpayer's (or its successor's) obligations with respect to exchanged or acquired New Holdings Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, (i) we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and (ii) if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. Upon a subsequent actual exchange, any additional increase in tax deductions, tax basis and other benefits in excess of the amounts assumed at the change in control will also result in payments under the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity. There can be no assurance that we will be able to finance our obligations under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of (i) the existing tax basis in the intangible assets of DynaVox Systems Holdings LLC on the date of this offering, (ii) the increases in tax basis resulting from our purchases or exchanges of New Holdings Units and (iii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Our use of leverage may expose us to substantial risks.

As of January 1, 2010, we had an aggregate of $79.2 million of long-term debt outstanding (including current installments), consisting of $47.1 million outstanding under our $52.0 million term loan, $31.0 million aggregate principal amount of senior subordinated notes and a $1.1 million note payable. As of January 1, 2010, we had no borrowings under our revolving credit facility. Subsequent to that date we have borrowed $10.0 million under such facility as described in "Organizational Structure—Recapitalization." We intend to use approximately $42.6 million of the net proceeds from this offering to redeem the subordinated notes and repay the amounts outstanding under our revolving credit facility as described under "Use of Proceeds." However, our term loan and revolving credit facility will remain outstanding and we may incur additional indebtedness in the future. Accordingly, we will remain exposed to the typical risks associated with the use of leverage. Increased leverage makes it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures. The agreements governing our debt facilities may contain covenant restrictions that limit our ability to conduct our business, including restrictions on our ability to incur additional indebtedness. A substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purpose. Any substantial decrease in cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions. For a more detailed discussion of our senior secured credit facility and the senior subordinated notes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Agreements."

The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors and officers liability insurance, director fees, reporting requirements, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and common stock price.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually we will be required to meet. Because currently we do not have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal controls over financial reporting.

In connection with the audit of our financial statements for fiscal year 2009, two significant deficiencies in our internal controls were identified. One of these significant deficiencies relates to our controls relating to accounting for complex accounting areas and transactions, such as those including interest rate swaps and equity-based compensation and the other relates to our risk assessment process. Management has taken the following steps to remediate these significant deficiencies:

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  we have hired additional resources (and plan to hire further resources) to assist with process of considering complex transactions such as derivative financial instruments, share-based compensation and new accounting literature, including our new chief financial officer, Mr. Misch, who was hired in July 2009. Mr. Misch is a certified public accountant and his experience includes working at a large, international public accounting firm and executive level financial leadership in both public and private organizations;

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  we, as part of our financial statement closing process, have enhanced and formalized our review of the requirements of generally accepted accounting principles, including giving separate and specific attention to newly issued accounting codification updates; and

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  we are currently establishing our plan to comply with Section 404 of the Sarbanes-Oxley Act and, in connection therewith, intend to establish and maintain a formal risk assessment process.

While we expect that these significant deficiencies will be remediated on or before June 30, 2011, which is the date by which we must comply with Section 404, we may not be able to successfully remediate these significant deficiencies, and we may have additional deficiencies in the future. We have not yet determined the costs directly associated with these remediation activities.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, and result in a breach of the covenants under our debt agreements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the price of our Class A common stock.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our certificate of incorporation and bylaws will contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

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  authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of Class A common stock;

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  prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

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  provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 80% or more of all of the outstanding shares of our capital stock entitled to vote; and

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  establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Class A common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Risks Related this Offering

A significant portion of the proceeds from this offering will be used to purchase New Holdings Units from our existing owners, including members of our senior management.

We intend to use $86.0 million of the proceeds from this offering (or $108.5 million if the underwriters exercise in full their option to purchase additional shares) to purchase New Holdings Units from our existing owners, including members of our senior management, as described under "Organizational Structure—Offering Transactions." Accordingly, we will not retain any of these proceeds.

There may not be an active trading market for shares of our Class A common stock, which may cause shares of our Class A common stock to trade at a discount from the initial offering price and make it difficult to sell the shares of Class A common stock you purchase.

Prior to this offering, there has not been a public trading market for shares of our Class A common stock. It is possible that after this offering an active trading market will not develop or continue or, if developed, that any market will be sustained which would make it difficult for you to sell your shares of Class A common stock at an attractive price or at all. The initial public offering price per share of Class A common stock will be determined by agreement among us and the representatives of the underwriters, and may not be indicative of the price at which shares of our Class A common stock will trade in the public market after this offering.

Shares of our Class A common stock price may decline due to the large number of shares of Class A common stock eligible for future sale and for exchange.

The market price of shares of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares of Class A common stock in the future at a time and at a price that we deem appropriate. See "Shares Eligible for Future Sale."

We do not intend to pay any cash dividends in the foreseeable future.

We do not expect to pay any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. As a result, capital appreciation in the price of our Class A common stock, if any, may be your only source of gain on an investment in our Class A common stock.

Even if we decide in the future to pay any dividends, DynaVox Inc. is a holding company with no independent operations of its own. As a result, DynaVox Inc. depends on DynaVox Systems Holdings LLC and its subsidiaries and affiliates for cash to pay its obligations and make dividend payments. Deterioration in the financial conditions, earnings or cash flow of DynaVox Systems Holdings LLC and its subsidiaries for any reason could limit or impair their ability to pay cash distributions or other distributions to us. In addition, our ability to pay dividends in the future is dependent upon our receipt of cash from DynaVox Systems Holdings LLC and its subsidiaries.

DynaVox Systems Holdings LLC and its subsidiaries may be restricted from sending cash to us by, among other things, law or provisions of the documents governing our existing or future indebtedness.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A common stock, our stock price and trading volume could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who covers us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, our Class A common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Class A common stock price or trading volume to decline and our Class A common stock to be less liquid.

The market price of shares of our Class A common stock may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts' earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our Class A common stock could decrease significantly. You may be unable to resell your shares of Class A common stock at or above the initial public offering price.

In the past year, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and recourses.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per share of Class A common stock will be substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per share of Class A common stock that substantially exceeds the book value of our assets after subtracting our liabilities. In addition, you will pay more for your shares of Class A common stock than the amounts paid by the New Holdings Units by our existing owners. At the offering price of $16.00 per share of Class A common stock, you will incur immediate and substantial dilution in an amount of $16.51 per share of Class A common stock. See "Dilution."

You may be diluted by the future issuance of additional Class A common stock in connection with our incentive plans, acquisitions or otherwise.

After this offering we will have an aggregate of more than 990 million shares of Class A common stock authorized but unissued, including approximately 20.2 million shares of Class A common stock issuable upon exchange of New Holdings Units that will be held by our existing owners. Our certificate of incorporation authorizes us to issue these shares of Class A common stock and options, rights, warrants and appreciation rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. We have reserved 3,550,000 shares for issuance under our Long-Term Incentive Plan, including 1,386,000 shares issuable upon the exercise of stock options that we intend to grant to our officers and employees and 7,815 shares of restricted stock that we intend to grant to certain of our directors at the time of this offering. See "Management—Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Plan," "Management—Executive Compensation—Compensation Discussion and Analysis—IPO Date Stock Option Awards to Employees" and Management—Director Compensation." Any Class A common stock that we issue, including under our Long-Term Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under "Risk Factors." These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

 ORGANIZATIONAL STRUCTURE

The diagram below depicts our organizational structure immediately following this offering.

Recapitalization

Currently, the capital structure of DynaVox Systems Holdings LLC consists of nine different classes of limited liability company units (Class A, Class B, Class C, Class D, Class E, Class W, Class X, Class Y and Class Z), each of which has different capital accounts and amounts of aggregate distributions above which its holders share in future distributions. Prior to the completion of this offering, the limited liability company agreement of DynaVox Systems Holdings LLC will be amended and restated to, among other things, modify its capital structure by creating a single new class of units that we refer to as "New Holdings Units." The amendment and restatement of the limited liability company agreement of DynaVox Systems Holdings LLC, including the recapitalization of the outstanding units to be effected thereby, requires the approval of the management committee of DynaVox Systems Holdings LLC and of our chief executive officer but does not require the consent of any member of DynaVox Systems Holdings LLC.

The allocation of New Holdings Units among our existing owners will be determined pursuant to the distribution provisions of the existing limited liability company agreement of DynaVox Systems Holdings LLC based upon the liquidation value of DynaVox Systems Holdings LLC, assuming it was liquidated at the time of this offering with a value implied by the initial public offering price of the shares of Class A common stock sold in this offering. Immediately following this recapitalization but prior to the Offering Transactions described below, there will be 25,610,294 New Holdings Units issued and outstanding. Except for New Holding Units held by our chief executive officer or chief operating officer, which will all vest upon the Recapitalization, the New Holdings Units received by our officers and employees in respect of units subject to service-based vesting requirements will remain subject to such service-based vesting requirements. New Holdings Units received by our officers and employees in respect of units that are currently vested or subject to performance-based vesting requirements will be vested. See "Management—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives."

In addition, we have borrowed $10.0 million under our senior secured credit facility and distributed this amount to our existing owners. Our existing owners have used this cash to invest in the securities of another Vestar portfolio company.

We refer to the foregoing transactions, collectively, as the "Recapitalization."

Incorporation of DynaVox Inc.

DynaVox Inc. was incorporated as a Delaware corporation on December 16, 2009. DynaVox Inc. has not engaged in any business or other activities except in connection with its formation. The certificate of incorporation of DynaVox Inc. authorizes two classes of common stock, Class A common stock and Class B common stock, each having the terms described in "Description of Capital Stock."

Prior to the completion of this offering, one or more shares of Class B common stock of DynaVox Inc. will be distributed to each of our existing owners, each of which provides its owner with no economic rights but entitles the holder, without regard to the number of shares of Class B common stock held by such holder, to one vote on matters presented to stockholders of DynaVox Inc. for each New Holdings Unit held by such holder, as described in "Description of Capital Stock—Common Stock—Class B Common Stock." Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

We and our existing owners will enter into an exchange agreement under which, subject to the terms of the exchange agreement, they (or certain permitted transferees thereof) will have the right to exchange their New Holdings Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See "Certain Relationships and Related Person Transactions—Exchange Agreement."

Offering Transactions

At the time of this offering, DynaVox Inc. intends to purchase New Holdings Units from DynaVox Systems Holdings LLC and from our existing owners, including members of our senior management, at a purchase price per unit equal to the initial public offering price per share of Class A common stock in this offering. Regardless of the initial public offering price per share of Class A common stock in this offering, DynaVox Inc. will purchase newly-issued New Holdings Units from DynaVox Systems Holdings LLC in an amount equal to $51.9 million plus an amount equal to the aggregate underwriting discounts in this offering (calculated assuming the underwriters exercise in full their option to purchase additional shares of Class A common stock) and will purchase New Holdings Units from our existing owners in an amount equal to all of the remaining gross proceeds from this offering. DynaVox Systems Holdings LLC will bear or reimburse DynaVox Inc. for all of the expenses of this offering, including underwriting discounts.

Accordingly, assuming that the shares of Class A common stock to be sold in this offering are sold at $16.00 per share, which is the midpoint of the range on the front cover of this prospectus, at the time of this offering DynaVox Inc. will purchase from DynaVox Systems Holdings LLC 4,000,000 newly-issued New Holdings Units for an aggregate of $64.0 million and purchase from our existing owners 5,375,000 New Holdings Units for an aggregate of $86.0 million (or 6,781,250 New Holdings Units for an aggregate of $108.5 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

While we do not have any current agreements with our existing owners to buy their New Holdings Units with the proceeds of this offering, Vestar and other of our existing owners, including members of our senior management, have advised us that that they intend to have Dynavox Inc. purchase New Holdings Units from them with the proceeds of this offering. See "Principal Stockholders" for information regarding the proceeds from this offering that will be paid to our directors and executive officers.

As described above, we intend to use a portion of the proceeds from this offering to purchase New Holdings Units from our existing owners, including members of our senior management. In addition, the unitholders of DynaVox Systems Holdings LLC (other than DynaVox Inc.) may (subject to the terms of the exchange agreement) exchange their New Holdings Units for shares of Class A common stock of DynaVox Inc. on a one-for-one basis. As a result of both the purchase of New Holdings Units and subsequent exchanges, DynaVox Inc. will become entitled to a proportionate share of the existing tax basis of the assets of DynaVox Systems Holdings LLC. In addition, the purchase of New Holdings Units and subsequent exchanges are expected to result in increases in the tax basis of the assets of DynaVox Systems Holdings LLC that otherwise would not have been available. Both this proportionate share and these increases in tax basis may reduce the amount of tax that DynaVox Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. We will enter into a tax receivable agreement with our existing owners that will provide for the payment by DynaVox Inc. to our existing owners of 85% of the amount of the benefits, if any, that DynaVox Inc. is deemed to realize as a result of (i) the existing tax basis in the intangible assets of DynaVox Systems Holdings LLC on the date of this offering, (ii) these increases in tax basis and (iii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of DynaVox Inc. and not of DynaVox Systems Holdings LLC. We estimate that the tax basis of the assets of DynaVox Systems Holdings LLC at the time of this offering will be approximately $118.9 million, approximately $39.3 million of which relates to tangible assets and approximately $79.6 million of which relates to intangible assets. 31.7% of such tax basis will be attributable to DynaVox Inc. (or 36.4% if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and 68.3% of which will be attributable to our existing owners (or 63.6% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). We expect that all of the intangible assets, including goodwill, of DynaVox Systems Holdings LLC at the time of this offering will be deductible for tax purposes. See "Certain Relationships and Related Person Transactions—Tax Receivable Agreement."

In connection with its acquisition of New Holdings Units, DynaVox Inc. will become the sole managing member of DynaVox Systems Holdings LLC and, through DynaVox Systems Holdings LLC and its subsidiaries, operate our business. Accordingly, although DynaVox Inc. will initially have a minority economic interest in DynaVox Systems Holdings LLC, DynaVox Inc. will have 100% of the voting power and control the management of DynaVox Systems Holdings LLC.

We refer to the foregoing transactions as the "Offering Transactions."

As a result of the transactions described above:

  •
  the investors in this offering will collectively own 9,375,000 shares of our Class A common stock (or 10,781,250 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and DynaVox Inc. will hold 9,375,000 New Holdings Units (or 10,781,250 New Holdings Units if the underwriters exercise in full their over-allotment option to purchase additional shares of Class A common stock);

  •
  our existing owners will hold 20,235,294 New Holdings Units (or 18,829,044 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  the investors in this offering will collectively have 31.7% of the voting power in DynaVox Inc. (or 36.4% if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

  •
  our existing owners, through their holdings of our Class B common stock, will have 68.3% of the voting power in DynaVox Inc. (or 63.6% if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Our post-offering organizational structure will allow our existing owners to retain their equity ownership in DynaVox Systems Holdings LLC, an entity that is classified as a partnership for United States federal income tax purposes, in the form of New Holdings Units. Investors in this offering will, by contrast, hold their equity ownership in DynaVox Inc., a Delaware corporation that is a domestic corporation for United States federal income tax purposes, in the form of shares of Class A common stock. We believe that our existing owners generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for United States federal income tax purposes. Our existing owners, like DynaVox Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of DynaVox Systems Holdings LLC. We do not believe that our organizational structure gives rise to any significant benefit or detriment to our business or operations.

As noted above, we will enter into an exchange agreement with our existing owners that will entitle them, from and after the first anniversary of the date of the closing of this offering, to exchange their New Holdings Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments. The exchange agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 New Holdings Units or all of the vested New Holdings Units held by such existing owner. The exchange agreement also provides that an existing owner will not have the right to exchange New Holdings Units if DynaVox Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with DynaVox to which the existing owner may be subject. DynaVox Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that DynaVox Systems Holdings LLC is not treated as a "publicly traded partnership" for United States federal income tax purposes.

Our existing owners will also hold shares of Class B common stock of DynaVox Inc. Although these shares have no economic rights, they will allow our existing owners to exercise voting power at DynaVox Inc., the managing member of DynaVox Systems Holdings LLC, at a level that is consistent with their overall equity ownership of our business. Under the certificate of incorporation of DynaVox Inc., each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each New Holdings Unit held by such holders. Accordingly, as our existing owners sell New Holdings Units to us as part of the Offering Transactions or subsequently exchange New Holdings Units for shares of Class A common stock of DynaVox Inc. pursuant to the exchange agreement, the voting power afforded to them by their shares of Class B common stock is automatically and correspondingly reduced.

Holding Company Structure

DynaVox Inc. will be a holding company, and its sole material asset will be a controlling equity interest in DynaVox Systems Holdings LLC. As the sole managing member of DynaVox Systems Holdings LLC, DynaVox Inc. will operate and control all of the business and affairs of DynaVox Systems Holdings LLC and, through DynaVox Systems Holdings LLC and its subsidiaries, conduct our business.

DynaVox Inc. will consolidate the financial results of DynaVox Systems Holdings LLC and its subsidiaries, and the ownership interest of the other members of DynaVox Systems Holdings LLC will be reflected as a non-controlling interest in DynaVox Inc.'s consolidated financial statements.

Pursuant to the limited liability company agreement of DynaVox Systems Holdings LLC, DynaVox Inc. has the right to determine when distributions will be made to the members of DynaVox Systems Holdings LLC and the amount of any such distributions. If DynaVox Inc. authorizes a distribution, such distribution will be made to the members of DynaVox Systems Holdings LLC pro rata in accordance with the percentages of their respective limited liability company interests.

The holders of limited liability company interests in DynaVox Systems Holdings LLC, including DynaVox Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of DynaVox Systems Holdings LLC. Net profits and net losses of DynaVox Systems Holdings LLC will generally be allocated to its members (including DynaVox Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement provides for cash distributions to the holders of limited liability company interests of DynaVox Systems Holdings LLC if DynaVox Inc. determines that the taxable income of DynaVox Systems Holdings LLC will give rise to taxable income for its members. In accordance with the limited liability company agreement, we intend to cause DynaVox Systems Holdings LLC to make cash distributions to the holders of limited liability company interests of DynaVox Systems Holdings LLC for purposes of funding their tax obligations in respect of the income of DynaVox Systems Holdings LLC that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of DynaVox Systems Holdings LLC allocable to such holder of limited liability company interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

See "Certain Relationships and Related Person Transactions—DynaVox Systems Holdings LLC Third Amended and Restated Limited Liability Company Agreement."

USE OF PROCEEDS

We estimate that the proceeds to DynaVox Inc. from this offering, before deducting underwriting discounts, will be approximately $150.0 million (or $172.5 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

DynaVox Inc. intends to use $64.0 million of these proceeds to purchase newly-issued New Holdings Units from DynaVox Systems Holdings LLC, as described under "Organizational Structure—Offering Transactions." We intend to cause DynaVox Systems Holdings LLC to use approximately $42.6 million of these proceeds to repay outstanding indebtedness as described below. DynaVox Systems Holdings LLC will also use these proceeds to pay the expenses of this offering, including aggregate underwriting discounts of $10.5 million (or $12.1 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and other offering expenses estimated at $8.1 million. Remaining proceeds will be used for general corporate purposes.

DynaVox Inc. intends to use all of the remaining proceeds from this offering, or $86.0 million (or $108.5 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), to purchase New Holdings Units from our existing owners, including members of our senior management, as described under "Organizational Structure—Offering Transactions." Accordingly, we will not retain any of these proceeds. See "Principal Stockholders" for information regarding the proceeds from this offering that will be paid to our directors and executive officers.

Pending specific application of these proceeds, we expect to invest them primarily in cash.

$32.6 million of the proceeds from this offering will be used to redeem our senior subordinated notes. In addition, $10.0 million of the proceeds of this offering will be used to repay amounts outstanding under our senior secured credit facility. As described in "Organizational Structure—Recapitalization," we have borrowed $10.0 million under our senior secured credit facility and distributed this amount to our existing owners. The senior subordinated notes have an aggregate principal amount of $31.0 million, bear interest at a rate of 15% per annum and mature on June 23, 2015. The senior subordinated notes requires a premium for prepayment of 5% until June 23, 2010 that declines annually thereafter. In general, borrowings under the credit facility bear interest, at our option, at either (1) the Base Rate (as defined in the credit facility) plus a margin of between 2.75-3.75% (depending on our ratio of net total debt to Adjusted EBITDA (as defined in the credit facility)), or (2) a rate based on LIBOR plus a margin of between 3.75-4.75% (depending on our ratio of net total debt to Adjusted EBITDA).

See "Pricing Sensitivity Analysis" to see how the information presented above would be affected by an initial public offering price per share of Class A common stock at the low-, mid- and high-points of the price range indicated on the front cover of this prospectus or if the underwriters' option to purchase additional shares of Class A common stock is exercised in full.

 DIVIDEND POLICY

We do not expect to pay any dividends in the foreseeable future.

The declaration, amount and payment of any dividends on shares of Class A common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

DynaVox Inc. is a holding company and has no material assets other than its ownership of New Holdings Units in DynaVox Systems Holdings LLC. We intend to cause DynaVox Systems Holdings LLC to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If DynaVox Systems Holdings LLC makes such distributions to DynaVox Inc., the other holders of New Holdings Units will be entitled to receive equivalent distributions.

DynaVox Systems LLC, a wholly-owned subsidiary of DynaVox Systems Holdings LLC, has entered into a senior secured credit facility and a senior subordinated note purchase agreement. Each of these agreements includes a restricted payment covenant, which restricts the ability of DynaVox Systems LLC to make distributions to its parent, DynaVox Systems Holdings LLC, which, in turn, limits the ability of DynaVox Systems Holdings LLC to make distributions to DynaVox Inc. We anticipate using a portion of the proceeds from this offering to redeem the senior subordinated notes substantially concurrently with the closing of the Offering Transactions. However, we anticipate that our credit facility will continue to restrict the ability of DynaVox Systems LLC to make distributions to DynaVox Systems Holdings LLC.

Other than tax-related distributions, DynaVox Systems Holdings LLC has not made any distributions to our existing owners during fiscal 2008, fiscal 2009 or to date during fiscal 2010. Tax-related distributions aggregated $1.1 million in fiscal 2008, $1.1 million in fiscal 2009 and $87,000 to date in fiscal 2010. In addition, prior to the end of the third quarter of fiscal 2010 we borrowed $10.0 million under our senior secured credit facility and distributed this amount to our existing owners.

CAPITALIZATION

The following table sets forth our cash and capitalization as of January 1, 2010:

  •
  on a historical basis for DynaVox Systems Holdings LLC; and

  •
  on a pro forma basis for DynaVox Inc. giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information," including the application of the proceeds from this offering as described in "Use of Proceeds."

You should read this table together with the information contained in this prospectus, including "Organizational Structure," "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

	January 1, 2010
	Actual		Pro Forma
	(Dollar amounts in thousands, except per share amounts)

Cash	$12,644		$15,494

Long-term debt (excluding current portion)	$77,150		$46,150
Members' capital	20,401	(1)	—
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized on a pro forma basis; 9,375,000 shares issued and outstanding on a pro forma basis	—		94
Class B common stock, par value $0.01 per share, 1,000,000 shares authorized on a pro forma basis; 100 shares issued and 53 shares outstanding on a pro forma basis	—		—
Additional paid-in capital	—		24,727
Accumulated other comprehensive loss	(241)		(241)
Retained earnings (accumulated deficit)	11,533		(2,017)

Total members'/stockholders' equity attributable to the Company	31,693		22,563
Non-controlling interest	—		44,766

Total equity	31,693		67,329

Total capitalization	$108,843		$113,479

See "Pricing Sensitivity Analysis" to see how the information presented above would be affected by an initial public offering price per share of Class A common stock at the low-, mid- and high-points of the price range indicated on the front cover of this prospectus or if the underwriters' option to purchase additional shares of Class A common stock is exercise in full.

(1)
Represents the investment of existing unitholders in DynaVox Systems Holdings LLC including common units, treasury units, management notes receivable and contributed capital. See the unaudited condensed consolidated balance sheet of DynaVox Systems Holdings LLC as of January 1, 2010.

 DILUTION

If you invest in shares of our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma net tangible book value per share of Class A common stock after this offering. Dilution results from the fact that the per share offering price of the shares of Class A common stock is substantially in excess of the pro forma net tangible book value per share attributable to our existing owners.

Our pro forma net tangible book value as of January 1, 2010 was approximately $(50.6) million, or $(1.98) per share of Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share of Class A common stock represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding, after giving effect to the Recapitalization and assuming that all of the holders of New Holdings Units in DynaVox Systems Holdings LLC (other than DynaVox Inc.) exchanged their New Holdings Units for newly-issued shares of Class A common stock on a one-for-one basis.

After giving effect to the transactions described under "Unaudited Pro Forma Financial Information," including the application of the proceeds from this offering as described in "Use of Proceeds," our pro forma net tangible book value as of January 1, 2010 would have been $(15.0) million, or $(0.51) per share of Class A common stock. This represents an immediate increase in net tangible book value of $1.47 per share of Class A common stock to our existing owners and an immediate dilution in net tangible book value of $16.51 per share of Class A common stock to investors in this offering.

The following table illustrates this dilution on a per share of Class A common stock basis assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock:

Assumed initial public offering price per share of Class A common stock		$16.00
Pro forma net tangible book value per share of Class A common stock as of January 1, 2010	$(1.98)
Increase in pro forma net tangible book value per share of Class A common stock attributable to investors in this offering	$1.47

Pro forma net tangible book value per share of Class A common stock after the offering		$(0.51)

Dilution in pro forma net tangible book value per share of Class A common stock to investors in this offering		$16.51

Because our existing owners do not own any Class A common stock or other economic interests in DynaVox Inc., we have presented dilution in pro forma net tangible book value per share of Class A common stock to investors in this offering assuming that all of the holders of New Holdings Units in DynaVox Systems Holdings LLC (other than DynaVox Inc.) exchanged their New Holdings Units for newly-issued shares of Class A common stock on a one-for-one basis in order to more meaningfully present the dilutive impact on the investors in this offering.

See "Pricing Sensitivity Analysis" to see how some of the information presented above would be affected by an initial public offering price per share of Class A common stock at the low-, mid- and high-points of the price range indicated on the front cover of this prospectus or if the underwriters exercise in full their option to purchase additional shares of Class A common stock.

The following table summarizes, on the same pro forma basis as of January 1, 2010, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share of Class A common stock paid by our existing owners and by new investors purchasing shares of Class A common stock in this offering, assuming that all of the holders of New Holdings Units in DynaVox Systems Holdings LLC (other than DynaVox Inc.) exchanged their New Holdings Units for shares of our Class A common stock on a one-for-one basis.

					Average Price Per Share of Class A Common Stock
	Shares of Class A Common Stock Purchased		Total Consideration
	Number	Percent	Amount	Percent
	(Dollar amounts in thousands, except per share amounts)

Existing owners	20,235,294	68.3%	$16,860,393	10.1%	$0.83
Investors in this offering	9,375,000	31.7%	$150,000,000	89.9%	$16.00

Total	29,610,294	100.0%	$166,860,393	100.0%	$5.64

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated statements of income for the fiscal year ended July 3, 2009 and for the twenty-six week period ended January 1, 2010 present our consolidated results of operations giving pro forma effect to the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds," as if such transactions occurred on June 28, 2008. The unaudited pro forma consolidated balance sheet as of January 1, 2010 presents our consolidated financial position giving pro forma effect to the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds," as if such transactions occurred on January 1, 2010. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of DynaVox Systems Holdings LLC.

The unaudited pro forma consolidated financial information should be read together with "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of DynaVox Inc. that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds" occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

The pro forma adjustments principally give effect to:

  •
  the purchase by DynaVox Inc. of New Holdings Units with the proceeds of this offering and the related effects of the tax receivable agreement. See "Certain Relationships and Related Person Transactions—Tax Receivable Agreement"

  •
  in the case of the unaudited pro forma consolidated statements of income, a provision for corporate income taxes on the income attributable to DynaVox Inc. at an effective rate of 38.0%, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction; and

  •
  the application of a portion of the proceeds from this offering to repay outstanding indebtedness, as described in "Use of Proceeds."

The unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of the option to purchase up to an additional 1,406,250 shares of Class A common stock from us and that the shares of Class A common stock to be sold in this offering are sold at $16.00 per share of Class A common stock, which is the midpoint of the price range indicated on the front cover of this prospectus. See "Pricing Sensitivity Analysis" to see how certain aspects of the Offering Transactions would be affected by an initial public offering price per share of Class A common stock at the low-, mid- and high-points of the price range indicated on the front cover of this prospectus or if the underwriters' option to purchase additional shares of Class A common stock is exercised in full.

 DynaVox Inc.

Unaudited Pro Forma Consolidated Statements of Income

For the Fiscal Year Ended July 3, 2009

(Dollar amounts in thousands except per share data)	DynaVox Systems Holdings LLC Actual	Pro Forma Adjustments		DynaVox Inc. Pro Forma
Net sales	$91,160	$—		$91,160
Cost of sales	24,366	—		24,366

Gross profit	66,794	—		66,794
Operating expenses:
Selling and marketing	28,152	—		28,152
Research and development	6,886	—		6,886
General and administrative	11,854			11,854
Amortization of certain intangibles	468	—		468

Total operating expenses	47,360	—		47,360

Income from operations	19,434			19,434
Other Income (Expense):
Interest income	111	—		111
Interest expense	(8,420)	4,650	(1)	(3,770)
Change in fair value and net gain (loss) on interest rate swap agreements	(1,588)	—		(1,588)
Other expense—net	(518)	—		(518)

Total other income (expense)	(10,415)	4,650		(5,765)

Income before income taxes	9,019	4,650		13,669
Income taxes	181	1,466	(2)	1,647

Net income attributable to the controlling and the non-controlling interests	$8,838	3,184		12,022

Less: Net income attributable to the non-controlling interest		(9,336)	(3)	(9,336)

Net Income attributable to DynaVox Inc.		$(6,152)		$2,686

Weighted Average Shares of Class A common stock outstanding(4)(5)
Basic	—			9,375,000
Diluted	—			9,375,000
Net income available to Class A common stock per share(4)(5):
Basic	—			$0.29
Diluted	—			$0.29
Pro forma net income available to Class A common stock per share(6)
Basic				$0.29
Diluted				$0.29

(1)
Reflects reduction in interest expense of $4.65 million as a result of repayment of the $31.0 million aggregate principal amount of our senior subordinated notes, as if it occurred on June 28, 2008. The senior subordinated notes currently bear interest at a rate of 15.0%.

(2)
Following the Recapitalization and the Offering Transactions, we will be subject to U.S. federal income taxes, in addition to state, local and international taxes, with respect to our allocable share of any net taxable income of DynaVox Systems Holdings LLC, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of 38.0%, which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction.

(3)
As described in "Organizational Structure," DynaVox Inc. will become the sole managing member of DynaVox Systems Holdings LLC. DynaVox Inc. will initially own less than 100% of the economic interest in DynaVox Systems Holdings LLC, but will have 100% of the voting power and control the management of DynaVox Systems Holdings LLC. Immediately following this offering, the non-controlling interest will be

  68.3%. Net income attributable to the non-controlling interest represents 68.3% ($9,336) of income before income taxes ($13,669). These amounts have been determined based on an offering price of $16.00 and the assumption that the underwriter's option to purchase additional shares is not exercised. If the assumed offering price increased by $1.00 to $17.00 per share, the ownership percentage held by the non-controlling interest would decrease to 68.1%, or 63.4% if the over-allotment is exercised. If the assumed offering price decreased by $1.00 to $15.00 per share, the ownership percentage held by the non-controlling interest would increase to 68.6% or 63.9% if the over-allotment is exercised. Net income available to Class A common stock per share would not be significantly different if the assumed offering price changed by $1.00.

(4)
The shares of Class B common stock do not share in our earnings and are therefore not included in the weighted average shares outstanding or net income (loss) available per share.

(5)
The assumed exchange of New Holding Units for Class A common stock is expected to have an anti-dilutive effect as a result of the allocation of income or loss associated with the exchange of New Holding Units for Class A common stock and accordingly the effect of such exchange has been excluded from pro forma net income (loss) available to Class A common stock per share. Giving effect to the exchange of all New Holdings Units for shares of Class A common stock, adjusted pro forma net income (loss) available to Class A common stock per share would be computed as follows:

Pro forma income before income taxes	$13,669
Adjusted pro forma income taxes	5,194	(a)

Adjusted pro forma net income	$8,475	(b)

Weighted average shares of Class A common stock outstanding (assuming the exchange of all New Holdings Units for shares of Class A common stock)	29,610,294

Adjusted pro forma net income (loss) available to Class A common stock per share	$0.29

(a)
Represents the implied provision for income taxes assuming full exchange using the same methodology applied in calculating pro forma tax provision.

(b)
Assumes elimination of the non-controlling interest.
(6)
Net of estimated underwriting discounts and assuming an initial public offering price per share of Class A common stock of $16.00, we issued 672,043 shares to generate proceeds sufficient to pay the $10 million distribution to our existing owners described under "Organizational Structure—Recapitalization." The resultant effects on pro forma income taxes, pro forma net income attributable to the non-controlling interest and pro forma net income attributable to DynaVox Inc. and pro forma weighted average shares of Class A common stock outstanding, are shown below:

(Dollar amounts in thousands except per share data)	DynaVox Inc. Pro forma Before Distribution	DynaVox Inc. Pro forma After Distribution
Income before income taxes	$13,669	$13,669
Provision for income taxes	1,563	1,647

Net income attributable to the controlling and the non-controlling interests	12,106	12,022
Less: Net income attributable to the non-controlling interest	(9,555)	(9,336)

Net Income (attributable to DynaVox Inc.)	$2,551	$2,687

Non-controlling interest	69.9%	68.3%
Weighted average shares of Class A common stock outstanding
Basic	8,702,357	9,375,000
Diluted	8,702,357	9,375,000
Net income (loss) available to Class A common stock per share:
Basic	$0.29	$0.29
Diluted	$0.29	$0.29

The non-recurring transactions below are related to this offering and will have an effect on future financial results and therefore are not reflected in the unaudited consolidated pro forma financial statements:

(a)   As a result of the Offering Transactions, certain equity units will be subject to accelerated vesting resulting in expense recognition estimated to be $2.0 million in currently unrecognized compensation expense. The vesting of the performance-based units will accelerate upon the pricing of the offering as the existing owners will achieve the required return on their original capital contribution based on the anticipated offering price. This will result in the recognition of the remaining unrecognized equity-based compensation expense related to the performance-based units. Our Compensation Committee has approved accelerated vesting of the service-based units for our Chief Executive Officer and Chief Operating Officer. This will result in the recognition of the remaining unrecognized equity-based compensation expense related to such service-based units. The remaining service-based units will retain their original vesting date and therefore the unrecognized compensation expense associated with them will be expensed according to the original schedule.

(b)   The early repayment of the $31.0 million aggregate principal amount of our senior subordinated notes from the proceeds of this offering will result in a penalty equal to 5% of the principal balance, or $1.55 million.

(c)   As described in "Management—IPO Date Stock Option Awards to Employees," at the time of this offering we intend to grant awards of stock options to purchase an aggregate of 1,386,000 shares of our Class A common stock pursuant to the Long-Term Incentive Plan to certain of our employees. Each stock option to purchase our Class A common stock will have an exercise price equal to the initial public offering price per share in this offering and, subject to the option holder's continued employment, vest in equal annual installments over either a four or five year period. As a result, we expect to record deferred stock-based compensation equal to the grant-date fair value of the stock options issued of $10.38 million, which will be recognized over the applicable four and five year vesting periods and recorded into the expense categories in accordance with the manner in which the option holders' other compensation is recorded.

 DynaVox Inc.

Unaudited Pro Forma Consolidated Statements of Income

For the Twenty-six Weeks Ended January 1, 2010

(Dollar amounts in thousands except per share data)	DynaVox Systems Holdings LLC Actual	Pro Forma Adjustments		DynaVox Inc. Pro Forma
Net sales	$52,863	$—		$52,863
Cost of sales	13,149	—		13,149

Gross profit	39,714	—		39,714
Operating expenses:
Selling and marketing	17,535	—		17,535
Research and development expenses	4,582	—		4,582
General and administrative	6,784			6,784
Amortization of certain intangibles	841	—		841

Total operating expenses	29,742			29,742

Income (loss) from operations	9,972			9,972
Other Income (Expense):
Interest income	31	—		31
Interest expense, net	(3,930)	2,325	(1)	(1,605)
Change in fair value and net gain (loss) on interest rate swap agreements	(449)	—		(449)
Other expense—net	(74)	—		(74)

Total other income (expense)	(4,422)	2,325		(2,097)

Income before income taxes	5,550	2,325		7,875
Income taxes	166	783	(2)	949

Net income attributable to the controlling and the non-controlling interests	$5,384	$1,542		$6,926

Less: Net income attributable to the non-controlling interest		(5,378)	(3)	(5,378)

Net Income attributable to DynaVox Inc.		$(3,836)		$1,548

Weighted Average Shares of Class A common stock outstanding(4)(5)
Basic	—			9,375,000
Diluted	—			9,375,000
Net income available to Class A common stock per share(4)(5):
Basic	—			$0.17
Diluted	—			$0.17
Pro forma net income available to Class A common stock per share(6)
Basic				$0.17
Diluted				$0.17

(1)
Reflects reduction in interest expense of $2.3 million as a result of repayment of the $31.0 million aggregate principal amount of our senior subordinated notes, as if it occurred on July 4, 2009. The senior subordinated notes currently bear interest at a rate of 15.0%.

(2)
Following the Recapitalization and the Offering Transactions, we will be subject to U.S. federal income taxes, in addition to state, local and international taxes, with respect to our allocable share of any net taxable income of DynaVox Systems Holdings LLC, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of 38.0%, which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction.

(3)
As described in "Organizational Structure," DynaVox Inc. will become the sole managing member of DynaVox Systems Holdings LLC. DynaVox Inc. will initially own less than 100% of the economic interest in DynaVox Systems Holdings LLC, but will have 100% of the voting power and control the management of DynaVox Systems Holdings LLC. Immediately following this offering, the non-controlling interest will be

  68.3%. Net income attributable to the non-controlling interest represents 68.3% ($5,378) of income before income taxes ($7,875). These amounts have been determined based on an offering price of $16.00 and the assumption that the underwriter's option to purchase additional shares is not exercised. If the assumed offering price increased by $1.00 to $17.00 per share, the ownership percentage held by the non-controlling interest would decrease to 68.1%, or 63.4% if the over-allotment is exercised. If the assumed offering price decreased by $1.00 to $15.00 per share, the ownership percentage held by the non-controlling interest would increase to 68.6% or 63.9% if the over-allotment is exercised. Net income available to Class A common stock per share would not be significantly different if the assumed offering price changed by $1.00.

(4)
The shares of Class B common stock do not share in our earnings and are therefore not included in the weighted average shares outstanding or net income (loss) available per share.

(5)
The assumed exchange of New Holding Units for Class A common stock is expected to have an anti-dilutive effect as a result of the allocation of income or loss associated with the exchange of New Holding Units for Class A common stock and accordingly the effect of such exchange has been excluded from pro forma net effect on net income (loss) available to Class A common stock per share. Giving effect to the exchange of all New Holdings Units for shares of Class A common stock, adjusted pro forma net income (loss) available to Class A common stock per share would be computed as follows:

Pro forma income before income taxes	$7,875
Adjusted pro forma income taxes	2,993	(a)

Adjusted pro forma net income	$4,882	(b)

Weighted average shares of Class A common stock outstanding (assuming the exchange of all New Holdings Units for shares of Class A common stock)	29,610,294

Adjusted pro forma net income (loss) available to Class A common stock per share	$0.17

(a)
Represents the implied provision for income taxes assuming full exchange using the same methodology applied in calculating pro forma tax provision.

(b)
Assumes elimination of the non-controlling interest.
(6)
Net of estimated underwriting discounts and assuming an initial public offering price per share of Class A common stock of $16.00, we issued 672,043 shares to generate proceeds sufficient to pay the $10 million distribution to our existing owners described under "Organizational Structure—Recapitalization." The resultant effects on pro forma income taxes, pro forma net income attributable to the non-controlling interest and pro forma net income attributable to DynaVox Inc. and pro forma weighted average shares of Class A common stock outstanding are shown below:

(Dollar amounts in thousands except per share data)	DynaVox Inc. Pro forma Before Distribution	DynaVox Inc. Pro forma After Distribution
Income before income taxes	$7,875	$7,875
Provision for income taxes	901	949

Net income attributable to the controlling and the non-controlling interests	6,974	6,926
Less: Net income attributable to the non-controlling interest	(5,505)	(5,379)

Net Income (attributable to DynaVox Inc.)	$1,470	$1,548

Non-controlling interest	69.9%	68.3%
Weighted average shares of Class A common stock outstanding
Basic	8,702,357	9,375,000
Diluted	8,702,357	9,375,000
Net income (loss) available to Class A common stock per share:
Basic	$0.17	$0.17
Diluted	$0.17	$0.17

The non-recurring transactions below are related to this offering and will have an effect on future financial results and therefore are not reflected in the unaudited consolidated pro forma financial statements:

(a)   As a result of the Offering Transactions, certain equity units will be subject to accelerated vesting resulting in expense recognition estimated to be $2.0 million in currently unrecognized compensation expense. The vesting of the performance-based units will accelerate upon the pricing of the offering as the existing owners will achieve the required return on their original capital contribution based on the anticipated offering price. This will result in the recognition of the remaining unrecognized equity-based compensation expense related to the performance-based units. Our Compensation Committee has approved accelerated vesting of the service-based units for our Chief Executive Officer and Chief Operating Officer. This will result in the recognition of the remaining unrecognized equity-based compensation expense related to such service-based units. The remaining service-based units will retain their original vesting date and therefore the unrecognized compensation expense associated with them will be expensed according to the original schedule.

(b)   The early repayment of the $31.0 million aggregate principal amount of our senior subordinated notes from the proceeds of this offering will result in a penalty equal to 5% of the principal balance, or $1.55 million.

(c)   As described in "Management—IPO Date Stock Option Awards to Employees," at the time of this offering we intend to grant awards of stock options to purchase an aggregate of 1,386,000 shares of our Class A common stock pursuant to the Long-Term Incentive Plan to certain of our employees. Each stock option to purchase our Class A common stock will have an exercise price equal to the initial public offering price per share in this offering and, subject to the option holder's continued employment, vest in equal annual installments over either a four or five year period. As a result, we expect to record deferred stock-based compensation equal to the grant-date fair value of the stock options issued of $10.38 million, which will be recognized over the applicable four and five year vesting periods and recorded into the expense categories in accordance with the manner in which the option holders' other compensation is recorded.

 DynaVox Inc.

Unaudited Pro Forma Consolidated Balance Sheets

As of January 1, 2010

	DynaVox Systems Holdings LLC Actual		Pro Forma Adjustments		DynaVox Inc. Pro Forma
	(Amounts in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,644		2,850	(1)	$15,494
Trade receivables—net of allowance for doubtful accounts	15,252		—		15,252
Inventories—net	5,650		—		5,650
Other current assets	2,585		—		2,585

Total current assets	36,131		2,850		38,981
PROPERTY AND EQUIPMENT—Net	6,171		—		6,171
Deferred Tax Asset	—		47,888	(2)	47,888
GOODWILL AND INTANGIBLES—NET	82,293		—		82,293
OTHER ASSETS—Net	3,804		—		3,804

TOTAL	$128,399		50,738		$179,137

LIABILITIES AND MEMBERS' / STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,011		—		$2,011
Borrowings under revolving credit facility	—		—	(3)	—
Trade accounts payable	4,187		—		4,187
Other liabilities	11,479		—		11,479

Total current liabilities	17,677		—		17,677
LONG-TERM DEBT	77,150		(31,000)	(4)	46,150
Payable to related parties pursuant to tax receivable agreement	—		46,102	(2)	46,102
OTHER LONG-TERM LIABILITIES	1,879		—		1,879

Total liabilities	96,706		15,102		111,808
MEMBERS' / STOCKHOLDERS' EQUITY
Members' Capital	20,401	(6)	(20,401)	(7)	—
Class A authorized to issue 1,000,000,000 shares, par value $0.01 per share; 9,375,000 shares issued and outstanding on a pro forma basis	—		94	(7)	94
Class B authorized to issue 1,000,000 shares, par value $0.01 per share; 100 shares issued and outstanding; 100 shares issued and 53 shares outstanding on a pro forma basis	—		—		—
Additional paid-in capital	—		24,727	(8)	24,727
Accumulated other comprehensive loss	(241)		—		(241)
Retained earnings (accumulated deficit)	11,533		(13,550)	(9)	(2,017)

Total members' equity/ Total stockholders' equity attributable to DynaVox Inc.	31,693		(9,130)		22,563
Non-controlling interest	—		44,766	(5)	44,766

Total equity	$31,693		35,636		$67,329

TOTAL	$128,399		50,738		$179,137

(1)
Reflects the net effect on cash and cash equivalents of the receipt of offering proceeds of $150 million, the $10.0 million borrowing and distribution to our existing owners described in notes (3) and (5) below and the uses of proceeds described in "Use of Proceeds."

(2)
Reflects adjustments to give effect to the tax receivable agreement (as described in "Certain Relationships and Related Person Transactions—Tax Receivable Agreement") based on the following assumptions:

•
we will record an increase of $47.9 million in deferred tax assets for estimated income tax effects of the increase in the tax basis of the purchased interests, based on an effective income tax rate of 38.0% (which includes a provision for U.S. federal, state, local and/or foreign income taxes);

•
we will record $46.1 million, representing 85% of the estimated realizable tax benefit resulting from (i) the tax basis in the intangible assets of DynaVox Systems Holdings LLC on the date of the offering, (ii) the increase in the tax basis of the purchased interests as noted above and (iii) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement as an increase to the liability due to existing owners under the tax receivable agreement;

•
we will record an increase to additional paid-in capital of $1.8 million, which is an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to existing owners under the tax receivable agreement; and

•
there are no material changes in the relevant tax law and that we earn sufficient taxable income in each year to realize the full tax benefit of the amortization of our assets.

(3)
As described in "Organizational Structure—Recapitalization," prior to this offering we have borrowed $10.0 million under our senior secured credit facility and distributed this amount to our existing owners. Our existing owners have used this cash to invest in the securities of another Vestar portfolio company. We intend to repay such borrowing with a portion of the proceeds from this offering as described in "Use of Proceeds." There is no net effect on borrowings under revolving credit facility.

(4)
Reflects the repayment of $31.0 aggregate principal amount of our senior subordinated notes. See "Use of Proceeds."

(5)
As described in "Organizational Structure," DynaVox Inc. will become the sole managing member of DynaVox Systems Holdings LLC. DynaVox Inc. will initially have a less than 100% economic interest in DynaVox Systems Holdings LLC, but will have 100% of the voting power and control the management of DynaVox Systems Holdings LLC. As a result, we will consolidate the financial results of DynaVox Systems Holdings LLC and will record non-controlling interest on our balance sheet. Immediately following the Offering Transactions, the non-controlling interest, based on the assumptions to the pro forma financial information, will be $44.8 million. Pro forma non-controlling interest represents 68.3% of the pro forma equity of DynaVox Systems Holdings LLC of $65.5 million, which differs from the pro forma equity of DynaVox Inc. as the former is not affected by the adjustments relating to the tax receivable agreement described above in note (2).

(6)
Represents the investment of the existing unitholders in DynaVox Systems Holdings LLC including common units, treasury units, management notes receivable and contributed capital. See the unaudited condensed consolidated balance sheet of DynaVox Systems Holdings LLC as of January 1, 2010 included elsewhere in this prospectus.

(7)
Represents an adjustment to stockholders' equity reflecting (i) par value for Class A common stock and Class B common stock to be outstanding following this offering, (ii) an increase of $45.3 million of additional paid-in capital as a result of estimated net proceeds from this offering (iii) a decrease of $24.4 million to allocate a portion of DynaVox Inc.'s equity to the non-controlling interest and (iv) the elimination of members' capital of $20.4 million upon consolidation.

(8)
Represents the following adjustments to additional paid-in capital:

•
an increase of $20.9 million, which consists of an increase of $45.4 million from the estimated net proceeds from the Offering Transactions, less the par value of the shares Class A common stock sold in the Offering Transactions of $0.1 million, less the portion of the equity of DynaVox Inc. allocated to the non-controlling interest of $24.4 million, each as described under footnote 7 above,

•
an increase of $1.8 million due to the tax receivable agreement, as described under footnote 2 above and

•
an increase of $2.0 million due to the accelerated vesting of certain equity units upon the Recapitalization resulting in the recognition of previously unrecognized equity-based compensation.

The total pro forma adjustment to additional paid-in capital is an increase of $24.7 million.

(9)
Represents the following adjustments to retained earnings:

•
a reduction of $10.0 million due to a distribution that have made to our existing owners, as described under footnote 3 above,

•
a reduction of $1.55 million due to the 5% penalty from the repayment of our $31.0 million aggregate principal amount of our senior subordinated notes and

•
a reduction of $2.0 million due to the accelerated vesting of certain equity units upon the Recapitalization resulting in the recognition of previously unrecognized equity-based compensation.

  The total pro forma adjustment to retained earnings is a reduction of $13.55 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data of DynaVox Systems Holdings LLC should be read together with "Organizational Structure," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus. DynaVox Systems Holdings LLC will be considered our predecessor for accounting purposes, and its consolidated financial statements will be our historical consolidated financial statements following this offering.

We derived the selected historical consolidated statement of income data of DynaVox Systems Holdings LLC for each of the fiscal years ended June 29, 2007, June 27, 2008 and July 3, 2009 and the selected historical consolidated balance sheet data as of June 27, 2008 and July 3, 2009 from the audited consolidated financial statements of DynaVox Systems Holdings LLC which are included elsewhere in this prospectus, and the consolidated balance sheet data as of July 1, 2005, June 30, 2006 and June 29, 2007 and the consolidated statements of income data for each of the fiscal years ended July 1, 2005 and June 30, 2006 from the audited consolidated financial statements of DynaVox Systems Holdings LLC which are not included in this prospectus. The condensed consolidated statement of income data for the twenty-six week periods ended December 26, 2008 and January 1, 2010, and the condensed consolidated balance sheet data as of January 1, 2010 have been derived from unaudited condensed consolidated financial statements of DynaVox Systems Holdings LLC included elsewhere in this prospectus. The unaudited condensed consolidated financial statements of DynaVox Systems Holdings LLC have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for all periods presented.

	Fiscal Year Ended					Twenty-six Week Period Ended
	July 1, 2005	June 30, 2006	June 29, 2007	June 27, 2008	July 3, 2009	December 26, 2008	January 1, 2010
	(Amounts in thousands)
Consolidated Statement of Income Data:
Net sales	$57,335	$61,183	$66,160	$81,438	$91,160	$38,774	$52,863
Cost of sales	21,288	17,351	19,718	23,336	24,366	10,797	13,149

Gross profit	36,047	43,832	46,442	58,102	66,794	27,977	39,714
Operating expenses:
Selling and marketing	14,516	17,532	21,743	24,721	28,152	13,385	17,535
Research and development	3,165	4,088	4,230	5,622	6,886	3,215	4,582
General and administrative	9,472	8,151	9,498	14,478	11,854	5,333	6,784
Amortization of certain intangibles	594	599	535	463	468	232	841

Total operating expenses	27,747	30,370	36,006	45,284	47,360	22,165	29,742

Income from operations	8,300	13,462	10,436	12,818	19,434	5,812	9,972
Other income (expense):
Interest income	78	71	98	174	111	62	31
Interest expense	(2,597)	(3,951)	(5,582)	(4,856)	(8,420)	(4,804)	(3,930)
Change in fair value and net gain (loss) on interest rate swap agreements	—	—	209	(188)	(1,588)	(380)	(449)
Other expense—net	(377)	(150)	(83)	(362)	(518)	82	(74)

Total other income (expense)	(2,896)	(4,030)	(5,358)	(5,232)	(10,415)	(5,040)	(4,422)

Income before income taxes	5,404	9,432	5,078	7,586	9,019	772	5,550
Income taxes	203	129	174	323	181	47	166

Net income	$5,201	$9,303	$4,904	$7,263	$8,838	$725	$5,384

Consolidated Balance Sheet Data (at end of period):
Cash	$6,326	$5,557	$6,019	$6,240	$12,631		$12,644
Working capital	10,679	11,847	12,362	11,738	16,858		18,454
Goodwill and intangible assets—net	82,516	81,917	81,381	80,933	80,465		82,293
Total assets	108,910	110,261	113,965	116,784	124,201		128,399
Total long-term debt (excluding current portion)	43,957	57,359	53,596	82,795	79,536		77,150
Total members' equity	51,509	40,763	44,007	16,325	24,813		31,693

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the consolidated financial statements, related notes and other financial information included in this prospectus. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus. These risks could cause our actual results to differ materially from any future performance suggested below. Accordingly, you should read "Forward-Looking Statements" and "Risk Factors."

We operate on a fiscal calendar that results in a given fiscal year consisting of a 52-week or 53-week period ending on the Friday closest to June 30th of each year. For example, references to "fiscal year 2009" refer to the 53-week period ended on July 3, 2009. Fiscal year 2008 and fiscal year 2007 were both 52-week periods, which ended on June 27, 2008 and June 29, 2007, respectively.

Overview

We develop and market industry-leading software, devices and content to assist people in overcoming their speech, language or learning disabilities. Our proprietary software is the result of decades of research and development. Our trademark- and copyright-protected symbol sets are more widely used than any other in our industry. These assets have positioned us as a leader in two areas within the broader market for assistive technologies—speech generating technologies and special education software. We believe that there are substantial opportunities for growth within both of these areas. The non-verbal populations in our targeted geographies are large and underserved. Similarly, the portion of the student populations who are classified as having special educational requirements is significant and growing.

Our chief executive officer, Edward L. Donnelly, Jr., assumed the role of chief executive officer in September 2007 after having been a member of the management committee of DynaVox Systems Holdings LLC since May 2004. Mr. Donnelly has since added other new members to our senior management team, including Michelle L. Heying as chief operating officer in December 2007. We believe that the efforts of our new management team have resulted in an acceleration of the growth in our revenue and earnings. Specifically, our new management team has focused on increasing our investment in sales and marketing infrastructure, nearly tripling the size of our sales and marketing team and pursuing more specialized segment-focused strategies since 2007. Additionally, our new management team has focused on accelerating the commercialization of technology developed through our research and development efforts. In the past two years, we have introduced the EyeMax eye-tracking accessory and the highly portable Xpress speech generating device. The new management team has also focused on increasing sales of our special education software. Our special education software sales increased as a percentage of net sales during the twenty-six week period ended January 1, 2010 as compared to the twenty-six week period ended December 26, 2008. We expect additional growth in our special education software sales as we introduce the next generation of our software platform later this year.

Sales of our speech generating technologies is our largest source of revenue. In fiscal years 2007, 2008 and 2009, sales of speech generating technologies produced approximately 75%, 79% and 82%, respectively, of our net sales. Our revenue from sales of speech generating technologies has grown to $75.0 million in fiscal year 2009 from $49.8 million in fiscal year 2007. We believe that awareness of speech generating technology among potential users and speech language pathologists is growing, although still remains low. Accordingly, we believe a primary driver of our sales of speech generating technologies has been and will continue to be the scale and effectiveness of our sales and marketing infrastructure and other awareness-building activities. The pricing levels at which third party payors, including Medicare, Medicaid and private insurers, are willing to provide coverage for speech generating technology also significantly influences our sales of speech generating technologies because a significant portion of the speech generating devices that we sell are funded by such third-party payors.

Our other source of revenue is sales of special education software. In fiscal years 2007, 2008 and 2009, sales of special education software produced approximately 25%, 21% and 18%, respectively, of our net sales. While sales of our special education software have decreased as a percentage of total sales over the past two years, we expect sales of our special education software products and related content to increase as a percentage of total sales on a going forward basis. Our software products are generally purchased by special education teachers and are generally funded by schools, which receive funding from federal, state and local sources. The level of funding available for special education and educational technology is an important driver of our software sales. Currently, revenue from sales of our software products is generated primarily from up-front fees that we collect on the initial sale of our authoring tools. In calendar year 2010, we plan to introduce the next generation of our special education software, which we anticipate will be adopted by our existing customer base as well as new users. This new generation of our software products will allow us to diversify our revenue sources to include licensing fees and sales of professionally-generated content for use with our software platforms.

Our cost of sales as a percentage of net sales is influenced by the mix of our net sales between speech generating technologies and special education software, with the gross margin on our software sales being moderately higher. Over the past three fiscal years, cost of sales has increased on an absolute level, but decreased as a percentage of net sales as a result of our fixed manufacturing overhead being allocated across a larger number of speech generating devices sold, a decrease in certain raw material prices obtained through new contractual arrangements and reduced shipping costs.

Our primary operating expenses are selling and marketing, research and development and general and administrative. Our selling and marketing expenses have also increased in absolute terms during the most recent three fiscal years as we have substantially increased the size of our selling and marketing operations. Our research and development expenses have increased over the past three years as a result of commercializing our pipeline of new products, product enhancements and new applications for our existing products. We intend to continue to increase the resources we devote to research and development on an absolute basis, but expect these expenses to decrease as a percentage of net sales over the longer term. Over the past three fiscal years, we have reduced general and administrative expenses as a percentage of net sales, although we expect these expenses to increase on an absolute basis in future periods as a result of increased costs that we expect to incur as a result of becoming a publicly-traded company.

Components of Results of Operations

Net Sales

Our sales are recorded net of product returns and an allowance for discounts and adjustments at the time of the sale based upon contractual arrangements with insurance companies, Medicare allowable billing rates and state Medicaid rates. Our net sales are derived from the sales of speech generating devices and special education software and content. The following table summarizes our net sales by product categories for the most recent three fiscal years indicated both in dollar amounts and as a percentage of net sales:

	Fiscal Year Ended			Twenty-six Week Period Ended
	June 29, 2007	June 27, 2008	July 3, 2009	December 26, 2008	January 1, 2010
	(Amounts in thousands)
Net Sales
Speech generating devices	$49,847	$64,622	$75,007	$30,636	$40,721
Special education software	16,313	16,816	16,153	8,138	12,142

	$66,160	$81,438	$91,160	$38,774	$52,863

Percentage of net sales
Speech generating devices	75.3%	79.4%	82.3%	79.0%	77.0%
Special education software	24.7%	20.6%	17.7%	21.0%	23.0%

	100.0%	100.0%	100.0%	100.0%	100.0%

From fiscal year 2007 to fiscal year 2009, we grew our net sales at a compound annual growth rate of 17%. Our net sales grew during that time primarily due to:

  •
  the increasing awareness, acceptance and use of speech generating devices;

  •
  the expansion and increased specialization of our U.S. direct sales force beginning in fiscal year 2007;

  •
  a shift in the mix of speech generating technologies sales from digitized products to synthesized products based on the introduction of the Series V; and

  •
  the expansion of our product portfolio.

Fiscal 2009 consisted of 53 weeks, versus 52 in each of fiscal 2008 and fiscal 2007.

Since fiscal year 2007, the geographic distribution of our net sales has remained relatively stable with U.S. net sales constituting approximately 82% to 85% of our net sales for both devices and software.

A majority of our net sales for devices are generated by our direct sales efforts for products that are shipped to clients and billed to Medicare (national), Medicaid (local) and private insurance companies as well as products that are shipped and directly billed to school districts, evaluation centers and Department of Veterans Affairs centers.

Our business has historically been seasonal and as a result, our net sales fluctuate from quarter to quarter. Net sales are usually higher in the second half of our fiscal year, particularly in our fourth fiscal quarter. In our fiscal year ended July 3, 2009, 57% of our net sales occurred in the second half of our fiscal year with 33% of our total net sales being realized in the fourth fiscal quarter. In fiscal year 2009, 34% of our speech generating technologies and 31% of our special education software net sales occurred during the fourth fiscal quarter. Sales of our speech generating technologies and of our special education software are highly seasonal as schools make a large percentage of their purchases of these products at the end of the school year, which is the second quarter of the calendar year and the fourth quarter of our fiscal year.

Cost of Sales

Cost of sales includes the direct labor and indirect costs of the final assembly operations performed at our facility in Pittsburgh, the cost of the component materials used in the final assembly, quality control testing, certain royalties, the distribution costs of our special education software center and other third-party costs. Our cost of sales is substantially higher in higher volume quarters, generally increasing as net sales increase. Changes in the mix of our products, such as changes in the proportion of synthesized to digitized devices may also impact our overall cost of sales. Our cost of sales has decreased as a percentage of net sales over the past three years primarily as a result of our fixed manufacturing overhead being allocated across a larger number of units sold, a decrease in certain raw material prices obtained through new contractual arrangements and reduced shipping costs. We review our inventory levels on an ongoing basis in order to identify potentially obsolete products and record any adjustments to our reserve as a component of cost of sales.

Operating Expenses

Selling and Marketing.    Selling and marketing expenses consist primarily of salaries, commissions, benefits and other personnel related expenses for employees engaged in field sales, front-end technical support to assist the sales process, sales operations (order authorization, processing and billing), marketing and external advertising and promotion. While some of these expenses vary proportionally with net sales, such as commissions, the majority of these expenses do not. As a result, selling and marketing expense as a percentage of net sales is usually higher in lower volume quarters and lower in higher volume quarters.

Our selling and marketing expenses increased in absolute terms during the three most recent fiscal years but have begun to decrease as a percentage of net sales, despite a greater than 50% increase in the headcount of our U.S. direct sales force and related support functions. This decrease as a percentage of net sales is primarily a result of an increase in productivity from our U.S. based sales force and increased effectiveness of our sales support and marketing efforts.

We expect our selling and marketing expenses to continue to increase in absolute terms as we continue to expand our direct sales force, both in the United States and internationally, and as we increase marketing costs around the launch of new products. However, we do not expect our selling and marketing expenses to increase significantly as a percentage of net sales.

Research and Development.    Our research and development expenses consist primarily of compensation of employees associated with the development, design and testing of new products, product enhancements and new applications for our existing products. We expense all of our research and development costs as they are incurred.

Our research and development expenses have increased as a percentage of net sales over the past three years from 6.4% in 2007 to 7.6% in 2009. This increase is a result of increased spending on developing our pipeline of new products, product enhancements and new applications for our existing products. We expect to continue to invest in the development of new products and technologies and expect our total research and development expenses to increase in absolute terms. However, we expect research and development expenses to decrease as a percentage of net sales over the longer term.

General and Administrative.    General and administrative expenses consist primarily of salaries, benefits and other personnel related expenses for employees engaged in finance, human resources and executive management. Other costs include outside legal and accounting fees, risk management (insurance) and other administrative costs.

We expect that our general and administrative expenses will increase in absolute terms and as a percentage of net sales in the shorter term as a result of additional legal, accounting, insurance and other expenses that we expect to incur as a result of being a public company. Among other things, we expect that compliance with the Sarbanes-Oxley Act and related rules and regulations will result in a significant increase in legal and accounting costs. We expect that these expenses will decrease as a percentage of net sales over the longer term.

Amortization of Certain Intangible Assets.    We have finite-lived intangible assets composed of non-compete agreements, acquired software technology, trade names, and acquired backlog which are amortized on a straight-line basis over their estimated useful lives. Non-competition agreements are amortized over six years, acquired software technology is amortized over three to ten years, trade names are amortized over three years, and acquired backlog is amortized over a six-month period. Amortization related to acquired software technology and trade names is included in cost of sales. Amortization of non-competition agreements and acquired backlog is included in operating expenses.

As described in "Management—IPO Date Stock Option Awards to Employees," at the time of this offering we intend to grant awards of stock options to purchase an aggregate of 1,386,000 shares of our Class A common stock pursuant to the Long-Term Incentive Plan to certain of our employees. Each stock option to purchase our Class A common stock will have an exercise price equal to the initial public offering price per share in this offering and, subject to the option holder's continued employment, vest in equal annual installments over either a four or five year period. As a result, we expect to record deferred stock-based compensation equal to the grant-date fair value of the stock options issued of $10.38 million, which will be recognized over the applicable four and five year vesting periods and recorded into the expense categories in accordance with the manner in which the option holders' other compensation is recorded.

Interest Expense

Interest expense consists primarily of interest on borrowings under our existing and previous credit facilities and the senior subordinated notes. We issued the senior subordinated notes to fund the repurchase of all of the Class A units held by a related party. We intend to repay the senior subordinated notes with a portion of the proceeds from the Offering Transactions, which would reduce interest expense in fiscal year 2010 by approximately $4.7 million.

The Change in Fair Value and Net Gain (Loss) on Interest Rate Swap Agreements

During fiscal year 2009, we removed the cash flow hedge designation of our interest rate swap agreements. As a result, prospective changes in fair value were recorded as change in fair value and net gain (loss) on interest rate swap agreements during fiscal year 2009. Previously, these changes in fair value had been reported as a component of accumulated other comprehensive income on our consolidated balance sheet.

Other Expense, Net

Other expense, net primarily includes the amortization of deferred financing fees, the write-off of deferred financing fees because of a re-financing, and the realization of foreign exchange gains and losses.

Income Taxes

We are currently, and will through consummation of the Offering Transactions be, treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, our taxable income or loss is passed through to and included in the tax returns of our members. Accordingly, the accompanying consolidated financial statements do not include a provision for federal and most state and local income taxes. However, we generally make distributions to our members, per the terms of our limited liability company agreement, related to such taxes. We are subject to entity level taxation in certain states, and certain domestic and foreign subsidiaries are subject to entity level U.S. and foreign income taxes. As a result, the accompanying consolidated statements of income include tax expense related to those states and to U.S. and foreign jurisdictions where those subsidiaries operate.

After consummation of the Offering Transactions, DynaVox Inc. will become subject to U.S. federal, state, local and foreign income taxes with respect to its allocable share of any taxable income of DynaVox Systems Holdings LLC and taxed at the prevailing corporate tax rates.

Results of Operations

The following table summarizes key components of our results of operations for the periods indicated both in dollars and percentage of net sales:

	Fiscal Year Ended						Twenty-six Week Period Ended
	June 29, 2007	% of Net sales	June 27, 2008	% of Net sales	July 3, 2009	% of Net sales	December 26, 2008	% of Net sales	January 1, 2010	% of Net sales
	(Amounts in thousands, except percentages)

Net sales	$66,160	100.0%	$81,438	100.0%	$91,160	100.0%	$38,774	100.0%	$52,863	100.0%
Cost of sales	19,718	29.8%	23,336	28.7%	24,366	26.7%	10,797	27.8%	13,149	24.9%

Gross profit	46,442	70.2%	58,102	71.3%	66,794	73.3%	27,977	72.2%	39,714	75.1%
Operating expenses:
Selling and marketing	21,743	32.9%	24,721	30.4%	28,152	30.9%	13,385	34.5%	17,535	33.2%
Research and development	4,230	6.4%	5,622	6.9%	6,886	7.6%	3,215	8.3%	4,582	8.7%
General and administrative	9,498	14.4%	14,478	17.8%	11,854	13.0%	5,333	13.8%	6,784	12.9%
Amortization of certain intangibles	535	0.8%	463	0.6%	468	0.5%	232	0.6%	841	1.6%

Total operating expenses	36,006	54.4%	45,284	55.6%	47,360	52.0%	22,165	57.2%	29,742	56.4%

Income from operations	10,436	15.8%	12,818	15.7%	19,434	21.3%	5,812	15.0%	9,972	18.7%
Other Income (Expense):
Interest income	98	0.1%	174	0.2%	111	0.1%	62	0.2%	31	0.1%
Interest expense	(5,582)	(8.4)%	(4,856)	(6.0)%	(8,420)	(9.2)%	(4,804)	(12.4)%	(3,930)	(7.4)%
Change in fair value and net gain (loss) on interest rate swap agreements	209	0.3%	(188)	(0.2)%	(1,588)	(1.7)%	(380)	(1.0)%	(449)	(0.8)%
Other expense—net	(83)	(0.1)%	(362)	(0.4)%	(518)	(0.6)%	82	0.2%	(74)	(0.1)%

Total other income (expense)	(5,358)	(8.1)%	(5,232)	(6.4)%	(10,415)	(11.4)%	(5,040)	(13.0)%	(4,422)	(8.2)%

Income before income taxes	5,078	7.7%	7,586	9.3%	9,019	9.9%	772	2.0%	5,550	10.5%
Income taxes	174	0.3%	323	0.4%	181	0.2%	47	0.1%	166	0.3%

Net income	$4,904	7.4%	$7,263	8.9%	$8,838	9.7%	$725	1.9%	$5,384	10.2%

The following table summarizes our net sales by product categories for the periods indicated both in dollars and percentage of net sales:

	Fiscal Year Ended			Twenty-six Week Period Ended
	June 29, 2007	June 27, 2008	July 3, 2009	December 26, 2008	January 1, 2010
	(Amounts in thousands)
Net sales
Speech generating devices	$49,847	$64,622	$75,007	$30,636	$40,721
Special education software	16,313	16,816	16,153	8,138	12,142

	$66,160	$81,438	$91,160	$38,774	$52,863

Percentage of net sales
Speech generating devices	75.3%	79.4%	82.3%	79.0%	77.0%
Special education software	24.7%	20.6%	17.7%	21.0%	23.0%

	100.0%	100.0%	100.0%	100.0%	100.0%

Twenty-six Week Period Ended January 1, 2010 Compared to the Twenty-six Week Period Ended December 26, 2008

Net Sales

Net sales increased 36.3%, or $14.1 million, to $52.9 million for the twenty-six week period ended January 1, 2010 from $38.8 million for the twenty-six week period ended December 26, 2008. The increase in net sales was due both to strong speech generating device sales which increased $10.1 million or 33% and software sales which increased $4.0 million or 49.2%. The significant growth in device sales was a result of strong demand and growth in the United States of $9.6 million, mainly resulting from new products including the Tango, which was acquired as part of the Blink Twice acquisition and generated $2.6 million in revenue during the period. Software sales increased as a result of greater focus on the catalog and Internet distribution channels and an increase of $1.0 million in international sales.

Gross Profit

Gross profit increased 42.0%, or $11.7 million, to $39.7 million for the twenty-six week period ended January 1, 2010 from $28.0 million for the twenty-six week period ended December 26, 2008. Gross margin increased 290 basis points to 75.1% for the twenty-six week period ended January 1, 2010 from 72.2% for the twenty-six week period ended December 26, 2008. The increase was primarily due to product mix with the shift in sales of speech generating devices to higher margin products and higher software sales accounting for $7.1 million and for $3.9 million of the increase in gross profit, respectively.

Operating Expenses

Selling and Marketing.    Selling and marketing expenses increased 31.0%, or $4.1 million, to $17.5 million for the twenty-six week period ended January 1, 2010 from $13.4 million for the twenty-six week period ended December 26, 2008. This increase reflects the continued investment in the field sales organization which increased in headcount by approximately 27.5% and additional sales training expenses. Selling and marketing expenses totaled 33.2% and 34.5% of net sales for the twenty-six week periods ended January 1, 2010 and December 26, 2008, respectively.

Research and Development.    Research and development expenses increased 42.5%, or $1.4 million, to $4.6 million for the twenty-six week period ended January 1, 2010 from $3.2 million for the twenty-six week period ended December 26, 2008. This increase was due to the continued investment in research and development personnel focused on enhancements to existing products and software development for use in both our devices and our software products.

General and Administrative.    General and administrative expenses increased 27.2%, or $1.5 million, to $6.8 million for the twenty-six week period ended January 1, 2010 from $5.3 million for the twenty-six week period ended December 26, 2008. Contributing to the increase were acquisition related costs of $0.3 million incurred for the acquisition of Eye Response Technologies, Inc., as well as, increased depreciation expense of $0.4 million on information technology investments and new associate salary expense accounting for the remainder of the increase.

These costs have increased slower than net sales due to increased scale and effective cost management and as a percentage of net sales were 12.8% and 13.8% for the twenty-six week periods ended January 1, 2010 and December 26, 2008, respectively. We expect these expenses to increase mainly as a result of the additional costs associated with being a public company.

Amortization of Certain Intangibles.    Amortization of certain intangibles was $0.8 million for the twenty-six week period ended January 1, 2010 and $0.2 million for the twenty-six week period ended December 26, 2008. The increase of $0.6 million reflects the amortization on the intangible assets resulting from the Blink Twice acquisition that occurred at the beginning of fiscal year 2010.

Interest Expense

Interest expense decreased $0.9 million to $3.9 million for the twenty-six week period ended January 1, 2010 from $4.8 million for the twenty-six week period ended December 26, 2008. This decrease was due primarily to a lower level of weighted average borrowings as we made scheduled principal payments during fiscal year 2009 and an excess cash flow payment during the twenty-six week period ended January1, 2010. Also, the borrowing rate declined to 4.25% at January 1, 2010 from 7.25% at December 26, 2008 under our senior secured credit facility.

Change in Fair Value and Net Gain (Loss) on Interest Rate Swap Agreements

For the twenty-six week periods ended January 1, 2010 and December 26, 2008, $0.4 million of expense was recognized due to the settlement of interest swap agreements compared to the same period in the prior year due to changes in the interest rates during the periods.

Net Income

Net income increased $4.7 million, to $5.4 million or 10.2% of net sales for the twenty-six week period ended January 1, 2010 from $.7 million or 1.9% of net sales for the twenty-six week period ended December 26, 2008.

Fiscal Year 2009 Compared to Fiscal Year 2008

Net Sales

Net sales increased 11.9%, or $9.7 million, to $91.2 million in fiscal year 2009 from $81.4 million in fiscal year 2008. The increase in net sales was primarily due to speech generating device sales which increased $10.4 million while software sales decreased $0.7 million. The growth in device sales was a result of strong demand in the United States with sales increasing $12.4 million in fiscal year 2009 compared with fiscal year 2008. This increase in sales was attributable to the introduction of new products during fiscal year 2009. Also contributing to the overall growth domestically was the expansion of our sales organization and the execution of a sales strategy focusing on certain target markets.

Gross Profit

Gross profit increased 15.0%, or $8.7 million, to $66.8 million in fiscal year 2009 from $58.1 million in fiscal year 2008. Gross margin increased 200 basis points to 73.3% in fiscal year 2009 from 71.3% in fiscal year 2008. The increase was mainly the result of an increase in sales of synthesized products, coupled with our ability to leverage our existing infrastructure to increase capacity without significantly increasing our costs.

Operating Expenses

Selling and Marketing Expenses.    Selling and marketing expenses increased 13.9%, or $3.4 million, to $28.2 million in fiscal year 2009 from $24.7 million in fiscal year 2008. As a percentage of net sales these costs were 30.9% and 30.4% in fiscal year 2009 and fiscal year 2008, respectively. Our investment in the field sales organization was the main reason for the increase, coupled with variable selling expenses such as commissions, which increased due to increased sales.

Research and Development Expenses.    Research and development expenses increased 22.5%, or $1.3 million, to $6.9 million in fiscal year 2009 from $5.6 million in fiscal year 2008. This increase was primarily due to our investment in additional technical resources to support our growth initiatives.

General and Administrative Expenses.    General and administrative expenses decreased 18.1%, or $2.6 million, to $11.9 million in fiscal year 2009 from $14.5 million in fiscal year 2008. As a percentage of net sales these costs were 13.0% and 17.8% in fiscal year 2009 and fiscal year 2008, respectively. The decrease was primarily due to effective cost management and the absence of $2.2 million in employee severance costs incurred in fiscal year 2008, but not in fiscal year 2009.

Interest Expense

Interest expense increased $3.6 million to $8.4 million for fiscal year 2009 from $4.9 million for fiscal year 2008. This increase was due to the higher average borrowings resulting from our senior subordinated notes that we issued on June 23, 2008 in the amount of $31.0 million, which bear interest at 15% per annum.

Change in Fair Value and Net Gain (Loss) on Interest Rate Swap Agreements

During fiscal year 2009, we recorded a loss of $1.6 million on our interest rate swap agreements as we removed the cash flow hedge designation of the interest rate swap arrangements. All prospective changes in fair value were recorded as change in fair value and net gain (loss) on interest rate swap agreements in our consolidated statement of income during fiscal year 2009. Previously, these changes in fair value had been recorded in accumulated other comprehensive income on our consolidated balance sheet.

Net Income

Net income increased $1.6 million, to $8.8 million or 9.7% of net sales for fiscal year 2009 from $7.3 million or 8.9% of net sales.

Fiscal Year 2008 Compared to Fiscal Year 2007

Net Sales

Net sales increased 23.1%, or $15.3 million, to $81.4 million for fiscal year 2008 from $66.2 million for fiscal year 2007. The increase in net sales was primarily from device sales which increased $14.8 million due to the introduction of the Vmax synthesized product in the United States and internationally. Also contributing to the overall growth was the change in sales strategy and support to focus on creating greater customer awareness through increased and more specialized direct sales resources.

Gross Profit

Gross profit increased 25.1%, or $11.7 million, to $58.1 million in fiscal year 2008 from $46.4 million in fiscal year 2007. Gross margin increased 110 basis points to 71.3% for fiscal year 2008 from 70.2% for fiscal year 2008. The increase was primarily due to changes in product mix within devices as a larger portion of higher margin products were sold. The margin expansion was also due to strict control over fixed manufacturing and distribution costs as well as the continuing reduction in cost per unit for the direct material cost.

Operating Expenses

Selling and Marketing.    Selling and marketing expenses increased 13.7%, or $3.0 million, to $24.7 million for fiscal year 2008 from $21.7 million for fiscal year 2007. This increase reflects an investment in the field sales organization and an increase in variable selling expenses on increased sales. As a percentage of net sales, these costs declined to 30.4% in fiscal year 2008 from 32.9% in fiscal year 2007.

Research and Development.    Research and development expenses increased 32.9%, or $1.4 million, to $5.6 million in fiscal year 2008 from $4.2 million in fiscal year 2007. This increase reflects the investment in additional technical resources to support our growth initiatives.

General and Administrative.    General and administrative expenses increased 52.4%, or $5.0 million, to $14.5 million in fiscal year 2008 from $9.5 million in fiscal year 2007. As a percentage of net sales, these costs were 17.8% and 14.4% in fiscal year 2008 and fiscal year 2007, respectively. This increase was primarily due to $2.2 million of employee severance benefits in fiscal year 2008.

Interest Expense

Interest expense decreased $0.7 million to $4.9 million for fiscal year 2008 from $5.6 million for fiscal year 2007. This decrease was primarily to lower average borrowings and a decrease in interest rates on our borrowings.

Net Income

Net income increased $2.4 million, to $7.3 million or 8.9% of net sales for fiscal year 2008 from $4.9 million or 7.4% of net sales.

Quarterly Results and Seasonality

The following table sets forth our historical unaudited quarterly consolidated statements of income data for each of our six fiscal quarters ended January 1, 2010 and expressed as a percentage of our net sales. This unaudited quarterly information has been prepared on the same basis as our annual audited consolidated financial statements appearing elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the financial information for the fiscal quarters presented. The quarterly data should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Quarterly Results of Operations

	For the Quarter Ended(1)
	September 26, 2008	December 26, 2008	March 27, 2009	July 3, 2009	October 2, 2009	January 1, 2010
	(Amounts in thousands)

Net sales	$19,200	$19,574	$21,979	$30,406	$24,255	$28,608
Gross profit	13,923	14,054	16,146	22,670	18,191	21,523
Income from operations	3,157	2,654	4,446	9,177	4,134	5,838
Net income (loss)	960	(235)	1,427	6,686	1,660	3,724
Year over year increase (decrease)(2)
Net sales	17.1%	(1.4)%	12.3%	18.7%	26.3%	46.2%
Gross profit	22.5%	(0.9)%	16.2%	21.5%	30.7%	53.1%
Income from operations	297.7%	(7.6)%	41.4%	52.8%	30.9%	120.0%
Net income (loss)	279.4%	(116.0)%	(12.6)%	42.3%	72.9%	N/M
% of Annual Amount
Net sales	21.1%	21.5%	24.1%	33.4%	N/A	N/A
Gross profit	20.8%	21.0%	24.2%	33.9%	N/A	N/A
Income from operations	16.2%	13.7%	22.9%	47.2%	N/A	N/A
Net income (loss)	10.9%	(2.7)%	16.1%	75.7%	N/A	N/A

(1)
Our fiscal year and fourth quarter ended July 3, 2009 consisted of 53 weeks and fourteen weeks, respectively.

(2)
The year over year increase (decrease) is calculated by comparing the stated period to the same period in the prior year.

Our business is seasonal and historically has realized a higher portion of net sales, net income, and operating cash flows in the second half of the fiscal year and especially in the fourth fiscal quarter (second calendar quarter). Fourth quarter sales represented 33%, 31% and 33% of total annual sales for fiscal years 2009, 2008 and 2007, respectively.

Liquidity and Capital Resources

The management of our cash has been a major priority for us. The primary sources of cash are existing cash, cash flow from operations and borrowings under the $10.0 million revolving loan portion of our credit facility.

	Years Ended			Twenty-six Week Period Ended
	June 29, 2007	June 27, 2008	July 3, 2009	January 1, 2010
	(Amounts in thousands)

Liquidity
Cash	$6,019	$6,240	$12,631	$12,644
Revolving loan availability	15,000	9,000	10,000	10,000

Liquidity	$21,019	$15,240	$22,631	$22,644

Our primary cash needs are to fund normal working capital requirements, capital expenditures, repay our indebtedness (scheduled interest and principal payments) and for tax distributions to members and any redemptions of common units.

We believe that our cash position, net cash provided by operating activities and availability under our senior secured credit facility will be adequate to finance working capital needs and planned capital expenditures for at least the next twelve months. We may, however, require additional liquidity as we continue to execute our business strategy. We anticipate that to the extent that we require additional liquidity, it will be funded through the incurrence of indebtedness, additional equity financings or a combination of these potential sources of liquidity.

Cash Flow

A summary of operating, investing and financing activities are shown in the following table:

	Years Ended			Twenty-six Week Period Ended
	June 29, 2007	June 27, 2008	July 3, 2009	December 26, 2008	January 1, 2010
	(Amounts in thousands)

Cash flow summary
Provided by operating activities	$6,318	$14,235	$13,185	$3,334	$7,437
Used for investing activities	(2,163)	(2,186)	(2,851)	(1,553)	(3,338)
Used for financing activities	(3,747)	(11,834)	(3,928)	(2,594)	(4,119)
Effect of exchange rate changes on cash	54	6	(15)	(240)	33

Increase (decrease) in cash	$462	$221	$6,391	$(1,053)	$13

Our net cash flow from operations for each of the last three fiscal years was $6.3 million, $14.2 million and $13.2 million, respectively. The increases in fiscal years 2008 and 2009 when compared to fiscal year 2007 are due to the improvement in operating performance and strict controls over working capital.

We have concentrated capital expenditures on investments in information technology, additional equipment for our expanding field based sales organization, new products and a new telecommunications system for our headquarters. Capital spending has averaged 3% of net sales for the past three fiscal years. While there had been no strategic acquisitions made during fiscal years 2007 through 2009, we acquired Blink Twice in July 2009 and Eye Response Technologies in January 2010.

Our financing activities have been primarily limited to making required principal payments and the issuance of the $31.0 million senior subordinated notes in June of 2008 required to fund the redemption of $34.2 million of Class A common units. We intend to repay the senior subordinated notes with the proceeds from the Offering Transactions. During fiscal year 2009 and the first twenty-six weeks fiscal year 2010, we also made required payments on our credit facility and periodic tax-related distributions to our existing owners.

As described in "Organizational Structure—Recapitalization," we have borrowed $10.0 million under our senior secured credit facility and distributed this amount to our existing owners. We intend to repay such borrowing with a portion of the proceeds from this offering.

Operating Activities

Our operations consist of all the activities required to provide products to our customers. The net cash provided by these activities is dependent upon the timing of receipt of payment from our private pay and publicly funded customers and the timing of payment to our vendors, employees, taxing authorities and landlord among others. We generally collect our accounts receivable within 75 days.

The principal factors impacting net cash provided by operating activities are the profitable operation of the business and the management of its working capital as shown below:

	Years Ended			Twenty-six Week Period Ended
	June 29, 2007	June 27, 2008	July 3, 2009	December 26, 2008	January 1, 2010
	(Amounts in thousands)
Operating activities
Net income	$4,904	$7,263	$8,838	$725	$5,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,492	2,542	3,469	1,655	2,780
Equity-based compensation expense	388	871	764	310	334
Change in fair value of interest rate swaps	836	1,006	425	200	(98)

	8,620	11,682	13,496	2,890	8,400
Changes in operating assets and liabilities	(2,302)	2,553	(311)	444	(963)

Net cash provided by operating activities	$6,318	$14,235	$13,185	$3,334	$7,437

The most significant components of changes in assets and liabilities are trade receivables, inventories, accounts payable and accrued expenses and other current liabilities shown below:

	Years Ended			Twenty-six Week Period Ended
	June 29, 2007	June 27, 2008	July 3, 2009	December 26, 2008	January 1, 2010
	(Amounts in thousands)
Changes in operating assets and liabilities details
Trade receivables	$(2,287)	$591	$(1,969)	$3,942	$1,707
Inventories	(1,661)	134	319	(320)	(1,004)
Trade accounts payable	1,381	(1,121)	1,132	(478)	2
Accrued expenses and other current liabilities	809	3,081	178	(1,397)	(205)
Other	(544)	(132)	29	(1,303)	(1,463)

Changes in operating assets and liabilities	$(2,302)	$2,553	$(311)	$444	$(963)

Net cash provided by operating activities improved by $4.1 million to $7.4 million for the twenty-six week period ended January 1, 2010 from $3.3 million for the twenty-six week period ended December 26, 2008. The $4.7 million increase in net income and the $1.1 million increase in depreciation and amortization for the twenty-six week period ended January 1, 2010 when compared to the twenty-six week period ended December 26, 2008 were the primary reasons for the improvement in net cash provided by operating activities. This was partially offset by a $1.4 million decrease in changes in operating assets and liabilities due to a smaller change in trade receivables of $2.2 million due to increased collections in fiscal year 2009 compared to fiscal year 2010.

Net cash provided by operating activities was $13.2 million in fiscal year 2009 and $14.2 million in fiscal year 2008. The $1.1 million decline in net cash provided by operating activities in fiscal year 2009 compared to fiscal year 2008 is due to a decrease in changes in operating assets and liabilities of $2.9 million partially offset by the increase in net income of $1.6 million as well as higher amortization of deferred financing costs and depreciation and amortization. The decrease in changes in operating assets and liabilities was mainly related to the decrease in the change in accrued expenses and other current liabilities of $2.9 million due to accruals recorded at June 27, 2008 for royalties, compensation and increased commissions due to a larger number of sales representatives and increased net sales during fiscal year 2008. The changes in trade receivables, inventories and trade accounts payable had a neutral effect.

Net cash provided by operating activities rose to $14.2 million in fiscal year 2008 from $6.3 million in fiscal year 2007. This $7.9 million improvement is due to a $4.9 million increase in changes in operating assets and liabilities and $2.4 million growth in net income. The increase in changes in working capital was mainly related to the growth in net sales which was reflected in trade receivables, inventories and trade accounts payable. The increase in the change in inventories was to support the sales growth initiatives and was offset by the change in trade accounts payable.

Investing Activities

Investing activities consists of capital expenditures and acquisitions of businesses.

	Years Ended			Twenty-six Week Period Ended
	June 29, 2007	June 27, 2008	July 3, 2009	December 26, 2008	January 1, 2010
	(Amounts in thousands)
Investing activities
Capital expenditures	$(2,163)	$(2,186)	$(2,851)	$(1,553)	$(2,405)
Acquisition of business	—	—	—	—	(933)

	$(2,163)	$(2,186)	$(2,851)	$(1,553)	$(3,338)

Net cash used for investing activities increased $1.8 million to $3.3 million for the twenty-six week period ended January 1, 2010 from $1.6 million for the twenty-six week period ended December 26, 2008. The Blink Twice acquisition was made during the twenty-six week period ended January 1, 2010 and required $0.9 million of net cash.

Capital expenditures were $0.9 million higher for the twenty-six week period ended January 1, 2010 when compared to the twenty-six week period ended December 26, 2008 due primarily to additional equipment deployed to our field based sales force and the installation of a new telecommunications system.

Capital expenditures increased to $2.9 million in fiscal year 2009 from the $2.2 million level in fiscal years 2008 and 2007, resulting from additional equipment deployed to both our existing and new field based sales employees.

Management anticipates that capital expenditures during fiscal year 2010 will approximate our recent historical performance.

Financing Activities

Financing activities consists of redemption of common units, shareholder distributions and borrowings and repayments of our outstanding indebtedness.

	Years Ended			Twenty-six Week Period Ended
	June 29, 2007	June 27, 2008	July 3, 2009	December 26, 2008	January 1, 2010
	(Amounts in thousands)
Financing activities
Net borrowings (repayments) under debt agreements	$(2,162)	$27,111	$(2,300)	$(1,325)	$(4,355)
Deferred financing costs	—	(3,656)	—	—	—
Redemption of common units	—	(34,200)	—	(557)	(202)
Shareholder distributions	(1,618)	(1,138)	(1,100)	(796)	(87)
Other (net)	33	49	(528)	84	525

Net cash used in financing activities	$(3,747)	$(11,834)	$(3,928)	(2,594)	(4,119)

Net cash of $4.1 million and $2.6 million was required for financing activities in the twenty-six week periods ended January 1, 2010 and December 26, 2008, respectively. The increase of $1.5 million in cash required was due to an increase of $3.0 million in principal payments made under our indebtedness partially offset by a $0.7 million decrease in shareholder distributions as required under our operating agreement.

Net cash of $3.9 million and $11.8 million was required for financing activities in fiscal year 2009 and fiscal year 2008, respectively. These cash requirements were primarily due to the net effect of the equity redemption and proceeds from additional issuance of debt that occurred during fiscal year 2008.

Net cash of $11.8 million and $3.7 million was required for financing activities in fiscal year 2008 and fiscal year 2007, respectively. This $8.1 million increase was due to the $34.2 million redemption of common units in fiscal year 2008 that was partially funded by the net proceeds (after $3.7 million in financing costs) of $27.3 million from the issuance of the $31.0 million senior subordinated notes. It is anticipated that the senior subordinated notes will be paid off with the proceeds from the Offering Transactions.

Financing Agreements

Senior Secured Credit Facility

DynaVox Systems LLC, a wholly-owned subsidiary of DynaVox Systems Holdings LLC, entered into a third amended and restated senior secured credit facility, dated as of June 23, 2008, with a syndicate of financial institutions, including GE Business Financial Services Inc. (formerly known as Merrill Lynch Business Financial Services Inc.), as administrative agent. On February 5, 2010, certain terms of our credit facility were amended to, among other items, increase our available revolving loans and letters of credit and increase the amount available for restricted distributions, as defined in the credit facility. The credit facility, as so amended, provides for a $52.0 million term loan facility that matures on June 23, 2014 and a revolving credit facility with a $12.925 million aggregate loan commitment amount available, including a $5.0 million sub-facility for letters of credit and a $2.0 million sub-facility for swingline loans, that matures on June 23, 2013. As of January 1, 2010, $47.1 million was outstanding under the term loan facility and there were no borrowings outstanding under the revolving credit facility. As described in "Organizational Structure—Recapitalization," we have borrowed $10.0 million under our senior secured credit facility and distributed this amount to our existing owners. We intend to repay such borrowing with a portion of the proceeds from this offering.

On March 4, 2010, we entered into a second amendment to our credit facility which amendment will become effective upon (1) the consummation of this offering, (2) the payment in full of all obligations outstanding under our senior subordinated notes with the proceeds of this offering and (3) the termination of all agreements relating to our senior subordinated notes. As part of the amendment, the agent and the lenders under our credit facility have consented to DynaVox Systems Holdings LLC's transfer of all of its obligations under the credit facility to a newly formed wholly-owned subsidiary of DynaVox Systems Holdings LLC that will become the immediate holding company parent of DynaVox Systems LLC on or prior to the consummation of this offering. The lenders have further waived the requirement of any prepayment of the credit facility with the proceeds of this offering and have consented to the repayment in full of our senior subordinated notes and the indebtedness outstanding under certain other notes payable with the proceeds of this offering.

When the second amendment to our credit facility becomes effective, all obligations under the credit facility will be unconditionally guaranteed by the immediate holding company parent of DynaVox Systems LLC and each of DynaVox Systems LLC's existing and future wholly-owned domestic subsidiaries. The credit facility and the related guarantees will be secured by substantially all of DynaVox Systems LLC's present and future assets and all present and future assets of each guarantor on a first lien basis.

In general, borrowings under the credit facility will bear interest, at our option, at either (1) the Base Rate (as defined in the credit facility) plus a margin of between 3.00-3.75% (depending on the ratio of net total debt to Adjusted EBITDA (as defined in the credit facility)), or (2) a rate based on LIBOR plus a margin of between 4.00-4.75% (depending on the ratio of net total debt to Adjusted EBITDA). We will incur an annual commitment fee of 0.375% or 0.5% (depending on the ratio of net total debt to Adjusted EBITDA) of the unused portion of the revolving credit facility.

No principal payments will be due on the revolving credit facility until the applicable maturity date. Commencing on September 30, 2008 and ending on June 23, 2014, on the last date of each quarter, we are required to repay borrowings under the term loan facility in increasing percentages per year, beginning at 2.5%, with the remaining balance to be repaid on the applicable maturity date. If our ratio of net total debt to Adjusted EBITDA is greater than or equal to 1.50 to 1.00, the credit facility will require a mandatory prepayment in an amount equal to between 25.0-75.0% (depending on the ratio of net total debt to Adjusted EBITDA) of Excess Cash Flow (as defined in the credit facility) for fiscal year 2010 and each fiscal year thereafter.

The credit facility will require DynaVox Systems LLC to maintain certain financial ratios at the end of each fiscal quarter. These include a maximum ratio of net senior debt to Adjusted EBITDA for the preceding twelve-month period, a maximum ratio of net total debt to Adjusted EBITDA for the preceding twelve-month period and a minimum Fixed Charge Coverage Ratio (as defined in the credit facility) for the preceding twelve-month period. In addition, the credit facility provides for a maximum amount of Capital Expenditures (as defined in the credit facility) in each fiscal year.

The credit facility also contains affirmative and negative covenants customarily found in loan agreements for similar transactions, including but not limited to, restrictions on our ability to incur indebtedness, create liens on assets, incur certain contingent obligations, engage in mergers or consolidations, change the nature of our business, dispose of assets, make certain investments, engage in transactions with affiliates, enter into negative pledges, pay dividends or make other restricted payments, modify certain payments or modify certain debt documents, and modify our constituent documents if the modification materially adversely affect the interests of the lenders.

The credit facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross defaults; failure to comply with ERISA or labor laws; change of control events; events of bankruptcy and insolvency; material judgments; the passive holding company status of the immediate holding company parent of DynaVox Systems LLC and DynaVox International Holdings, Inc., a wholly owned subsidiary of DynaVox Systems LLC; and an impairment of collateral. Upon the occurrence of an event of default, the lenders have the ability to accelerate all amounts then outstanding under the credit facility, except that, upon bankruptcy and insolvency events of default, such acceleration is automatic.

Senior Subordinated Notes

DynaVox Systems LLC entered into a senior subordinated note purchase agreement, dated as of June 23, 2008, with BlackRock Kelso Capital Corporation, as a purchaser and the several other additional purchasers party thereto. Under the senior subordinated note purchase agreement DynaVox Systems LLC issued $31.0 million of senior subordinated notes that mature on June 23, 2015. The senior subordinated notes bear interest at a rate of 15.0% per annum, payable quarterly in arrears.

The senior subordinated notes are unconditionally guaranteed by DynaVox Systems Holdings LLC and each of DynaVox Systems LLC's existing and future domestic subsidiaries, subject to the standard terms of subordination as set forth in a subordination agreement, dated as of June 23, 2008, among GE Business Financial Services, as administrative agent under the credit facility, and the purchasers under the senior subordinated note purchase agreement. The senior subordinated notes are unsecured.

The senior subordinated notes require us to maintain a maximum ratio of net total debt to Adjusted EBITDA for the preceding twelve-month period.

After the first anniversary of the closing date, the senior subordinated notes may be prepaid, subject to the following prepayment premiums in connection with any partial prepayment: (1) 105% of the principal amount outstanding if payment occurs at any time after the first, and up to and including the second anniversary of the closing date; (2) 103% of the principal amount outstanding if payment occurs at any time after the second, and up to and including the third anniversary of the closing date; (3) 102% of the principal amount outstanding if payment occurs at any time after the third, and up to and including the fourth anniversary of the closing date; and (4) 100% of the principal amount outstanding if payment occurs at any time thereafter.

On February 5, 2010, we also amended certain aspects of our senior subordinated notes. In addition to other items, this amendment increased the amount available for restricted distributions, as defined in the note purchase agreement relating to the senior subordinated notes, to $12.0 million provided we are in compliance with certain financial and non-financial covenants and provides for a fee of $232,000 to be paid by us if the senior subordinated notes are not paid in full by August 5, 2010.

We anticipate using a portion of the proceeds from this offering to redeem the senior subordinated notes.

Note Payable

We also have a $1.1 million note payable related to an acquisition consummated in fiscal year 2004, which carries an interest rate of 7% to be paid quarterly and matures on September 30, 2010.

Including the repayment of the note payable described above, we are required to make debt payments during the next 12 months (starting from January 1, 2010) of approximately $2.0 million.

As of January 1, 2010 we were in compliance with all covenants.

Off Balance Sheet Arrangements

We are not a party to any off balance sheet arrangements.

Contractual Obligations

The following table summarizes our contractual obligations as of January 1, 2010 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments due by Period
	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
	(Amounts in thousands)
Long-term debt (including current portion)	$79,161	$2,011	$29,900	$47,250	$—
Interest payments on debt facilities(1)	30,011	4,393	18,557	7,061
Operating lease obligations	2,580	987	1,535	58	—

	$111,752	$7,391	$49,992	$54,369	$—

(1)
The interest payments in the above table are determined assuming that principal payments on the debt are made on their scheduled dates and on the applicable maturity dates. The variable interest rate on the credit facility is assumed at the current interest rate on January 1, 2010 of 4.25%. The interest rates on our $31.0 million aggregate principal amount of senior subordinated notes and on the $1.1 million note payable were at their stated fixed rates of 15.0% and 7.0% per annum, respectively.

As described in "Organizational Structure—Offering Transactions," we intend to use a portion of the proceeds from this offering to purchase New Holdings Units from our existing owners, including members of our senior management. In addition, the unitholders of DynaVox Systems Holdings LLC (other than DynaVox Inc.) may (subject to the terms of the exchange agreement) exchange their New Holdings Units for shares of Class A common stock of DynaVox Inc. on a one-for-one basis. As a result of both the purchase of New Holdings Units and subsequent exchanges, DynaVox Inc. will become entitled to a proportionate share of the existing tax basis of the assets of DynaVox Systems Holdings LLC. In addition, the purchase of New Holdings Units and subsequent exchanges are expected to result in increases in the tax basis of the assets of DynaVox Systems Holdings LLC that otherwise would not have been available. Both this proportionate share and these increases in tax basis may reduce the amount of tax that DynaVox Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. We will enter into a tax receivable agreement with our existing owners that will provide for the payment by DynaVox Inc. to our existing owners of 85% of the amount of the benefits, if any, that DynaVox Inc. is deemed to realize as a result of (i) the existing tax basis in the intangible assets of DynaVox Systems Holdings LLC on the date of this offering, (ii) these increases in tax basis and (iii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of DynaVox Inc. and not of DynaVox Systems Holdings LLC. See "Certain Relationships and Related Person Transactions—Tax Receivable Agreement."

Impact of Inflation

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial.

Related Party Transactions

For a description of our related party transactions, see "Certain Relationships and Related Person Transactions."

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk Management

Fluctuations in the rate of exchange between the U.S. dollar and foreign currencies could adversely affect our financial results. Approximately 15% of our 2009 revenue was derived from currencies other than the U.S. dollar, mainly the British Pound and the Euro.

Interest Rate Risk

We are exposed to interest rate risk in connection with our senior secured credit facility, including any borrowings under the revolving facility thereunder, which bear interest at floating rates based upon certain spreads plus either LIBOR or Prime Rate. For variable rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant. As of July 3, 2009 and January 1, 2010, there were no borrowings outstanding under the revolving credit facility.

Critical Accounting Policies

Management's discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The preparation of these financial statements requires estimates and judgments that affect the reported amounts of our assets, liabilities, revenue and expenses. Management bases estimates on historical experience and other assumptions it believes to be reasonable under the circumstances and evaluates these estimates on an on-going basis. Actual results may differ from these estimates under different assumptions or conditions.

Refer to Note 2 to our consolidated financial statements for fiscal year 2009 included elsewhere in the prospectus for a complete discussion of our significant accounting policies. We set forth below those material accounting policies that we believe are the most critical to an investor's understanding of our financial results and condition and that involve a higher degree of complexity and management judgment.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable and the collectability is probable. Our revenue is derived from the following sales:

Sales of assistive technology speech devices with embedded software:    These hardware devices have preinstalled software that is essential to the functionality of the device. Revenue for the entire device (hardware and software) is recognized upon transfer of title and risk of loss. We provide a limited one-year warranty on the hardware for these devices.

Revenue derived from sales being funded by certain payors, mainly Medicare and Medicaid, is recognized upon receipt of the shipment by the customer, as risk of loss does not pass until customer receipt. Revenue derived from sales to other customers is recognized upon product shipment to the customer when title and risk of loss to the product transfers.

Our revenues are recorded, net of a contractual allowance for adjustments, at the time of sale based on contractual arrangements with insurance companies, Medicare allowable billing rates and state Medicaid fee schedules.

In connection with sales of speech generating devices, technical support is provided to customers, including customers of resellers, at no additional charge. This post-sale technical support consists primarily of telephone support services and online chat. To ensure our customers obtain the right devices, a significant amount of our customer support effort, including demonstrations, information, documentation and support and, for some potential customers, the use of a no-charge loaner device for a trial basis, are delivered prior to the sale of a device. As the fee for technical support is included in the initial fee for the device, the technical support and services provided post-sale are provided within one year, the estimated cost of providing such support is deemed insignificant and unspecified upgrades and enhancements are minimal and infrequent, technical support revenues are recognized together with the software product and license revenue. Costs associated with the post-sale technical support are not significant.

Sales of extended warranties for speech generating devices:    These service agreements provide separately priced extended warranty coverage for a three-year period (two years beyond the standard one-year warranty) on the devices. This service revenue is deferred and recognized as revenue on a straight-line basis over the term of the extended warranty period.

Sales of special education software:    These software sales relate to special education software sold to customers for use on personal computers. This Software does not require significant production, modification or customization for functionality. Revenue for the software is recognized upon transfer of title and risk of loss. No post contract customer support or upgrade rights are provided with our software.

Subscription arrangements for online content:    These subscription arrangements provide customers the ability to collaborate and share content in a web-based platform. This subscription revenue is recognized on a straight-line basis over the term of the subscription agreement.

Royalty payments from third-party use of our proprietary symbols:    These royalty payments relate to the licensing of our proprietary symbols to third parties for use in third-party products. These revenues are based on negotiated contract terms with third parties that require royalty payments based on actual third-party usage. This royalty revenue is recognized based on the third-party usage under the contract terms.

Nonincome-related taxes collected from customers and remitted to government authorities are recorded on the consolidated balance sheets as accounts receivable and accrued expenses. The collection and payment of these amounts is reported on a net basis in the consolidated statements of income and does not impact reported revenues or expenses.

Trade Receivables and Related Allowances

Trade receivables are recorded at the estimated net realizable amounts from customers. A contractual allowance is recorded at the time the related sale is recognized for customers that have negotiated contractual reimbursement rates such as insurance companies. Adjustments for contractual allowances are recorded as a reduction of net sales in the consolidated statements of income. A significant portion of our receivables are due from federal and state government reimbursement programs, such as Medicare and various Medicaid state programs. An allowance for doubtful accounts is recorded based on historical experience, payor mix and the aging of our accounts receivable. Adjustments for the allowance for doubtful accounts are recorded as a component of operating expenses in the consolidated statements of income.

Inventory Valuation

Inventory costs include material, labor, and overhead, and are stated at the lower of first-in, first-out (FIFO) cost or market value. We adjust the cost basis of inventory for obsolete and slow-moving inventory. Slow-moving inventory consists primarily of spare parts used for repairs of discontinued products. The inventory adjustments are estimated by evaluating historical usage of parts on hand, and the expected future use of such parts.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price paid over the fair value of the net assets of the acquired business. Intangible assets acquired in business combinations are recorded based upon their fair value at the date of acquisition.

We perform at least an annual test for impairment of goodwill and intangibles with indefinite lives. We use the end of our fiscal year for the annual test and have one reporting unit.

Goodwill is tested by comparing the carrying value of the reporting unit to its fair value. We use an income approach combined with market comparable information to estimate the fair value of our reporting unit. Absent an indication of fair value from a potential buyer or similar specific transactions, we believe that the use of this method provides reasonable estimates of a reporting unit's fair value. The income approach is based on projected future cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. We believe that this approach is appropriate because it provides a fair value estimate based upon the reporting unit's expected long-term operating and cash flow performance. This approach also mitigates most of the impact of cyclical downturns that occur in the reporting unit's industry. The income approach is based on a reporting units' five-year projection of operating results and cash flows that is discounted using a weighted-average cost of capital. The projection is based upon our best estimates of projected economic and market conditions over the related period including growth rates, estimates of future expected changes in operating margins and cash expenditures. Based on our calculation at July 3, 2009, we determined that fair value of the reporting unit exceeded its carrying value by 4.1 times. Given uncertainty inherent in calculating weighted cost of capital, and perpetual growth rates, we applied sensitivities of the discounted cash flows. We used ranges of 12.0% to 24.0% for weighted average cost of capital, and perpetual growth rates ranging from 2.0% to 6.0%. The resulting fair values exceeded carrying value in all instances, and were substantially more than the carrying value. Fair values calculated from the sensitivity test ranged from a low of 3.2 times carrying value, to a high of 5.3 times carrying value. There are inherent uncertainties, however, related to these factors and to our judgment in applying them to this analysis. Nonetheless, we believe that this method provides a reasonable approach to estimate the fair value of our reporting units. Based on these tests, we have not recognized an impairment of our goodwill during any of the three fiscal years in the period ended July 3, 2009.

We have indefinite-lived intangible assets composed of certain symbols and trade names. We perform an impairment test of the carrying value of acquired symbols and trademarks annually at each fiscal year-end. We estimated the fair value of the acquired symbols and trademarks with indefinite lives using a "relief from royalty payments" approach. This approach applies a fair market royalty rate to a projected revenue stream, and discounting the cash flows to arrive at fair value. Given the uncertainties inherent in calculating discount rates, and selecting a fair value royalty rate, we applied sensitivities to these values. We noted that a 1% change in royalty rate would yield a change of approximately $1.0 million in fair value of symbols. A 1% change in royalty rate for trade names impacted fair value by approximately $2.1 million. While a 1% change in discount rate for symbols impacts fair value by approximately $150,000. For trade names, a 1% change in discount rate impacts fair value by approximately $100,000. Fair value is estimated by using the relief from royalty method (a discounted cash flow methodology). Based on these tests, we have not recognized an impairment of our indefinite-lived intangible asset during any of the three fiscal years in the period ended July 3, 2009.

We believe that the method used for estimating fair value for our acquired symbols and trademarks provides a reasonable approach to estimate the fair value of our reporting unit.

We also have finite-lived intangible assets comprised of non-compete agreements and acquired software technology, trade names, and acquired backlog which are amortized on a straight-line basis over their estimated useful lives. Non-competition agreements are amortized over six years, acquired software technology is amortized over three to ten years. Amortization related to acquired software technology is included in cost of sales. Amortization of non-competition agreements and acquired backlog is included in operating expenses. These assets are tested for impairment whenever events or circumstances indicate that their carrying value may not be recoverable. We have not recognized an impairment of finite-lived intangible assets during any of the three fiscal years in the period ended July 3, 2009.

Derivative Financial Instruments

The accounting for derivative financial instruments can be complex and require significant judgments. Generally, the derivative financial instruments that we use are not complex and we do not engage in speculative transactions for trading purposes.

We use derivative financial instruments in the normal course of business to manage our exposure to rate changes in connection with our senior secured credit facility, including any borrowings under the revolving facility thereunder, which bear interest at floating rates based upon certain spreads plus either LIBOR or Prime Rate. For variable rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant.

We account for derivative instruments as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values are reported in earnings or other comprehensive income depending on the nature of the derivative and whether it qualifies for hedge accounting. Derivative instruments are designated and accounted for as either a hedge of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For derivatives designated as cash flow hedges, the effective portion of changes in fair values is recognized in other comprehensive income. Changes in fair values related to fair value hedges as well as the ineffective portion of cash flow hedges are recognized in earnings. Changes in the fair value of the underlying hedged item of a fair value hedge are also recognized in earnings.

During fiscal 2009, we removed the cash flow hedge designation of our derivative instruments (which consist entirely of interest rate swaps). As a result, prospective changes in the fair value of the interest rate swaps are recognized directly in earnings and amounts residing in other comprehensive income related to the previously cash flow designated hedge are reclassified to earnings once the forecasted transaction affects earnings. The market prices or fair values used in determining the value of our interest rate swaps are management's best estimates utilizing information such as current interest rates, the notional value of the swap and counterparty credit risk. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. As a result, operating results are affected by changes in the fair value of these derivative financial instruments.

Management cannot predict whether, or to what extent, the factors affecting market prices may change, but those changes could be material and could be either favorable or unfavorable. A 1% increase or decrease in market interest rate would cause our interest rate swaps (which had a notional value of $28.5 million at January 1, 2010) to change in value by approximately $0.3 million.

Equity-Based Compensation

We account for equity-based compensation under the guidance set forth in ASC 718 (formerly Financial Accounting Standards Board, or FASB, Statement No. 123, FASB Statement No. 123(R) and Accounting Principles Board, or APB, Opinion No. 25). We adopted FASB Statement No. 123 (revised 2004), Share-Based Payment, effective July 1, 2006, utilizing the prospective transition method. Prior to the adoption of FASB Statement No. 123(R), we accounted for equity-based compensation in accordance with APB Opinion No. 25 and related interpretations, as permitted by FASB Statement No. 123.

FASB Statement No. 123(R) requires the measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and such cost is recognized over the period during which an employee is required to provide services in exchange for the award.

We estimate the fair value of certain restricted unit purchases utilizing a Black-Scholes option pricing model for the purpose of determining equity-based compensation. Specifically, restricted units purchased by management and directors that are financed in part through the issuance of partial recourse notes to us are valued using the Black-Scholes option pricing model as these restricted units are similar to an option in that the holder is not fully exposed to the risks and rewards of the underlying unit based on the partial recourse nature of the note arrangement. There are significant judgments and estimates inherent in the determination of fair values. Equity-based compensation is determined by utilizing the Black-Scholes option pricing model with the grant date value per unit (as described below) as an input, as well as certain other assumptions such as dividend yield, expected volatility, risk-free interest rates, and expected terms of the awards. Assumptions utilized in the Black-Scholes option pricing model included the following:

	Fiscal Year 2008	Fiscal Year 2009	Twenty-six Week Period Ended January 1, 2010
Assumption:
Dividend yield	—%	—%	—%
Expected volatility	39.5%	39.5%	39.5%
Risk-free interest rates	3.99%	3.51%	3.51%
Expected term of option	4 years	4 to 5 years	4 to 5 years

The expected volatility was determined using a peer group of public companies in the educational services industry as it is not practicable for us to estimate our own volatility due to the lack of a liquid market and historical prices. The expected term of the units was determined in accordance with the existing equity agreements as the underlying units are assumed to be exercised upon the passage of time and the attainment of certain operating targets. The expected dividend yield was based on our expectation of not paying dividends on the restricted units for the foreseeable future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant with a term consistent with the expected term of the options.

Other restricted unit purchases are valued utilizing an intrinsic value method for the purpose of determining equity-based compensation. Specifically, restricted units purchased by management and directors that are purchased without financing through the issuance of partial recourse notes to us are valued using an intrinsic value method whereby equity-based compensation is determined by the difference between the grant date value per unit (as described below) and the purchase price per unit.

For the purpose of determining the grant date value per unit, we have historically performed an annual valuation as of June 30 which essentially coincides with our fiscal year-end. We also performed a valuation as of December 17, 2009 to coincide with the unit purchases that occurred during our second quarter of 2010. Except for the grants we made in the second quarter of 2010, the purchase price for equity units is typically determined using the valuation in place as of the prior fiscal year end. The grant date value per unit for purposes of determining equity-based compensation expense is typically determined retrospectively using the valuation in place as of the fiscal year end. The fair value of each unit is then determined utilizing the purchase price per unit and grant date value per unit as inputs to a Black-Scholes option pricing model. Notwithstanding the general practice outlined above, at each unit purchase date, we evaluate the current internal and external facts and circumstances to determine if an updated valuation is necessary to support the inputs to the Black-Scholes option pricing model.

The determination of the grant date value per unit is a two-step process valuation process. The first step of the valuation process is to determine the freely traded equity value ("FTEV"). The FTEV is a measure of our total value available to the various classes of unit holders. The FTEV is determined by estimating the market value of our invested capital ("MVIC") and subtracting our net debt (debt outstanding less excess cash and marketable securities). To determine the MVIC, we utilized methods under the market and income approaches, based on our stage of development, operating history and forecasted future performance.

The market approach values a business by comparing it to other companies participating in the same or similar line of business as us whose values are known because they are publicly traded or recently acquired. We participate in the alternative and augmentative communication market which exhibits characteristics of several broader industry groups such as the education services industry and the medical supplies industry. Industry composite data was utilized and guideline public companies ("GPCs") were selected to calculate valuation multiples. Valuation multiples based on the selected industry and GPCs were calculated for both historical and forecasted EBITDA and then applied to the Company's historical and projected Adjusted EBITDA.

Under the income approach, a discounted cash flow analysis was based on our projected operating results and applying a weighted average cost of capital that incorporates the return requirements of a market participant and the risks inherent in the projections.

Significant inputs and calculations that we utilized to value the units as of June 30, 2008, June 30, 2009, and December 17, 2009 based on the valuation methods described above included the following:

Market Approach Adjusted EBITDA:    Adjusted EBITDA was determined using an actual risk adjusted last twelve month Adjusted EBITDA for the actual market approach or a projected risk adjusted Adjusted EBITDA for the projected market approach.

Market Approach Implied EBITDA Multiples:    Implied multiples were based on the GPCs EBITDA and were risk adjusted to consider our size relative to the GPCs. The GPCs were the same for all valuation periods with the exception of one GPC which was excluded from the June 30, 2009 and December 17, 2009 valuation because it had negative EBITDA for all periods.

As of June 30, 2008, the projected multiples ranged from 4.5 to 22.0 with a mean and median of 11.2 and 7.8, respectively. The last twelve month multiples ranged from 4.4 to 17.9 with a mean and median of 11.0 and 8.3, respectively. As of June 30, 2009, the projected multiples ranged from 5.8 to 10.3 with a mean and median of 7.2 and 6.5, respectively. The last twelve month multiples ranged from 4.5 to 10.1 with a mean and median of 7.2 and 7.0, respectively. As of December 17, 2009, the projected multiples ranged from 5.0 to 10.8 with a mean and median of 7.1 and 6.9 respectively. The last twelve month multiples ranged from 5.0 to 10.1 with a mean and median of 7.5 and 7.6, respectively.

For the June 30, 2008 and June 30, 2009 valuation, the multiples applied to our projected Adjusted EBITDA were lower than the median and mean multiples to reflect the risk associated with the projected growth rates in comparison to historical performance. The multiples applied to our actual Adjusted EBITDA were the median risk adjusted multiple exhibited by the GPCs and reflect the success of new product launches. For the December 17, 2009 valuation, the multiples applied to our projected Adjusted EBITDA were higher than the median and mean multiples based on our recent ability to sustain significant growth rates above the GPCs and previous valuations.

Income Approach Forecasted Cash Flows:    Under the income approach, free cash flows were forecasted and were adjusted for the tax benefit provided by amortization resulting from a basis step up of a previous transaction. The capitalized value at the end of the forecasted period was developed using projected after-tax operating income times a perpetuity growth rate less incremental working capital changes divided by the weighted average cost of capital less the perpetuity growth rate. The perpetuity growth rate assumption is based upon such considerations as future expected levels of inflation, industry growth expectations, general economic growth and management's projections. Forecasted periods of free cash flows utilized in the valuations were 5 years, 5 years, and 3.5 years for the valuations performed as of June 30, 2008, June 30, 2009 and December 17, 2010, respectively. Perpetuity growth rates utilized in the valuations were 5%, 4% and 5% for the valuations performed as of June 30, 2008, June 30, 2009 and December 17, 2010, respectively. The decrease in the perpetuity growth rate from June 30, 2008 to June 30, 2009 is the result of the decline in general economic conditions. The increase in the perpetuity growth rate for the December 17, 2009 valuation reflects the improved outlook for growth expectations and general economic conditions in comparison to the June 30, 2009 valuation.

Weighting the Market and Income Approaches:    The market and income approaches discussed above were weighted to arrive at a selected MVIC. The results of both the market and income approaches for our valuations as of June 30, 2008, June 30, 2009 and December 17, 2009 yielded results that were relatively similar and we have consistently selected a MVIC near the average provided by these approaches. Once the MVIC was determined, we subtracted our net debt to determine the FTEV.

The second step in the valuation process was to allocate the FTEV to the various classes of our units using a probability expected return method. Unit classes have unique features that distinguish the economic rights of a holder and include distribution rights that specify how asset distributions are to be allocated to the holders and vesting rights that can be service-based, performance-based or automatically vest upon a change of control.

Under the probability expected return method, 36 different exit scenarios were developed for the next four years that utilized a combination of nine different Adjusted EBITDA multiples and four different exit year timing assumptions.

The Adjusted EBITDA multiples for these periods are shown below:

	Range	Weighted
June 30, 2008	2.0 to 11.0	6.5
June 30, 2009	1.0 to 10.0	5.5
December 17, 2009	3.0 to 12.0	7.5

The Adjusted EBITDA multiples declined between June 30, 2008 and June 30, 2009 reflecting the decline in the markets. The Adjusted EBITDA multiples increased between June 30, 2009 and December 17, 2009 as our performance continued to improve and the process for an initial public offering moved forward and to a lesser extent the improvement in the markets.

The MVICs developed under each scenario were then reduced by net debt to arrive at the amount available to the equity holders. The anticipated aggregate proceeds available to the equity holders were then allocated to the various classes of units based on the terms and conditions associated with each class of unit. Such proceeds were then discounted to the valuation date at an appropriate cost of equity for each class of unit and discounted to adjust for the marketability of the units.

Discount rates were determined using the weighted average cost of capital and were used in determining the proceeds available to each class of unit from the scenario exit dates to the valuation date. Discount rates applied to the June 30, 2008, June 30, 2009 and December 17, 2009 valuation were 24% for Class A units and 43% for all other unit classes, 20% for Class A units and 35% for all other unit classes and 15.5% for Class A units and 16% for all other unit classes, respectively. The discount rates declined for the December 17, 2009 and June 30, 2009 valuations compared to the June 30, 2008 valuation because of our improved historical and projected performance, the lower projected risk premium, increases in projected future earnings, and the higher exit multiple utilized to estimate the capital structure all which lead to quicker deleveraging which reduces the risk associated with the units.

As of the valuation dates, we are a private company with no ready market for our units and the units are subject to transfer restrictions. Therefore, it is appropriate to apply discounts to reflect this lack of marketability. The level of discounts were impacted by numerous factors, including historical and forecasted profitability, growth expectations, restrictions on the transferability of the shares and the estimated term before those restrictions would lapse, the estimated holding period of the stock, which is impacted by the time period(s) from the measurement date to when an initial public offering might take place, and overall market volatility and the volatility of the GPCs. The marketability discount applied during each valuation period is set forth below:

Marketability Discount
June 30, 2008	15%
June 30, 2009	20%
December 17, 2009	15%

The increase in the marketability discount from the June 30, 2008 valuation to the June 30, 2009 valuation reflects the increased market volatility over this time period. The decrease in the marketability discount from the June 30, 2009 valuation to the December 17, 2009 valuation reflects the anticipated marketability that would result from a public market for the units and our process to prepare for an initial public offering, although there is no assurance that the planned offering will be successful. The determination of a marketability discount is further supported using the Black-Scholes formula to calculate the value of a put option and solve for the discount rate. We utilize the unit price as the current price and exercise price, we utilize a volatility estimate derived from the GPCs, and we utilize a term that represents an average estimated holding period for the securities. We then evaluate the results and apply judgment as necessary to adjust the implied discount rate. At December 17, 2009, the Black-Scholes model implied a discount rate of 21% utilizing the assumptions discussed above and an estimated term of 1.5 years based on the expected timing of the offering and the holding restriction period. We then reduced this marketability discount to 15% in consideration of our progress in the process to prepare for an initial public offering.

The following table sets forth the grant date value per unit as determined based on the valuation methods discussed above for each valuation period:

Common Unit Class	June 30, 2008	June 30, 2009	December 17, 2009
Class A	$28.11	$37.34	$71.71
Class B	7.07	16.95	45.61
Class C	4.94	14.65	40.12
Class D	3.57	13.77	40.20
Class E	11.99	15.07	39.68
Class W	7.79	13.14	35.38
Class X	4.35	12.64	34.64
Class Y	1.85	11.71	34.24
Class Z	0.55	10.54	34.12

The following overall factors resulted in the increase in our valuation from June 30, 2008 to June 30, 2009:

Operational Performance:    For the fiscal year ended July 3, 2009, net sales increased by 11.9% and net income increased by $1.6 million or 21.7% when compared to the same period in the prior year. This performance was also above our projections for fiscal year 2009 that were utilized in the June 30, 2008 valuation.

Market Acceptance of New Products:    The introduction of our Series V and EyeMax products contributed the increase in revenues.

Increased Projections:    Our financial expectations reflected in our fiscal year 2010 financial plan which was used for the June 30, 2009 valuation reflected increased performance and expectations for the business based upon the results experienced in the second half of fiscal year 2009.

The following overall factors resulted in the increase in our valuation from June 30, 2009 to December 17, 2009:

Operational Performance:    For the twenty-six week period ended January 1, 2010, net sales increased by 36.3% and net income increased by $4.7 million when compared to the same period in the prior year. This performance was also above our projections for fiscal year 2010 that were utilized in the June 30, 2009 valuation.

Recent Transactions:    As of December, 17, 2009, we had completed one acquisition and had nearly completed a second acquisition, which closed on January 4, 2010, with combined annualized net sales of $5.0 million. Both of these acquired companies had strong intellectual properties which supplement and enhance our current products.

External Economic Factors that Drive Multiples:    From June 30, 2009 through December 17, 2009, the Dow Jones Industrial Average increased 22% and the S&P 500 increased 19%. This performance indicates valuation metrics such as earnings and revenue multiples have likely increased and, accordingly, applying these increased multiples to our performance would cause an increase in our valuation from June 30, 2009.

Assuming that the shares of Class A common stock to be sold in this offering are sold at $16.00 per share, the midpoint of the range on the front cover of this prospectus, which has been provided to us by the managing underwriters of this offering, our MVIC is estimated to be approximately 56% higher than the MVIC that we determined in our December 17, 2009 valuation. We believe the following overall factors contribute to this increase.

Operational performance:    Our financial performance during the period since December 17, 2009 has continued to be ahead of the projections contained in the December 17, 2009 valuation. Over the same period, our net income continued to increase at a rate higher than our increase in sales and ahead of projections resulting from our ability to leverage the operating costs of our organization. We continue to realize benefits from recent product introductions such as the Tango, which was acquired as part of the Blink Twice acquisition in July 2009. The Tango, in combination with our other products, have enabled us to outperform our projections used in the December 17, 2009 valuation as we have been able to increase our penetration into the marketplace for children. Additionally, we introduced our Xpress product in the first quarter of fiscal year 2010, which has also performed above our projections used in the December 17, 2009 valuation. Investments in our software business such as the introduction of our dynamic web-based catalog, including direct marketing and social-media support, the continued support of our user community called AdaptedLearning.com and the introduction of a direct sales channel to penetrate large accounts have helped us perform above our revenue and net income projections utilized in the December 17, 2009 valuation.

Recent Transactions:    We completed the acquisition of Eye Response Technologies in January of 2010, which we believe strengthens our intellectual property assets and will support and enhance our existing products. In the December 17, 2009 valuation, we did not include any incremental financial performance from Eye Response Technologies as the acquisition had not closed and at that date it was uncertain as to whether we would ultimately acquire Eye Response Technologies. We believe the intellectual property acquired in the acquisition provides us with superior technology in one of the fastest growing segments of the speech generating device market and may in the future provide opportunities for high-margin royalty contracts in our industry and other applications. We believe these assets will enable us to create future value to the business by enabling us to develop, and improve our product lines more quickly, improve the functionality of our speech generating devices, and enable us to reach a larger portion of our potential customer base. We believe the addition of this technology to our own products, which is expected to occur before the end of 2010, coupled with our direct sales force will increase our potential customer base and provide us with a competitive advantage in the marketplace.

Different Valuation Techniques, External Economic Factors and Different Comparable Companies:    The MVIC based on the estimated offering price of the shares of our Class A common stock in this offering has been derived based upon a different valuation approach than that of the December 17, 2009 valuation. The MVIC based on the estimated offering price is based on improved current market conditions as the Dow Jones Industrial Average has increased over 5%, and the S&P 500 has increased nearly 4% since December 17, 2009. The earnings multiples of the GPCs from the December 17, 2009 valuation were approximately 40% below the current multiples being utilized by the underwriters. This is the result of improved market conditions discussed above and the composition of comparable companies used by the underwriters being different than the GPCs used in our December 17, 2009 valuation.

Legislative Changes:    In March 2010, the president of the United States signed the Patient Protection and Affordable Care Act, which was enacted March 23, 2010 and the Health Care and Education Affordability Reconciliation Act of 2010, which was enacted March 30, 2010. These acts include significant funding for expansion of Medicaid and enrollment in Children's Health Insurance Plans and for subsidies to fund insurance for individuals and families that currently lack health insurance. As a result of this expected increase in individuals and families with health insurance, we believe that these acts will increase funding opportunities for our augmentative speech devices.

Opportunity for Marketability:    The December 17, 2009 valuation assumed a marketability discount of 15.0% as discussed above, whereas the MVIC based on the estimated offering price of the shares of our Class A common stock in this offering does not provide for any marketability discount.

Recently Issued Accounting Standards

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements. The standard supersedes certain guidance in FASB ASC 605-25, Revenue Recognition—Multiple-Element Arrangements and requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices (the relative selling price method). The standard eliminates the use of the residual method of allocation in which the undelivered element is measured at its estimated selling price and the delivered element is measured as the residual of the arrangement consideration, and requires the relative selling price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverable subject to ASU 2009-13. The standard must be adopted no later than the beginning of the first fiscal year beginning on or after June 15, 2010, with early adoption permitted through either prospective application for revenue arrangement entered into, or materially modified, after the effective date or through retrospective application to all revenue arrangement for all periods presented. We are evaluating the impact that the adoption of the standard will have on our consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements. The standard changes the accounting model for revenue arrangements that included both tangible products and software elements. Tangible products containing software components and nonsoftware components that function together to deliver the tangible product's essential functionality are no longer within the scope of software revenue guidance. This scope exclusion includes essential software that is sold with or embedded within the product and undelivered software elements that relate to that product's essential software. The standard is effect for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010, with early adoption permitted through retrospective application from the beginning of a company's fiscal year. This statement may be, but is not required to be, retrospectively adopted in prior periods. We are evaluating the impact that the adoption of the standard will have on our consolidated financial statements.

BUSINESS

We develop and market industry-leading software, devices and content to assist people in overcoming their speech, language or learning disabilities. Our proprietary software is the result of decades of research and development and our trademark- and copyright-protected symbol sets are more widely used than any other in our industry. These assets have positioned us as a leader in two areas within the broader market for assistive technologies—speech generating technologies and special education software. Due to the magnitude and growth of the underserved non-verbal or speech impaired populations in our targeted geographies and the significant and growing portion of the student populations who are classified as having special educational requirements, we believe that there are substantial opportunities for growth within both of these areas.

We believe we are the largest provider of speech generating technology and that we sell a significantly greater number of speech generating devices than our next largest competitor each year. We believe that this area of the assistive technologies market is significantly underpenetrated and growing. We estimate that each year in our targeted geographies 350,000 additional individuals join the population of those who could use advanced speech generating technologies but that, due to a low level of awareness, only a small proportion of these individuals will actually receive such a device. Our speech generating devices are used by those who are unable to speak, such as adults with amyotrophic lateral sclerosis, or ALS, often referred to as Lou Gehrig's disease, strokes or traumatic brain injuries and children with cerebral palsy, autism or other disorders. We believe that our speech generating devices can transform the lives of users by enabling them to communicate through synthesized or digitized (recorded) speech. Our devices also allow these individuals to connect with society and control their environment in a variety of ways, including the ability to access the Internet, send text messages and control light switches, televisions and other features of their homes. Our speech generating devices are powered by our software platform that utilizes sophisticated adaptive and predictive language models and our proprietary symbol sets. These devices allow our users to rapidly and efficiently generate speech. Our portfolio of speech generating devices provides users with a broad range of features and designs and makes use of an array of adaptive technology that permits users with physical or cognitive limitations to access and control our devices. For example, our new Xpress product line offers our speech generating technology in a small, portable device that uses a high resolution dynamic capacitive touch screen for clients with some level of physical ability, while our Vmax product allows more physically restricted users to control the device with their tongue, their head or, with the use of our EyeMax accessory, their eye movements. Speech generating technologies are prescribed based on evaluations by speech language pathologists and either provided directly by institutions, such as schools or funded for eligible clients by third-party payors including the U.S. Centers for Medicare and Medicaid Services, or CMS, and private insurance programs. In our fiscal year ended July 3, 2009, sales of our speech generating technology products represented approximately 82% of our net sales.

We are a leading provider of software for special education teachers and students with complex communication and learning needs. Our software is used by children with cognitive challenges, such as those caused by autism, Down syndrome or brain injury; physical challenges, such as those caused by cerebral palsy or other neuromuscular disorders; as well as by children with learning disabilities, such as severe dyslexia. Symbol-based adapted activities and material are the preferred method of educating children with these special needs. Educators use our proprietary software as a publishing and editing tool to create interactive, symbol-based educational activities and materials for these students and to adapt text-based materials to symbol-based materials for students with limited reading skills. Our Boardmaker family of products, which utilize our proprietary symbol sets, are the most widely used and recognized tools for creating symbol-based activities and materials in the industry. In calendar year 2010, we plan to introduce the next generation of our special education software, which we anticipate will be adopted by our existing customer base as well as new users. In addition to offering the key elements of functionality provided by our previous offerings, our newest software platform will include significant new content as well as online and desktop assets that provide an integrated web-based environment and the ability to collaborate and share content, or purchase our professionally-generated content, online. Funding for instructional materials for students with special needs and funding for technology in classrooms have grown in recent years and are forecasted to continue to grow. Funding comes primarily from federal sources including the American Recovery and Reinvestment Act, or ARRA, and the Individuals with Disabilities Education Act, or IDEA, but also includes funding from state and local governments as well as private schools and parents of children with special needs. In our fiscal year ended July 3, 2009, sales of our special education software products represented approximately 18% of our net sales.

In the United States, Canada and the United Kingdom, we sell our speech generating devices through a direct sales infrastructure focused on speech language pathologists. We believe that our sales force is significantly larger than that of our next largest competitor. We use strategic partnerships with third-party distributors to sell our products in other international markets that we have targeted. We sell our special education software through direct mail as well as through the Internet. We are also investing in our web-based and social media-based marketing and education efforts to build awareness for both our speech generating technologies and our special education software.

We place great importance on research and development and have a long history and demonstrated track record of innovation. We have innovated in the areas of touch screens with dynamic display, environmental control and word prediction in speech generating devices. Additionally, our Boardmaker family of products has been a leader in interactive symbol-based special education software.

DynaVox Systems Holdings LLC and its predecessor have produced speech generating devices since our founding in 1983. In 2004, we acquired Mayer-Johnson LLC, through which we expanded our product offerings to include special education software. Our chief executive officer, Edward L. Donnelly, Jr., assumed the role of chief executive officer in September 2007 after having been a member of the management committee of DynaVox Systems Holdings LLC since May 2004. Mr. Donnelly has since added other new members to our senior management team, including Michelle L. Heying as chief operating officer in December 2007. Our new management team has focused on increasing our investment in sales and marketing infrastructure, nearly tripling the size of our sales and marketing team and pursuing more specialized segment-focused strategies since 2007. Additionally, our new management team has focused on accelerating the commercialization of technology developed through our research and development efforts. In the past two years, we have introduced the EyeMax eye-tracking accessory and the highly portable Xpress speech generating device. The new management team has also focused on increasing sales of our special education software.

Industry Overview

We currently compete in two areas within the assistive technologies market: speech generating technologies and special education software.

Speech Generating Technologies

Speech generating technologies are generally used as a proxy for verbal communication by non-verbal or substantially speech impaired adults and children. Degenerative and congenital conditions commonly found in adult and child users of speech generating technology include cerebral palsy, intellectual disabilities, ALS and autism. Other users of speech generating technology include adults who have experienced a stroke or traumatic brain injury as well as adults and children with temporary speech impairments.

We currently market our products in the United States, Canada, Australia, the United Kingdom and certain other countries within the European Union. According to sources such as the Centers for Disease Control, approximately 20 million adults and children in the United States suffer from conditions that may potentially lead to speech impairment, and it is estimated that 1.1 million additional individuals are diagnosed with these conditions every year. Assuming the same level of incidence, we estimate that throughout our targeted geographies approximately 46 million individuals suffer from these conditions and approximately 2.5 million additional individuals are diagnosed with them each year. We estimate that approximately 14% of these individuals, or 350,000 additional adults and children each year, are candidates for speech generating technologies, resulting in an annual opportunity of $1.8 billion from just new cases alone.

Today, the majority of people with newly diagnosed speech conditions do not receive a speech generating device and instead may rely on other means such as pointing or blinking or other basic forms of communication such as letter or symbol boards. People who seek treatment and assistive solutions are often referred to a speech language pathologist. These specialists are trained, accredited professionals who work with non-verbal or speech-impaired individuals to assess their needs, recommend assistive solutions to improve their ability to communicate and connect these individuals with sources of funding. There are nearly 110,000 speech language pathologists in the United States. Speech language pathologists practice primarily in schools, hospitals, long-term care centers and specialty evaluation centers.

Once a potential user meets with a speech language pathologist, the specialists may recommend products, devices and therapies to address the individual's speech impairment. There are a variety of solutions to meet the range of physical function and cognitive abilities among our addressable customer population. These solutions range from manipulative materials or simple tools such as print boards and paper-based products to advanced speech generating technologies. Speech generating technologies range in sophistication. Simple devices have several buttons, each representing a pre-programmed word or phrase. Advanced devices utilize sophisticated software and hardware platforms offering "dynamic display" systems, allowing the user with impaired visual, motor and cognitive abilities to seamlessly move between multiple symbol-based communication pages using access methods, including touch, eye movement, head movement, breath, or other means. Speech language pathologists often recommend simpler speech generating devices initially to assess an individual's physical and cognitive abilities, and the individual's ability to use a speech generating device in their home, school or work environment, with the eventual goal of progressing the individual to a more advanced device.

CMS established coverage for assistive technologies to address speech impairment in 2001 and since that time most private insurers have added such coverage as well. In order to obtain funding by Medicare, Medicaid or a private insurer, potential users of speech impairment solutions typically go through the following evaluation and prescription pathway. First, the potential user must visit a speech language pathologist and undergo an evaluation of their physical and cognitive abilities. Based on the results of this evaluation, the specialist may recommend a specific solution to fit the user's needs. If the speech language pathologist decides that a speech generating device is appropriate, he or she, in conjunction with a physician, fills out an evaluation report and prescription, which are then submitted with a request for funding to CMS or another third-party payor. Once the funding requirements are met, the prescription is filled and the speech language pathologist educates the user on how to implement the solution in their environment.

We believe the speech generating device segment of the assistive technology market is significantly under-penetrated for the eligible population who could benefit from this technology. We estimate that in our targeted geographies only a small proportion of those individuals who are diagnosed each year with a condition leading to speech impairment and who could use advanced speech generating technologies actually receive such a device. Furthermore, we believe that the subset of U.S. speech language pathologists who work with individuals who could benefit from advanced speech generating technologies and who recommend a device is underpenetrated. We believe a number of factors will contribute to the increased demand for speech generating technology, including:

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  Growing Awareness Among Speech Language Pathologists.  In recent years, accredited speech language pathologist programs have begun to focus more on communication modalities, including speech generating technologies, as part of their standard curriculum. As more speech language pathologists learn about the benefits of speech generating technology and the availability of funding, either through formal training or professional experience, an increasing percentage of these specialists are recommending speech generating devices.

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  Increasing Awareness Among the Underserved Population.  As the use of speech generating technology becomes more widespread, more potential users and their caregivers are learning about the benefits of speech generating technology. There is also a growing level of media coverage of speech generating devices and their users, and consumers are proactively learning about speech generating technology through web-based research and through web- and social media-based networking.

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  Advances in Technology.  Technological advances have made speech generating technology more appealing and accessible to a broader range of potential users. Advances in adaptive technology that enhance access, such as touch screens and eye-tracking accessories, have made speech generating devices not only more efficient and easy to use, but also available to users whose physical limitations may have previously precluded them from using such a device. In addition, advances in computer technology have made devices faster, more portable and more aesthetically pleasing, enhancing the appeal of speech generating technology among potential end users. Finally, advances in software technology have increased the capability of speech generating technologies to provide enhanced functionality and integration with the Internet and other devices.

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  Increasing Number of Eligible Users.  Many of the congenital, degenerative and traumatic conditions that cause speech impairment are becoming more prevalent. For example, one in 110 children are now diagnosed with autism every year in the United States. In addition, the conflicts in Iraq and Afghanistan have led to an increasing number of war veterans with traumatic brain injuries which can result in temporary or permanent speech limitations. Moreover, as the worldwide population ages and life expectancy increases, the increasing incidence of acquired and degenerative conditions such as stroke and ALS will expand the demand for speech generating technologies.

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  Social Trends.  Individuals with disabilities are supported by active and well organized advocacy groups as well as significant federal legislation advocating community integration and equal access. Speech generating technology enhances the quality of life for its users by facilitating communication and greater independence. As such, speech generating technologies are continuing to garner a greater level of acceptance, including enhanced funding support from federal, state and school sources.

Special Education Software

Schools use a variety of instructional materials to meet the needs of students with speech and learning disabilities, including print-based materials and interactive software. These instructional materials are used by special education teachers and speech language pathologists to create symbol-based activities and content in order to facilitate learning and communication by students with physical, developmental, or congenital learning disabilities.

Special education software targets students in kindergarten through 12th grade, or K–12, schools. In the United States, approximately 132,000 K–12 schools serve more than 55 million students. An estimated $12.2 billion was spent on instructional materials for K–12 education in the 2008–2009 school year. An estimated 6.0 million students in the United States are deemed to require special education, representing what we believe is a market opportunity in excess of $1.0 billion. Although special education programs have access to the large pool of federal, state and local resources available for primary and secondary education, the key federal funding source supporting spending on instructional materials for students with special needs is IDEA. According to the U.S. Department of Education, an estimated $13 billion was spent in fiscal year 2009 under IDEA, and an estimated $25 billion was requested for fiscal year 2010, inclusive of an approximately $12 billion one-time increase in funding that offers states and local districts a unique opportunity to improve results for children with disabilities. Generally, these funds are to be used for short-term investments that have the potential for long-term benefits, including obtaining state-of-the-art assistive technologies and providing training in their use to enhance access to the general curriculum for students with disabilities. The IDEA program supports the Elementary and Secondary Education Act, commonly referred to as No Child Left Behind, or NCLB, which mandates that all students, including those with special education needs, show yearly proficiency improvements.

In the European Union, approximately 63 million students attend the equivalent of K–12 schools. According to the European Agency for Special Education Needs, approximately 3.6% of students, or 2.3 million students, are classified as requiring special education.

Ultimately, the accountability for education of students with special needs rests with special education teachers who are charged with preparing content to meet the unique educational requirements of students with physical or cognitive learning disabilities. Teachers employ a variety of special education materials, tools and software to generate learning content for students, ranging from non-technical printed materials to interactive educational software programs. Earlier generations of software are typically limited to generating print materials, addressing single users and delivering content to the classroom environment only. Newer generations of special education software permit teachers to adapt materials, interact directly with students in real time and allow teachers, caregivers and students to more readily access shared or professionally-generated content online, both inside and outside the classroom setting. In addition, pre-generated content reduces the amount of time educators must spend generating materials and activities and freeing them to spend more time with students.

We believe several factors will drive continued growth for special education software and content, including:

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  Rising Education Accountability Standards.  Accountability standards such as those promulgated under NCLB set objectives that schools must satisfy for their entire student populations. As such, schools are focusing more of their efforts and resources on serving the more educationally challenged students, which requires unique approaches to learning.

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  Higher Funding Levels.  In recent years, programs such as IDEA have provided new and growing sources of funds specifically earmarked for the educational needs of students with learning disabilities, including those with communication challenges. The American Recovery and Reinvestment Act, passed in February 2009, furthered the federal government's commitment to meeting the needs of special education students and significantly expanded the budgets for special education expenditures.

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  Advancing Software Technologies.  As software technologies develop towards faster, more portable and less expensive computing power, schools are allocating more funds from their budgets to support technology. Web-enabled classrooms and software programs are also leading to increasing user appetites for pre-generated educational content available on a ready-to-use basis.

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  Increasing Spending on Education Globally.  As countries become wealthier and more developed, classification standards for special education are becoming more inclusive. As more attention is paid internationally to students with special educational challenges, we expect that there will be increasing demand for special education software and content to meet their needs.

Our Solutions

We are focused on using technology to give people the ability to communicate and learn. We have developed a proprietary software platform that powers our speech generating devices to provide voice to those who cannot speak and is used by educators to help children with special needs. This software is the product of many years of research and development and utilizes our proprietary symbol sets and sophisticated adaptive and predictive language models to make communication more efficient.

Our Speech Generating Technology Solutions

We believe that our speech generating technologies can transform the lives of those who have significant speech, language, physical or learning challenges by enabling their communication. We believe the following competitive strengths have allowed us to achieve and maintain our leadership position in speech generating technology:

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  Broad and Innovative Speech Generating Device Portfolio.  We believe we offer the broadest and most innovative portfolio of speech generating devices that address the needs of individuals with severe physical or cognitive limitations. Our portfolio consists of seven different devices, each of which is designed to provide users with a broad range of features and adaptive technology so that they can access and control the device. Our devices can be connected to a variety of access methods including touch screens, joysticks, tongue switches and eye-tracking, among others. We believe that our EyeMax accessory, which enables users to access their device by blinking or by dwelling their eyes on a desired area of the screen, is one of the most advanced access method available in the industry.

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  Features that Enhance the Quality of Life for Users.  We believe our implementation of the same advances that are being made in the consumer electronics area, such as reduction in device size and offering devices with a variety of appearances and features to suit individual preferences, is not only enhancing the quality of life for our users, but also expanding the attractiveness of using a device. A key strength of our speech generating devices is their ability to connect to and control the surrounding environment for the user. For instance, we offer devices that provide users with the ability to obtain services from others such as integrated email and text messaging, Internet access, wireless and computer capabilities, multimedia features and the ability to control light switches, televisions and other features of their homes.

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  Comprehensive Customer Service and Support.  Our customer service team, which we believe is the largest in the industry, provides service and support through a variety of mediums, including personalized support from our field consultants, call centers, web conferencing, on-location clinical training sessions and online access and support. A significant portion of our customer support effort is delivered prior to the sale, as we seek to make it as easy as possible for those who can benefit from our speech generating technologies to learn about our product offerings, to obtain the right device and receive the support they need to integrate that device into their lives. We do this by providing a significant portion of our customer support, including demonstrations, information, documentation and support during the evaluation period and, in some cases, providing a no-charge loaner device to potential customers, prior to the actual sale.

Our Special Education Software Solutions

Our special education software allows educators to efficiently and collaboratively create interactive, symbol-based educational activities and materials for students with a variety of physical and cognitive challenges and to adapt text-based materials to symbol-based materials for students with reading difficulties. In addition, our rich collection of professionally-generated content for specific lesson plans provides a valuable, time-saving tool for teachers. We believe the following key factors enhance our market position in the special education software market:

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  Offer Educators a Family of Products for Creating, Adapting and Delivering Content.  We offer the Boardmaker family of products, the most widely used and recognized publishing and editing tool that allows educators to efficiently create, adapt and deliver learning activities, such as stories, games, quizzes and interactive books, to suit the unique challenges of their students. We design our software to enable educators to create enriched interactive, on-screen activities that talk, prompt and support students in learning and to allow teachers to create printed symbol-based materials. Educators can utilize our software to create content from scratch, edit existing content, or utilize ready-to-use materials. The Boardmaker platform allows teachers to combine our proprietary symbols together with on-screen interactive content, including voice, text-to-speech, animation, video, photos, illustrations, sounds and more.

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  Focus on an Enhanced and Customized Learning and Communication Experience for Children.  Our software provides educators with the necessary tools to enhance the learning experience for students with special needs. For instance, our software motivates students with auditory feedback and support through digitized or synthesized speech. In addition, our software requires students to use fine motor, gross motor, or switch-scanning skills as they interact with enriched content. Our software is also designed to capture students' interest by introducing personalized speech, sounds, images, photos, animation and videos.

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  Provide Professionally-Generated Proprietary Content Offerings.  We offer a library of high-quality proprietary professionally-generated content that is immediately accessible to educators as an add-on purchase to our software offerings so that they can spend their time adapting materials for their students, rather than creating materials from scratch. Our selection of proprietary content provides time-saving, ready-made educational activities, templates and communication boards for use with our Boardmaker software platform. This content is created by our team of education specialists and partner professionals in the field and is suitable for a variety of settings, topics, abilities and age levels.

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  Host and Manage Online Community Resource for Educators.  We created, host and manage the fast-growing AdaptedLearning.com website, which provides users of our special education software platform with an online community. Our AdaptedLearning.com community combines file sharing, powerful search capabilities, implementation articles, open discussion forums and community functions where educators can interact with each other on the challenges they face and find thousands of pre-made activities that others have created and posted to share. Currently, we provide access to AdaptedLearning.com for free to both users of our special education software platform and others, including non-customers. AdaptedLearning.com is an important resource for sharing ideas and helping educators to efficiently expand the range and quality of the activities and content they provide to their special needs students.

Our Strategy for Growth

Our mission is to transform the lives of those who have significant speech, language or learning disabilities. We believe that there remains a large global opportunity for us to serve the unmet needs of individuals who could benefit from our software, devices and content. Accordingly, we believe we can further expand the market penetration of our products and increase our revenue and earnings by pursuing the following business strategies:

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  Continue to Expand the Scale, Reach and Sophistication of Our Direct Sales Force.  We plan to continue expanding our direct sales infrastructure in order to educate more speech language pathologists about the benefits to their clients of recommending our speech generating technologies. For example, since 2007 we have nearly tripled the size of our sales and marketing team, which significantly contributed to an increase in sales of our speech generating technologies. In addition to expanding our direct sales infrastructure, we plan to pursue more specialized segment-focused sales strategies, to better tailor our sales efforts to the particular needs and concerns of different types of customers, such as through separate sales teams focusing on children- and adult-specific speech language pathologists, specific institutions such as schools and hospitals or key accounts.

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  Continue to Build Awareness.  We believe that a majority of non-verbal individuals and their caregivers are unaware that products such as ours exist. Furthermore, we believe that only a small portion of the subset of U.S. speech language pathologists who work with individuals who could benefit from advanced speech generating technologies currently recommend these devices due to a lack of formal training or experience. We plan to expand our coordinated marketing and public relations efforts to build awareness of our speech generating technologies among both potential end users and speech language pathologists. For example, our speech generating devices have been featured on the Today Show, Fox News and many other media outlets. We are also investing in our web-based and social media-based marketing and education efforts to build awareness and increase the frequency of customer contact for both our speech generating technologies and our special education software. For instance, we use targeted Web marketing and search engine optimization strategies and we regularly contact users of our special education software with new product and sales information.

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  Continue to Build Communities.  We are expanding our fast-growing AdaptedLearning.com user community, which allows users of our software platform and others to share user-generated content as well as interact and exchange best practices. We believe that our sponsorship and support for the AdaptedLearning.com user community provides us with a connectedness with and deeper insight into our customers and a channel for marketing our professionally-generated content. We believe the online collaboration and sharing of content that occurs among the users of AdaptedLearning.com significantly enhances the value of our Boardmaker family of products to our customers. We also plan to continue to build our community of users of speech generating technology and software by strengthening our relationships with groups and institutions that serve individuals who could benefit from our products.

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  Continue to Innovate and Maintain Our Technology Leadership Position.  We place great importance on research and development and have a long history and demonstrated track record of innovation. We have innovated in the areas of touch screens with dynamic display, environmental control and word prediction in speech generating devices and, through our Boardmaker family of products, we have been a leader in developing interactive symbol-based special education software. We plan to continue to develop new devices, access methods and modes of communication and to build upon our competitive advantage by protecting our intellectual property as we continue to innovate. For example, our newest special education software offering includes advanced web-based architecture and we are facilitating our international expansion by incorporating additional language capabilities into our speech generating devices and special education software.

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  Continue to Strategically Drive Our International Sales.  We plan to continue to increase the revenue we generate from our existing and new international markets. We intend to strategically extend our proven direct sales model and add distributors in key markets, with a focus on those countries with broadly available funding for our products. We also intend to continue to expand our international marketing efforts. For example, we have recently launched a UK-specific website. As market adoption for speech generating technology and interactive software for students with special educational needs trails the United States, we believe the international opportunity will be a significant source of growth over the long-term.

Our Products

Our products serve two areas within the broader assistive technology industry: speech generating technology and special education software for students with special learning needs. All of our products are based on our core linguistic software and technology and incorporate our proprietary symbol sets.

Speech Generating Technology

Our speech generating devices provide a graphical user interface to convert user input in the form of pictorial symbols or text into synthesized and digitized speech. Our speech generating devices range in price from $3,285 for our M3 to $15,420 for our EyeMax system, and during our 2009 fiscal year, the average per unit sales price of our speech generating devices was $6,622. We offer a broad range of products for users with varying levels of cognitive and physical abilities. For instance, users with higher levels of cognitive abilities are able to make greater use of text-based communication, whereas users with lower levels of cognitive abilities rely more heavily on our symbol sets. Users with lower physical abilities use input devices like our EyeMax eye-tracking system and tongue switches, whereas users with higher physical abilities can use more portable handheld systems such as the Xpress. Our devices include a broad range of communication functions in addition to speech generation, including Internet access, text messaging and the ability to control light switches, televisions and other features in a user's home.

Product	Product Description

The DynaVox V and the Vmax, or Series V, are based on our Series 5 software. The Series V product line is designed to meet the broadest range of individual needs based on cognition and physical ability to operate the device. An integrated system of hardware and software works seamlessly to ensure maximum flexibility, while providing concrete structure and consistency in page layout, navigation and key functionality. Our software uses page sets to encourage language and literacy development and can be customized to grow with the communicator. The Series V is our most popular product line of speech generating devices.
DynaVox V / DynaVox Vmax
Key Attributes
Customizable /*/ Accelerated Communication /*/ Microsoft XP-Compatible Software

The EyeMax system is comprised of two parts: a Vmax and an EyeMax accessory. The EyeMax accessory allows users to control the Vmax with a simple blink or by causing the eye to dwell on a desired area of the screen. The EyeMax allows individuals to communicate who lack the physical ability to use previous generations of speech generating technology.
EyeMax
Key Attributes
Eye-movement Use Capabilities /*/ Customizable /*/ Used with Vmax
We introduced the Xpress in August 2009. The Xpress offers the robust software and communication capabilities of our Series V devices in a smaller, more portable package.
Xpress
Key Attributes
Discreet /*/ Built in Wi-Fi /*/ Portable

We acquired the Tango in our acquisition of certain assets of Blink Twice, Inc. in July 2009. The Tango is a speech generating device with style and functionality specifically designed for children and young adults. The Tango device uses a distinct Tango symbol set.
Tango
Key Attributes
Small and Lightweight /*/ Six-button Layout /*/ Built-in Camera

Product	Product Description
The M3 is a digitized-only device, which means that it plays back pre-recorded messages. It is typically used by individuals with lower cognitive ability and offers very limited functionality when compared to our Xpress, V and Vmax products, all of which generate synthesized speech.
M3
Key Attributes
Customizable /*/ Simple Set-up /*/ Ideal for Emergent Communicators /*/ Digitized

The DynaWrite is a basic communication device for two-handed typists. It was created for non-verbal individuals with literacy skills who prefer keyboard-based communication solutions. Users of the DynaWrite are typically older individuals who have experience using keyboards.
DynaWrite
Key Attributes
Keyboard Based /*/ Synthesized

Special Education Software

Our special education software provides robust authoring tools for creating both communication and educational activities translating text-based curriculum into a symbol-based visual presentation for students with a variety of cognitive and physical disabilities. We sell our special education software through our Mayer-Johnson subsidiary.

Product	Product Description
Newest generation of our software platform
The newest generation of our Boardmaker family of products, to be launched in calendar 2010, is the next step in the evolution of our symbol-based special education software platform. In addition to offering the key elements of functionality provided by Boardmaker Plus!, our newest software platform significantly enhances the value to our users by providing online and desktop assets that provide integrated online support and community functions as well as direct-to-user e-commerce communication.
Key Attributes
Integrated Online Support /*/ Direct-to-User E-Commerce Communications

Boardmaker Plus! has all of the features of Boardmaker, plus a host of interactive features for educational activities on a computer. With the ability to talk and play sound recordings and movies, the additional interactive component of Boardmaker Plus! makes it easy to create talking activity boards, worksheets, schedules, books, writing activities, games and more, and adapt all materials to each student.
Boardmaker Plus!
Key Attributes
Fully-Customizable Activities /*/ Compatible with Classroom, Media Center, and Home Computers

Product	Product Description

Boardmaker is the original version of our special education software platform used by special educators and speech language pathologists for creating printed symbol-based communication and education materials for students with a vast array of learning challenges. The software comes with more than 4,500 Picture Communication Symbols, or PCS, that can be placed in templates to create schedules, communication boards, stories, matching activities, worksheets or checklists.
Boardmaker
Key Attributes
4,500 PCS /*/ Easy-to-Use Drawing Program /*/ 150 Customizable Templates

Customer Service and Support

Our larger scale of operations allows us to support our selling efforts with stronger back-office support than that of our competitors. Our customer service representatives help our speech generating device customers:

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  to evaluate our products,

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  to navigate the complicated third-party payor funding procedures,

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  to learn how to use our products and integrate them into their daily lives and

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  with ongoing technical support issues.

Our expert sales representatives work with our customers and speech language pathologists to evaluate their needs and identify the appropriate products to help them communicate. This enables the speech language pathologist to determine a customized solution depending on the user's physical and cognitive capabilities.

Our sales representatives also work with speech language pathologists to provide ongoing training and support to assist users and caregivers in incorporating our products into their daily routine. This includes educating users and caregivers on all the features and benefits of our products to ensure optimal compliance.

We operate a customer support department that helps to provide technical solutions, as well as simple answers to complex programming questions. Our customer service staff can assist our customers both with initial training in the use of the device and with ongoing technical support. As a result of our product support and active quality assurance, including a three- to five-day turnaround for warranty repairs, speech language pathologist and end-user loyalty to our products is high. Our technical support personnel are frequently able to access, diagnose and often correct malfunctions in our speech generating devices remotely using the devices' integrated Internet access.

Sales and Marketing

The majority of our speech generating devices sold in the United States and abroad are marketed to speech language pathologists. Funding requirements dictate that a licensed speech language pathologist evaluates, recommends, and authorizes the device. Our special education software is typically sold to special education teachers and speech language pathologists at schools.

Speech language pathologists are trained, accredited professionals who work with non-speaking or speech-impaired individuals to assess their needs, improve their ability to communicate and work to provide sources of payment of expenditures related to their condition. We market our speech generating technologies to speech language pathologists in schools, outpatient rehabilitation centers, select disease clinics, hospitals, freestanding offices and home health agencies.

For our speech generating technologies, we employ a sophisticated, highly-trained direct sales force to market our products. Many of our sales representatives are generalists who sell our full range of products to all potential customers in a particular region. In recent years, we have begun to develop more specialized sales representatives, such as separate sales teams focusing on children- and adult-specific speech language pathologists, specific institutions such as schools and hospitals or key accounts. More specialized sales representatives are better able to tailor our sales efforts to the particular needs and concerns of different types of customers.

In the United States, Canada and the United Kingdom, we sell our speech generating devices through a direct sales infrastructure focused on speech language pathologists. We believe that our sales force is significantly larger than the sales force of our next largest competitor. We use strategic partnerships with third-party distributors to sell our products in the other international markets in Western Europe and Australia that we have targeted.

In addition to our sales personnel, we also use direct marketing initiatives to build public awareness of our products. We use sophisticated, coordinated marketing and public relations efforts to build awareness of our speech generating technologies among both potential end users and speech language pathologists. For example, our speech generating devices have been featured on the Today Show, Fox News and many other media outlets.

We sell our special education software through direct mail as well as through the web. We are also investing in our web-based and social media-based marketing and education efforts to build awareness and increase the frequency of customer contact for our special education software. For example, we use targeted web marketing and search engine optimization strategies and we regularly contact our users of our special education software with new product and sales information.

Research and Development

We place great importance on research and development and have a long history and demonstrated track record of innovation. As of January 1, 2010, our research and development staff consisted of 52 individuals.

For both our speech generating technologies and special education software, our research and development initiatives continue to improve the aesthetics, portability, speed and ease of access of our speech generating technologies and the ease of use, flexibility and connectivity of our special education software products. We work with a broad range of users of speech generating technology, speech language pathologists, special education teachers and academics who study issues relating to cognitive and speech impairments to better identify opportunities for innovation. Our research and development projects also include linguistic engineering and symbol design. For our speech generating technologies, we have innovated in the areas of touch screens with dynamic display, environmental control and word prediction in speech generating devices. For our special education software products, we have been a leader in developing innovative interactive symbol-based special education software. Our current research and development efforts are focused on enhancing the web-integration of our software products and developing our line of "eye gaze" products such as the EyeMax.

During the fiscal years 2009, 2008 and 2007, we incurred research and development expenses of $6.9 million, $5.6 million and $4.2 million, respectively.

Intellectual Property

We own both copyrights and trademarks on PCS, the industry standard symbol set, and we seek to obtain trademark registrations for certain of our products, including Boardmaker, DynaVox, DynaWrite, InterAACT, Tango! and DynaSyms. We license our symbol sets to third parties, and in our fiscal year ended July 3, 2009, we received royalties for the use of PCS by other companies of approximately $800,000. In recent years, we have begun to make greater use of patent laws to protect our innovations. We also own intellectual property rights in our software and proprietary technology.

We seek to establish and maintain our proprietary rights in our technology and products through a combination of copyrights, trademarks, patents, trade secret laws and contractual rights. We also seek to maintain our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures. We have obtained registration for a number of trademarks in the United States and have a number of patent applications in the United States pending determination, including patents relating to our EyeMax eye-tracking technology. There can be no assurance, however, that our intellectual property rights can be successfully enforced against third parties in any particular jurisdiction.

We license certain software or other intellectual property from third parties to incorporate into our products. Significant licenses include DynaSyms (symbols), Gateway (page set), EyeTech (eye tracking software), Microsoft (operating systems), AT&T/Wizzard (voices), Acapela (voices), Loquendo (voices) and Nuance (voices).

Product Assembly

The components of our speech generating devices are manufactured by third parties. The final assembly is performed by our own personnel at our facilities in Pittsburgh, Pennsylvania.

Competition

We have many competitors in the broader assistive technology and educational software industries. Within our particular areas of speech generating technology and interactive software for students with special educational needs, we believe we are the largest player and have no dominant competitors. However, additional entrants, including larger technology companies and other assistive technology companies, could also choose to compete with us in these areas.

Third-Party Payors

The funding process for a speech generating device in the United States typically involves several steps. First, the speech language pathologist makes an evaluation and submits the relevant information to the appropriate funding sources. Once we receive the third-party payor authorization that the submission is accurate and complete and that the device will be funded according to prescribed funding guidelines, we ship the product directly to the speech language pathologist or end-user. At this point, the funding source becomes responsible for the payment of the product to us. In some cases, the funding source will require the patient to use a loaner device on a trial basis for a period of time before product funding will be granted. We do not ship our products, nor recognize revenue, until funding is approved for the end user.

In the United States, as well as in foreign countries, government-funded or private insurance programs, commonly known as third-party payors, pay the cost of a significant portion of a patient's medical expenses including, in many cases, speech generating technology. A uniform policy of coverage does not exist among these payors. Therefore, funding can differ from payor to payor. These third-party payors may deny funding if they determine that a device was not used in accordance with cost-effective treatment methods, as determined by the third-party payor. There can be no assurance that our products will be considered cost-effective by third-party payors, that funding will be available or, if available, that the third-party payors' funding policies will not adversely affect our ability to sell our products profitably.

CMS sets coverage policy for the Medicare program in the United States. CMS policies may alter coverage and payment related to our speech generating devices in the future. These changes may occur as the result of National Coverage Decisions issued by CMS directly or as the result of local or regional coverage decisions by contractors under contract with CMS to review and make coverage and payment decisions. CMS maintains a national coverage policy, which provides for the utilization of our speech generating technologies by Medicare beneficiaries. Medicaid programs are funded by both federal and state governments. Medicaid programs are administered by the states and vary from state to state and from year to year.

Commercial payor coverage for speech generating devices may vary across the United States. All third-party coverage programs, whether government funded or insured commercially, whether inside the United States or outside, are developing increasingly sophisticated methods of controlling healthcare costs through prospective coverage and capitation programs, group purchasing, redesign of benefits, careful review of bills, encouragement of healthier lifestyles and exploration of more cost-effective methods of delivering healthcare. These types of programs and legislative changes to funding policies could potentially limit the amount which healthcare providers may be willing to pay for speech generating technology.

As private insurance tends to follow Medicare guidelines, widespread coverage by independent insurers followed the 2001 Medicare policy adoption. Medicare and private insurance are now two major funding sources for speech-generating technology developers, such as us, and the funding from these sources is continuing to grow at a substantial rate. At the same time, funding from longstanding speech generating technology sources, Medicaid and schools, is also continuing to grow.

Medicare and most state Medicaid agencies follow a policy allowing the purchase of five years or a documented change in condition.

Our special education software authoring tools, the Boardmaker family of products, are primarily purchased by a speech language pathologist or special education teacher out of a school's annual budget. Our professionally-generated content for our special education software are also generally purchased out of a school's annual budget but are often purchased by a speech language pathologist or special education teacher independently.

Government Regulation

Our speech generating technology operations are directly, or indirectly through our customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and False Claims Act. These laws may impact, among other things, our proposed sales, marketing and education programs.

The U.S. Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. This statute is normally used to insure that bribes or other illegal remuneration are not paid to physicians, or others, to induce their use of drugs or medical devices. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services funded by any source, not only the Medicare and Medicaid programs.

The U.S. False Claims Act prohibits persons from knowingly filing or causing to be filed a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Various states have also enacted laws modeled after the federal False Claims Act.

In addition to the laws described above, the U.S. Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

We believe that we are not subject to regulation by the U.S. Food and Drug Administration ("FDA") because our powered communications systems are not intended to be used for a medical purpose, including for communicating directly with medical personnel or to alert authorities regarding a medical condition or emergency and, as such, are not "medical devices." However, if it were determined that our powered communications systems are subject to FDA regulation as medical devices, we believe that they would be, in any event, exempt from the FDA's 510(k) premarket notification requirements. In such a case, we would be subject to the FDA's establishment registration and current Good Manufacturing Practices requirements which we believe, in light of our current manufacturing practices, would not result in an undue burden on us.

Voluntary industry codes, federal guidance documents and a variety of state laws address the tracking and reporting of marketing practices relative to gifts given and other expenditures made to doctors and other healthcare professionals. In addition to impacting our marketing and educational programs, internal business processes are affected by the numerous legal requirements and regulatory guidance at the state, federal and industry levels.

Medicare requires that all durable medical equipment suppliers, including us, undergo an external audit to certify they are operating within good manufacturing principles. We earned accreditation in March 2009.

Employees

As of January 1, 2010, we had 381 employees, including 178 in sales and marketing, 77 in customer and technical service and support, 52 in research and development, 40 in manufacturing and assembly, and 34 in general and administrative functions.

Facilities

We lease a 65,000 square foot facility in Pittsburgh, Pennsylvania, which houses our corporate headquarters and assembly operations. We also lease a 4,000 square foot facility in Birmingham, England. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our business.

Legal Proceedings

We do not have currently any open lawsuits either pending or threatened, but we may from time to time be involved in litigation and claims incidental to the conduct of our business. Our businesses are also subject to regulation, which may result in regulatory proceedings against us.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our directors, proposed directors and executive officers.

Name	Age	Position
Edward L. Donnelly, Jr.	54	Director and Chief Executive Officer
Roger C. Holstein	57	Chairman of the Board of Directors
Erin L. Russell	35	Director
William E. Mayer	69	Director
JoAnn A. Reed	54	Director Nominee
Augustine Nieto II	52	Director Nominee
James W. Liken	60	Director Nominee
Michael J. Herling	52	Director Nominee
Michael N. Hammes	67	Director Nominee
Michelle L. Heying	41	President and Chief Operating Officer
Kenneth D. Misch	44	Chief Financial Officer
Robert E. Cunningham	47	Chief Technology Officer
Marcy Smorey-Giger	38	Chief Legal Officer

Edward L. Donnelly, Jr. became our chief executive officer in September 2007, has been a director of DynaVox Inc. since its formation on December 16, 2009 and has been a member of the management committee of DynaVox Systems Holdings LLC since September 2004. Before becoming our chief executive officer, Mr. Donnelly was chief executive officer of Scrip Products, Inc. from March 2006 to August 2007. From October 2005 through February 2006 Mr. Donnelly pursued personal endeavors. He also served as president and chief operating officer of Patterson Medical, formerly AbilityOne, from May 1995 to September 2005. Prior to this, Mr. Donnelly spent 13 years in senior sales and marketing roles, which included vice presidential positions in sales, corporate accounts and hospital marketing with Support Systems International and the Hill-Rom Co., both divisions of Hillenbrand Industries. He holds a bachelor's degree in nursing (1978) and a master's degree in Health Care Administration from Long Island University (1981).

Roger C. Holstein has been the chairman of the board of directors of DynaVox Inc. since its formation in December 2009 and has been a member of the management committee of DynaVox Systems Holdings LLC since October 2006. Mr. Holstein is a managing director with Vestar Capital Partners, which he joined as a senior advisor in 2006 and became a Managing Director in 2007. Prior to joining Vestar Capital Partners, Mr. Holstein was the chief executive officer of WebMD Health from 2001 and of WebMD Corp from May 2003, in each case until April 2005 and served in senior executive positions at WebMD and its predecessors starting in 1997. From May 2005 through when he joined Vestar in 2006, Mr. Holstein pursued personal endeavors. Prior to his tenure at WebMD, Mr. Holstein was a Member of the Office of the President of Medco, the nation's leading prescription benefit management firm. Since graduating from Swarthmore College in 1974, Mr. Holstein also held senior management positions at MCI Corporation, Warner Communications and Grey Advertising. Mr. Holstein began his career with the Spirits of St. Louis professional basketball team.

Erin L. Russell has been a director of DynaVox Inc. since its formation in December 2009 and has been a member of the management committee of DynaVox Systems Holdings LLC since October 2007. Ms. Russell is a principal with Vestar Capital Partners, which she joined in 2001. Previously, she was a member of the M&A Group at PaineWebber Inc. in New York. Ms. Russell received her bachelor of science degree in commerce, with a concentration in accounting, from the McIntire School of Commerce at the University of Virginia in 1996. She received her MBA from Harvard Business School in 2001.

William E. Mayer has been a director of DynaVox Inc. since December 2009 and has been a member of the management committee of DynaVox Systems Holdings LLC since May 2004. Mr. Mayer is the senior partner of the private equity firm Park Avenue Equity Partners, which he formed in 1999. From the fall of 1992 until December 1996, Mr. Mayer was a professor and dean of the College of Business and Management at the University of Maryland. Mr. Mayer worked at The First Boston Corporation (now Credit Suisse) for 23 years where he held numerous management positions, including president and chief executive officer. Over the past five years, Mr. Mayer has served as a board member of the following public companies: BlackRock Kelso, Reader's Digest (Sold), OPENFIELD Solutions (Sold) and Lee Enterprises, and is a trustee of the Columbia Group of Mutual Funds. Over the past 30 years, he has been a board member of numerous other public and private companies. Mr. Mayer was chairman of the Aspen Institute from 2000 to 2008 and is currently on its executive committee. He is past chairman of the Board of the University of Maryland, College Park, Maryland and is currently on its executive committee. He is also a board member of the Acumen Fund, Atlantic Council, a member of the Council on Foreign Relations and vice chairman of the Middle East Investment Initiative.

JoAnn A. Reed is an advisor to the Chief Executive Officer of Medco Health Solutions, Inc. She served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions from 2002 until her departure in March 2008 to pursue personal endeavors. From 1992 to 2002 she served as Senior Vice President, Finance. She joined Medco Containment Services, Inc. in 1988. Her prior experience includes CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor's, and Unisys/Timeplex. Ms. Reed is a director of American Tower Corporation and Waters Corporation and a trustee of St. Mary's College of Notre Dame.

Augustine Nieto II has been a member of the management committee of DynaVox Systems Holdings LLC since July 2009. Mr. Nieto was a co-founder of Life Fitness, a leading manufacturer of cardiovascular and strength training fitness equipment for commercial and consumer use, and held a variety of executive positions with Life Fitness until the company was acquired by Brunswick Corporation in 1997. He is currently an Operating Advisor for North Castle Partners, a private equity firm based in Greenwich, Connecticut, which he joined in May 2001. Mr. Nieto is currently the chairman of Octane Fitness, a manufacturer of consumer exercise equipment. He is also a National Vice President of the Muscular Dystrophy Association, Co-Chairman of its ALS Division and Founder of its Augie's Quest campaign. In addition, Mr. Nieto serves as the Chairman of the ALS Therapy Development Institute, a leading non-profit biotechnology and drug research company, and as a director of Quest Software, Inc.

James W. Liken has been the chairman of the management committee of DynaVox Systems Holdings LLC since 2004. From August 1999 until December 1, 2003, Mr. Liken served as President and Chief Executive Officer of Respironics, Inc. and then served as Vice Chairman until his retirement in March 2008. Prior to joining Respironics, Mr. Liken was owner of Liken Home Medical, Inc. from 1990 until he sold that business in July 1998. Mr. Liken has been active in the home medical business since 1971, serving in management and ownership capacities for several predecessor companies to Liken Home Medical, Inc. He also is a director of Cohera Medical, Inc. and Vapotherm, Inc. He is the principal of J.W. Liken Holdings, a firm that does private equity investing.

Michael J. Herling has been a member of the management committee of DynaVox Systems Holdings LLC since 2004. He is a founding partner of Finn Dixon & Herling LLP, a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel, and has held that position since 1987. He is currently a member of the Board of Directors of The Brink's Company and a member of the Board of Trustees of Colgate University.

Michael N. Hammes has been a member of the management committee of DynaVox Systems Holdings LLC since 2004. He served as Chairman and Chief Executive Officer of Sunrise Medical Inc.,

which designs, manufacturers and markets home medical equipment worldwide, from 2000 until his retirement as Chief Executive Officer in 2007 and as Chairman in 2008. He was Chairman and Chief Executive Officer of the Guide Corporation from 1998 to 2000. He was also Chairman and Chief Executive Officer of The Coleman Company, Inc. from 1993 to 1997. He is chairman of James Hardie Industries Ltd. and Joerns Healthcare Inc. and a director of DeVilbiss and Navistar International Corporation.

Michelle L. Heying joined us as chief operating officer in December 2007 and was named president in July 2009. She brings more than 18 years of leadership in both strategic development and operations working with companies in the healthcare, life science, and industrial/security industries. Prior to joining us, Ms. Heying served as vice president/general manager at Thermo Fisher Scientific from November of 2006 to December of 2007. In addition, she served in multiple general manager roles at General Electric Healthcare from 1991 to March of 2006 in the Americas X-Ray, Global Nuclear Medicine and Global Mammography divisions. Ms. Heying pursued personal endeavors from March of 2006 to November of 2006. She holds an MBA from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Business Administration from the University of Wisconsin—Whitewater.

Kenneth D. Misch joined us in July 2009 as chief financial officer, bringing with him more than 20 years of domestic and international accounting, financial management and treasury experience with both public and private companies. Prior to joining us, Mr. Misch was chief financial officer at invivodata, Inc. from September 2006 to July 2009 and has also held the chief financial officer position at Artromick International from January 2006 to September 2006 and Expedient Communications from April 2004 to November 2005. Mr. Misch pursued personal endeavors during December of 2005. Mr. Misch began his career at Price Waterhouse. He holds an MBA from the Weatherhead School of Management of Case Western Reserve University and a Bachelor of Science in Business Administration from Bowling Green State University. Mr. Misch is a Certified Public Accountant and serves on the Board of Directors of the Pittsburgh Chapter of Financial Executives International (FEI).

Robert E. Cunningham joined us in 1993 as the director of software development and has been our chief technology officer since May 2009. Prior to joining us, Mr. Cunningham was a senior software engineer at Vertex Software and vice president of research and development for the Guidance Corporation. He began his career as a research programmer at the University of Pittsburgh's Learning Research and Development Center, where he graduated summa cum laude with a Bachelor of Science degree in computer science. Mr. Cunningham has worked as an independent computer-programming consultant on long-term projects for Xerox, Inc. and the U.S. Air Force.

Marcy Smorey-Giger joined us in April 2010 as our chief legal officer. Prior to joining us, Ms. Smorey-Giger was the corporate counsel and secretary of WESCO International, Inc., a NYSE listed company, from May 2004 until April 2010 and was the manager of compliance and legal affairs of WESCO since 1999. Ms. Smorey-Giger also served as corporate attorney of WESCO from 2002-2004 and as assistant corporate secretary of WESCO from 1997-2004. Ms. Smorey-Giger holds a bachelor of science from Westminster College, a master of science from the Bayer School of Natural and Environmental Science, Duquesne University and a juris doctor from Duquesne University School of Law.

Pursuant to our amended and restated securityholders agreement as it will be in effect at the time of this offering, until such time as the securityholders party thereto cease to own at least 25% of the total voting power of DynaVox Inc., such securityholders will agree to vote their shares and to take any other action necessary to elect the following directors of DynaVox Inc.: (1) one director who shall be the Chief Executive Officer and (2) for so long as Vestar holds 10% of the total voting power of DynaVox Inc., all of the remaining directors shall be designated by Vestar. Aside from Edward L. Donnelly, Jr., as Chief Executive Officer, all of the directors have been designated by Vestar with the exception of Mr. Mayer, who was designated by Park Avenue Equity Partners under the existing provisions of our securityholders agreement. The amended and restated securityholders agreement will further prescribe a minimum number of five directors of DynaVox Inc.

There are no family relationships among any of our directors, director nominees or executive officers.

Composition of the Board of Directors After this Offering

Our board of directors currently consists of Mr. Donnelly, Mr. Holstein, Ms. Russell and Mr. Mayer, with Mr. Holstein serving as chair. Prior to the closing of this offering, we intend to appoint Ms. Reed, Mr. Nieto, Mr. Liken, Mr. Herling and Mr. Hammes to our board of directors and each of them has consented to so serve.

Our board of directors will have discretion to determine the size of the board of directors. Our directors will be elected at each year's annual meeting of stockholders.

Upon completion of this offering, Vestar will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a "controlled company" under the NASDAQ Global Select Market corporate governance standards. As a controlled company, exemptions under the NASDAQ Global Select Market standards will free us from the obligation to comply with certain NASDAQ Global Select Market corporate governance requirements, including the requirements:

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  that a majority of our board of directors consists of "independent directors," as defined under the rules of the NASDAQ Global Select Market;

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  that the compensation of our executive officers be determined, or recommended to the board of directors for determination, by independent directors constituting a majority of the independent directors of the board in a vote in which only independent directors participate or by a compensation committee comprised solely of independent directors; and

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  that director nominees be selected, or recommended to the board of directors for selection, by independent directors constituting a majority of the independent directors of the board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors.

Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq Global Select Market corporate governance requirements. In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the rules of the NASDAQ Global Select Market.

These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and NASDAQ Global Select Market rules with respect to our audit committee within the applicable time frame. See "—Board Committees—Audit Committee."

Director Qualifications

Historically, the members of the management committee of DynaVox Systems Holdings LLC have been designated in accordance with the existing securityholders agreement, which provides that such committee be comprised of a designee of Park Avenue, our chief executive officer and other persons designated by Vestar. Vestar has sought to ensure that our board of directors is composed of members whose particular experience, qualifications, attributes and professional and functional skills, when taken together, will allow the board to effectively satisfy its oversight responsibilities. In identifying candidates for membership on our board, Vestar has historically taken into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature, careful judgment, industry knowledge or experience and an ability to work collegially with the other members of our board and (2) all other factors it considers appropriate, including alignment with our stockholders, especially investment funds affiliated with Vestar and Park Avenue Equity Partners. When determining whether our current directors and proposed new directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our board to satisfy its oversight responsibilities effectively in light of our business and structure, our board focused primarily on their valuable contributions to our success in recent years and on the information discussed in the biographical information set forth under "Management—Directors and Executive Officers." In particular, Mr. Donnelly was selected to serve as a director due to his role as our Chief Executive Officer, the resultant perspective from our management he adds to board deliberations and his extensive background and expertise in the health business. Mr. Holstein was selected to serve as a director in light of his affiliation with Vestar, his background as an executive with WebMD and his experience in working with the management of various companies owned by Vestar. Ms. Russell was selected to serve as a director in light of her affiliation with Vestar, her extensive financial background and her experience in working with the management of various companies owned by Vestar. Mr. Mayer was selected to serve as a director in light of his affiliation with Park Avenue Equity Partners and his significant experience in working with companies controlled by private equity sponsors. Ms. Reed was selected as a proposed new director in light of her extensive finance and accounting background and experience as a director of public companies. As noted below, Ms. Reed will serve as chair of our audit committee. Mr. Liken was selected as a proposed new director in light of his experience as the chairman of the management committee of DynaVox Systems Holdings LLC and his background as an executive within the medical device industry. Mr. Nieto was selected as a proposed new director in light of his experience as a member of the management committee of DynaVox Systems Holdings LLC, his entrepreneurial and executive experience and his invaluable experience as a user of our speech generating technologies. Mr. Herling was selected as a proposed new director in light of his experience as the chairman of the management committee of DynaVox Systems Holdings LLC and his extensive experience as a director of a public company. Mr. Hammes was selected as a proposed new director in light of his experience as a member of the management committee of DynaVox Systems Holdings LLC and his experience as an executive and director of several public companies, including our predecessor, Sunrise Medical, Inc.

Board Committees

Our board of directors will establish the following committees prior to the completion of this offering: an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

Audit Committee

Upon the completion of this offering, our audit committee will consist of Ms. Reed, Ms. Russell and Mr. Herling with Ms.Reed serving as chairperson of the audit committee. Ms. Russell is not independent as defined in Rule 10A-3(b)(1) under the Exchange Act. Our audit committee will have responsibility for, among other things:

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  selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

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  evaluating the qualifications, performance and independence of our independent auditors;

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  monitoring the integrity of our financial statements and our accounting and financial reporting processes;

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  reviewing the adequacy and effectiveness of our internal control over financial reporting;

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  discussing the scope and results of the audit with the independent registered public accounting firm;

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  reviewing with management and the independent auditors our annual and quarterly financial statements;

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  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

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  preparing the audit committee report that the Securities and Exchange Commission, which we refer to as the SEC, requires in our annual proxy statement.

The SEC rules and NASDAQ Global Select Market rules require us to have one independent audit committee member upon the listing of our Class A common stock on the NASDAQ Global Select Market, a majority of independent directors within 90 days of the date of the completion of this offering and all independent audit committee members within one year of the date of the completion of this offering.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of Mr. Liken, Mr. Nieto, Mr. Mayer and Mr. Holstein. Mr. Liken will be the chairperson of our compensation committee. The compensation committee will be responsible for, among other things:

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  reviewing and approving the compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensation or arrangements;

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  reviewing and recommending the compensation of our directors;

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  reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules;

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  preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

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  reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance and Nominating Committee

Upon completion of this offering, our corporate governance and nominating committee will consist of Mr. Herling, Ms. Reed and Mr. Hammes. Mr. Herling will be the chairperson of this committee. The corporate governance and nominating committee is responsible for, among other things:

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  assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;

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  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to us; and

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  recommending members for each committee of our board of directors.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of the management committee of DynaVox Systems Holdings LLC are Mr. Holstein, Mr. Liken and Mr. Mayer. Upon completion of this offering, the members of the compensation committee of the board of directors of DynaVox Inc. will be Mr. Liken,

Mr. Nieto, Mr. Mayer and Mr. Holstein. None of these individuals is a current or former officer or employee of us.

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

Prior to the completion of this offering, we have been governed by the management committee of DynaVox Systems Holdings LLC. The following individuals served on the management committee during fiscal 2009: James W. Liken (Chairman), Edward L. Donnelly, Jr., Michael J. Herling, Roger C. Holstein, Michael N. Hammes, Augustine Nieto II, William E. Mayer, Erin Russell and Anil Shrivastava. Mr. Shrivastava resigned from the management committee during fiscal 2009. No remuneration is paid to members of the management committee for any period during which they serve as our employees or as employees of Vestar or Park Avenue Equity Partners. Accordingly, Messrs. Donnelly, Mayer and Shrivastava and Ms. Russell have not been compensated for their service on the management committee during fiscal 2009. Mr. Holstein was compensated for his service on the management committee until July 2008.

With the exception of Messrs. Nieto, Liken and Hammes, each member of the management committee who is not employed by us, Vestar or Park Avenue Equity Partners receives $3,000 per management committee meeting attended in person and $1,000 per meeting attended via conference call. Such members of the management committee also receive fees of $500 per meeting attended in person or via conference call for meetings of committees of the management committee that take place between regularly scheduled management committee meetings. Mr. Nieto is paid $3,000 per management committee meeting and $500 per meeting of a committee of the management committee regardless of whether he attends in person or via conference call, Mr. Liken is paid a fixed fee of $60,000 per year, payable on a quarterly basis, for serving as chairman of the management committee, and Mr. Hammes is paid a fixed fee of $25,000 per year, payable on a monthly basis, in light of his past experience with our business as the Chief Executive Officer of Sunrise Medical Inc., our former parent company.

Upon appointment to the management committee, members who are not employed by us, Vestar or Park Avenue Equity Partners are given the opportunity to acquire, at fair market value, a number of Class A and Class E units in DynaVox Systems Holdings LLC commensurate with that member's expertise and role within the management committee. The vesting terms of these units are discussed below in "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives."

The following table provides summary information concerning the compensation, if any, paid to or accrued in respect of the members of the management committee for services rendered in that capacity during fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael J. Herling	10,500		10,500
Roger C. Holstein	1,000		1,000
Michael N. Hammes	25,000		25,000
Augustine Nieto II		26,045	26,045
James W. Liken	60,000		60,000

(1)
The amounts set forth in this column represent aggregate grant date fair value of Class A and Class E units of DynaVox Systems Holdings LLC granted in fiscal 2009 as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). These amounts have been determined based on the assumptions set forth in Note 13 to our consolidated financial statements for the fiscal year ended July 3, 2009.

(2)
On April 29, 2004, Mr. Liken acquired 8,400 Class A units and 3,500 Class E units at the fair value per unit determined based on the most recently performed annual valuation of $10.00 and $0.50, respectively. On April 29, 2004, Mr. Herling acquired 1,200 Class A units and 500 Class E units at the fair value per unit determined based on the most recently performed annual valuation of $10.00 and $0.50, respectively. On December 1, 2006, Mr. Holstein acquired 1,200 Class A units and 500 Class E units at the fair value per unit determined based on the most recently performed annual valuation of $10.00 and $0.50, respectively. On July 1, 2009, Mr. Nieto acquired 500 Class A units and 1,000 Class E units at the fair value per unit determined based on the most recently performed annual valuation of $28.11 and $11.99, respectively.

Following the completion of this offering, we will be governed by the board of directors of DynaVox Inc. No additional remuneration will be paid to our employees or to employees of Vestar or Park Avenue Equity Partners for their service on our board of directors. We anticipate that each outside director will receive an annual cash retainer of $25,000. In addition, upon the successful completion of this offering, each outside director will receive a one-time award of shares of restricted stock with a value of $25,000, based upon the initial public offering price. The shares of restricted stock will be granted under the Long-Term Incentive Plan described below and will vest in equal annual installments over a two year period beginning on the date of this offering, subject to continued service on our board of directors. Subject to the director's continued service on our board of directors, each director also will be given an on-going opportunity to receive a number of shares of restricted stock on each anniversary of this offering with a value of $15,000, based upon the price per share at which the stock closes on the date of grant. In addition, we anticipate that the chair of the audit committee will receive an additional annual cash retainer of $10,000 and the chairs of the compensation committee and corporate governance committee will each receive an additional annual cash retainer of $5,000. Each outside director will receive $2,000 per committee meeting attended, whether in person or via conference call. In addition, each outside director will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at board of directors and committee meetings.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2009 should be read together with the compensation tables and related disclosures with respect to our current plans, considerations, expectations and determinations regarding compensation. We expect that the specific direction, emphasis and components of our executive compensation policies will continue to evolve as we gain experience as a publicly-traded company.

Executive Summary

The primary objectives of our executive compensation policies are to attract and retain talented executives to effectively manage and lead our company and create value for our equityholders. Through our executive compensation policies, we seek to align the level of our executive compensation with the achievement of our corporate objectives, thereby aligning the interests of our management with those of our equityholders. We seek to achieve this alignment primarily by allowing our management to acquire equity interests in our parent company, DynaVox Systems Holdings LLC. In the past, we have extended loans to certain of our executives to facilitate such acquisitions. All such loans have been repaid prior to the initial filing of the registration statement of which this prospectus forms a part.

The compensation of our named executive officers generally consists of the equity interests described above and base salary, annual cash incentive payments, other benefits and perquisites. In addition, our named executive officers are eligible to receive severance or other benefits upon termination of their employment with us. In setting an individual executive officer's initial compensation package and the relative allocation among different types of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual's qualifications, as well as Vestar's experience with other companies in its investment portfolio and general market knowledge regarding executive compensation.

The discussion below explains our compensation decisions with respect to fiscal 2009. Our named executive officers for fiscal 2009 are Edward L. Donnelly, Jr., Michelle Heying, Robert Cunningham and Robert P. Culhane. Mr. Donnelly has served as our Chief Executive Officer since 2007. Mr. Donnelly currently serves on the management committee of DynaVox Systems Holdings LLC and will serve on our board of directors following this offering. Ms. Heying has served as our Chief Operating Officer since 2007 and was named President in July 2009. Mr. Cunningham was named as our Vice President—Research and Development in 1998 and now serves as our Chief Technology Officer. Mr. Culhane served as our Chief Financial Officer from 2004 until July 2009. Kenneth D. Misch has served as our Chief Financial Officer since July 2009, the first month of our fiscal year 2010, but is not a named executive officer for fiscal 2009.

Executive Compensation Philosophy

Our current compensation policies for our named executive officers have been designed based upon our view that the ownership by management of equity interests in our business is the most effective mechanism for providing incentives for management to maximize gains for equityholders, that annual cash incentive compensation should be linked to metrics that create value for our equityholders and that other elements of executive compensation should be set at levels that are necessary, within reasonable parameters, to successfully attract, retain and motivate optimally talented and experienced executives. Following the completion of this offering, we anticipate that our compensation committee will continue to pursue this philosophy of relying primarily on equity-based compensation tools to provide incentives to our executives, although the specific mechanisms through which this philosophy is implemented will likely be modified to reflect our status as a publicly-traded company.

Role of Our Compensation Committee

Our compensation policies have historically been established by the compensation committee of the management committee of DynaVox Systems Holdings LLC. During fiscal 2009, Messrs. Holstein, Mayer and Shrivastava served as members of this compensation committee. Mr. Shrivastava resigned from the management committee during fiscal 2009. Unless otherwise specified, references to our compensation committee below refer to this committee. Following the completion of this offering, our compensation policies will be established by the compensation committee of the board of directors of DynaVox Inc.

Our compensation committee evaluates and determines the levels and forms of individual compensation for our named executive officers. Our compensation committee reviews and approves compensation for our named executive officers at least annually, generally at the beginning of each fiscal year, consistent with each named executive officer's employment agreement and based on each named executive officer's performance and our overall performance during the prior year.

Compensation Determination Process

Our compensation committee determines the compensation of each of our named executive officers and solicits input from our Chief Executive Officer in determining the compensation (particularly base salary and annual cash incentive payments) of our named executive officers other than our Chief Executive Officer.

Elements of Compensation

We generally deliver executive compensation through a combination of annual base salary, annual cash incentive payments, long-term equity incentives in the form of equity interests in DynaVox Systems Holdings LLC, other benefits and perquisites. We believe that this mix of elements is useful in achieving our primary compensation objectives.

Base Salary.    Base salaries are intended to provide a fixed level of compensation sufficient to attract and retain an effective management team when considered in combination with other performance-based components of our executive compensation program. We believe that the base salary element is required to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Annual base salaries are established on the basis of market conditions at the time we hire an executive, taking into account Vestar's practices with respect to the size and location of the business and similarly situated executives at other companies in its investment portfolio. Any subsequent modifications to annual base salaries are influenced by the performance of the executive and by significant changes in market conditions.

Mr. Donnelly, Ms. Heying, Mr. Cunningham and Mr. Culhane received an annual base salary of $400,000, $275,000, $235,000 and $227,000, respectively, in fiscal 2009.

Annual Cash Incentive Payments.    In addition to annual base salaries, our compensation committee generally awards annual cash incentive payments to our named executive officers. The annual cash incentive payments are intended to compensate our named executive officers for achieving operating performance objectives in the current year that are important to our success.

Cash incentive payments are awarded pursuant to our Management Incentive Bonus Plan for each fiscal year. This bonus plan is designed to motivate, reward and acknowledge achievement by our employees by explicitly tying annual cash bonus payments to the achievement of annual performance targets based upon our consolidated financial results, as adjusted based upon individual performance objectives. Our bonus plan is administered jointly by our Chief Financial Officer, who is responsible for monitoring the financial performance measurements, and, in respect of our executive officers, our Chief Executive Officer, who is responsible for monitoring individual performance measurements for such individuals. Our compensation committee approves all targets and payouts under our bonus plan. Executives are generally eligible for payments under our bonus plan only if they are employed by us both on the last day of the applicable fiscal year and on the actual payment date of the bonus amount.

Target bonus award levels under our bonus plan are expressed as a percentage of annual base salary. Pursuant to the terms of his or her employment agreement, each named executive officer was eligible to earn a target annual cash incentive payment for fiscal 2009 equal to a percentage of that named executive officer's annual base salary, as described below.

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  Mr. Donnelly was eligible to earn an annual cash bonus award of up to 50% of his annual base salary, based upon the achievement of our annual operating plan as established by the compensation committee in consultation with Mr. Donnelly. Mr. Donnelly also had the opportunity to earn an annual cash bonus award greater than this amount for superior performance.

  •
  Ms. Heying was eligible to earn an annual cash bonus award of up to 40% of her annual base salary, based upon the achievement of performance targets established by the compensation committee. Ms. Heying also had the opportunity to earn an annual cash bonus award greater than this amount for superior performance.

  •
  Mr. Cunningham was eligible to earn an annual cash bonus award of up to 40% of his annual base salary, based upon the achievement of performance targets established by the compensation committee. Mr. Cunningham also had the opportunity to earn an annual cash bonus award greater than this amount for superior performance.

  •
  Mr. Culhane was eligible to earn an annual cash bonus award of up to 40% of his annual base salary, based upon the achievement of performance targets established by the compensation committee. Mr. Culhane also had the opportunity to earn an annual cash bonus award greater than this amount for superior performance.

After target bonus award amounts are established as a percentage of each named executive officer's base salary, the compensation committee establishes overall company performance targets as the next step in determining annual cash bonus payments. For fiscal 2009, the company financial performance targets were sales growth and Adjusted EBITDA growth, with sales growth carrying more weight than Adjusted EBITDA growth. Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation and amortization and the other adjustments described in "Summary—Summary Historical Financial and Other Data." The compensation committee selected sales growth and Adjusted EBITDA growth as the financial performance metrics for our bonus plan for fiscal 2009 because it considered them to be the performance areas with the greatest potential to impact equityholder value. The compensation committee assigned a 70% weighting to sales growth and a 30% weighting to Adjusted EBITDA growth to encourage management to focus more on making long-term investments to grow our business than on reducing investments to deliver short-term results.

At the on-target level of achievement for each specified company financial performance metric, a named executive officer's bonus payment is equal to 100% of his or her target bonus amount. At the maximum target level of achievement, a named executive officer's bonus payment is equal to 200% of his or her target bonus amount. Bonus payments for actual results that fall between the on-target and maximum target performance levels are adjusted on a linear basis.

The following table illustrates our overall performance in relation to our targets for sales and Adjusted EBITDA for fiscal 2009:

Type of Financial Performance Metric	On-Target Level of Achievement	Maximum Target Level of Achievement	Actual Level of Achievement
Total Sales	$97,726,000	$112,000,000	$91,160,000
Total Adjusted EBITDA	$23,000,000	$27,500,000	$24,468,000

Based upon the foregoing weightings and performance levels in relation to our targets, our bonus model yielded a company performance adjustment factor of 44% to be applied to the target bonus amount for each named executive officer for fiscal 2009.

After each named executive officer has been allocated a bonus amount following the application of the company performance adjustment factor, this amount may be further modified from 80% to 110% based upon individual performance. The specific individual performance objectives that form the basis for this evaluation vary from year to year and from one named executive officer to another, but they generally relate to our strategic goals and to operational improvements that are within the individual named executive officer's area of responsibility. These objectives are typically qualitative objectives, and the compensation committee applies its business judgment in assessing the extent to which each named executive officer met his or her objectives. The following table sets forth some of the detailed individual objectives for our named executive officers in fiscal 2009:

Name and Principal Position	Individual Performance Objectives for Fiscal 2009	Individual Performance Adjustment Factor for Fiscal 2009 (%)
Edward L. Donnelly, Jr., Chief Executive Officer	Develop appropriate strategies for long-term sustainable superior growth in sales and earnings and provide leadership to management team to achieve the company's strategic objectives	100%
Michelle Heying, Chief Operating Officer	Execute upon business tactics to support the company's strategic objectives and to achieve sales and Adjusted EBITDA targets	110%
Robert Cunningham, Vice President—Research and Development	Drive the company's research and development and product development initiatives identified in the company's strategic objectives	110%
Robert P. Culhane, Former Chief Financial Officer	Ensure processes in place to support financial reporting, risk management and repayment of the company's debt	85%

In making the determinations with respect to individual performance reflected above, the compensation committee considered yearly growth rates for key metrics of our business and the actions taken by each named executive officer in each of his or her areas of functional responsibility to position our business for future growth opportunities.

The following table illustrates the operation of our bonus plan for fiscal 2009:

Name and Principal Position	Target Bonus ($)	Company Performance Adjustment Factor (%)	Available Bonus Reflecting Company Performance ($)	Individual Performance Adjustment Factor (%)	Total Amount Awarded Under 2009 Bonus Plan ($)
Edward L. Donnelly, Jr., Chief Executive Officer	200,000	44%	88,000	100%	88,000
Michelle Heying, Chief Operating Officer	110,000	44%	48,400	110%	53,240
Robert Cunningham, Vice President—Research and Development	94,000	44%	41,360	110%	45,496
Robert P. Culhane, Former Chief Financial Officer	90,800	44%	39,952	85%	33,959

Payments under the bonus plan for fiscal 2009 were calculated and paid following the completion of our year-end audit.

Our bonus plan for fiscal 2010 is structured in the same manner as it was for fiscal 2009, with financial performance being evaluated against sales growth and Adjusted EBITDA growth targets with weightings similar to those for fiscal 2009. The timing of payments under the bonus plan for fiscal 2010 is to be consistent with that for fiscal 2009.

Prior to the completion of this offering, our board of directors intends to adopt the DynaVox Inc. Annual Incentive Plan and receive approval of such plan by our current stockholder. See "—Annual Incentive Plan" for a description of the material terms of this plan. Under this plan, we will be able to provide certain of our employees with cash incentive compensation based upon the achievement of pre-established performance goals.

Bonus.    In addition to the amounts described above that were awarded under our Management Incentive Bonus Plan for fiscal 2009, the compensation committee awarded discretionary cash bonuses for fiscal 2009 in recognition of the exceptional performance of our business in fiscal 2009 despite an extremely difficult global economic environment. The amounts of these discretionary cash bonuses were $112,000 for Mr. Donnelly, $71,760 for Ms. Heying, $54,504 for Mr. Cunningham and $23,926 for Mr. Culhane. The compensation committee determined these amounts by assessing performance for fiscal 2009 using the criteria under our Management Incentive Bonus Plan for fiscal 2009 but excluding the results for the second quarter of fiscal 2009, which the compensation committee believed were disproportionately impacted by adverse economic conditions outside the control of our named executive officers. Although the compensation committee does not anticipate that discretionary cash bonuses will be routinely awarded, it reserves the right to make such awards in the future as circumstances warrant.

Long-Term Equity Incentives.    We believe that our long-term financial success is achieved in part through an ownership culture that encourages our named executive officers to focus on our long-term performance through the use of equity-based compensation tools.

In the past, we allowed our management to acquire equity interests in DynaVox Systems Holdings LLC at the fair market value of the interests determined based on the most recently performed annual valuation. The number of units made available for acquisition by each named executive officer was determined as part of the terms of the named executive officer's respective employment at the time of his or her initial hire, subject to adjustment thereafter from time to time, and reflect Vestar's practices with respect to similarly situated executive officers at other companies in its investment portfolio.

Currently, the capital structure of DynaVox Systems Holdings LLC consists of nine different classes of limited liability company units: Class A units, Class B units, Class C units, Class D units, Class E units, Class W units, Class X units, Class Y units and Class Z units. Members of our management had the opportunity to acquire units (Management Units), which consist of Class B units, Class C units, Class D units, Class W units, Class X units, Class Y units and Class Z units. In addition, members of the management committee of DynaVox Systems Holdings LLC had the opportunity to acquire Class A units and Class E units.

Although these units do not technically "vest," the effect of time and performance conditions applicable to them is functionally similar to vesting and will hereinafter be described as vesting. Class A units are considered to be fully vested when acquired. Class B units acquired prior to January 22, 2008 vest in equal annual installments over six years. Class B units acquired on or after January 22, 2008 and Class E units and Class W units vest in equal annual installments over five years. All unvested Class B units, Class E units and Class W units automatically vest upon a sale of DynaVox Systems Holdings LLC (as defined in the DynaVox Systems Holdings LLC limited liability company agreement). Class C units and Class D units acquired on or prior to June 29, 2007 vested in equal annual installments upon the achievement of certain annual operating targets applicable until the end of fiscal 2009, subject to the ability to catch up in a subsequent fiscal year. Class X units, Class Y units and Class Z units and any unvested Class C units and Class D units (regardless of when acquired) vest upon a sale of DynaVox Systems Holdings LLC if certain specified levels of returns as a percentage of aggregate capital contributions are achieved for Class A unit holders (250% for Class C units, 300% for Class D units, 250% for Class X units, 300% for Class Y units and 350% for Class Z units).

In some cases, the acquisition of Management Units has been financed, in part, through the issuance of partial recourse notes receivable to DynaVox Systems Holdings LLC. The partial recourse nature of these notes requires that the unit purchases incorporating this feature be accounted for as grants of equity options.

The vesting schedule for the units described above was designed to motivate our executives and other members of management to enhance our financial and operational performance and equity value over the long-term as well as to promote executive retention. We anticipate that, in connection with this offering, all existing units of DynaVox Systems Holdings LLC will be converted into New Holdings Units in a recapitalization of DynaVox Systems Holdings LLC. To the extent that the units of DynaVox Systems Holdings LLC from which any New Holdings Units are converted are subject to time vesting, such New Holdings Units will similarly be subjected to such vesting. All New Holdings Units held by our chief executive officer or chief operating officer will immediately vest upon the Recapitalization.

Prior to the completion of this offering, our board of directors intends to adopt the DynaVox Inc. 2010 Long-Term Incentive Plan, or the "Long-Term Incentive Plan," and receive approval of such plan by our current stockholder. See "—Long-Term Incentive Plan" for a description of the material terms of this plan. The Long-Term Incentive Plan will be the source of new equity-based and long-term cash awards and will permit us to grant to our key employees, including our named executive officers, incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A common stock and performance-based awards denominated in cash or shares.

We have not adopted stock ownership guidelines for our named executive officers and other key employees prior to this offering.

Deferred Compensation Plans.    We offer our named executive officers the opportunity to participate in our 401(k) Profit Sharing Plan, which is a tax-qualified plan, and our Supplemental Executive Retirement Plan, which is a non-qualified plan. Our discretionary contributions to the 401(k) Profit Sharing Plan are based upon our actual Adjusted EBITDA and sales performance in relation to the Adjusted EBITDA and sales targets in our business plan.

If Adjusted EBITDA and sales performance meet the minimum targets, the applicable percentage for purposes of determining our discretionary profit-sharing contributions to the 401(k) Profit Sharing Plan is 4%, and the applicable percentage for purposes of determining our discretionary Social Security integration contributions to the 401(k) Profit Sharing Plan is 8%. The discretionary profit-sharing contribution to the 401(k) Profit Sharing Plan is determined by applying the applicable percentage to all eligible earnings up to the Social Security maximum taxable earnings (which was $106,800 for calendar year 2009). The discretionary Social Security integration contribution to the 401(k) Profit Sharing Plan is determined by applying the applicable percentage to all eligible earnings paid over the Social Security maximum taxable earnings up to $230,000. Eligible earnings include base salary (including any pre-tax deferrals to the employer-sponsored qualified and non-qualified plans) and bonuses paid within the plan year. The plan year coincides with the fiscal year, and participants are eligible to participate the first day of the month following one year of service. Participants vest in the company discretionary contributions as follows: 25% after two years of service, 50% after three years of service, 75% after four years of service and 100% after five years of service. For on-target Adjusted EBITDA and sales performance, the applicable performance percentages are 5% for the discretionary profit-sharing contributions and 10% for the Social Security integration contributions, and for maximum Adjusted EBITDA and sales performance, the applicable performance percentages are 6% for the discretionary profit-sharing contributions and 12% for the Social Security integration contributions. The performance percentages are pro-rated for results that fall between Adjusted EBITDA and sales performance thresholds.

Other Benefits.    We also provide various other benefits to certain of our named executive officers that are intended to be part of a competitive compensation program. These benefits include:

  •
  medical and life insurance;

  •
  flexible spending accounts;

  •
  vacation time;

  •
  reimbursement for tax preparation services; and

  •
  relocation benefits.

We believe that these benefits are comparable to those offered by other companies.

Severance and Change in Control Benefits

Our named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under "Potential Payments Upon Termination or Change in Control." We believe these benefits are an essential element of our compensation program for our named executive officers and assist us in recruiting and retaining talented individuals. The compensation committee believes that these benefits are valuable as they address the valid concern that it may be difficult for our named executive officers to find comparable employment in a short period of time in the event of termination. These arrangements are incorporated into the employment agreements of our named executive officers. Severance and change in control benefits may differ for named executive officers depending on the positions they hold and how difficult it might be or how long it might take for them to find comparable employment.

Actions During Fiscal 2010

Our Compensation Committee has taken various actions during fiscal 2010 with respect to compensation for our named executive officers, including negotiating amendments to their employment agreements with each of Mr. Donnelly and Ms. Heying, negotiating a new employment agreement with Mr. Cunningham and deciding to grant equity awards to certain of our employees at the time of our initial public offering. The Compensation Committee determined that it was appropriate to revisit the terms of our employment agreements with Mr. Donnelly and Ms. Heying in light of the contributions of Mr. Donnelly and Ms. Heying to the success of our new management team in accelerating the growth of our revenue and earnings, in recognition of the increased responsibilities they will have as chief executive officer and chief operating officer of a public company. The anticipated terms of Mr. Donnelly's and Ms. Heying's amended employment agreements, including an increase in Mr. Donnelly's annual base salary from $400,000 to $500,000 and an increase in Ms. Heying's annual base salary from $275,000 to $350,000, are described under "Management—Employment Agreements—Amended and Restated Employment Agreement with Mr. Donnelley", "—Employment Agreement with Ms. Heying" and "—Employment Agreement with Mr. Cunningham". For the foregoing reasons, the Compensation Committee also determined that, as described under "Organizational Structure—Recapitalization," the units that Mr. Donnelly and Ms. Heying receive upon conversion of their existing units in connection with the Recapitalization of DynaVox Systems Holdings LLC will be immediately vested regardless of whether the existing units being converted were subject to additional service-based vesting at the time of the Recapitalization. Finally, to reward substantial efforts in furtherance of our initial public offering, upon the consummation of the offering, we intend to grant to certain of our employees awards of stock options to purchase our Class A common stock pursuant to the Long-Term Incentive Plan. The terms of these stock options are described under "Management—IPO Date Stock Option Awards to Employees". In connection with these initial public offering date grants, Mr. Donnelly will receive stock options to purchase 568,000 shares, Ms. Heying will receive stock options to purchase 426,000 shares, Mr. Cunningham will receive stock options to purchase

142,000 shares and Mr. Misch will receive stock options to purchase 25,000 shares. Mr. Donnelly and Ms. Heying will receive larger grants due to their significant leadership roles of the Company.

References to "stock" in the captions of the compensation-related tables below refer to units of DynaVox Systems Holdings LLC.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us during fiscal 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Edward L. Donnelly, Jr., Chief Executive Officer	2009	400,000	112,000		88,000	81,494	(3)	892,943
Michelle Heying, Chief Operating Officer	2009	275,000	71,760		53,240	69,114	(4)	512,365
Robert Cunningham, Vice President—Research and Development	2009	235,000	54,504	101,111	45,496	30,195	(5)	466,306
Robert P. Culhane, Former Chief Financial Officer	2009	227,000	23,926		33,959	25,170	(6)	354,963

(1)
The amounts set forth in this column represent discretionary bonuses that the compensation committee of the management committee of DynaVox Systems Holdings LLC awarded in addition to the amounts payable pursuant to our bonus plan in respect of fiscal 2009.

(2)
The amounts set forth in this column represent the aggregate grant date fair value of units of DynaVox Systems Holdings LLC granted in fiscal 2009 as calculated pursuant to FASB ASC Topic 718. These amounts have been determined based on the assumptions set forth in Note 13 to our consolidated financial statements for the fiscal year ended July 3, 2009.

(3)
This amount consists of $11,500 in discretionary company profit-sharing contributions to our 401(k) Profit Sharing Plan, $400 in company matching contributions to our 401(k) Profit Sharing Plan, $6,400 in discretionary company Social Security integration contributions to our 401(k) Profit Sharing Plan, $37,000 in discretionary company Supplemental Executive Retirement Plan contributions, $672 in life insurance premiums, $1,000 in tax preparation reimbursement, $18,000 in automobile allowance and an aggregate of $6,522 (including tax gross-up) with respect to the President's Club trip (offered as an incentive for our employees who generate substantial sales) for Mr. Donnelly and his spouse.

(4)
This amount consists of $11,500 in discretionary company profit-sharing contributions to our 401(k) Profit Sharing Plan, $400 in company matching contributions to our 401(k) Profit Sharing Plan, $6,400 in discretionary company Social Security integration contributions to our 401(k) Profit Sharing Plan, $17,000 in discretionary company Supplemental Executive Retirement Plan contributions, $462 in life insurance premiums, $1,000 in tax preparation reimbursement and an aggregate of $3,843 (including tax gross-up) with respect to the President's Club trip (offered as an incentive for our employees who generate substantial sales) for Ms. Heying.

(5)
This amount consists of $11,500 in discretionary company profit-sharing contributions to our 401(k) Profit Sharing Plan, $400 in company matching contributions to our 401(k) Profit Sharing Plan, $6,400 in discretionary company Social Security integration contributions to our 401(k) Profit

  Sharing Plan, $10,500 in discretionary company Supplemental Executive Retirement Plan contributions, $395 in life insurance premiums and $1,000 in tax preparation reimbursement.

(6)
This amount consists of $11,500 in discretionary company profit-sharing contributions to our 401(k) Profit Sharing Plan, $400 in company matching contributions to our 401(k) Profit Sharing Plan, $6,400 in discretionary company Social Security integration contributions to our 401(k) Profit Sharing Plan, $5,489 in discretionary company Supplemental Executive Retirement Plan contributions, $381 in life insurance premiums and $1,000 in tax preparation reimbursement.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides supplemental information relating to grants of plan-based awards to our named executive officers in fiscal 2009.

									All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Edward L. Donnelly, Jr., Chief Executive Officer			200,000	440,000
Michelle Heying, Chief Operating Officer			110,000	242,000
Robert Cunningham, Vice President—Research and Development			94,000	206,800
	9/24/08					6,088	(1)				79,899	(2)
	9/24/08								1,420	(3)	21,212	(4)
Robert P. Culhane, Former Chief Financial Officer			90,800	199,760

(1)
Mr. Cunningham acquired the following performance-based units of DynaVox Systems Holdings LLC in fiscal 2009: 1,231 Class C units, 2,307 Class D units, 750 Class X units, 900 Class Y units and 900 Class Z units.

(2)
This number represents the aggregate grant date fair value of the performance-based units of DynaVox Systems Holdings LLC that Mr. Cunningham acquired in fiscal 2009. Mr. Cunningham paid this amount in exchange for the units.

(3)
Mr. Cunningham acquired the following service-based units of DynaVox Systems Holdings LLC in fiscal 2009: 670 Class B units and 750 Class W units.

(4)
This number represents the aggregate grant date fair value of the service-based units of DynaVox Systems Holdings LLC that Mr. Cunningham acquired in fiscal 2009. Mr. Cunningham paid this amount in exchange for the units.

Outstanding Equity Awards at 2009 Fiscal-Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2009.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edward L. Donnelly, Jr.—Chief Executive Officer
Class W	58,666	770,871
Class X			73,333	926,929
Class Y			88,000	1,030,480
Class Z			88,000	927,520
Michelle Heying, Chief Operating Officer
Class W	12,000	157,680
Class X			15,000	189,600
Class Y			18,000	210,780
Class Z			18,000	189,720
Robert Cunningham—Senior V.P. R&D
Class B	536	9,085
Class C			7,485	109,655
Class D			14,815	204,003
Class W	600	7,884
Class X			750	9,480
Class Y			900	10,539
Class Z			900	9,486
Robert P. Culhane, Former Chief Financial Officer
Class B	1,737	29,442
Class C			6,254	91,621
Class D			12,508	172,235

The vesting terms of the units set forth above are described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives."

As of July 3, 2009, each named executive officer held the following total numbers of units (including those not set forth above because they are vested):

  •
  Mr. Donnelly held 1,200 Class A units, 500 Class E units, 73,333 Class W units, 73,333 Class X units, 88,000 Class Y units and 88,000 Class Z units;

  •
  Ms. Heying held 15,000 Class W units, 15,000 Class X units, 18,000 Class Y units and 18,000 Class Z units;

  •
  Mr. Cunningham held 10,000 Class A units, 11,094 Class B units, 11,655 Class C units, 23,154 Class D units, 750 Class W units, 750 Class X units, 900 Class Y units and 900 Class Z units; and

  •
  Mr. Culhane held 20,000 Class A units, 10,424 Class B units, 10,424 Class C units and 20,847 of Class D units.

Option Exercises And Stock Vested In Fiscal 2009

The following table provides information regarding the value realized by our named executive officers upon the vesting of stock or similar instruments during fiscal 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Edward L. Donnelly, Jr., Chief Executive Officer	14,667	(1)	192,724
Michelle Heying, Chief Operating Officer	3,000	(1)	39,420
Robert Cunningham, Vice President—Research and Development	2,021	(2)	33,684
Robert P. Culhane, Former Chief Financial Officer	1,737	(3)	29,442

(1)
These securities are Class W units of DynaVox Systems Holdings LLC.

(2)
These securities are Class B and Class W units of DynaVox Systems Holdings LLC.

(3)
These securities are Class B units of DynaVox Systems Holdings LLC.

Pension Benefits For Fiscal 2009

We do not offer pension benefits to our named executive officers.

Nonqualified Deferred Compensation For Fiscal 2009

The following table provides information regarding contributions, earnings and balances for our named executive officers for fiscal 2009 under our nonqualified deferred compensation plan.

Name	Executive Contributions in Fiscal 2009 ($)	Registrant Contributions in Fiscal 2009 ($)		Aggregate Earnings in Fiscal 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at July 3, 2009 ($)
Edward L. Donnelly, Jr., Chief Executive Officer	0	37,000	(1)	0	0	37,000
Michelle Heying, Chief Operating Officer	0	17,000	(1)	0	0	17,000
Robert Cunningham, Vice President—Research and Development	0	10,500	(1)	0	0	10,500
Robert P. Culhane, Former Chief Financial Officer	0	5,489	(1)	1,265	0	27,330

(1)
These amounts are reported in the "All Other Compensation" column of the Summary Compensation Table as compensation for fiscal 2009.

We generally offer employees at the Vice President level and more senior levels who earn an annual base salary of at least $225,000 the opportunity to participate in our Supplemental Executive Retirement Plan. For fiscal 2009, discretionary contributions to our Supplemental Executive Retirement Plan were made at the same rate applicable to discretionary profit-sharing contributions to our 401(k) Profit Sharing Plan as described in "Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Plans," applied to the excess of eligible earnings above $230,000 in the plan year, which coincides with the calendar year. Eligible earnings include earned income, base salary, bonuses paid within the plan year, performance-based compensation, and other remuneration that may be included by the administrator of the plan. Eligible employees become participants in the plan at the earlier of the date on which his or her deferral election first becomes effective or the date on which a discretionary contribution by us is first credited to the participant's account.

In general, participants vest in the discretionary employer contributions starting after two years of service at 25% per year, such that after 5 years of service, participants are fully vested in their discretionary employer contributions. However, accelerated vesting occurs upon retirement, death, separation from service due to disability and upon a change in control. If a participant's employment is terminated by us for cause (or if cause otherwise exists due to theft relating to the business, dishonesty with respect to a material aspect of the business, or a violation any nonsolicitation, noncompetition, or nondisclosure restrictive covenants), no benefits will be payable under the plan and the participant must repay to us all distributions made within the six month period prior to such termination or breach. Any amounts not vested at the time of a separation from service are forfeited. Participants may direct that their accounts established under the plan be valued as if they were invested in one or more investment funds, which the administrator of the plan may select and may change from time to time in its discretion. We may, at any time, in our sole discretion, amend or modify this plan but any amendments or modifications will not retroactively affect or reduce amounts allocated to a participant's account under the plan.

Potential Payments upon Termination or Change in Control

The following disclosure indicates the potential payments and benefits to which our named executive officers would be entitled upon termination of employment or a change in control of our company. All calculations are based on an assumed termination or change in control date of July 3, 2009. The disclosure below does not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers.

Potential Payments to Each Named Executive Officer

Edward L. Donnelly, Jr., Chief Executive Officer

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over One Year ($)	Non-Equity Incentive Plan Compensation ($)		Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason						0
Involuntary termination without cause, resignation for good reason		400,000	200,000		5,762	605,762
Voluntary resignation after a change in control		400,000	200,000		5,762	605,762
Disability or death	400,000		88,000	(1)		488,000

(1)
This number assumes an individual performance factor of 100%.

If Mr. Donnelly's employment is terminated by us without "cause" (as defined in his employment agreement), by Mr. Donnelly for "good reason" (as defined in his employment agreement), or by Mr. Donnelly within 90 to 365 days after a "change of control" (as defined in his employment agreement), Mr. Donnelly will be entitled to receive (1) subject to Mr. Donnelly's continued compliance with the restrictive covenants described below, continued payment of his annual base salary until 12 months after the date of such termination, which amount will be reduced by the present value of any other cash severance or termination benefits payable to Mr. Donnelly under any of our other plans, programs or arrangements, (2) continued medical and dental coverage for a period of 12 months following the date of termination on the same terms and conditions as such benefits are made available to our other executives who are still employed by us and (3) a pro rata portion of the greater of (A) 50% of Mr. Donnelly's annual base salary or (B) the annual bonus award, if any, Mr. Donnelly would otherwise have been entitled to receive pursuant to the terms of his employment agreement in such fiscal year, based upon the percentage of the fiscal year that shall have elapsed through the date of Mr. Donnelly's termination of employment, payable when such annual bonus award would have otherwise been payable had his employment not terminated.

Mr. Donnelly has also agreed, if we so request, to remain employed by us for up to 90 days following a change of control.

If Mr. Donnelly's employment terminates due to his death or "disability" (as defined in his employment agreement), Mr. Donnelly will be entitled to receive (1) a lump-sum payment equal to one times Mr. Donnelly's annual base salary and (2) an amount equal to the annual bonus award, if any, that Mr. Donnelly would have been entitled to receive pursuant to the terms of his employment agreement in such fiscal year, prorated for the number of days Mr. Donnelly was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated.

Mr. Donnelly is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during his employment term and for two years following termination of his employment for any reason. If Mr. Donnelly breaches these covenants, in addition to the remedies at law, we are entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and in the event of such a breach, cease making any payments or providing any benefit otherwise required pursuant to Mr. Donnelly's employment agreement.

Michelle Heying, Chief Operating Officer

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over One Year ($)	Non-Equity Incentive Plan Compensation ($)		Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason						0
Involuntary termination without cause, resignation for good reason		275,000	53,240	(1)	2,710	330,950
Disability or death	275,000		53,240	(1)		328,240

(1)
This number assumes an individual performance factor of 110%.

If Ms. Heying's employment is terminated by us without "cause" (as defined in her employment agreement), by Ms. Heying for "good reason" (as defined in her employment agreement), or either party elects not to extend the employment term, Ms. Heying will be entitled to receive (1) subject to Ms. Heying's continued compliance with the restrictive covenants described below, continued payment of her annual base salary until 12 months after the termination date, (2) continued medical and dental coverage for a period of 12 months following the termination date, provided that payments for such coverage by Ms. Heying shall be consistent with the payments required by other senior executives for such coverage and (3) an amount equal to the annual bonus award, if any, that Ms. Heying would have been entitled to receive pursuant to the terms of her employment agreement in such fiscal year, pro-rated for the number of days Ms. Heying was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had her employment not terminated.

Ms. Heying has also agreed, if we so request, to remain employed by us for up to 90 days following a "change of control" (as defined in her employment agreement), subject to the agreement of the buyer to assume Ms. Heying's employment agreement and all of our rights and obligations thereunder.

If Ms. Heying's employment terminates due to her death or "disability" (as defined in her employment agreement), Ms. Heying will be entitled to receive (1) a lump-sum payment equal to Ms. Heying's annual base salary and (2) an amount equal to the annual bonus award, if any, that Ms. Heying would have been entitled to receive pursuant to the terms of her employment agreement in such fiscal year, prorated for the number of days Ms. Heying was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had her employment not terminated.

Ms. Heying is also subject to a covenant not to disclose our confidential information during her employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during her employment term and for two years following termination of her employment for any reason. If Ms. Heying breaches these covenants, in addition to the remedies at law, we are entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and in the event of such a breach, cease making any payments or providing any benefit otherwise required pursuant to Ms. Heying's employment agreement.

Robert Cunningham, Vice President—Research and Development

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over One Year ($)	Non-Equity Incentive Plan Compensation ($)		Medical & Dental Healthcare Benefits ($)	Outplacement Services ($)	Total ($)
For cause or resignation without good reason							0
Involuntary termination without cause, resignation for good reason		235,000	45,496	(1)		3,650	284,146
Disability or death							0

(1)
This number assumes an individual performance factor of 110%.

If Mr. Cunningham's employment is terminated by us without "cause" (as defined in his employment agreement) or by Mr. Cunningham for "good reason" (as defined in his employment agreement), Mr. Cunningham will be entitled to receive (1) an aggregate amount, payable in 12 equal monthly installments, equal to the excess, if any, of one times his annual base salary over the value of any other cash severance or termination benefits payable to him under any of our other plans, programs or arrangements and (2) reasonable outplacement services provided by us until the earlier of the 6 month anniversary of the termination date or the date Mr. Cunningham becomes employed by, or an independent contractor with respect to, another employer.

Robert P. Culhane, Former Chief Financial Officer

We entered into a severance pay and release agreement with Mr. Culhane on July 24, 2009, which outlines the terms of his termination of employment, which was effective July 13, 2009. Pursuant to the terms of that agreement, in exchange for his release of claims against us, Mr. Culhane is entitled to receive: (1) his bonus for fiscal 2009, (2) continued payment of his annual base salary from July 13, 2009 through September 30, 2010, (3) if Mr. Culhane elects to receive COBRA continuation coverage, payment of the employer portion of the insurance premium through September 30, 2010, unless Mr. Culhane becomes eligible for coverage under another employer's plan and (4) outplacement services consistent with our practice until September 30, 2010.

Mr. Culhane was provided with the option of cashing out certain classes of his equity interests in DynaVox Systems Holdings LLC at the fair market value as of July 3, 2009 or retaining these equity interests on the same conditions as active employees provided he complies with the restrictive covenants described below and the ones contained in the salary continuation and non-competition agreement described above. Mr. Culhane opted to accept our repurchase of 5,000 Class A units and to retain ownership of 15,000 Class A units, 10,424 Class B units, 10,424 Class C units and 20,847 Class D units. If Mr. Culhane were to breach the terms of his severance pay and release agreement, the fair market value of the units he continues to hold would revert back to the valuation at the end of the most recent fiscal year.

Mr. Culhane agreed to continue to be available and to provide to professional services to us from July 13, 2009 through September 30, 2009, in the area of transitioning Chief Financial Officer responsibilities, training, and the transfer of our knowledge and information as need and requested by our Chief Operating Officer and our Chief Executive Officer.

Mr. Culhane is also subject to covenants not to compete with us or solicit our employees or customers, in each case, until September 30, 2010 and not to disparage us.

We also entered into a salary continuation and non-competition agreement with Mr. Culhane, dated April 26, 2004, pursuant to which, if Mr. Culhane's employment was terminated by us other than for cause (as defined in his agreement), subject to Mr. Culhane's execution of a release of claims against us and compliance with the restrictive covenants described below, we agreed to (1) continue payment of his annual base salary of $227,000 for 12 months, (2) pay $7,946 for the employer portion of the insurance premium for COBRA continuation coverage, in the event Mr. Culhane elects to receive it, until the earlier to occur of the 12 month anniversary of the termination date or the date Mr. Culhane becomes eligible for coverage under another employer's plan and (3) provide $3,650 in outplacement services to Mr. Culhane consistent with our practice. In addition, pursuant to the terms of that agreement, Mr. Culhane is subject to a covenant not to compete with us and not to solicit our employees or customers, in each case, while employed and for 12 months following termination of his employment for any reason.

In addition, we entered into a confidentiality and intellectual property agreement with Mr. Culhane, dated April 26, 2004, pursuant to which Mr. Culhane is subject to a covenant not to disclose our confidential information while employed and at all times thereafter. Mr. Culhane's salary continuation is conditioned upon Mr. Culhane's compliance with all of his ongoing covenants to us.

Treatment of Equity Interests in DynaVox Systems Holdings LLC

Upon a termination of employment or an executive engaging in competitive activity (as defined in the applicable unit subscription agreement), further vesting of unvested units ceases and DynaVox Systems Holdings LLC has a call option pursuant to which it can repurchase any of its units from the affected executive. DynaVox Systems Holdings LLC may repurchase any such units with cash or a promissory note. The repurchase price depends upon the circumstances of the triggering event and the vested or unvested status of each unit. In respect of unvested units, upon any termination by us for cause or by the executive without good reason or if the executive engages in competitive activity, DynaVox Systems

Holdings LLC has the right, but not the obligation, to repurchase all or a portion of the executive's units at the lower of the executive's original cost for the units or the then fair market value of the units. For other types of terminations, DynaVox Systems Holdings LLC has the right, but not the obligation, to repurchase all or a portion of the executive's units at the then fair market value of the units. If an executive engages in competitive activity within two years following the termination of his or her employment, any proceeds to the executive from the repurchase of the executive's units by DynaVox Systems Holdings LLC would be required to be repaid within 10 days.

Employment Agreements

Amended and Restated Employment Agreement with Mr. Donnelly

We have entered into an amended and restated employment agreement with Edward L. Donnelly, Jr. pursuant to which Mr. Donnelly serves as our Chief Executive Officer. The employment term is a three-year term with automatic one-year extensions thereafter unless either party provides the other 90 days' prior written notice of an election not to renew the employment agreement.

Mr. Donnelly is currently entitled to receive an annual base salary of $500,000 and entitled to such increases in his annual base salary as may be determined by our board of directors from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Mr. Donnelly is also eligible to earn an annual bonus award under the applicable bonus plan of up to 50% of his annual base salary, based upon the achievement of performance targets established by our board of directors within the first 90 days of each applicable fiscal year, based on our annual operating plan as established by our board of directors in consultation with Mr. Donnelly. Mr. Donnelly also has the opportunity to earn an annual bonus award in excess of this amount as outlined in the bonus plan for that fiscal year if goals, which are mutually agreed upon by Mr. Donnelly and our board of directors within the first 90 days of each applicable fiscal year, are achieved. Mr. Donnelly is also entitled to participate in our employee benefit plans, on the same basis as those benefits are generally made available to our other executives. We have also agreed to indemnify Mr. Donnelly in connection with his capacity as our trustee, director or officer.

If Mr. Donnelly's employment is terminated by us without "cause" (as defined in his employment agreement) or by Mr. Donnelly for "good reason" (as defined in his employment agreement), subject to Mr. Donnelly's execution of a release of claims against us and his continued compliance with the restrictive covenants described below, Mr. Donnelly will be entitled to receive (1) continued payment of his annual base salary until 24 months after his termination date, (2) continued medical and dental coverage for a period of 18 months following his termination date, provided that payments for such coverage by Mr. Donnelly will be consistent with the payments required by other senior executives for such coverage at that time and (3) an amount equal to the annual cash bonus award, if any, that Mr. Donnelly would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, prorated for the number of days Mr. Donnelly was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

Mr. Donnelly has also agreed, if we so request, to remain employed by us for a period of up to one year following a "change of control" (as defined in his employment agreement). If Mr. Donnelly resigns without "good reason" within 90 days following such period, subject to Mr. Donnelly's execution of a release of claims against us and his continued compliance with the restrictive covenants described below, Mr. Donnelly will be entitled to receive (1) continued payment of his annual base salary until 24 months after the termination date, (2) continued medical and dental coverage for a period of 18 months following his termination date, provided that payments for such coverage by Mr. Donnelly will be consistent with the payments required by other senior executives for such coverage at that time and (3) an amount equal to the annual cash bonus award, if any, that Mr. Donnelly would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, prorated for the number of days Mr. Donnelly was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

If Mr. Donnelly's employment terminates due to his death or "disability" (as defined in his employment agreement), Mr. Donnelly will be entitled to receive (1) continued payment of his annual base salary until 12 months after his termination date if the termination is due to disability, or 24 months after his termination if the termination is due to death and (2) an amount equal to the annual cash bonus award, if any, that Mr. Donnelly would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, pro-rated for the number of days Mr. Donnelly was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

Mr. Donnelly is also subject to a covenant not to disclose our confidential information and not disparage us, in each case, during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during his employment term and for two years following termination of his employment for any reason. If Mr. Donnelly breaches these covenants, in addition to the remedies at law, we are entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and, in the event of such a breach, cease making any payments or providing any benefit otherwise required pursuant to Mr. Donnelly's employment agreement.

Amended and Restated Employment Agreement with Ms. Heying

We have entered into an amended and restated employment agreement with Michelle L. Heying pursuant to which Ms. Heying serves as our President and Chief Operating Officer. The employment term is a three-year term with automatic one-year extensions thereafter unless either party provides the other 90 days' prior written notice of an election not to renew the employment agreement.

Ms. Heying is currently entitled to receive an annual base salary of $350,000 and entitled to such increases in her annual base salary as may be determined by our board of directors from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Ms. Heying is also eligible to earn an annual bonus award under the applicable bonus plan of up to 50% of her annual base salary, based upon the achievement of performance targets established by our board of directors within the first 90 days of each applicable fiscal year. Ms. Heying also has the opportunity to earn an annual bonus award in excess of this amount if goals established by our board of directors within the first 90 days of each applicable fiscal year are achieved. Ms. Heying is also entitled to participate in our employee benefit plans, on the same basis as those benefits are generally made available to our other executives. We have also agreed to indemnify Ms. Heying in connection with her capacity as our trustee, director or officer.

If Ms. Heying's employment is terminated by us without "cause" (as defined in her employment agreement) or by Ms. Heying for "good reason" (as defined in her employment agreement), subject to her execution of a release of claims against us and her continued compliance with the restrictive covenants described below, she will be entitled to receive (1) continued payment of her annual base salary until 24 months after her termination date, (2) continued medical and dental coverage for a period of 18 months following her termination date, provided that payments for such coverage by Ms. Heying will be consistent with the payments required by other senior executives for such coverage at that time and (3) an amount equal to the annual cash bonus award, if any, that she would have been entitled to receive pursuant to the terms of her employment agreement in respect of such fiscal year had her employment not terminated, prorated for the number of days she was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had her employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

Ms. Heying has also agreed, if we so request, to remain employed by us for a period of up to one year following a "change of control" (as defined in her employment agreement). If Ms. Heying resigns without "good reason" within 90 days following such period, subject to her execution of a release of claims against us and her continued compliance with the restrictive covenants described below, she will be entitled to receive (1) continued payment of her annual base salary until 24 months after the termination date, (2) continued medical and dental coverage for a period of 18 months following her termination date, provided that payments for such coverage by her will be consistent with the payments required by other senior executives for such coverage at that time and (3) an amount equal to the annual cash bonus award, if any, that she would have been entitled to receive pursuant to the terms of her employment agreement in respect of such fiscal year had her employment not terminated, prorated for the number of days she was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had her employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

If Ms. Heying's employment terminates due to her death or "disability" (as defined in her employment agreement), she will be entitled to receive (1) continued payment of her annual base salary until 12 months after her termination date and (2) an amount equal to the annual cash bonus award, if any, that she would have been entitled to receive pursuant to the terms of her employment agreement in respect of such fiscal year had her employment not terminated, pro-rated for the number of days she was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had her employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

Ms. Heying is also subject to a covenant not to disclose our confidential information and not disparage us, in each case, during her employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during the employment term and for two years following termination of her employment for any reason. If Ms. Heying breaches these covenants, in addition to the remedies at law, we are entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and, in the event of such a breach, cease making any payments or providing any benefit otherwise required pursuant to Ms. Heying's employment agreement.

Amended and Restated Employment Agreement with Mr. Misch

We entered into an amended and restated employment agreement with Kenneth D. Misch, dated December 30, 2009, pursuant to which Mr. Misch serves as our Chief Financial Officer. The employment term is a five-year term with automatic one-year extensions thereafter unless either party provides the other 90 days' prior written notice of an election not to renew the employment agreement.

Mr. Misch is currently entitled to receive an annual base salary of $225,000 and is entitled to such increases, but not reductions, in his annual base salary as may be determined by our board of directors from time to time. With respect to each of fiscal 2010 and fiscal 2011, Mr. Misch will only be eligible to earn a discretionary bonus as may be determined by our board of directors. During each full fiscal year during the employment term commencing with fiscal 2012, Mr. Misch is eligible to earn an annual bonus award of up to 40% of his annual base salary, based upon the achievement of performance targets established by our board of directors. Mr. Misch also has the opportunity to earn an annual bonus award greater than this amount as outlined in the bonus plan for that fiscal year as approved by our board of directors. In connection with entering into his amended and restated employment agreement, Mr. Misch received a sign-on bonus equal to $317 thousand. Mr. Misch is also generally entitled to participate in our employee benefit plans, on the same basis as those benefits are generally made available to our other executives.

If Mr. Misch's employment terminates due to his death or "disability" (as defined in his employment agreement), subject to Mr. Misch's execution of a release of claims against us, Mr. Misch will be entitled to receive (1) continued payment of his annual base salary until 12 months after his termination date and (2) an amount equal to the annual cash bonus award, if any, that Mr. Misch would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, pro-rated for the number of days Mr. Misch was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated.

If Mr. Misch's employment is terminated by us without "cause" or by Mr. Misch for "good reason," subject to Mr. Misch's execution of a release of claims against us, Mr. Misch will be entitled to receive (1) subject to Mr. Misch's continued compliance with the restrictive covenants described below, continued payment of his annual base salary until 12 months after his termination date, which amount will be reduced by the present value of any other cash severance or termination benefits payable to Mr. Misch under any of our other plans, programs or arrangements, (2) continued medical and dental coverage for a period of 12 months following his termination date, provided that payments for such coverage by Mr. Misch shall be consistent with the payments required by other senior executives for such coverage and (3) an amount equal to the annual cash bonus award, if any, that Mr. Misch would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, prorated for the number of days Mr. Misch was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated.

Mr. Misch has also agreed, if we so request, to remain employed by us for up to 180 days following a "change of control" (as defined in his employment agreement).

If Mr. Misch resigns without "good reason" within 180 to 270 days after a change of control, Mr. Misch will be entitled to receive (1) subject to Mr. Misch's continued compliance with the restrictive covenants described below, continued payment of his annual base salary until 12 months after the termination date, which amount will be reduced by the present value of any other cash severance or termination benefits payable to Mr. Misch under any of our other plans, programs or arrangements, (2) continued medical and dental coverage for a period of 12 months following his termination date, provided that payments for such coverage by Mr. Misch shall be consistent with the payments required by other senior executives for such coverage and (3) an amount equal to the annual cash bonus award, if any, that Mr. Misch would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, prorated for the number of days Mr. Misch was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated.

Mr. Misch is also subject to a covenant not to disclose our confidential information and not to disparage us, in each case, during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during the employment term and for two years following termination of his employment for any reason. If Mr. Misch breaches these covenants, in addition to the remedies at law, we are entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and in the event of such a breach or threatened breach, cease making any payments or providing any benefit otherwise required pursuant to Mr. Misch's employment agreement.

Employment Agreement with Mr. Cunningham

We entered into an employment agreement with Robert Cunningham pursuant to which Mr. Cunningham serves as our Vice President Research and Development. The employment term is a three-year term with automatic one-year extensions thereafter unless either party provides the other 90 days' prior written notice of an election not to renew the employment agreement.

Mr. Cunningham is currently entitled to receive an annual base salary of $235,000 and entitled to such increases in his annual base salary as may be determined by our board of directors from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Mr. Cunningham is also eligible to earn an annual bonus award under the applicable bonus plan of up to 40% of his annual base salary, based upon the achievement of performance targets established by our board of directors within the first 90 days of each applicable fiscal year. Mr. Cunningham also has the opportunity to earn an annual bonus award in excess of this amount if goals established by our board of directors within the first 90 days of each applicable fiscal year are achieved. Mr. Cunningham is also entitled to participate in our employee benefit plans, on the same basis as those benefits are generally made available to our other executives.

If Mr. Cunningham's employment is terminated by us without "cause" (as defined in his employment agreement) or by Mr. Cunningham for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, he will be entitled to receive (1) continued payment of his annual base salary until 12 months after his termination date, (2) continued medical and dental coverage for a period of 12 months following his termination date, provided that payments for such coverage by Mr. Cunningham will be consistent with the payments required by other senior executives for such coverage at that time and (3) an amount equal to the annual cash bonus award, if any, that he would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, prorated for the number of days he was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

Mr. Cunningham has also agreed, if we so request, to remain employed by us for a period of up to one year following a "change of control" (as defined in his employment agreement). If Mr. Cunningham resigns without "good reason" within 90 days following such period, subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, he will be entitled to receive (1) continued payment of his annual base salary until 12 months after the termination date, (2) continued medical and dental coverage for a period of 12 months following his termination date, provided that payments for such coverage by him will be consistent with the payments required by other senior executives for such coverage at that time and (3) an amount equal to the annual cash bonus award, if any, that he would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, prorated for the number of days he was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

If Mr. Cunningham's employment terminates due to his death or "disability" (as defined in his employment agreement), he will be entitled to receive (1) continued payment of his annual base salary until 12 months after his termination date and (2) an amount equal to the annual cash bonus award, if any, that he would have been entitled to receive pursuant to the terms of his employment agreement in respect of such fiscal year had his employment not terminated, pro-rated for the number of days he was employed during such fiscal year, payable when such annual bonus award would have otherwise been payable had his employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

Mr. Cunningham is also subject to a covenant not to disclose our confidential information and not disparage us, in each case, during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during the employment term and for two years following termination of his employment for any reason. If Mr. Cunningham breaches these covenants, in addition to the remedies at law, we are entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and, in the event of such a breach, cease making any payments or providing any benefit otherwise required pursuant to Mr. Cunningham's employment agreement.

Long-Term Incentive Plan

Our board of directors intends to adopt the DynaVox Inc. 2010 Long-Term Incentive Plan, or the "Long-Term Incentive Plan," and receive shareholder approval of the Long-Term Incentive Plan, before the effective date of this offering. The following description of the Long-Term Incentive Plan is not complete and is qualified by reference to the full text of the Long-Term Incentive Plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Long-Term Incentive Plan will be the source of new equity-based awards permitting us to grant to our key employees, directors and consultants incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), non-qualified stock options, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A common stock and performance based awards denominated in shares or cash.

Administration.    The Compensation Committee of our board of directors will administer the Long-Term Incentive Plan. The Compensation Committee may delegate its authority under the Long-Term Incentive Plan in whole or in part as it determines, including to a subcommittee consisting solely of at least two non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, "independent directors" within the meaning of the NASDAQ listed company rules and, to the extent Section 162(m) of the Code is applicable to us and the Long-Term Incentive Plan, "outside directors" within the meaning thereof. The Compensation Committee will determine who will receive awards under the Long-Term Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the Long-Term Incentive Plan. The Compensation Committee will have full authority to interpret and administer the Long-Term Incentive Plan, which determinations will be final and binding on all parties concerned.

Shares Subject to the Long-Term Incentive Plan.    The total number of shares of our Class A common stock which may be issued under the Long-Term Incentive Plan is 3,550,000.

We will make available the number of shares of our Class A common stock necessary to satisfy the maximum number of shares that may be issued under the Long-Term Incentive Plan. The shares of our Class A common stock underlying any award granted under the Long-Term Incentive Plan that expires, terminates or is cancelled or satisfied for any reason without the payment of consideration, withheld or tendered to satisfy tax withholding obligations, the aggregate exercise price on the exercise of stock options or the purchase price for any other award granted under the Long-Term Incentive Plan, or repurchased by us, in each case, will again become available for awards under the Long-Term Incentive Plan. No award may be granted under the Long-Term Incentive Plan after the tenth anniversary of the effective date of the plan, but awards granted prior to such date may extend beyond such tenth anniversary.

Stock Options and Stock Appreciation Rights.    The Compensation Committee may award non-qualified or incentive stock options under the Long-Term Incentive Plan. Stock options granted under the Long-Term Incentive Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will generally not be exercisable for a period of more than ten years after it is granted.

Except with respect to substitute awards, the exercise price per share for any stock option awarded will not be less than the fair market value of a share of our Class A common stock on the day the stock option is granted. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid (1) in cash or its equivalent; (2) in shares of our Class A common stock having a fair market value equal to the aggregate stock option exercise price and satisfying such other requirements as may be imposed by the Compensation Committee; (3) partly in cash and partly in shares of our Class A common stock; (4) if there is a public market for shares of our Class A common stock at such time, through the delivery of irrevocable instructions to a broker to sell shares of our

Class A common stock obtained upon the exercise of the stock option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of our Class A common stock being purchased; or (5) through net settlement in shares of our Class A common stock. The repricing of a stock option, after it has been granted, is prohibited without prior approval of our shareholders.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of a share of our Class A common stock on the date the stock appreciation right is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of our Class A common stock over (B) the exercise price per share of our Class A common stock, multiplied by (ii) the number of shares of our Class A common stock covered by the stock appreciation right, and each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender to us the stock option and to receive such amount. Payment will be made in shares of our Class A common stock and/or cash (any share of our common stock valued at fair market value), as determined by the Compensation Committee. The repricing of a stock appreciation right, after it has been granted, is prohibited without prior approval of our shareholders.

Other Stock-Based Awards.    The Compensation Committee, in its sole discretion, may grant or sell shares of our Class A common stock, restricted stock, restricted stock units and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of our Class A common stock. Any of these other stock-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of our Class A common stock (or the equivalent cash value of such shares of our Class A common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Compensation Committee may in its discretion determine whether other stock-based awards will be payable in cash, shares of our Class A common stock, or a combination of both cash and shares.

Performance Based Awards.    The Compensation Committee, in its sole discretion, may grant certain awards that are denominated in shares or cash, that are designed to be deductible by us under Section 162(m) of the Code. Such awards, "performance-based awards," will be subject to the terms and conditions established by the Compensation Committee and will be based upon one or more of the following performance criteria: (1) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (2) EBITDA; (3) Adjusted EBITDA, (4) operating income; (5) net income; (6) net income per share; (7) book value per share; (8) return on members' or shareholders' equity; (9) expense management; (10) return on investment; (11) improvements in capital structure; (12) profitability of an identifiable business unit or product; (13) maintenance or improvement of profit margins; (14) stock price; (15) market share; (16) revenue or sales; (17) costs; (18) cash flow; (19) working capital; (20) multiple of invested capital; (21) total return; and (22) such other objective performance criteria as determined by the Compensation Committee in its sole discretion. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, as the Compensation Committee shall determine. The Compensation Committee will determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, during any period when Section 162(m) of the Code is applicable to us, will so certify and ascertain the amount of the applicable performance-based award. During any period when Section 162(m) of the Code is applicable to us, no performance-based awards will be paid to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee. The amount of the performance-based award determined by the Compensation Committee for a performance period will be paid to the participant at such time as determined by the Compensation Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Compensation Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a performance-based award. The maximum amount of performance-based awards that may be granted during a fiscal year to any participant will be (i) with respect to performance-based awards that are denominated in shares, 300,000 shares, and (ii) with respect to performance-based awards that are denominated in cash, $4 million.

Adjustments upon Certain Events.    In the event of any change in the outstanding shares of our Class A common stock by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares of our Class A common stock or other corporate exchange, or any distribution to shareholders other than regular cash dividends, or any transaction similar to the foregoing, the Compensation Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Long-Term Incentive Plan or pursuant to outstanding awards, (2) the maximum number of shares for which stock options or stock appreciation rights may be granted during a fiscal year to any participant, (3) the maximum amount of a performance-based award that may be granted during a calendar year to any participant, (4) the option price or exercise price of any option or stock appreciation right and/or (5) any other affected terms of such awards.

Change in Control.    In the event of a change in control of us (as defined in the Long-Term Incentive Plan), the Long-Term Incentive Plan provides that (1) if determined by the Compensation Committee in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (2) the Compensation Committee may, but will not be obligated to, provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Long-Term Incentive Plan, including without limitation, any applicable vesting conditions, as determined by the Compensation Committee in its sole discretion; provided, however, that if the Compensation Committee does not provide for the issuance of substitute awards, it may, in a manner intended to comply with the requirements of Section 409A of the Code, but will not be obligated to: (A) cancel the awards for fair value (as determined in the sole discretion of the Compensation Committee); or (B) provide that, with respect to any awards that are stock options, for a period of at least 15 days prior to the change in control, awards will be exercisable to the extent applicable as to all shares subject thereto and that upon the occurrence of the change in control, awards will terminate and be of no further force and effect.

Forfeiture and Clawback.    The Compensation Committee may, in its sole discretion, specify in an award that the participant's rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant's provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of our financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

Transferability.    Unless otherwise determined by our Compensation Committee, no award granted under the Long-Term Incentive Plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution.

Amendment and Termination.    Our board of directors may amend or terminate the Long-Term Incentive Plan, but no amendment or termination will be made, (1) without the approval of our shareholders, to the extent such approval is required by or desirable to satisfy the requirements of any applicable law, regulation or other rule, including listing standards of the securities exchange that is the principal market for the shares of our Class A common stock or change the maximum number of shares for which awards may be granted to any participant or (2) without the consent of a participant, if such action would materially adversely affect any of the rights of the participant under any award theretofore granted to such participant under the Long-Term Incentive Plan; provided, however, that the Compensation Committee may amend the Long-Term Incentive Plan and/or any outstanding awards in such manner as it deems necessary to permit the Long-Term Incentive Plan and/or any outstanding awards to satisfy applicable requirements of the Code or other applicable laws.

Annual Incentive Plan

The following description of the DynaVox Inc. Annual Incentive Plan, which we refer to as our annual incentive plan, is not complete and is qualified by reference to the full text of the annual incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Our board of directors intends to adopt the annual incentive plan, and receive approval of such plan by our stockholders, prior to the effective date of this offering.

Purpose.    The annual incentive plan is a bonus plan designed to provide certain of our employees with incentive compensation based upon the achievement of pre-established performance goals. The annual incentive plan is designed to comply with the performance based compensation exemption from Section 162(m) of the Code during any period during which Section 162(m) of the Code is applicable to compensation paid under the plan. The purpose of the annual incentive plan is to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

Administration.    The annual incentive plan is to be administered by the Compensation Committee of our board of directors. The Compensation Committee may delegate its authority under the annual incentive plan, except in cases where such delegation would disqualify compensation paid under the annual incentive plan intended to be exempt under Section 162(m) of the Code.

Eligibility; Awards.    Awards may be granted to our officers and key employees in the sole discretion of the Compensation Committee. An individual must be hired prior to the first day of the seventh month of a given fiscal year (or such corresponding period if the performance period is not a fiscal year) to be eligible to participate in the annual incentive plan with respect to the applicable performance period. The annual incentive plan provides for the payment of incentive bonuses in the form of cash.

Performance Goals.    The Compensation Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a multi-year cycle, as determined by the Compensation Committee. No later than 90 days after each performance period begins (or such other date as may be required or permitted by Section 162(m) of the Code to the extent applicable to us and the annual incentive plan), the Compensation Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period, and (2) the target incentive bonus for each participant. Performance objective(s) will be based upon one or more of the following criteria, as determined by the Compensation Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) Adjusted EBITDA, (iv) operating income; (v) net income; (vi) net income per share; (vii) book value per share; (viii) return on members' or shareholders' equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return and (xxii) such other objective performance criteria as determined by the Compensation Committee in its sole discretion. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. The performance measures and objectives established by the Compensation Committee may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

As soon as practicable after the applicable performance period ends but in no event later than ten business days following our receipt of the final audited financial statements from our accounting firm in respect of the relevant performance period, the Compensation Committee will (x) determine (i) whether and to what extent any of the performance objective(s) established for such performance period have been satisfied and certify to such determination, and (ii) for each participant employed as of the date on which bonuses under the plan are payable, unless otherwise determined by the Compensation Committee (to the extent permitted under Section 162(m) of the Code, to the extent applicable to us and the annual incentive plan), the actual bonus to which such participant will be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Compensation Committee may deem appropriate and (y) cause such bonus to be paid to such participant. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the annual incentive plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant's target incentive bonus. No participant may receive a bonus under the annual incentive plan, with respect of any fiscal year, in excess of $2 million.

To the extent permitted under Section 162(m) of the Code, to the extent applicable to us and the annual incentive plan, unless otherwise determined by the Compensation Committee, if a participant is hired or rehired by us after the beginning of a performance period, but otherwise eligible to participate in the annual incentive plan, such participant may receive an annual bonus equal to the bonus otherwise payable to such participant based upon our actual performance for the applicable performance period or, if determined by the Compensation Committee, based upon achieving targeted performance objectives, multiplied by a fraction, the numerator of which is the number of days of active employment with us during the performance period and the denominator of which is the total number of days in the performance period or such other amount as the Compensation Committee may deem appropriate.

Forfeiture and Clawback.    In addition to any otherwise applicable conditions under the annual incentive plan, the Compensation Committee may, in its sole discretion, but acting in good faith, direct that we recover all or a portion of any bonus payable under the annual incentive plan upon the occurrence of a breach of noncompetition, confidentiality or other restrictive covenants that may apply to a participant, or the restatement of our financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

Change in Control.    If there is a change in control (as defined in the annual incentive plan), our compensation committee, as constituted immediately prior to the change in control, shall determine in its discretion whether and to what extent the performance criteria have been met or will be deemed to have been met for the year in which the change in control occurs and for any completed performance period for which a determination under the plan has not been made.

Termination of Employment.    If a participant dies or becomes disabled prior to the last day of a performance period, the participant may receive an annual bonus equal to the bonus otherwise payable to the participant based on actual company performance for the applicable performance period or, if determined by the Compensation Committee, based upon achieving targeted performance objectives, pro-rated for the days of employment during the performance period. Unless otherwise determined by our Compensation Committee, if a participant's employment terminates for any other reason, such participant will not receive a bonus.

Payment of Awards.    Payment of any bonus amount is made to participants as soon as practicable after the Compensation Committee certifies that one or more of the applicable objectives has been attained, or, where the Compensation Committee will reduce, eliminate or limit the bonus, as described above, the Compensation Committee determines the amount of any such reduction, but in no event later than ten business days following our receipt of the final audited financial statements from our accounting firm in respect of the relevant performance period.

Amendment and Termination of Plan.    Our board of directors or the Compensation Committee may at any time amend, suspend, discontinue or terminate the annual incentive plan, subject to stockholder approval if such approval is necessary to continue to qualify the amounts payable under the annual incentive plan under Section 162(m) of the Code or any other applicable law or regulation if such amounts are intended to be so qualified. Unless earlier terminated, the annual incentive plan will expire on the day immediately prior to our first shareholder meeting at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering of the company occurs.

IPO Date Stock Option Awards to Employees

At the time of this offering, we intend to grant awards of stock options to purchase an aggregate of 1,368,000 shares of our Class A common stock pursuant to the Long-Term Incentive Plan to certain of our employees. Each stock option to purchase our Class A common stock will have an exercise price equal to the initial public offering price per share. Subject to the option holder's continued employment, options will vest in equal annual installments over either a four or five year period depending on the option holder's position, will accelerate upon a termination by us without "cause" (as defined in the stock option agreement) or a termination by the employee for "good reason" (as defined in the stock option agreement) following a change in control (as defined in the Long-Term Incentive Plan), and, to the extent vested, will remain exercisable until the tenth anniversary of the consummation of the offering, subject to earlier termination in connection with a termination of employment. Holders of stock options will not have any rights as a stockholder with respect to the shares underlying stock options until such options are exercised and shares of Class A common stock underlying the stock options are actually delivered.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The agreements described in this section, or forms of such agreements as they will be in effect at the time of this offering, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Securityholders Agreement

In May 2004, DynaVox Systems Holdings LLC entered into a securityholders agreement with funds affiliated with Vestar, Park Avenue and other existing holders from time to time. Among other things, the existing securityholders agreement includes a voting agreement pursuant to which the holders of units agree to vote their units and to take any other action necessary to elect the following members of the management committee of DynaVox Systems Holdings LLC: (i) at least five committee members designated by Vestar, (ii) one committee member designated by Park Avenue and (iii) one committee member who shall be the Chief Executive Officer. The securityholders agreement further prescribes a minimum number of seven management committee members of DynaVox Systems Holdings LLC. The securityholders agreement further provides that the holders of units shall vote their units as directed by Vestar with respect to the approval of any amendment(s) to the limited liability company agreement of DynaVox Systems Holdings LLC or a change in control transaction. The existing securityholders agreement also provides: (i) the other investors with "tag-along" rights in connection with certain transfers of DynaVox Systems Holdings LLC units by Vestar, (ii) Vestar with "drag-along" rights, to require the other investors to consent to a proposed sale of DynaVox Systems Holdings LLC, (iii) Vestar and Park Avenue with demand registration rights, and provides incidental registration rights to other investors with the same type and class as Vestar's units, and (iv) the other investors (except for director and employee unitholders) with "pre-emptive" rights with respect to new issuances of DynaVox Systems Holdings LLC units to Vestar or any of its affiliates.

Prior to this offering, DynaVox Inc. and DynaVox Systems Holdings LLC will enter into an amended and restated securityholders agreement with funds affiliated with Vestar, Park Avenue and certain specified other holders of New Holdings Units from time to time, including our executive officers.

The amended and restated securityholders agreement will include, until such time as the securityholders cease to own at least 25% of the total voting power of DynaVox Inc., a voting agreement pursuant to which the securityholders will agree to vote their shares and to take any other action necessary to elect the following directors of DynaVox Inc.: (1) one director who shall be the Chief Executive Officer and (2) for so long as Vestar holds at least 10% of the total voting power of DynaVox Inc., all of the remaining directors shall be designated by Vestar. Immediately following the closing of this offering, Vestar will hold 38.4% and the securityholders (including Vestar) will hold 59.7% of the total voting power of DynaVox Inc. The amended and restated securityholders agreement will further prescribe a minimum number of five directors of DynaVox Inc. The amended and restated securityholders agreement further provides that the securityholders shall vote their shares as directed by Vestar with respect to the approval of any amendment(s) to the organizational documents of DynaVox Inc. or DynaVox Systems Holdings LLC or a change in control transaction of DynaVox Inc. or DynaVox Systems Holdings LLC.

Under the amended and restated securityholders agreement, DynaVox Inc. and DynaVox Systems Holdings LLC will, subject to certain limitations, provide to each securityholder intending to qualify as a "venture capital operating company" within the meaning of 29 C.F.R. §2510.3-101(d) and holding 5% of the total voting power of DynaVox Inc., certain inspection, information and consultation rights.

The amended and restated securityholders agreement also will provide the other investors party to the agreement with "tag-along" rights in connection with certain transfers of stock of DynaVox Inc. or New Holdings Units by Vestar and will provide Vestar with "take-along" rights, to require such other investors to consent to a proposed sale of DynaVox Systems Holdings LLC initiated by Vestar.

Exchange Agreement

We will enter into an exchange agreement with our existing owners of DynaVox Systems Holdings LLC. Under the exchange agreement, each existing owner (and certain permitted transferees thereof) may, from and after the first anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement), exchange their New Holdings Units for shares of Class A common stock of DynaVox Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. As a holder exchanges its New Holdings Units, DynaVox Inc.'s interest in DynaVox Systems Holdings LLC will be correspondingly increased.

Registration Rights Agreement

We will enter a registration rights agreement with our existing owners pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered in exchange for New Holdings Units (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) otherwise held by them. Under the registration rights agreement, we will agree to register the exchange of New Holdings Units for shares of Class A common stock by our existing owners. In addition, Vestar has the right to request that we register the sale of shares of Class A common stock held six times and may require us to make available shelf registration statements permitting sales of shares of Class A common stock into the market from time to time over an extended period. In addition, our existing owners will have the ability to exercise certain piggyback registration rights in respect of shares of Class A common stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us.

Tax Receivable Agreement

As described in "Organizational Structure—Offering Transactions," we intend to use a portion of the proceeds from this offering to purchase New Holdings Units from our existing owners, including members of our senior management. In addition, the unitholders of DynaVox Systems Holdings LLC (other than DynaVox Inc.) may (subject to the terms of the exchange agreement) exchange their New Holdings Units for shares of Class A common stock of DynaVox Inc. on a one-for-one basis. DynaVox Systems Holdings LLC intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of New Holdings Units for shares of Class A common stock occurs, which may result in an adjustment to the tax basis of the assets of DynaVox Systems Holdings LLC at the time of an exchange of New Holdings Units. As a result of both this initial purchase and these subsequent exchanges, DynaVox Inc., which we refer to as the "corporate taxpayer", will become entitled to a proportionate share of the existing tax basis of the assets of DynaVox Systems Holdings LLC. In addition, the purchase of New Holdings Units and subsequent exchanges are expected to result in increases in the tax basis of the assets of DynaVox Systems Holdings LLC that otherwise would not have been available. Both this proportionate share and these increases in tax basis may reduce the amount of tax that the corporate taxpayer would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

We will enter into a tax receivable agreement with our existing owners that will provide for the payment from time to time by the corporate taxpayer to our existing owners of 85% of the amount of the benefits, if any, that the corporate taxpayer is deemed to realize as a result of (i) the existing tax basis in the intangible assets of DynaVox Systems Holdings LLC on the date of this offering, (ii) these increases in tax basis and (iii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of the corporate taxpayer and not of DynaVox Systems Holdings LLC. For purposes of the tax receivable agreement, the benefit deemed realized by the corporate taxpayer will be computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the amount of such taxes that the corporate taxpayer would have been required to pay had there been no increase to the tax basis of the assets of DynaVox Systems Holdings LLC as a result of the purchase or exchanges, had there been no tax benefit from the tax basis in the intangible assets of DynaVox Systems Holdings LLC on the date of this offering and had the corporate taxpayer not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless the corporate taxpayer exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or the corporate taxpayer breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if the corporate taxpayer had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

  •
  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of DynaVox Systems Holdings LLC at the time of each exchange;

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  the price of shares of our Class A common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of DynaVox Systems Holdings LLC is directly proportional to the price of shares of our Class A common stock at the time of the exchange;

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  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

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  the amount and timing of our income—the corporate taxpayer will be required to pay 85% of the deemed benefits as and when deemed realized. If the corporate taxpayer does not have taxable income, the corporate taxpayer generally is not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

We expect that the payments that we may make under the tax receivable agreement will be substantial. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that future payments under the tax receivable agreement relating to the purchase by DynaVox Inc. of New Holdings Units as part of the offering transactions to aggregate $46.1 million (or $58.2 million if the underwriters exercise their option to purchase additional shares) and to range over the next 15 years from approximately $2.3 million to $4.6 million per year (or range from approximately $2.9 million to $5.8 million per year if the underwriters exercise their option to purchase additional shares) and decline thereafter. Future payments to our existing owners in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to DynaVox Inc. by DynaVox Systems Holdings LLC are not sufficient to permit DynaVox Inc. to make payments under the tax receivable agreement after it has paid taxes. The payments under the tax receivable agreement are not conditioned upon our existing owners' continued ownership of us.

The effects of the tax receivable agreement on our consolidated balance sheet as a result of our purchase of New Holdings Units with our proceeds from this offering are as follows:

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  we will record an increase of $47.9 million in deferred tax assets (or $60.4 million if the underwriters exercise their option to purchase additional shares) for the estimated income tax effects of the increase in the tax basis of the assets owned by DynaVox Inc. based on enacted federal and state tax rates at the date of the transaction. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance;

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  we will record 85% of the estimated realizable tax benefit resulting from (i) the tax basis in the intangible assets of DynaVox Systems Holdings LLC on the date of the offering, (ii) the increase in the tax basis of the purchased interests as noted above and (iii) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement as an increase of $46.1 million (or $58.2 million if the underwriters exercise their option to purchase additional shares) to payable to related parties pursuant to tax receivable agreement; and

  •
  we will record an increase to additional paid-in capital in an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to existing owners under the tax receivable agreement.

The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the tax receivable agreement have been estimated. All of the effects of changes in any of our estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

In addition, the tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the corporate taxpayer's (or its successor's) obligations with respect to exchanged or acquired New Holdings Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, (i) we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and (ii) if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. Upon a subsequent actual exchange, any additional increase in tax deductions, tax basis and other benefits in excess of the amounts assumed at the change in control will also result in payments under the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

Decisions made by our existing owners in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner's tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. In certain circumstances, we may defer that portion of our payments under the tax receivable agreement that is attributable to the tax basis in the assets of DynaVox Systems Holdings LLC on the date of this offering or to increases in tax basis arising from such payments, but only to the extent DynaVox Inc. does not have available cash to satisfy its payment obligations under the tax receivable agreement. Such deferred payments would accrue interest at a rate of LIBOR plus 500 basis points.

Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the tax receivable agreement.

Management Agreement

We have entered into a management agreement with Vestar and an affiliate of Park Avenue Equity Partners L.P., pursuant to which they have agreed to provide us with certain advisory and consulting services. In consideration for such services, we agreed to pay them an annual fee equal to the greater of $300,000 and an amount equal to 1.5% of Adjusted EBITDA, payable semi-annually in advance. In fiscal 2009 the fee payable by us under the management agreement was approximately $300,000. This management agreement will be terminated effective upon the completion of this offering.

IPO Advisory Services

We have agreed to pay a fee of $3.1 million to Vestar and Park Avenue at the closing of this offering as compensation for transaction advisory services that they have provided and are providing to us in connection with this offering. The advisory fee includes a payment of $2.8 million to Vestar and a payment of $0.3 million to Park Avenue.

Management Investments in DynaVox Systems Holdings LLC

Each executive officer and selected other personnel have been provided with the opportunity to purchase units in DynaVox Systems Holdings LLC. See "Management—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives." The numbers of units offered for purchase to our executive officers and other personnel were determined based upon the recommendation of our Chief Executive Officer and approval by the management committee of DynaVox Systems Holdings LLC based upon the individual's position and other relevant factors.

The following table sets forth the number of units and purchase price paid for all purchases of units of DynaVox Systems Holdings LLC by our executive officers since the beginning of fiscal 2009.

	Class B Units	Class C Units	Class D Units	Class W Units	Class X Units	Class Y Units	Class Z Units	Total
Kenneth D. Misch:
Number of units purchased	1,654.3	1,877.9	3,009.4	2,071.9	2,071.9	2,485.3	2,485.3	15,656.00
Aggregate purchase price	$28,040.67	$27,511.33	$41,438.99	$27,224.48	$26,188.54	$29,103.20	$26,195.37	$205,702.58
Michelle L. Heying:
Number of units purchased	1,080.6	1,226.6	1,965.7	1,353.3	1,353.3	1,623.4	1,623.4	10,226.30
Aggregate purchase price	$18,315.82	$17,970.06	$27,067.43	$17,782.69	$17,106.02	$19,009.85	$17,110.48	$134,362.35
Richard Ellenson:
Number of units purchased	1,021.0	1,160.0	1,858.0	1,279.0	1,279.0	1,535.0	1,535.0	9,667.00
Aggregate purchase price	$7,218.47	$5,730.40	$6,633.06	$9,963.41	$5,563.65	$2,839.75	$844.25	$38,792.99
Robert E. Cunningham:
Number of units purchased	670.0	1,231.0	2,307.0	750.0	750.0	900.0	900.0	7,508.00
Aggregate purchase price	$6,231.00	$246.20	$230.70	$6,367.50	$150.00	$90.00	$45.00	$13,360.40

In connection with their purchases of units of DynaVox Systems Holdings LLC, Mr. Misch issued to us a five-year promissory note in the amount of $185,132.32, bearing an interest rate equal to 2.59 percent and Mr. Cunningham issued to us a five-year promissory note in the amount of $10,354.70, bearing an interest rate equal to 3.46 percent. In each case these promissory notes were repaid in full by these executives prior to the initial filing of the registration statement of which this prospectus forms a part.

DynaVox Systems Holdings LLC Limited Liability Company Agreement

As a result of the Recapitalization and Offering Transactions, DynaVox Inc. will hold New Holdings Units in DynaVox Systems Holdings LLC and will be the sole managing member of DynaVox Systems Holdings LLC. Accordingly, DynaVox Inc. will operate and control all of the business and affairs of DynaVox Systems Holdings LLC and, through DynaVox Systems Holdings LLC and its operating entity subsidiaries, conduct our business.

Pursuant to the limited liability company agreement of DynaVox Systems Holdings LLC as it will be in effect at the time of this offering, DynaVox Inc. has the right to determine when distributions will be made to unitholders of DynaVox Systems Holdings LLC and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the unitholders of DynaVox Systems Holdings LLC pro rata in accordance with the percentages of their respective limited liability company interests.

The unitholders of DynaVox Systems Holdings LLC, including DynaVox Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of DynaVox Systems Holdings LLC. Net profits and net losses of DynaVox Systems Holdings LLC will generally be allocated to its unitholders (including DynaVox Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of DynaVox Systems Holdings LLC will provide for cash distributions, which we refer to as "tax distributions," to the holders of the New Holdings Units if DynaVox Inc., as the sole managing member of DynaVox Systems Holdings LLC, determines that the taxable income of the relevant unitholder will give rise to taxable income for such holder. Generally, these tax distributions will be computed based on our estimate of the taxable income of DynaVox Systems Holdings LLC allocable to a holder of New Holdings Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made only to the extent all distributions from DynaVox Systems Holdings LLC for the relevant year were insufficient to cover such tax liabilities.

The limited liability company agreement of DynaVox Systems Holdings LLC will also provide that substantially all expenses incurred by or attributable to DynaVox Inc. (such as expenses incurred in connection with this offering), but not including obligations incurred under the tax receivable agreement by DynaVox Inc., income tax expenses of DynaVox Inc. and payments on indebtedness incurred by DynaVox Inc., will be borne by DynaVox Systems Holdings LLC.

Repurchase of Equity Held by Sunrise

On June 23, 2008, we repurchased 2,109,851 Class A common units held by DynaVox Investors LLC for $34.2 million, which was the total amount involved in the transaction. At the time of the repurchase, DynaVox Investors LLC was a wholly-owned subsidiary of Sunrise, which is our former parent company and also a portfolio company of Vestar, our controlling equityholder.

Statement of Policy Regarding Transactions with Related Persons

Prior to the completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any "related person transaction" (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will then promptly communicate that information to our audit committee or another independent body of our board of directors. No related person transaction will be executed without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, which we refer to as the DGCL. In addition, our certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

In addition, prior to the completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL STOCKHOLDERS

The following tables set forth information regarding the beneficial ownership of shares of our Class A common stock and of New Holdings Units by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of DynaVox Inc., (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.

The number of shares of our Class A common stock and of New Holdings Units outstanding and percentage of beneficial ownership before the Offering Transactions set forth below is based on the number of shares of our Class A common stock and of New Holdings Units to be issued and outstanding immediately prior to the consummation of this offering after giving effect to the Recapitalization. The number of shares of our Class A common stock and of New Holdings Units and percentage of beneficial ownership after the Offering Transactions set forth below is based on shares of our Class A common stock and of New Holdings Units to be issued and outstanding immediately after the Offering Transactions. Beneficial ownership reflected in the table below includes the total shares or units held by the individual and his or her personal planning vehicles. Beneficial ownership is determined in accordance with the rules of the SEC.

	Class A Common Stock Beneficially Owned(1) Combined Voting Power(2)(3)
	Prior to the Offering Transactions		After the Offering Transactions Assuming Underwriters' Option is Not Exercised		After the Offering Transactions Assuming Underwriters' Option is Exercised in Full		Prior to the Offering Transactions	After the Offering Transactions Assuming Underwriters' Option is Not Exercised	After the Offering Transactions Assuming Underwriters' Option is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%	%	%	%
Entities affiliated with Vestar(4)	—	—	—	—	—	—	59.4%	38.4%	35.5%
Park Avenue Equity Partners, L.P.(5)	—	—	—	—	—	—	9.8%	6.3%	5.8%
Edward L. Donnelly, Jr.(6)	—	—	—	—	—	—	7.1%	5.8%	5.5%
Roger C. Holstein(7)	—	—	—	—	—	—	*	*	*
Erin L. Russell(8)	—	—	—	—	—	—	—	—	—
William E. Mayer(9)	—	—	—	—	—	—	—	—	—
JoAnn A. Reed	—	—	—	—	—	—	—	—	—
Augustine Nieto II(10)	—	—	—	—	—	—	*	*	*
James W. Liken(10)	—	—	—	—	—	—	*	*	*
Michael J. Herling(10)	—	—	—	—	—	—	*	*	*
Michael N. Hammes(10)	—	—	—	—	—	—	—	—	—
Michelle L. Heying	—	—	—	—	—	—	1.7%	1.4%	1.3%
Kenneth D. Misch	—	—	—	—	—	—	*	*	*
Robert E. Cunningham	—	—	—	—	—	—	1.7%	1.4%	1.3%
Robert P. Culhane	—	—	—	—	—	—	1.7%	1.4%	1.4%
Directors and executive officers as a group (12 persons)	—	—	—	—	—	—	11.5%	9.4%	8.9%

	New Holdings Units Beneficially Owned(1)
	Prior to the Offering Transactions		After the Offering Transactions Assuming Underwriters' Option is Not Exercised		After the Offering Transactions Assuming Underwriters' Option is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%
Entities affiliated with Vestar(4)	15,216,442	59.4%	11,372,615	38.4%	10,510,118	35.5%
Park Avenue Equity Partners, L.P.(5)	2,502,702	9.8%	1,870,494	6.3%	1,728,636	5.8%
Edward L. Donnelly, Jr.(6)	1,815,816	7.1%	1,725,025	5.8%	1,634,234	5.5%
Roger C. Holstein(7)	15,912	*	13,382	*	12,480	*
Erin L. Russell(8)	—	—	—	—	—	—
William E. Mayer(9)	—	—	—	—	—	—
JoAnn A. Reed	—	—	—	—	—	—
Augustine Nieto II	6,698	*	13,944	*	13,564	*
James W. Liken	121,817	*	91,045	*	84,140	*
Michael J. Herling	17,402	*	13,006	*	12,020	*
Michael N. Hammes	—	—	—	—	—	—
Michelle L. Heying	438,203	1.7%	416,293	1.4%	394,383	1.3%
Kenneth D. Misch	83,837	*	103,503	*	99,311	*
Robert E. Cunningham	433,545	1.7%	414,838	1.4%	393,161	1.3%
Robert P. Culhane	441,784	1.7%	421,847	1.4%	399,758	1.4%
Directors and executive officers as a group (12 persons)	2,933,230	11.5%	2,791,036	9.4%	2,643,294	8.9%

*
Represents less than 1%.

(1)
Subject to the terms of the exchange agreement, the New Holdings Units are exchangeable for shares of our Class A common stock on a one-for-one basis from and after the first anniversary of the date of the closing of this offering. See "Certain Relationships and Related Person Transactions—Exchange Agreement." Beneficial ownership of New Holdings Units reflected in these tables has not been also reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged. Percentage of New Holdings Units after the Offering Transactions treats New Holdings Units held by DynaVox Inc. as outstanding.

(2)
Represents percentage of voting power of the Class A common stock and Class B common stock of DynaVox, Inc. voting together as a single class. See "Description of Capital Stock—Common Stock."

(3)
Our existing owners will hold shares of our Class B common stock. Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each New Holdings Units held by such holder. Accordingly, our existing owners collectively have a number of votes in DynaVox Inc. that is equal to the aggregate number of New Holdings Units that they hold. See "Description of Capital Stock—Common Stock—Class B Common Stock."

(4)
Vestar Capital Partners IV, L.P. and VCD Investors LLC. The address of these entities is 245 Park Avenue, 41st Floor, New York, NY 10167. Vestar Associates IV, L.P. is the sole general partner of Vestar Capital Partners IV, L.P. and is also the sole general partner of Vestar Executives I.V. L.P., which in turn is the controlling member of VCD Investors LLC. The general partner of Vestar Associates IV, L.P. is Vestar Associates Corporation IV, which we refer to as VAC-IV. As such, VAC-IV has sole voting and dispositive power over the shares owned by Vestar. Daniel S.

  O'Connell is the sole director of VAC-IV and as a result he may be deemed to have beneficial ownership of the securities owned by Vestar Associates IV, L.P. Mr. O'Connell disclaims beneficial ownership of the securities beneficially owned by Vestar Associates IV, L.P. and VCD Investors LLC, except to the extent of his pecuniary interest therein. Each of Roger C. Holstein and Erin L. Russell disclaim beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

(5)
Park Avenue Equity Partners, L.P. The address of Park Avenue Equity Partners, L.P. is 12 East 49th Street, 40th Floor, New York, NY 10017. Park Avenue Equity GP, LLC is the sole general partner of Park Avenue Equity Partners, L.P. PAE GP, LLC is the sole managing member of Park Avenue Equity GP, LLC. William E. Mayer is the sole managing member of PAE GP, LLC and as a result may be deemed to have beneficial ownership of the securities owned by Park Avenue Equity Partners, L.P. Mr. Mayer disclaims beneficial ownership of the securities held by Park Avenue Equity Partners, L.P., except to the extent of his pecuniary interest therein.

(6)
The shares of Class B common stock and New Holdings Units presented in the foregoing tables as beneficially owned by Mr. Donnelly are held by a trust for the benefit of Mr. Donnelly and his family members as to which Mr. Donnelly is the trustee.

(7)
As an officer of Vestar Capital Partners, Mr. Holstein may be deemed to share beneficial ownership of the shares held by Vestar Capital Partners IV, L.P. Mr. Holstein disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

(8)
As an officer of Vestar Capital Partners, Ms. Russell may be deemed to share beneficial ownership of the shares held by Vestar Capital Partners IV, L.P. Ms. Russell disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

(9)
As a partner of Park Avenue Equity Partners, L.P., Mr. Mayer may be deemed to share beneficial ownership of the shares held by Park Avenue Equity Partners, L.P. Mr. Mayer disclaims beneficial ownership of such shares and any other shares held by affiliates of Park Avenue Equity Partners, L.P.

(10)
We anticipate that, upon the successful completion of the offering, each director will receive a one-time award of shares of restricted stock with a value of $25,000, based upon the initial public offering price. See "Management—Director Compensation".

As discussed under "Organizational Structure—Recapitalization," the allocation of New Holdings Units among our existing owners will be determined pursuant to the distribution provisions of the existing limited liability company agreement of DynaVox Systems Holdings LLC based upon the liquidation value of DynaVox Systems Holdings LLC, assuming it was liquidated at the time of this offering with a value implied by the initial public offering price of the shares of Class A common stock sold in this offering. The foregoing tables assume that the shares of Class A common stock to be sold in this offering are sold at $16.00 per share, which is the midpoint of the price range indicated on the front cover of this prospectus. Accordingly, the precise holdings of New Holdings Units by particular existing owners could differ from that presented in the table above. For example, if the initial public offering price per share of Class A common stock in this offering is $16.00, which is the mid-point of the price range indicated on the front cover of this prospectus, the parties to the amended and restated securityholders agreement will collectively hold 22,845,833 New Holdings Units after giving effect to the Recapitalization but prior to the Offering Transactions, 17,663,087 New Holdings Units (or 59.7%) immediately following the Offering Transactions assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock and 16,386,660 New Holdings Units (or 55.3%) immediately following the Offering Transactions assuming full exercise by the underwriters of their option to purchase additional shares of Class A common stock. However, if the initial public offering price per share of Class A common stock in this offering is $15.00, which is the low-point of the price range indicated on the front cover of this prospectus, the parties to the amended and restated

securityholders agreement will collectively hold 22,851,631 New Holdings Units after giving effect to the Recapitalization but prior to the Offering Transactions, 17,882,948 New Holdings Units (or 60.0%) immediately following the Offering Transactions assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock and 16,606,272 New Holdings Units (or 55.7%) immediately following the Offering Transactions assuming full exercise by the underwriters of their option to purchase additional shares of Class A common stock. Conversely, if the initial public offering price per share of Class A common stock in this offering is $17.00, which is the high-point of the price range indicated on the front cover of this prospectus, the parties to the amended and restated securityholders agreement will collectively hold 22,840,720 New Holdings Units after giving effect to the Recapitalization but prior to the Offering Transactions, 17,330,187 New Holdings Units (or 58.9%) immediately following the Offering Transactions assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock and 15,936,552 New Holdings Units (or 54.2%) immediately following the Offering Transactions assuming full exercise by the underwriters of their option to purchase additional shares of Class A common stock.

We intend to use approximately $86.0 million (or $108.5 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) to purchase from our existing owners, including members of our senior management, 5,375,000 New Holdings Units (or 6,781,250 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as described under "Organizational Structure—Offering Transactions." Of this amount, we expect that approximately $1,452,656 will be paid to Mr. Donnelly for 90,791 New Holdings Units (or $2,905,312 for 181,582 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), approximately $350,560 will be paid to Ms. Heying for 21,910 New Holdings Units (or $701,120 for 43,820 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), approximately $346,832 will be paid to Mr. Cunningham for 21,677 New Holdings Units (or $693,664 for 43,354 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), approximately $67,072 will be paid to Mr. Misch for 4,192 New Holdings Units (or $134,144 for 8,384 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), approximately $492,352 will be paid to Mr. Liken for 30,772 New Holdings Units (or $602,832 for 37,677 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), approximately $70,336 will be paid to Mr. Herling for 4,396 New Holdings Units (or $86,112 for 5,382 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), approximately $64,320 will be paid to Mr. Holstein for 4,020 New Holdings Units (or $78,752 for 4,922 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and approximately $27,072 will be paid to Mr. Nieto for 1,692 New Holdings Units (or $33,152 for 2,072 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

PRICING SENSITIVITY ANALYSIS

Throughout this prospectus we provide information assuming that the initial public offering price per share of Class A common stock in this offering is $16.00, which is the midpoint of the price range indicated on the front cover of this prospectus. However, some of this information will be affected if the initial public offering price per share of Class A common stock in this offering is different from the midpoint of the price range. The following table presents how some of the information set forth in this prospectus would be affected by an initial public offering price per share of Class A common stock at the low-, mid- and high-points of the price range indicated on the front cover of this prospectus, assuming that the underwriters' option to purchase additional shares of Class A common stock is not exercised.

	Initial Public Offering Price per Share of Class A Common Stock
	$15.00	$16.00	$17.00
	(Dollar amounts in thousands, except per unit data)
Outstanding Equity Following the Offering
Number of shares of Class A common stock offered in this offering	9,375,000	9,375,000	9,375,000
Number of shares of Class A common stock outstanding after this offering	9,375,000	9,375,000	9,375,000
Number of New Holdings Units held by DynaVox Inc. after this offering	9,375,000	9,375,000	9,375,000
Number of New Holdings Units held by our existing owners after this offering	20,451,648	20,235,294	20,044,393
Number of shares of Class A common stock outstanding after this offering if all outstanding New Holdings Units held by our existing owners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis	29,826,648	29,610,294	29,419,393
DynaVox Systems Holdings LLC Equity Ownership Percentages Following the Offering Transactions
Percentage held by DynaVox Inc.	31.4%	31.7%	31.9%
Percentage held by existing owners	68.6%	68.3%	68.1%

	100%	100%	100%

DynaVox Inc. Voting Power Percentages Following the Offering Transactions
Percentage held by investors in this offering	31.4%	31.7%	31.9%
Percentage held by existing owners	68.6%	68.3%	68.1%

	100%	100%	100%

	Initial Public Offering Price per Share of Class A Common Stock
	$15.00	$16.00	$17.00
	(Dollar amounts in thousands, except per unit data)
Use of Proceeds
Gross proceeds from offering	$140,625	$150,000	$159,375

Proceeds used by DynaVox Inc. to purchase New Holdings Units from our existing owners	$77,380	$86,000	$94,620

Estimated offering expenses, including underwriting discounts	$17,944	$18,600	$19,256
Proceeds used to repay indebtedness	$42,550	$42,550	$42,550
Remaining proceeds	$2,751	$2,850	$2,949

Proceeds used by DynaVox Inc. to purchase newly-issued New Holdings Units from DynaVox Systems Holdings LLC	$63,245	$64,000	$64,755

Pro Forma Cash and Capitalization
Cash	$15,396	$15,494	$15,592

Long-term debt (excluding the current portion of long-term debt)	46,150	46,150	46,150
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized on a pro forma basis; 9,375,000 shares issued and outstanding on a pro forma basis	94	94	94
Class B common stock, par value $0.01 per share, 1,000,000 shares authorized on a pro forma basis; 100 shares issued and 53 shares outstanding on a pro forma basis	—	—	—
Additional paid-in capital	24,647	24,727	25,035
Accumulated other comprehensive loss	(241)	(241)	(241)
(Accumulated deficit)	(2,017)	(2,017)	(2,017)

Total stockholders' equity attributable to the Company	22,483	22,563	22,871
Non-controlling interest	44,748	44,766	44,556

Total equity	67,231	67,329	67,427

Total capitalization	$113,381	$113,479	$113,577

Dilution
Pro forma net tangible book value per share of Class A common stock after the offering	$(0.50)	$(0.51)	$(0.51)
Dilution in pro forma net tangible book value per share of Class A common stock to investors in this offering	15.50	16.51	17.51
Tax Receivable Agreement
Increase in deferred tax assets	$43,066	$47,888	$52,714
Increase in liability to existing owners	$41,786	$46,102	$50,396

In addition, throughout this prospectus we provide information assuming that the underwriters' option to purchase an additional 1,406,250 shares of Class A common stock from us is not exercised. However, some of this information will be affected if the underwriters' option to purchase additional shares of Class A common stock is exercised. The following table presents how some of the information set forth in this prospectus would be affected if the underwriters exercise in full their option to purchase additional shares of Class A common stock where the initial public offering price per share of Class A common stock is at the low-, mid- and high-points of the price range indicated on the front cover of this prospectus.

	Initial Public Offering Price per Share of Class A Common Stock
	$15.00	$16.00	$17.00
	(Dollar amounts in thousands, except per unit data)
Outstanding Equity Following the Offering
Number of shares of Class A common stock offered in this offering	10,781,250	10,781,250	10,781,250
Number of shares of Class A common stock outstanding after this offering	10,781,250	10,781,250	10,781,250
Number of New Holdings Units held by DynaVox Inc. after this offering	10,781,250	10,781,250	10,781,250
Number of New Holdings Units held by our existing owners after this offering	19,045,398	18,829,044	18,638,143
Number of shares of Class A common stock outstanding after this offering if all outstanding New Holdings Units held by our existing owners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis	29,826,648	29,610,294	29,419,393
DynaVox Systems Holdings LLC Equity Ownership Percentages Following the Offering Transactions
Percentage held by DynaVox Inc.	36.1%	36.4%	36.6%
Percentage held by existing owners	63.9%	63.6%	63.4%

	100%	100%	100%

DynaVox Inc. Voting Power Percentages Following the Offering Transactions
Percentage held by investors in this offering	36.1%	36.4%	36.6%
Percentage held by existing owners	63.9%	63.6%	63.4%

	100%	100%	100%

	Initial Public Offering Price per Share of Class A Common Stock
	$15.00	$16.00	$17.00
	(Dollar amounts in thousands, except per unit data)
Use of Proceeds
Gross proceeds from offering	$161,719	$172,500	$183,281

Proceeds used by DynaVox Inc. to purchase New Holdings Units from our existing owners	$98,473	$108,500	$118,527

Estimated offering expenses, including underwriting discounts	$19,420	$20,175	$20,929
Proceeds used by DynaVox Inc. to repay indebtedness	$42,550	$42,550	$42,550
Remaining proceeds	$1,275	$1,275	$1,275

Proceeds used to purchase New Holdings Units from DynaVox Systems Holdings LLC.	$63,245	$64,000	$64,754

Pro Forma Cash and Capitalization
Cash	$13,919	$13,919	$13,919

Long-term debt (excluding the current portion of long-term debt)	46,150	46,150	46,150
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized on a pro forma basis; 10,781,250 shares issued and outstanding on a pro forma basis	108	108	108
Class B common stock, par value $0.01 per share, 1,000,000 shares authorized on a pro forma basis; 100 shares issued 53 shares and outstanding on a pro forma basis	—	—	—
Additional paid-in capital	26,588	27,359	27,484
Accumulated other comprehensive loss	(241)	(241)	(241)
(Accumulated deficit)	(2,017)	(2,017)	(2,017)

Total stockholders' equity attributable to the Company	24,438	25,209	25,334
Non-controlling interest	39,716	40,552	40,420

Total equity	64,154	65,761	65,754

Total capitalization	$110,304	$111,911	$111,904

Dilution
Pro forma net tangible book value per share of Class A common stock after the offering	(0.61)	(0.56)	(0.56)
Dilution in pro forma net tangible book value per share of Class A common stock to investors in this offering	15.61	16.56	17.56
Tax Receivable Agreement
Increase in deferred tax assets	$54,806	$60,417	$66,033
Increase in liability to existing owners	$53,177	$58,164	$63,129

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Upon consummation of this offering, our authorized capital stock will consist of 1,000,000,000 shares of Class A common stock, par value $.01 per share, 1,000,000 shares of Class B common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each New Holdings Units in DynaVox Systems Holdings LLC held by such holder. Accordingly, the unitholders of DynaVox Systems Holdings LLC collectively have a number of votes in DynaVox Inc. that is equal to the aggregate number of New Holdings Units that they hold.

Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of DynaVox Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market, which would apply so long as the shares of Class A common stock remains listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we intend to seek confirmation with the NASDAQ Global Select Market that the calculation in this latter case assumes the exchange of outstanding New Holdings Units not held by DynaVox Inc.). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer or, for so long as Vestar continues to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock, by Vestar. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Our certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 80% or more of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that from and after the date on which Vestar ceases to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock any action, any action required or permitted to be taken by our stockholders may not be effected by consent in writing by such stockholders unless such action is recommended by all directors then in office.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

However, our amended and restated certificate of incorporation and bylaws will provide that in the event Vestar ceases to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. If Section 203 were to apply to us, we expect that it would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

Vestar has no obligation to offer us an opportunity to participate in business opportunities presented to Vestar or its affiliates even if the opportunity is one that we might reasonably have pursued, and that neither Vestar nor its affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is our director or officer, such business opportunity (1) is expressly offered to such director or officer in writing solely in his or her capacity as our officer or director and (2) is not separately offered to Vestar or any of its affiliates or representatives (other than us) by a party other than such director or officer. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock will be Wells Fargo Bank, National Association.

Listing

We have applied to have our Class A common stock approved for listing on the NASDAQ Global Select Market under the symbol "DVOX."

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with shares of Class A common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

Except as modified for estate tax purposes, a "non-U.S. holder" means a beneficial owner of shares of our Class A common stock that is not for United States federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  any entity or arrangement treated as a partnership for United States federal income tax purposes;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, "controlled foreign corporation," "passive foreign investment company," a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our Class A common stock that are different from those discussed below.

If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income, estate and gift tax consequences to you of the ownership and disposition of the shares of Class A common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

We do not intend to pay any cash distributions on shares of our Class A common stock in the foreseeable future. See "Dividend Policy." However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

In the event that we pay dividends on shares of our Class A common stock, the gross amount of dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise). A corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

A non-U.S. holder of shares of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Shares of Class A Common Stock

Any gain realized by a non-U.S. holder on the disposition of shares of our Class A common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  our Class A common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our Class A common stock.

In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-U.S. holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, any gain, which may be offset by certain United States source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the United States under the Code.

We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes. You should consult your own tax advisor about the consequences that could result if we are, or become, a "United States real property holding corporation."

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Federal Estate Tax

Shares of our Class A common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

 SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our Class A common stock. We cannot predict the effect, if any, future sales of shares of Class A common stock, or the availability for future sale of shares of Class A common stock, will have on the market price of shares of our Class A common stock prevailing from time to time. The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock.

Currently, no shares our Class A common stock are outstanding and 100 shares of our Class B common stock are outstanding, all of which are owned by DynaVox Systems Holdings LLC. We intend to cause DynaVox Systems Holdings LLC to distribute one or more shares of Class B common stock to each holder of New Holdings Units prior to the purchase by DynaVox Inc. of New Holdings Units with the proceeds of this offering, with any shares of Class B common stock not so distributed to be retained in treasury by DynaVox Systems Holdings LLC. There are currently 53 unitholders of DynaVox Systems Holdings LLC.

Upon completion of this offering we will have a total of 9,375,000 shares of our Class A common stock outstanding (or 10,781,250 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock). All of these shares of Class A common stock will have been sold in this offering and will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of an issuer is a person that directly or indirectly controls, is controlled by or is under common control with that issuer.

In addition, subject to certain limitations and exceptions, pursuant to the terms of an exchange agreement we will enter into with our existing owners, unitholders of DynaVox Systems Holdings LLC may (subject to the terms of the exchange agreement) exchange New Holdings Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Upon consummation of this offering, our existing owners will hold 20,235,294 New Holdings Units (or 18,829,044 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), all of which will be exchangeable for shares of our Class A common stock. The shares of Class A common stock we issue upon such exchanges would be "restricted securities" as defined in Rule 144 unless we register such issuances. However, we will enter into one or more registration rights agreements with our existing owners that will require us to register under the Securities Act these shares of Class A common stock. See "—Registration Rights" and "Certain Relationships and Related Person Transactions—Registration Rights Agreement."

In addition, 3,550,000 shares of Class A common stock may be granted under our Long-Term Incentive Plan, including 1,386,000 shares issuable upon the exercise of stock options that we intend to grant to our officers and employees and 7,815 shares of restricted stock that we intend to grant to certain of our directors at the time of this offering. See "Management—Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Plan," "Management—Executive Compensation—Compensation Discussion and Analysis—IPO Date Stock Awards to Employees" and "Management—Director Compensation." We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock issued under or covered by our Long-Term Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares of Class A common stock registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover            shares of Class A common stock.

Our certificate of incorporation authorizes us to issue additional shares of Class A common stock and options, rights, warrants and appreciation rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. In accordance with the DGCL and the provisions of our certificate of incorporation, we may also issue preferred stock that has designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to shares of Class A common stock. See "Description of Capital Stock." Similarly, the limited liability company agreement of DynaVox Systems Holdings LLC permits DynaVox Systems Holdings LLC to issue an unlimited number of additional limited liability company interests of DynaVox Systems Holdings LLC with designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the New Holdings Units, and which may be exchangeable for shares of our Class A common stock.

Registration Rights

We will enter into one or more registration rights agreements with our existing owners pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered in exchange for New Holdings Units or shares of Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of Class A common stock) otherwise held by them. Securities registered under any such registration statement will be available for sale in the open market unless restrictions apply. See "Certain Relationships and Related Person Transactions—Registration Rights Agreement."

Lock-Up Agreements

We and each of our directors, executive officers and certain of our existing owners have agreed to certain restrictions on our ability to sell additional shares of our Class A common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our Class A common stock, options or warrants to acquire shares of our Class A common stock, or any related security or instrument, without the prior written consent of Piper Jaffray & Co. and Jefferies & Company, Inc. We have also agreed, in respect of the existing owners who have not entered into such a lock-up agreement, not to permit such existing owners to exchange their New Holdings Units for shares of our Class A common stock during such 180-day period without the prior written consent of Piper Jaffray & Co. and Jefferies & Company, Inc. The agreements provide exceptions for (1) sales to underwriters pursuant to the purchase agreement, (2) our sales in connection with existing incentive plans and (3) certain other exceptions.

Rule 144

In general, under Rule 144 a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of Class A common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least six months has elapsed since such shares of Class A common stock were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the six-month holding period requirement) in order to sell shares of Class A common stock which are not restricted securities (such as shares of Class A common stock acquired by affiliates either in this offering or through purchases in the open market following this offering). In addition, a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell shares of Class A common stock without regard to the foregoing limitations, provided that at least one year has elapsed since the shares of Class A common stock were acquired from us or any affiliate of ours.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

Underwriters	Number of Shares
Piper Jaffray & Co.
Jefferies & Company, Inc.
William Blair & Company, L.L.C.
Wells Fargo Securities, LLC

Total	9,375,000

The underwriters have advised us that they propose to offer the shares to the public at $            per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $            per share. The underwriters may allow and the dealers may reallow a concession of not more than $            per share on sales to certain other brokers and dealers. After the offering, the public offering price and other selling terms may be changed by the underwriters with respect to any unsold allotment of shares of Class A common stock. The underwriters have advised us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered by them.

We have granted to the underwriters an option to purchase up to an additional 1,406,250 shares of Class A common stock from us, at the same price to the public, and with the same underwriting discount, as set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering to be paid by us, excluding underwriting fees set forth above, will be $8.1 million.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers and certain of our existing owners have agreed to certain restrictions on our ability to sell additional shares of our Class A common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our Class A common stock, options or warrants to acquire shares of our Class A common stock, or any related security or instrument, without the prior written consent of Piper Jaffray & Co. and Jefferies & Company, Inc. We have also agreed, in respect of the existing owners who have not entered into such a lock-up agreement, not to permit such existing owners to exchange their New Holdings Units for shares of our Class A common stock during such 180-day period without the prior written consent of Piper Jaffray & Co. and Jefferies & Company, Inc. The agreements provide exceptions for (1) sales to underwriters pursuant to the purchase agreement, (2) our sales in connection with existing stock incentive plans and (3) certain other exceptions.

We have applied to have our common stock approved for listing on the NASDAQ Global Select Market under the symbol "DVOX."

Prior to the offering, there has been no established trading market for the Class A common stock. The initial public offering price for the shares of Class A common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering and other relevant factors. There can be no assurance that the initial public offering price of the Class A common stock will correspond to the price at which the Class A common stock will trade in the public market subsequent to this offering or that an active public market for the Class A common stock will develop and continue after this offering.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the Class A common stock for their own account by selling more shares of Class A common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of Class A common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the Class A common stock by bidding for or purchasing shares of Class A common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of our Class A common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Class A common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Class A common stock to the extent that it discourages resales of Class A common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters (and selling group members) may also engage in passive market making transactions in our Class A common stock on the NASDAQ Global Select Market. Passive market making consists of displaying bids on the NASDAQ Global Select Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our Class A common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of our Class A common stock has been made or will be made to the public in that Member State, except that, with effect from and including such date, an offer of shares of our Class A common stock may be made to the public in the Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  (d)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares of our Class A common stock to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each of the underwriters represents, warrants and agrees that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 in connection with the issue or sale of any shares of our Class A common stock in circumstances in which Section 21 of such Act does not apply to us and it has complied with and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Hong Kong

Our Class A common stock may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our Class A common stock may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such Class A common stock that is intended to be disposed of only to persons outside of Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules thereunder.

 LEGAL MATTERS

The validity of the shares of Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP has from time to time acted as counsel to Vestar and its affiliates in certain matters, and an investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own interests representing less than 1% of the capital commitments of certain investment funds managed by Vestar. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The balance sheet of DynaVox Inc. included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DynaVox Systems Holdings LLC and subsidiaries included in this prospectus and the related financial statement schedule, included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. Such financial statements and financial statement schedule are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to make available to our Class A common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
DynaVox Inc.
Pittsburgh, Pennsylvania

We have audited the accompanying balance sheet of DynaVox Inc. (the "Company") as of January 1, 2010. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of DynaVox Inc. as of January 1, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 9, 2010

DynaVox Inc.

Balance Sheet

As of January 1, 2010

Assets
Cash	$1
Commitments and Contingencies
Stockholder's Equity
Class A Common Stock, par value $0.01 per share, 1,000 shares authorized, none issued and outstanding	$—
Class B Common Stock, par value $0.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	1

Total Stockholder's Equity	$1

See notes to Balance Sheet

DynaVox Inc.

Notes to Balance Sheet

1. ORGANIZATION

DynaVox Inc. (the "Corporation") was formed as a Delaware corporation on December 16, 2009. Pursuant to a reorganization into a holding corporation structure, the Corporation will become a holding corporation and its sole assets are expected to be an equity interest in DynaVox Systems Holdings LLC. The Corporation will be the managing member of DynaVox Systems Holdings LLC and will operate and control all of the businesses and affairs of DynaVox Systems Holdings LLC and, through DynaVox Systems Holdings LLC and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The Balance Sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of income, changes in stockholders' equity and cash flows have not been presented in the financial statements because there have been no activities of this entity.

3. STOCKHOLDER'S EQUITY

The Corporation is authorized to issue 1,000 shares of Class A common stock, par value $0.01 per share ("Class A Common Stock"), and 1,000 shares of Class B common stock, par value $0.01 per share ("Class B Common Stock"). Under the Corporation's certificate of incorporation as in effect as of December 28, 2009, all shares of Class A common stock and Class B common stock are identical. The Company has issued 100 shares of Class B common stock in exchange for $1.00, all of which were held by DynaVox Systems Holdings LLC at January 1, 2010.

4. SUBSEQUENT EVENTS

Subsequent events have been evaluated through February 12, 2010, the date the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
DynaVox Systems Holdings LLC
Pittsburgh, Pennsylvania

We have audited the accompanying consolidated balance sheets of DynaVox Systems Holdings LLC and subsidiaries (the "Company") as of July 3, 2009 and June 27, 2008, and the related consolidated statements of income, members' equity, and cash flows for each of the three fiscal years in the period ended July 3, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DynaVox Systems Holdings LLC and subsidiaries as of July 3, 2009 and June 27, 2008, and the results of their operations and their cash flows for each of the three fiscal years in the period ended July 3, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
September 21, 2009 (January 4, 2010 as to the acquisition described in Note 16)

DYNAVOX SYSTEMS HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 27, 2008 AND JULY 3, 2009

(Dollars in thousands)

	2008	2009
ASSETS
CURRENT ASSETS:
Cash	$6,240	$12,631
Trade receivables—net of allowance for doubtful accounts of $519 and $599 as of fiscal 2008 and 2009, respectively	14,676	16,607
Other receivables	149	187
Inventories	4,710	4,391
Other current assets	733	684

Total current assets	26,508	34,500
PROPERTY AND EQUIPMENT—Net	4,391	5,066
GOODWILL	55,040	55,040
INTANGIBLES—Net	25,893	25,425
OTHER ASSETS—Net	4,952	4,170

TOTAL ASSETS	$116,784	$124,201

DYNAVOX SYSTEMS HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009

(Dollars in thousands)

	2008	2009
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,300	$3,259
Trade accounts payable	2,910	4,017
Related-party payable	17	25
Deferred revenue	1,091	1,213
Other liabilities	8,452	9,128

Total current liabilities	14,770	17,642
LONG-TERM DEBT	82,795	79,536
OTHER LONG-TERM LIABILITIES	2,894	2,210

Total liabilities	100,459	99,388

COMMITMENTS AND CONTINGENCIES (See Note 9)
MEMBERS' EQUITY:
Preferred Units (39,315 units authorized, zero issued and outstanding)
Class A Common Units, 4,060,490 and 4,061,590 units authorized, 4,060,490 and 4,061,590 units issued and 1,920,639 and 1,906,739 outstanding as of fiscal 2008 and 2009, respectively	41,019	40,900
Class B Common Units, 109,348 units authorized, 73,612 and 73,273 units issued and 71,160 and 60,397 outstanding as of fiscal 2008 and 2009, respectively	36	113
Class C Common Units, 129,976 units authorized, 90,800 and 95,231 units issued and 88,348 and 84,657 outstanding as of fiscal 2008 and 2009, respectively	18	40
Class D Common Units, 239,324 units authorized, 164,410 and 169,834 units issued and 159,507 and 151,174 outstanding as of fiscal 2008 and 2009, respectively	16	49
Class E Common Units, 8,250 units authorized, 5,000 and 8,250 units issued and outstanding as of fiscal 2008 and 2009, respectively	3	41
Class W Common Units, 110,000 units authorized, 93,333 and 104,623 units issued and outstanding as of fiscal 2008 and 2009, respectively	47	140
Class X Common Units, 110,000 units authorized, 93,333 and 104,623 units issued and outstanding as of fiscal 2008 and 2009, respectively	19	34
Class Y Common Units, 132,000 units authorized, 112,000 and 125,550 units issued and outstanding as of fiscal 2008 and 2009, respectively	8	19
Class Z Common Units, 132,000 units authorized, 112,000 and 125,550 units issued and outstanding as of fiscal 2008 and 2009, respectively	3	8
Treasury units (2,149,658 units in fiscal 2008 and 2,196,961 units in 2009)	(34,583)	(35,050)
Management notes receivable	(434)	(425)
Contributed capital	13,571	13,248
Retained (deficit) earnings	(2,689)	6,149
Accumulated other comprehensive loss	(709)	(453)

Total members' equity	16,325	24,813

TOTAL LIABILITIES AND MEMBERS' EQUITY	$116,784	$124,201

See notes to consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF INCOME

FOR EACH OF THE THREE FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands except per share amounts)

	June 29, 2007	June 27, 2008	July 3, 2009
NET SALES	$66,160	$81,438	$91,160
COST OF SALES	19,718	23,336	24,366

GROSS PROFIT	46,442	58,102	66,794

OPERATING EXPENSES:
Selling and marketing	21,743	24,721	28,152
Research and development	4,230	5,622	6,886
General and administrative	9,498	14,478	11,854
Amortization of certain intangibles	535	463	468

Total operating expenses	36,006	45,284	47,360

INCOME FROM OPERATIONS	10,436	12,818	19,434

OTHER INCOME (EXPENSE):
Interest income	98	174	111
Interest expense	(5,582)	(4,856)	(8,420)
Change in fair value and net gain (loss) on interest rate swap agreements	209	(188)	(1,588)
Other expense—net	(83)	(362)	(518)

Total other income (expense)	(5,358)	(5,232)	(10,415)

INCOME BEFORE INCOME TAXES	5,078	7,586	9,019
INCOME TAXES	174	323	181

NET INCOME	$4,904	$7,263	$8,838

See notes to consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

FOR EACH OF THE THREE FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands)

	Preferred Units		Common Units		Treasury
										Accumulated Other Comprehensive Income (Loss)	Total Members' Equity (Deficiency)
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Management Notes Receivable	Contributed (Distributed) Capital	Retained (Deficit) Earnings			Total Comprehensive Income (Loss)
BALANCE—July 1, 2006	—	$—	4,438,108	$40,405	—	$—	$(690)	$14,989	$(14,856)	$915	$40,763
Issuance of management units			24,523	6							6
Equity-based compensation expense								388			388
Payment of notes receivable for management units							163				163
Interest on management equity notes receivable								25			25
Equity distributions								(1,618)			(1,618)
Net income									4,904		4,904	$4,904
Net loss on derivatives										(678)	(678)	(678)
Currency translation gain										54	54	54

BALANCE—June 29, 2007	—	—	4,462,631	40,411	—	—	(527)	13,784	(9,952)	291	44,007	4,280

Issuance (redemption) of common units			28,966	1,000	(2,109,851)	(34,200)					(33,200)
Issuance of management units			410,666	82							82
Forfeiture, redemption, and cancelation of management equity units			(97,285)	(324)	(39,807)	(383)					(707)
Equity-based compensation expense								871			871
Payment of notes receivable for management units							93				93
Interest on management equity notes receivable								54			54
Equity distributions								(1,138)			(1,138)
Net income									7,263		7,263	$7,263
Net loss on derivatives										(1,006)	(1,006)	(1,006)
Currency translation gain										6	6	6

BALANCE—June 27, 2008	—	—	4,804,978	41,169	(2,149,658)	(34,583)	(434)	13,571	(2,689)	(709)	16,325	6,263

DYNAVOX SYSTEMS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (Continued)

FOR EACH OF THE THREE FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands)

	Preferred Units		Common Units		Treasury
										Accumulated Other Comprehensive (Loss) Income	Total Members' Equity (Deficiency)
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Management Notes Receivable	Contributed (Distributed) Capital	Retained (Deficit) Earnings			Total Comprehensive Income (Loss)
BALANCE—June 27, 2008	—	$—	4,804,978	$41,169	(2,149,658)	$(34,583)	$(434)	$13,571	$(2,689)	$(709)	$16,325
Issuance of common units			105,241	344							344
Forfeiture, redemption, and cancelation of management equity units			(41,695)	(169)	(47,303)	(467)					(636)
Equity-based compensation expense								764			764
Issuance of notes receivable for management units							(250)				(250)
Payment of notes receivable for management units							259				259
Interest on management equity notes receivable								13			13
Equity distributions								(1,100)			(1,100)
Net income									8,838		8,838	$8,838
Net gain on derivatives										458	458	458
Currency translation loss										(202)	(202)	(202)

BALANCE—July 3, 2009	—	$—	4,868,524	$41,344	(2,196,961)	$(35,050)	$(425)	$13,248	$6,149	$(453)	$24,813	$9,094

(Concluded)

See notes to consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR EACH OF THE THREE FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Amounts in thousands)

	June 29, 2007	June 27, 2008	July 3, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,904	$7,263	$8,838
Depreciation	1,403	1,671	2,186
Amortization of certain intangibles	535	463	468
Amortization of deferred financing costs	554	408	815
Equity-based compensation expense	388	871	764
Change in fair value of interest rate swaps	836	1,006	425
Changes in operating assets and liabilities:
Trade receivables	(2,287)	591	(1,969)
Inventories	(1,661)	134	319
Other assets	(504)	(312)	17
Deferred revenue—short term	109	241	122
Deferred revenue—long term	314	235	(154)
Trade accounts payable	1,381	(1,121)	1,132
Accrued compensation	(459)	4,150	55
Accrued acquisition costs	—	—	330
Accrued interest	1,268	(1,069)	(207)
Related-party payable	46	(53)	8
Disbursements on derivative instruments	—	—	(705)
Other—net	(509)	(243)	741

Net cash provided by operating activities	6,318	14,235	13,185

CASH FLOWS FROM INVESTING ACTIVITIES—Purchase of property and equipment	(2,163)	(2,186)	(2,851)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	—	84,747	—
Repayments of debt agreements	(2,162)	(57,636)	(2,300)
Deferred financing costs	—	(3,656)	—
Payment on noncompete agreement liability	(370)	(285)	(258)
Shareholder distributions	(1,618)	(1,138)	(1,100)
Issuances of common units	6	1,082	94
Payments received on management equity loans	188	147	272
Redemption of management units	—	(707)	(636)
Redemption of common units	—	(34,200)	—
Other	209	(188)	—

Net cash used in financing activities	(3,747)	(11,834)	(3,928)

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH	54	6	(15)

NET INCREASE IN CASH	462	221	6,391
CASH:
Beginning of year	5,557	6,019	6,240

End of year	$6,019	$6,240	$12,631

See notes to consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

1. ORGANIZATION AND NATURE OF BUSINESS

DynaVox Systems Holdings LLC ("Holdings") is a Delaware limited liability company. Holdings and its subsidiaries (collectively, the "Company") design, manufacture, and distribute electronic and symbol-based augmentative communication equipment, software, and services in the United States and internationally. Distribution of the Company's products is done through a combination of a direct sales force, a proprietary catalog, and other direct marketing initiatives. Products include assistive technology speech devices, proprietary symbols, books, and software programs to aid the communication skills of individuals affected by speech disabilities as a result of traumatic, degenerative, or congenital conditions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements include domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("US GAAP").

Use of Estimates—The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Significant estimates include revenue recognition, trade receivables and related allowances, inventory valuation, derivative financial instruments, equity-based compensation, and fair value measures for goodwill and other long-lived assets used in the Company's evaluation of impairment for such assets. Actual outcomes could differ from these estimates.

Fiscal Year End—The Company's fiscal year ends on the Friday closest to June 30, resulting in either a 52- or 53-week year. The fiscal years ended June 29, 2007 ("2007") and June 27, 2008 ("2008") were each 52 weeks and fiscal year ended July 3, 2009 ("2009") was 53 weeks.

Seasonality—The Company's business is seasonal and historically has realized a higher portion of its net sales, net income, and operating cash flows in the second half of the fiscal year and especially in the fourth fiscal quarters (second calendar quarter). Fourth quarter sales represented 33%, 31%, and 33% of total annual sales for fiscal years 2007, 2008, and 2009, respectively.

Foreign Currency Translation—The Company's foreign operations use their local currency as their functional currency. Financial statements of foreign subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and weighted-average exchange rates for revenues and expenses. Adjustments resulting from translating net assets are reported as a separate component of accumulated other comprehensive income or loss within members' equity under the caption currency translation gain (loss). Gains or losses resulting from foreign currency transactions are included in other expenses—net in the consolidated statements of income.

Cash—Cash includes cash on hand and cash deposited at domestic and international financial institutions. The carrying amount of cash approximate its fair value.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories—Inventory costs include material, labor, and overhead, and are stated at the lower of first-in, first-out cost or market value. The Company adjusts the cost basis of inventory for obsolete and slow-moving inventory. Slow-moving inventory consists primarily of spare parts used for repairs of discontinued products. The adjustments are estimated by evaluating historical usage of parts on hand and the expected future use of such parts.

Property and Equipment—Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Assets recorded under leasehold improvements are depreciated over the shorter of their useful lives or the related lease terms by the straight-line method. The estimated useful lives are three to five years for molds, machinery, and equipment. The estimated useful lives for computer equipment and purchased internal use software are three to five years. The estimated useful lives for furniture and fixtures are 5 to 10 years.

The Company evaluates the carrying value of its long-lived assets whenever significant events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted future net cash flows from the operations to which the assets relate to the carrying amount of the assets. If the carrying value is determined not to be recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the asset. The Company has not recognized an impairment of its long-lived assets during any of the three fiscal years in the period ended July 3, 2009.

Goodwill and Intangible Assets—Goodwill represents the excess of the cost over the fair value of net tangible and intangible assets of acquired businesses. Intangible assets acquired in business combinations are recorded based upon their fair value at the date of acquisition.

The Company performs at least an annual test for impairment of goodwill and intangibles with indefinite lives. The Company uses the end of its fiscal year for the annual test and has one reporting unit.

Goodwill is tested by comparing the carrying value of the reporting unit to its fair value. Fair value is estimated using a discounted cash flow methodology and market comparable information. Based on these tests, the Company has not recognized an impairment of its goodwill during any of the three fiscal years in the period ended July 3, 2009.

The Company has indefinite-lived intangible assets composed of certain symbols and trade names. These assets are tested for impairment by comparing the fair value of the asset to its carrying value. Fair value is estimated by using the relief from royalty method (a discounted cash flow methodology). Based on these tests, the Company has not recognized an impairment of its indefinite-lived intangible asset during any of the three fiscal years in the period ended July 3, 2009.

The Company also has finite-lived intangible assets comprised of noncompete agreements and acquired software technology, which are amortized on a straight-line basis over their estimated useful lives. Noncompete agreements are amortized over six years and acquired software technology is amortized over 3 to 10 years. Amortization related to acquired software technology is included in cost of sales.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Amortization related to noncompete agreements is included in operating expenses. These assets are tested for impairment whenever events or circumstances indicate that their carrying value may not be recoverable. The Company has not recognized an impairment of finite-lived intangible assets during any of the three fiscal years in the period ended July 3, 2009.

Trade Receivables and Related Allowances—Trade receivables are recorded at the estimated net realizable amounts from customers. A contractual allowance is recorded at the time the related sale is recognized for customers that have negotiated contractual reimbursement rates, such as insurance companies. Adjustments for contractual allowances are recorded as a reduction of net sales in the consolidated statements of income. An allowance for doubtful accounts is recorded based on historical experience, payor mix, and the aging of its accounts receivable. Adjustments for the allowance for doubtful accounts are recorded as a component of operating expenses in the consolidated statements of income.

Revenue Recognition—The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and the collectability is probable. The Company's revenue is derived from the following sales:

Sales of assistive technology speech devices with embedded software ("Devices"):    These hardware Devices have preinstalled software that is essential to the functionality of the device. Revenue for the entire device (hardware and software) is recognized upon transfer of title and risk of loss. The Company provides a limited one-year warranty on the hardware for these Devices.

Revenue derived from sales being funded by certain payors, mainly Medicare and Medicaid, is recognized upon receipt of the shipment by the customer, as risk of loss does not pass until customer receipt. Revenue derived from sales to other customers is recognized upon product shipment to the customer when title and risk of loss to the product transfers.

The Company's revenues are recorded, net of a contractual allowance for adjustments at the time of sale based on contractual arrangements with insurance companies, Medicare allowable billing rates, and state Medicaid fee schedules.

In connection with sales of Devices, technical support is provided to customers, including customers of resellers, at no additional charge. This post-sale technical support consists primarily of telephone support services and online chat. To ensure our customers obtain the right devices, a significant amount of our customer support effort, including demonstrations, information, documentation and support, and for some potential customers, the use of a no-charge loaner device for a trial basis, are delivered prior to the sale of a Device. As the fee for technical support is included in the initial fee for the Device, the technical support and services provided post-sale are provided within one year, the estimated cost of providing such support is deemed insignificant and unspecified upgrades and enhancements are minimal and infrequent, technical support revenues are recognized together with the software product and license revenue. Costs associated with the post-sale technical support are not significant.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Sales of extended warranties for Devices:    These service agreements provide separately priced extended warranty coverage for a three-year period (two years beyond the standard one-year warranty) on the Devices. This service revenue is deferred and recognized as revenue on a straight-line basis over the term of the extended warranty period.

Sales of communication and learning software:    These software sales relate to communication and learning software sold to customers for use on personal computers ("Software"). This Software does not require significant production, modification, or customization for functionality. Revenue for the software is recognized upon transfer of title and risk of loss. No post contract customer support or upgrade rights are provided with our software.

Royalty payments from third-party use of the Company's proprietary symbols:    These royalty payments relate to the licensing of the Company's proprietary symbols to third parties for use in third-party products. These revenues are based on negotiated contract terms with third parties that require royalty payments based on actual third-party usage. This royalty revenue is recognized based on the third-party usage under the contract terms.

Nonincome related taxes collected from customers and remitted to government authorities are recorded on the consolidated balance sheets as accounts receivable and accrued expenses. The collection and payment of these amounts is reported on a net basis in the consolidated statements of income and does not impact reported revenues or expenses.

Warranty Costs—The Company's products are covered by warranties against defects in material and workmanship for a period of one year from the date of sale. Estimated warranty costs are recorded at the time of sale. The warranty reserve is estimated by evaluating historical warranty costs and the number of products sold. Costs for warranty repairs provided in conjunction with extended service contracts are expensed as incurred.

Research and Development Costs—Research and development costs relate to both present and future products and are expensed as incurred. The Company has not historically capitalized software development costs as the point that technological feasibility is reached has been very near the date the products are released to manufacturing.

Deferred Financing Costs—Fees and expenses incurred related to debt are capitalized and amortized straight line over the term of the debt, which approximates the effective interest method. The capitalized costs are included in other assets in the consolidated balance sheets and the related amortization is included in interest expense in the consolidated statements of income.

Equity-Based Compensation—The Company accounts for equity-based compensation under the guidance set forth in Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation (formerly Financial Accounting Standards Board (FASB) Statement No. 123, FASB Statement No. 123(R), and Accounting Principles Board ("APB") Opinion No. 25). The Company adopted FASB Statement No. 123 (revised 2004), Share-Based Payment,effective July 1, 2006, utilizing the prospective transition method. Prior to the adoption of FASB Statement No. 123(R), the Company

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accounted for equity-based compensation in accordance with APB Opinion No. 25 and related interpretations, as permitted by FASB Statement No. 123.

The fair value of the Company's equity-based payments are estimated using the Black-Scholes option-pricing model. Further information and related assumptions used to value equity-based compensation is presented in Note 13.

Income Taxes—The Company is organized as a limited liability company (and treated as a partnership) under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The taxable income or loss of the Company is passed through to and included in the tax returns of its members. Accordingly, the accompanying consolidated financial statements do not include a provision for federal and most state and local income taxes; however, the Company generally makes distributions to its members, per the terms of the limited liability company agreement, related to such taxes. The Company is subject to entity level taxation in certain states and certain domestic and foreign subsidiaries are subject to applicable U.S. and foreign income tax in their respective jurisdictions. As a result, the accompanying consolidated statements of income include tax expense related to those states and for their subsidiaries in the U.S. and foreign jurisdictions.

Deferred taxes are provided using a liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences represent the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect or change in tax laws and rates on the date of enactment. See additional information in Note 6. The Company recognizes tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes on the consolidated statements of income.

Business and Credit Concentrations—Financial instruments that potentially subject the Company to credit risk consist primarily of cash. The Company maintains cash with two major financial institutions. At times, such amounts may exceed the Federal Deposit Insurance Corporation ("FDIC") limits. Cash of $12,044 at July 3, 2009, is deposited at international banks and is not FDIC insured. A significant portion of the Company's receivables are due from federal and state government reimbursement programs, such as Medicare ($1,239 and $2,495 as of June 27, 2008 and July 3, 2009, respectively), and various Medicaid state programs ($3,895 and $4,232 as of June 27, 2008 and July 3, 2009, respectively). Changes in these programs could affect profitability. This, in turn, could put pressure on prices charged and credit terms offered for the Company's products sold through this channel of distribution.

Fair Value of Financial Instruments—The carrying amounts reflected in the consolidated balance sheets for cash, trade accounts receivable, and trade accounts payable approximate their respective fair values based on the short-term nature of these instruments. At June 27, 2008, the carrying value represented fair value, and at July 3, 2009, the fair value of the Company's long-term debt instruments

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

was approximately $89,969. The fair value of the Company's long-term debt was based upon borrowing rates then available to the Company for similar debt instruments with like terms and maturities.

Derivative Financial Instruments—The Company accounts for its derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments as either assets or liabilities in the consolidated balance sheets based on their fair values. Changes in the fair values are reported in earnings or other comprehensive income depending on the nature of the derivative and whether it qualifies for hedge accounting. Derivative instruments are designated and accounted for as either a hedge of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For derivatives designated as cash flow hedges, the effective portion of changes in fair values are recognized in other comprehensive income. Changes in fair values related to fair value hedges as well as the ineffective portion of cash flow hedges are recognized in earnings. Changes in the fair value of the underlying hedged item of a fair value hedge are also recognized in earnings.

Insurance—The Company uses insurance for a number of risk management activities, including workers' compensation, general liability, automobile liability, and employee-related health care benefits, a portion of which is paid by the employees. Certain costs related to the Company's reimbursement of a portion of its employees' deductibles for health insurance claims are accrued based on estimates and historical experiences. However, any significant variation of future claims from historical trends could cause actual results to differ from the accrued liability.

Other Comprehensive (Loss) Income—Other comprehensive income is a measure of income which includes both net income and other comprehensive income or loss. Other comprehensive income or loss results from items deferred from recognition into the consolidated statements of operations. Accumulated other comprehensive loss is separately presented on the Company's consolidated balance sheets as part of members' equity.

Recently Adopted Accounting Standards—ASC 105, Generally Accepted Accounting Principles (formerly FASB Statement No. 168): In June 2009, the FASB issued FASB Statement No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification (the "Codification") became the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company early adopted this statement in fiscal year 2009. The adoption of this statement has changed how the Company references various elements of US GAAP when preparing financial statement disclosures, but did not have an impact on the Company's consolidated financial position, results of operations, or cash flows.

ASC 855, Subsequent Events (formerly FASB Statement No. 165):    In May 2009, the FASB issued FASB Statement No. 165, Subsequent Events. The statement establishes principles and requirements for subsequent events and sets forth (a) the period after the balance sheet date during which management

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements, (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (c) the disclosures that an entity should make about events or transactions that occurred after the consolidated balance sheet date. The statement became effective for the Company for the annual period ended July 3, 2009. The required disclosures are included in Note 16.

ASC 825, Financial Instruments (formerly FASB Statement No. 159):    In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The statement gives companies the option to measure eligible financial assets, financial liabilities, and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. The statement became effective for the Company for the annual period ended July 3, 2009. The Company did not elect adoption of the fair value option for any financial assets or financial liabilities.

ASC 815, Derivatives and Hedging (formerly FASB Statement No. 161):    In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. The statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosure to enable investors to better understand their effect on an entity's financial position, financial performance, and cash flows. The statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has early adopted the statement and the disclosures are included in Note 8.

ASC 820, Fair Value Measurements and Disclosures (Formerly FASB Statement No. 157):    In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. The statement defines fair value and establishes a framework for measuring fair value when fair value is required for recognition or disclosure purposes under US GAAP. The statement also expands financial statement disclosures about fair value measurements, including a three-level value hierarchy showing the inputs an entity utilizes to develop its fair value measurements. The statement does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position ("FSP") FAS 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral of the application of FASB Statement No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP FAS 157-3 clarifies the application of FASB Statement No. 157 in markets that are not active and provides an example to illustrate key considerations. FSP FAS 157-3 was effective upon its issuance. The Company adopted FASB Statement No. 157 and FSP FAS 157-2 for the annual period ended July 3, 2009, and will defer application of FASB Statement No. 157 for nonfinancial assets and liabilities until July 4, 2009. The Company adopted FSP FAS 157-3

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

upon its issuance and it did not have an impact on the Company's consolidated financial statements. See Note 7 for the Company's implementation of this standard.

ASC 740, Income Taxes (formerly FASB Interpretation ("FIN")) No. 48:    In June 2006, the FASB issued FIN No. 48, Accounting for uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. The statement clarifies the accounting for uncertainty in tax positions and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is organized as an Limited Liability Company ("LLC") (treated as a partnership for federal income and most applicable state and local taxes). As such, no federal tax provision (and only a limited state and local tax provision) is required in the Company's consolidated financial statement. However the Company is subject to certain state and local taxes and certain domestic and international subsidiaries are subject to tax in their respective U.S. and foreign jurisdictions. The statement was effective for fiscal years beginning after December 15, 2006 for public companies, and has been retrospectively adopted by the Company on June 30, 2007 (the beginning of fiscal year 2008) in contemplation of becoming a public company. The adoption of the statement did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

Recently Issued Accounting Standards—ASC 805, Business Combinations (formerly FASB Statement No. 141(R)): In December 2007, the FASB issued FASB Statement No. 141(revised 2007), Business Combinations. The statement changed the accounting for business combinations in a number of areas, including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development costs, and restructuring costs. Upon adoption, the acquirer shall account for acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received. The statement is effective for fiscal years beginning after December 15, 2008. Beginning July 4, 2009, the adoption of the statement will have an impact on accounting for business combinations, but the effect is dependent upon acquisitions consummated on or after the effective date of the standard. Costs associated with pending acquisitions (see Note 16) have been expensed as incurred.

Accounting Standards Update ("ASU") No. 2009-13, Multiple-Deliverable Revenue Arrangements:    In October 2009, the FASB issued ASU No. 2009-13. The standard supersedes certain guidance in FASB ASC 605-25, Revenue Recognition—Multiple-Element Arrangements, and requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices (the relative selling price method). The standard eliminates the use of the residual method of allocation in which the undelivered element is measured at its estimated selling price and the delivered element is measured as the residual of the arrangement consideration, and requires the relative selling price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverable subject to ASU 2009-13. The standard must be adopted no later than the beginning of the first fiscal year beginning on or after June 15, 2010, with early adoption permitted through either prospective application for revenue arrangement entered into, or materially modified, after the effective date or through retrospective application to all revenue arrangement for all

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

periods presented. The Company is evaluating the impact that the adoption of the standard will have on its consolidated financial statements.

ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements: In October 2009, the FASB issued ASU No. 2009-14. The standard changes the accounting model for revenue arrangements that included both tangible products and software elements. Tangible products containing software components and nonsoftware components that function together to deliver the tangible product's essential functionality are no longer within the scope of software revenue guidance. This scope exclusion includes essential software that is sold with or embedded within the product and undelivered software elements that relate to that product's essential software. The standard is effective for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010, with early adoption permitted through retrospective application from the beginning of a company's fiscal year. This statement may be, but is not required to be, retrospectively adopted in prior periods. The Company is evaluating the impact that the adoption of the standard will have on its consolidated financial statements.

3. GOODWILL AND INTANGIBLE ASSETS

The Company had no changes to its recorded goodwill balances during the two fiscal years ended June 27, 2008 and July 3, 2009. The carrying amount of acquired symbols and trademarks with indefinite lives totaled $24,600 as of June 27, 2008 and July 3, 2009.

The Company's identifiable intangible assets with finite lives are being amortized over their estimated useful lives as of June 27, 2008 and July 3, 2009, and are detailed below:

	2008			2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Noncompete agreements	$2,000	$1,486	$514	$2,000	$1,819	$181
Acquired software technology	1,723	944	779	1,723	1,079	644

	$3,723	$2,430	$1,293	$3,723	$2,898	$825

Amortization expense related to intangibles for the fiscal years ended 2007, 2008, and 2009, was $535, $463, and $468, respectively. Estimated amortization expense for each of the next five fiscal years is as follows: 2010—$316; 2011—$135; 2012—$130; 2013—$130; and 2014—$114.

4. BALANCE SHEET ITEMS

Inventories as of June 27, 2008 and July 3, 2009, consist of the following:

	2008	2009
Raw materials	$1,935	$1,522
Work in progress	50	179
Finished goods	2,725	2,690

Inventories	$4,710	$4,391

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

4. BALANCE SHEET ITEMS (Continued)

The components of property and equipment as of June 27, 2008 and July 3, 2009, are as follows:

	2008	2009
Molds, machinery, and equipment	$5,160	$4,995
Computer equipment and purchased software	3,300	3,246
Furniture, fixtures, and office equipment	918	898
Leasehold improvements	483	452

Total property and equipment—gross	9,861	9,591
Less accumulated depreciation and amortization	(6,119)	(5,451)
Construction in process	649	926

Property and equipment—net	$4,391	$5,066

The Company capitalized interest of $147, $18, and $69 during fiscal years 2007, 2008, and 2009, respectively.

Other current liabilities as of June 27, 2008 and July 3, 2009, consist of the following:

	2008	2009
Accrued compensation	$6,540	$6,595
Interest rate swaps at market	—	623
Non-competition agreements	271	258
Accrued commissions	127	91
Accrued warranty	230	190
Accrued income taxes	106	35
Accrued interest	432	225
Accrued professional fees	285	319
Accrued acquisition costs	—	330
Other	461	462

Other current liabilities	$8,452	$9,128

As of June 27, 2008 and July 3, 2009, accumulated other comprehensive loss is composed of the following:

	2008	2009
Currency (losses) translation gains	$56	$(146)
Unrealized loss on interest rate swaps	(765)	(307)

Accumulated other comprehensive loss	$(709)	$(453)

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

5. LONG-TERM DEBT

Long-term debt as of June 27, 2008 and July 3, 2009, consists of the following:

	2008	2009
2008 Credit Facility	$52,000	$50,700
2008 Subordinated Note	31,000	31,000
Revolver draws under 2008 Credit Facility	1,000	—
Notes payable	1,095	1,095

Total long-term debt	85,095	82,795
Less current installments	(2,300)	(3,259)

Long-term debt—less current installments	$82,795	$79,536

As of July 3, 2009, aggregate debt maturities were as follows: 2010—$3,259; 2011—$4,336; 2012-$5,200; 2013—$6,500; 2014—$32,500, and 2015—$31,000.

On June 23, 2008, the Company entered into a third amended and restated secured credit facility ("2008 Credit Facility") with GE Business Financial Services Inc. (formerly known as Merrill Lynch Capital) and BMO Capital Markets Financing Inc. (formerly known as Harris NA) that provides $52,000 of term loans and up to $10,000 of revolving loans and letters of credit. The 2008 Credit Facility is secured by all domestic assets and 65% of the equity in foreign subsidiaries, and requires principal amortization starting September 30, 2008, with final maturity on June 23, 2014. Advances under the revolving component of the 2008 Credit Facility are due in one installment on June 23, 2013.

On June 23, 2008, the Company entered into a Senior Subordinated Note Agreement with BlackRock Kelso Capital Corporation ("2008 Subordinated Note") in the amount of $31,000, which requires repayment in one installment on June 23, 2015. The 2008 Subordinated Note bears interest on the outstanding principal at a rate per annum of 15% payable on the last day of each fiscal quarter. The 2008 Subordinated Note is junior to the 2008 Credit Facility and carries a premium for prepayment of 5% after the first and up to the second anniversary date, 3% after the second and up to the third anniversary date, 2% after the third and up to the fourth anniversary date, and 0% thereafter.

The 2008 Credit Facility provides the option of borrowing at the London InterBank Offered Rate (LIBOR), plus a credit spread (7.3% and 4.9% as of June 27, 2008 and July 3, 2009, respectively) or the Prime rate, plus a credit spread (8.5% and 6.5% as of as of June 27, 2008 and July 3, 2009, respectively) for all term loans and draws under the revolver. Credit spreads for each term or revolver loan and the unused revolving credit facility fee vary according to the Company's ratio of net total debt to earnings before interest, tax, depreciation, and amortization (as defined) after December 31, 2008. As of June 27, 2008 and July 3, 2009, the Company's credit spreads were as follows:

	2008		2009
	Prime	LIBOR	Prime	LIBOR
2008 Credit Facility	3.50%	4.50%	3.25%	4.25%
Revolving loan	3.50	4.50	3.25	4.25

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

5. LONG-TERM DEBT (Continued)

At June 27, 2008 and July 3, 2009, the commitment fee was 0.5% on the unused portion of the revolving credit facility. At June 27, 2008 and July 3, 2009, the Company had no outstanding letters of credit and the amount available from the revolving credit facility was $10,000.

Commencing on September 30, 2008, the 2008 Credit Facility and the 2008 Subordinated Note require the Company to comply with certain financial covenants, including maximum capital expenditures, minimum fixed-charge coverage ratio, net senior debt maximum leverage ratio, and net total debt maximum leverage ratio, and places certain restrictions on acquisitions and payment of dividends. The Company was in compliance with all financial covenants as required under the 2008 Credit Facility and the 2008 Subordinated Note at July 3, 2009. The 2008 Credit Facility contains certain mandatory prepayments, including an excess cash flow provision. The Company is required to make an excess cash flow payment of $3,259 for the year ended July 3, 2009, in fiscal year 2010, which has been classified as a component of the current portion of long-term debt as of July 3, 2009.

The $1,095 note payable is related to an acquisition in 2004 and has an interest rate of 7% to be paid quarterly, and matures on September 30, 2010.

6. INCOME TAXES

The Company recognizes uncertain tax positions based on a more likely than not recognition threshold. The Company's uncertain tax positions, including interest and penalties, are individually and in the aggregate immaterial. Additionally, the Company does not have significant deferred income tax assets or liabilities as of any of the years presented in the consolidated financial statements.

The Company does not expect that changes in the liability for unrecognized tax benefits during the next 12 months will have a significant impact on the Company's financial position or results of operations.

The Company files income tax returns with federal, state, local, and foreign jurisdictions. U.S. federal and state tax returns and foreign tax returns for tax years ending after June 2006 are currently open for examination. Foreign tax return statutes remain open ranging from years after 2005 to 2008.

7. FAIR VALUE MEASUREMENTS

Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value is an exit price and the exit price should reflect all the assumptions that market participants would use in pricing the asset or liability.

ASC 820 recognizes three different valuation techniques; market approach, income approach, and cost approach. The Company uses the market and income approaches to value assets and liabilities for which the measurement attribute is fair value. Valuation techniques used to measure fair value are based on observable and unobservable inputs. Observable inputs reflect market data obtained from

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

7. FAIR VALUE MEASUREMENTS (Continued)

independent sources, while unobservable inputs reflect the Company's internal market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1—Inputs to the valuation methodology are based on quoted prices for an identical asset or liability in an active market.

Level 2—Inputs to the valuation methodology are based on quoted prices for a similar asset or liability in an active market, quoted prices for an identical or similar asset or liability in an inactive market, or model-derived valuations for which all significant inputs are observable or can be corroborated by observable market data.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Valuation of assets and liabilities requires consideration of market risks in our valuations that other market participants make consider. Specifically, consideration was given to the Company's nonperformance risk and counterparty credit risk to develop appropriate risk-adjusted discount rates used in our fair value measurements. The Company utilized the following valuation methodologies to measure our financial assets and liabilities:

Interest rate swaps:    Interest rate swaps are financial contracts with counterparties that are valued using the income approach. The fair value of these contracts is measured by estimating the future cash flows of the contracts based on the quoted future market prices of interest rates at the reporting date and discounting the fair value to the present value using a credit-adjusted discount rate.

As of July 3, 2009, the following table presents liabilities measured at fair value on a recurring basis:

Description	Level 1	Level 2	Level 3	Total
Interest rate swaps	$—	$(1,190)	$—	$(1,190)

Total liabilities	$—	$(1,190)	$—	$(1,190)

8. DERIVATIVE FINANCIAL INSTRUMENTS

The Company used an interest rate cap during fiscal year 2007 and interest rate swaps during fiscal years 2007, 2008, and 2009 to hedge exposure to interest rate risk on its variable-rate debt. The Company does not enter into derivative instruments for speculative purposes. The Company enters into derivatives with high credit quality counterparties and diversifies its positions among such counterparties in order to reduce its exposure to credit losses. The Company has not experienced any credit losses on derivatives during fiscal years 2007, 2008, and 2009.

During the years ended June 29, 2007 and June 27, 2008, the Company designated its derivative instruments as cash flow hedges and recognized the derivative instruments as either assets or liabilities at fair value in the consolidated balance sheets. To the extent that the derivative instrument was effective as a cash flow hedge, the change in fair value of the derivative was deferred in other

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

8. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

comprehensive income and reclassified to earnings once the forecasted transaction affected earnings. Any portion considered to be ineffective was immediately reported in earnings.

During the year ended July 3, 2009, the Company removed the cash flow hedge designation of its derivative instruments due to a refinancing of the underlying debt which caused the critical terms of the hedged item and hedging instruments to no longer match. Upon removal of the cash flow hedge designation, prospective changes in fair value associated with the derivative instruments are recognized directly in earnings and amounts residing in other comprehensive income related to the previously cash flow designated hedge are reclassified to earnings once the forecasted transaction affected earnings.

The Company has entered into a number of interest rate swaps that mature at various dates in 2009, 2010, and 2011. These swaps serve to convert a notional amount of $37,500 of variable-rate debt to fixed-rate debt.

Information related to the fair value of derivative instruments and their location in the consolidated balance sheet is presented below:

Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value as of July 3, 2009
Interest rate swaps	Other current liabilities	$623
Interest rate swaps	Other liabilities	567

Total		$1,190

Information related to the amounts recognized for derivatives and their location in the consolidated statement of income for the fiscal year ended July 3, 2009, is presented below:

Derivatives Not Designated as Hedging Instruments	Statement of Income Location	Amount of Loss Reclassified From AOCI to Income(1)	Amount of Loss Recognized in Income	Total Loss Recognized in Income
Interest rate swaps	Change in fair value and net loss on interest rate swap agreements	$(458)	$(1,130)	$(1,588)

(1)
Represents reclassifications from AOCI that result from the hedging instrument's previous designation as a cash flow hedge.

The Company expects to reclassify $307 of amounts recorded in other comprehensive income into other expense during fiscal year 2010.

9. COMMITMENTS AND OTHER

Leases—The Company leases office and operating facilities and machinery and equipment under operating leases that expire over the next five years. Rent expense for operating leases was $1,026, $1,217, $1,093 and for fiscal years ended 2007, 2008, and 2009, respectively.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

9. COMMITMENTS AND OTHER (Continued)

Future minimum lease payments under noncancelable operating leases as of July 3, 2009, are as follows:

Amount
2010	$1,005
2011	971
2012	936
2013	77
2014	—

Total minimum lease payments	$2,989

Product Warranties—The Company accrues for product warranties included with products sold (one year warranty) based upon historical experience and other currently available evidence. The activity related to the product warranty liability during fiscal 2007, 2008, and 2009 is summarized in the following table:

	2007	2008	2009
Balance—beginning of fiscal year	$147	$272	$230
Provision for warranties issued	503	285	168
Reductions for payments, cost of repairs, and other	(378)	(327)	(196)

Balance—end of fiscal year	$272	$230	$202

Other Matters—The Company is a party to various legal proceedings arising in the ordinary course of business. Management does not believe that the outcome of any of these actions will have a material adverse effect on the Company's consolidated financial position or results of operations and liquidity.

10. SEGMENT INFORMATION

The Company operates in a single segment to develop and market assistive communication technologies.

The Company's net sales are comprised of two product lines; speech generating devices ("Devices") and special education software ("Software"). Net sales by product line for fiscal years ended 2007, 2008, and 2009 are as follows:

	2007	2008	2009
Net revenue:
Devices	$49,847	$64,622	$75,007
Software	16,313	16,816	16,153

Total net revenue	$66,160	$81,438	$91,160

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

10. SEGMENT INFORMATION (Continued)

Included in the consolidated financial statements are the following amounts related to geographical location for the fiscal years ended June 29, 2007, June 27, 2008, and July 3, 2009, are as follows:

	2007	2008	2009
Net sales:
United States	$55,042	$66,924	$77,500
International	11,118	14,514	13,660

Total net sales	$66,160	$81,438	$91,160

Long-lived assets:
United States	$3,799	$4,370	$4,989
International	7	21	77

Total long-lived assets	$3,806	$4,391	$5,066

During the past three fiscal years, the Company did not have any sales to an individual customer that exceeded 10% of net sales.

11. PROFIT-SHARING/SAVINGS PLAN

The Company has a 401(k) profit-sharing/savings plan covering most U.S. employees (the "associates"). Under the profit-sharing portion of the plan, at its discretion, the Company may contribute to the associates' accounts a minimum of 4% of their salary for the fiscal year. Upon attainment of certain earning targets as approved by the Board of Directors, up to an additional 2% may be awarded. During fiscal 2007, 2008, and 2009, $623, $802, and $937, respectively, were contributed for this plan. Under the savings feature of the plan, employees may make contributions to the plan, which are matched by the Company in an amount determined by the Board of Directors. During fiscal 2007, 2008, and 2009, $100, $102, and $127, respectively, of associate contributions were matched.

12. MEMBERS' EQUITY STRUCTURE

The Company's equity structure consists of nine classes of common units:    Class A, Class B, Class C, Class D, Class E, Class W, Class X, Class Y, and Class Z. There are no preferred units outstanding as of June 27, 2008 and July 3, 2009. The rights of unit holders are summarized below:

Voting Rights—Unit holders are entitled to one vote for each unit held by such holder. Management Committee representatives are elected by a plurality vote of the Class A Members, Class B Members, Class C Members, Class D Members, Class E Members, Class W Members, Class X Members, Class Y Members, and Class Z Members, voting together as a class. Each Member holds one vote for each Class A Unit, Class B Unit, Class C Unit, Class D Unit, Class E Unit, Class W Unit, Class X Unit, Class Y Unit, and Class Z Unit held by each Member. Holders of a majority of the total voting power of the outstanding Class A Units, Class B Units, Class C Units, Class D Units, Class E Units, Class W Units, Class X Units, Class Y Units and Class Z Units may remove any Representative from the Management Committee at any time.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

12. MEMBERS' EQUITY STRUCTURE (Continued)

Priority Upon Distributions—Unit holders have the right to receive distribution of assets of the Company based on the following schedule, and in the sequence listed below:

  (1)
  Class A Members, pro rata in accordance with the number of each such Member's Class A Units, until the Class A Members have received cumulative distributions equal to such Members' aggregate capital contributions in respect of their Class A Units;

  (2)
  The remaining distributable assets from number (1) above will be distributed on a pari passu to Class B Units, Class C Units, Class D Units, Class E Units, Class W Units, Class X Units, Class Y Units, and Class Z Units. Distributions are limited to such Members' aggregate capital contributions.

  (3)
  The remaining distributable assets from number (2) above will be distributed on a pari passu as follows:

    Class A Units: 80.52% distributed to the Class A Members, less the Class E Units Allocation Percentage (defined below):

      Class B Units: 1.89% distributed to the Class B Members multiplied by the applicable percentage held of the Class B Units.

      Class C Units: 2.35% distributed to the Class C Members multiplied by the applicable percentage held of the Class C Units.

      Class D Units: 4.23% distributed to the Class D Members multiplied by the applicable percentage held of the Class D Units.

      Class E Units: Class E Members distributed an amount equal to the product of a percentage determined by the Management Committee in its sole discretion (the "Class E Units Allocation Percentage").

      Class W Units: 2.50% distributed to the Class W Members multiplied by the applicable percentage held of the Class W Units.

      Class X Units: 2.50% distributed to the Class X Members multiplied by the applicable percentage held of the Class X Units.

      Class Y Units: 3.00% distributed to the Class Y Members multiplied by the applicable percentage held of the Class Y Units.

      Class Z Units: 3.00% distributed to the Class Z Members multiplied by the applicable percentage held of the Class Z Units.

  (4)
  All remaining distributable assets are distributed to Class A Members.

Call Option—In the event that the Management Investor's employment with the Company terminates for any reason, the Company has the right to purchase back all Units, subject to the terms and conditions of the Management Unit subscription agreement.

Initial Public Offering—Upon the consummation of an Initial Public Offering ("IPO"), the Company shall make adequate and equitable provisions such that the applicable percentage of each Unit holder's

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

12. MEMBERS' EQUITY STRUCTURE (Continued)

Class A, Class B Units, Class C Units, Class D Units, Class E Units, Class W Units, Class X Units, Class Y Units, and Class Z Units shall become converted into fully paid and nonassessable shares of common stock of the Company. Management Investors have agreed not to sell, or pledge that, until the first anniversary of the IPO, equity securities of the Company (including any equity securities received from the Company upon the IPO) or any securities convertible into or exercisable or exchangeable for equity. Unit holders have no preemptive or redemption rights.

The Company obtained additional debt in 2008 (as discussed in Note 5) to enable the repurchase of all of the Class A common units (2,109,851) held by an investor for $34,200 on June 23, 2008. Contemporaneous with the 2008 Subordinated Note (as discussed in Note 5), the Company sold 28,966 Class A Units on June 23, 2008, for $1,000 to BlackRock Kelso Capital Corporation.

The Company authorized and created new classes of common units (W, X, Y, and Z) on January 22, 2008, to admit additional management members. The common units held by outside investors consist of the Class A common units and, in addition, certain members of management and board members hold Class A common units.

Information about the issued classes of common units for the years ended June 29, 2007, June 27, 2008, and July 3, 2009, is as follows:

	Class A Common Units	Class B Common Units	Class C Common Units	Class D Common Units	Class E Common Units	Class W Common Units	Class X Common Units	Class Y Common Units	Class Z Common Units	Treasury Units
Balance—July 1, 2006	4,031,524	91,802	108,990	200,792	5,000	—	—	—	—	—
Issuances	1,200	6,131	8,881	15,011	500
Redemptions and forfeitures	(1,200)		(2,750)	(2,750)	(500)

Balance—June 29, 2007	4,031,524	97,933	115,121	213,053	5,000	—	—	—	—	—
Issuances	28,966					93,333	93,333	112,000	112,000
Redemption, forfeitures, and cancellations		(24,321)	(24,321)	(48,643)						(2,149,658)

Balance—June 27, 2008	4,060,490	73,612	90,800	164,410	5,000	93,333	93,333	112,000	112,000	(2,149,658)
Issuances	1,100	10,085	14,855	26,271	3,250	11,290	11,290	13,550	13,550
Redemption, forfeitures, and cancellations		(10,424)	(10,424)	(20,847)						(47,303)

Balance—July 3, 2009	4,061,590	73,273	95,231	169,834	8,250	104,623	104,623	125,550	125,550	(2,196,961)

At July 3, 2009, there were 2,154,851 Class A common units, 12,876 Class B common units, 10,574 Class C common units, and 18,660 Class D common units held in treasury.

For purposes of the disclosure of common units, the Company considers units outstanding as those units that have been previously issued less the total of (1) the number of common units repurchased and cancelled and (2) the number of common units repurchased and held as treasury units.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

13. EQUITY-BASED COMPENSATION

The measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and such cost is recognized over the period during which an employee is required to provide services in exchange for the award.

The Company has provided management with the opportunity to purchase units ("Management Units"), which consist of Class A, Class B, Class C, Class D, Class W, Class X, Class Y, and Class Z common units. In addition, the Company has also provided the Board of Directors with the opportunity to purchase units ("Director Units") which consist of Class A and Class E common units. The Class B units vest ratably over six years. Class E and Class W common units vest ratably over five years. At the time of sale of the Company, all unvested Class B, E, and W common units automatically vest. Through June 29, 2007, the Class C and Class D common units vest ratably upon achievement of certain annual operating targets. The Classes X, Y, and Z and any unvested Class C and Class D common units vest at the time of a sale of the Company if various levels of returns are achieved for Class A unit holders. For Class C, D, X, Y, and Z common units, there is no maximum contractual life. Upon employment termination, further vesting of unvested units ceases and the Company has the option to repurchase the units at the original cost or the fair market value depending on the circumstances surrounding the termination.

Future grants related to equity-based compensation arrangements are expected to be issued from unit reserves or from treasury stock maintained by the Company. Units authorized for issuance under equity-based incentive programs and unit reserves for each class of common units as of July 3, 2009, are as follows:

	Authorized	Reserved
Class A common units	4,061,590	—
Class B common units	109,348	1,330
Class C common units	129,976	—
Class D common units	239,324	—
Class E common units	8,250	—
Class W common units	110,000	5,377
Class X common units	110,000	5,377
Class Y common units	132,000	6,450
Class Z common units	132,000	6,450

The purchase of Management Units has been financed, in part, through the issuance of partial recourse notes receivable to the Company, which is reflected as a reduction of members' equity. The notes bear interest at rates of 3.04% to 5.36% as determined under Section 1274(d) of the Code. Certain notes have repayment terms and certain of the notes have no stated maturity. The notes are permitted to be prepaid at any time.

The purchase prices paid by management for shares granted during the year ended July 3, 2009, were $28.11 for Class A common units, $7.07 and $9.30 for Class B units, $0.20 and $4.94 and for Class C units, $0.10 and $3.57 for Class D units, $7.79 and $8.49 for Class W units, $0.20 and $4.35 for Class X units, $0.10 and $1.85 for Class Y units, and $0.05 and $0.55 for Class Z common units. The price paid by the Board of Directors was $28.11 for Class A common units and $11.99 for Class E common units.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

13. EQUITY-BASED COMPENSATION (Continued)

All units issued to personnel as long-term incentive compensation are not options, but are fully participating units in the Company, subject to the distribution and redemption provisions discussed in Note 12.

A summary of the changes in nonvested units outstanding during the year ended July 3, 2009, is detailed in the following tables below:

	Number of Awards	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
Class A units:
Nonvested units as of June 28, 2008	—	$—
Granted	1,100	28.11
Vested	(1,100)	28.11

Nonvested units as of July 3, 2009	—	$—	$—

Class B units:
Nonvested units as of June 28, 2008	18,876	$1.58
Granted	10,085	19.14
Vested	(9,276)	3.97
Forfeited	(3,474)	0.50

Nonvested units as of July 3, 2009	16,211	$11.40	$196

Class C units:
Nonvested units as of June 28, 2008	57,673	$0.61
Granted	18,532	15.01
Forfeited	(13,608)	0.20

Nonvested units as of July 3, 2009	62,597	$4.96	$871

Class D units:
Nonvested units as of June 28, 2008	101,594	$0.44
Granted	34,736	14.20
Forfeited	(26,116)	0.10

Nonvested units as of July 3, 2009	110,214	$4.86	$1,482

Class E units:
Nonvested units as of June 28, 2008	1,300	$4.04
Granted	3,250	15.07
Vested	(1,900)	8.01

Nonvested units as of July 3, 2009	2,650	$14.72	$12

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

13. EQUITY-BASED COMPENSATION (Continued)

	Number of Awards	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
Class W units:
Nonvested units as of June 28, 2008	93,333	$7.79
Granted	11,290	16.22
Vested	(20,475)	8.54

Nonvested units as of July 3, 2009	84,148	$8.74	$990

Class X units:
Nonvested units as of June 28, 2008	93,333	$4.35
Granted	11,290	12.99

Nonvested units as of July 3, 2009	104,623	$5.28	$1,288

Class Y units:
Nonvested units as of June 28, 2008	112,000	$1.85
Granted	13,550	11.82

Nonvested units as of July 3, 2009	125,550	$2.93	$1,451

Class Z units:
Nonvested units as of June 28, 2008	112,000	$0.55
Granted	13,550	10.57

Nonvested units as of July 3, 2009	125,550	$1.63	$1,315

Information pertaining to the fair values of units granted and vested is set forth in the following table:

	2007	2008	2009
Weighted-average per unit grant date fair value	$3.98	$5.50	$14.30

Total fair value of units vested during the period	$1	$702	$258

We recorded equity-based compensation expense for fiscal years ended June 29, 2007, June 27, 2008 and July 3, 2009 of $388, $871 and $764 respectively, and because the Company is an LLC, no tax benefit has been recognized for equity-based compensation expense. Total compensation cost related to nonvested awards not yet recognized was $1,848 and will be recognized over a weighted-average vesting period of 2.09 years. No equity-based compensation cost was capitalized during the above periods and there were no significant modifications of any equity-based awards during the years ended June 29, 2007, June 27, 2008, or July 3, 2009.

During the year ended July 3, 2009, the Company received $94 from employees related to unit purchases.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

13. EQUITY-BASED COMPENSATION (Continued)

The partial recourse note feature associated with the unit purchases requires that the transaction be accounted for as a grant of equity options. The fair value of each restricted unit is estimated on the date of grant and amortized over the service period. The fair value of each restricted unit was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2008	2009
Assumptions:
Dividend yield	—%	—%
Expected volatility	39.5	39.5
Risk-free interest rates	3.99%	3.51%
Expected term of units	4 years	4 to 5 years

The expected volatility was determined using a peer group of public companies within the educational services industry as it is not practicable for the Company to estimate its own volatility due to the lack of a liquid market and historical prices. The expected term of the units was determined in accordance with the existing equity agreements as the underlying units are assumed to be exercised upon the passage of time and the attainment of certain operating targets. The expected dividend yield was based on our expectation of not paying dividends on the restricted units for the foreseeable future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant with a term consistent with the expected term of the options.

14. SUPPLEMENTAL CASH FLOW INFORMATION

Supplement information pertaining to our consolidated statements of cash flows is as follows:

	2007	2008	2009
Cash paid for:
Interest	$4,205	$5,898	$8,548
Income taxes	176	291	270
Cash received from:
Interest	123	173	111
Income taxes	4		17
Non-cash investing activities—accrued capital costs	12	70	83

15. RELATED-PARTY TRANSACTIONS

During 2008 and 2009, the Company incurred a liability to certain investors for shared usage of assets and personnel, as well as for liabilities paid by certain investors on behalf of the Company. At June 27, 2008 and July 3, 2009, this liability was $17 and $25, respectively. During 2007, 2008, and 2009, the Company incurred management expenses for advisory services from certain investors of $300, $300, and $300, respectively. As described in Note 13, the Company has provided partial recourse notes to certain employees of the Company to fund the purchase of Management Units.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 27, 2008 AND JULY 3, 2009, AND FOR EACH OF THE THREE
FISCAL YEARS IN THE PERIOD ENDED JULY 3, 2009

(Dollars in thousands, except per unit amounts)

16. SUBSEQUENT EVENTS

On July 6, 2009, the Company acquired certain assets and liabilities of Blink Twice Inc. ("Blink Twice"), the developer and manufacturer of the Tango, an augmentative communication device designed primarily for children and teens, for $933 in operating cash and the issuances of 16,203 Class A Units to Blink Twice and 2,859 Class A units to a co-inventor and other contingent consideration. The operations of Blink Twice were moved from Baltimore to the Company's headquarters upon acquisition. Acquisition related costs of $430 including legal, accounting and other external costs related to the acquisition were expensed as incurred during fiscal year 2009 and are classified in general and administrative in the consolidated statement of income. Blink Twice's results of operations will be included in the Company's consolidated financial statement of income beginning July 6, 2009.

On January 4, 2010, the Company acquired all outstanding shares of Eye Response Technologies, Inc (ERT) in exchange for $4,000 in cash, a guaranteed minimum royalty of $3,500 over three years, plus other contingent consideration. ERT developed and distributes certain eye gaze and eye tracking technologies to allow people with disabilities, using only their eyes to interface with a computer and communicate. The operations of ERT were moved from Virginia to the Company's headquarters upon acquisition. ERT's results of operations will be included in the Company's consolidated statements of income beginning January 4, 2010.

Subsequent to the fiscal year ended July 3, 2009, certain executives repaid the partial recourse notes that were used, in part, to finance the purchase of Management Units.

Subsequent events have been evaluated through January 4, 2010, the date the financial statements were available to be issued.

DYNAVOX SYSTEMS HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JULY 3, 2009 AND JANUARY 1, 2010

(Dollars in thousands)

	July 3, 2009	January 1, 2010
ASSETS
CURRENT ASSETS:
Cash	$12,631	$12,644
Trade receivables—net of allowance for doubtful accounts of $599 and $1,203 as of July 3, 2009 and January 1, 2010, respectively	16,607	15,252
Other receivables	187	173
Inventories—net	4,391	5,650
Other current assets	684	2,412

Total current assets	34,500	36,131
PROPERTY AND EQUIPMENT—Net	5,066	6,171
GOODWILL	55,040	56,175
INTANGIBLES—Net	25,425	26,118
OTHER ASSETS—Net	4,170	3,804

TOTAL ASSETS	$124,201	$128,399

DYNAVOX SYSTEMS HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JULY 3, 2009 AND JANUARY 1, 2010 (Continued)

(Dollars in thousands)

	July 3, 2009	January 1, 2010
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,259	$2,011
Trade accounts payable	4,017	4,187
Related-party payable	25	612
Deferred revenue	1,213	1,109
Other liabilities	9,128	9,758

Total current liabilities	17,642	17,677
LONG-TERM DEBT	79,536	77,150
OTHER LONG-TERM LIABILITIES	2,210	1,879

Total liabilities	99,388	96,706
MEMBERS' EQUITY:
Preferred Units (39,315 units authorized, zero issued and outstanding)	0	0
Class A Common Units, 4,061,590 and 4,080,652 units authorized and issued, and 1,906,739 and 1,920,801 outstanding as of July 3, 2009 and January 1, 2010, respectively	40,900	41,561
Class B Common Units, 109,348 units authorized, 73,273 and 74,603 units issued, and 60,397 and 64,021 outstanding as of July 3, 2009 and January 1, 2010, respectively	113	158
Class C Common Units, 129,976 units authorized, 95,231 and 95,231 units issued, and 84,657 and 88,301 outstanding as of July 3, 2009 and January 1, 2010, respectively	40	92
Class D Common Units, 239,327 units authorized, 169,834 and 169,834 units issued, and 151,174 and 156,678 outstanding as of July 3, 2009 and January 1, 2010, respectively	49	127
Class E Common Units, 8,250 units authorized, issued and outstanding as of July 3, 2009 and January 1, 2010	41	41
Class W Common Units, 110,000 units authorized, 104,623 and 110,000 units issued, and 104,623 and 109,250 units outstanding as of July 3, 2009 and January 1, 2010, respectively	140	204
Class X Common Units, 110,000 units authorized, 104,623 and 110,000 units issued, and 104,623 and 109,250 units outstanding as of July 3, 2009 and January 1, 2010, respectively	34	92
Class Y Common Units, 132,000 units authorized, 125,550 and 132,000 units issued, and 125,550 and 131,100 units outstanding as of July 3, 2009 and January 1, 2010, respectively	19	80
Class Z Common Units, 132,000 units authorized, 125,550 and 132,000 units issued, and 125,550 and 131,100 units outstanding as of July 3, 2009 and January 1, 2010, respectively	8	61
Treasury Units (2,196,961 as of July 3, 2009 and 2,188,819 as of January 1, 2010)	(35,050)	(35,165)
Management notes receivable	(425)	(345)
Contributed capital	13,248	13,495
Retained earnings	6,149	11,533
Accumulated other comprehensive loss	(453)	(241)

Total Members' Equity	24,813	31,693

TOTAL LIABILITIES AND MEMBERS' EQUITY	$124,201	$128,399

See notes to unaudited condensed consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands)

	December 26, 2008	January 1, 2010
NET SALES	$38,774	$52,863
COST OF SALES	10,797	13,149

GROSS PROFIT	27,977	39,714

OPERATING EXPENSES:
Selling and marketing	13,385	17,535
Research and development	3,215	4,582
General and administrative	5,333	6,784
Amortization of certain intangibles	232	841

Total operating expenses	22,165	29,742

INCOME FROM OPERATIONS	5,812	9,972
OTHER INCOME (EXPENSE):
Interest income	62	31
Interest expense	(4,804)	(3,930)
Change in fair value and net (loss) on interest rate swap agreements	(380)	(449)
Other expense—net	82	(74)

Total other expense	(5,040)	(4,422)

INCOME BEFORE INCOME TAXES	772	5,550
INCOME TAXES	47	166

NET INCOME	$725	$5,384

See notes to unaudited condensed consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands)

	Preferred Units		Common Units		Treasury
										Accumulated Other Comprehensive (Loss) Income	Total Members' Equity (Deficiency)
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Management Notes Receiveable	Contributed (Distributed) Capital	Retained (Deficit) Earnings			Total Comprehensive Income (Loss)
BALANCE—July 3, 2009	—	—	4,868,524	$41,344	(2,196,961)	$(35,050)	$(425)	$13,248	$6,149	$(453)	$24,813
Issuance of common units			44,045	1,122	15,650	37					1,159
Forfeiture, redemption, and cancellation of management equity units	—	—	(5,000)	(50)	(7,508)	(152)					(202)
Equity-based compensation expense								334			334
Issuance of notes receivable for management units							(245)				(245)
Payment of notes receivable for management units							325				325
Equity distributions								(87)			(87)
Net income									5,384		5,384	$5,384
Net gain on derivatives										179	179	179
Currency translation loss	—	—	0	—	—	—	—	—	—	33	33	33

BALANCE—January 1, 2010	—	—	4,907,569	42,416	(2,188,819)	$(35,165)	$(345)	$13,495	$11,533	$(241)	$31,693	$5,596

See notes to unaudited condensed consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands)

	December 26, 2008	January 1 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$725	$5,384
Depreciation	1,015	1,423
Amortization of certain intangibles	232	950
Amortization of deferred financing costs	408	407
Equity-based compensation expense	310	334
Change in fair value of interest rate swaps	200	(98)
Changes in assets and liabilities:
Trade receivables	3,942	1,707
Inventories	(320)	(1,004)
Other assets	(66)	(786)
Deferred revenue—short term	(182)	(142)
Deferred revenue—long term	(64)	125
Trade accounts payable	(478)	2
Accrued compensation	(2,220)	(168)
Accrued interest	823	(37)
Related-party payable	(17)	(211)
Disbursements on derivative instruments	(122)	(547)
Other—net	(852)	98

Net cash provided by operating activities	3,334	7,437

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,553)	(2,405)
Purchase of Blink Twice Inc.		(933)

Net cash used in Investing activities	(1,553)	(3,338)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt agreements	(1,325)	(4,355)
Shareholder distributions	(796)	(87)
Issuances of common units	84	200
Redemptions of management and common units	(557)	(202)
Payments received on management equity loans and interest		325

Net cash used in financing activities	(2,594)	(4,119)

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH	(240)	33

NET (DECREASE) INCREASE IN CASH	(1,053)	13
CASH:
Beginning of period	6,240	12,631

End of period	$5,187	$12,644

See notes to unaudited condensed consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

1. GENERAL

DynaVox Systems Holdings LLC ("Holdings") is a Delaware limited liability company. Holdings and its subsidiaries (collectively, the "Company") design, manufacture, and distribute electronic and symbol-based augmentative communication equipment, software, and services in the United States and internationally. Products include assistive technology speech devices, proprietary symbols, books, and software programs to aid the communication skills of individuals affected by speech disabilities as a result of traumatic, degenerative, or congenital conditions.

The unaudited condensed consolidated financial statements include domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("US GAAP"). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

The unaudited condensed consolidated balance sheet as of January 1, 2010, and the unaudited condensed consolidated statements of income and cash flows for the 26-week periods ended December 26, 2008 and January 1, 2010, have been prepared by the Company and have not been audited. In the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of the financial position, results of operation and cash flows, have been made.

The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of June 27, 2008 and July 3, 2009, and for each of the three fiscal years in the period ended July 3, 2009. Certain information and footnote disclosure normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. The results of operations for the 26-week period ended January 1, 2010, are not necessarily indicative of the operating results for the full fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Goodwill and Intangible Assets—Goodwill represents the excess of the cost of the fair value of net tangible and intangible assets of acquired businesses. Intangible assets acquired in business combinations are recorded based upon their fair value at the date of acquisition.

The Company performs at least an annual test for impairment of goodwill and intangibles with indefinite lives. The Company uses the end of its fiscal year for the annual test and has one reporting unit.

Goodwill is tested by comparing the carrying value of the reporting unit to its fair value. Fair value is estimated using a discounted cash flow methodology and market comparable information.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company has indefinite-lived intangible assets composed of certain symbols and trade names. These assets are tested for impairment by comparing the fair value of the asset to its carrying value. Fair value is estimated by using the relief from royalty method (a discounted cash flow methodology).

The Company also has finite-lived intangible assets composed of noncompete agreements, acquired software technology, trade names, and acquired backlog which are amortized on a straight-line basis over their estimated useful lives. Noncompete agreements are amortized over six years, acquired software technology is amortized over 3 to 10 years, trade names are amortized over 3 years, and acquired backlog is amortized over a 6-month period. Amortization related to acquired software technology and trade names included in cost of sales. Amortization of noncompete agreements and acquired backlog is included in operating expenses. These assets are tested for impairment whenever events or circumstances indicate that their carrying value may not be recoverable.

Revenue Recognition—The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and the collectability is probable. The Company's revenue is derived from the following sales:

Sales of assistive technology speech devices with embedded software ("Devices"): These hardware devices have preinstalled software that is essential to the functionality of the device. Revenue for the entire device (hardware and software) is recognized upon transfer of title and risk of loss. The Company provides a limited one-year warranty on the hardware for these devices.

Revenue derived from sales being funded by certain payors, mainly Medicare and Medicaid, is recognized upon receipt of the shipment by the customer, as risk of loss does not pass until customer receipt. Revenue derived from sales to other customers is recognized upon product shipment to the customer when title and risk of loss to the product transfers.

The Company's revenues are recorded, net of a contractual allowance for adjustments at the time of sale based on contractual arrangements with insurance companies, Medicare allowable billing rates, and state Medicaid fee schedules.

In connection with sales of Devices, technical support is provided to customers, including customers of resellers, at no additional charge. This post-sale technical support consists primarily of telephone support services and online chat. To ensure our customers obtain the right devices, a significant amount of our customer support effort, including demonstrations, information, documentation and support, and for some potential customers, the use of a no-charge loaner Device for a trial basis, are delivered prior to the sale of a Device. As the fee for technical support is included in the initial fee for the Device, the technical support and services provided post-sale are provided within one year, the estimated cost of providing such support is deemed insignificant and unspecified upgrades and enhancements are minimal and infrequent, technical support revenues are recognized together with the software product and license revenue. Costs associated with the post-sale technical support are not significant.

Sales of extended warranties for Devices: These service agreements provide separately priced extended warranty coverage for a three-year period (two years beyond the standard one-year warranty) on the

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Devices. This service revenue is deferred and recognized as revenue on a straight-line basis over the term of the extended warranty period.

Sales of communication and learning software: These software sales relate to communication and learning software sold to customers for use on personal computers ("Software"). This Software does not require significant production, modification, or customization for functionality. Revenue for the software is recognized upon transfer of title and risk of loss. No post contract customer support or upgrade rights are provided with the software.

Subscription Arrangements for Online Content: These subscription arrangements provide customers the ability to collaborate and share content in a Web-based platform. This subscription revenue is recognized on a straight-line basis over the term of the subscription agreement.

Royalty payments from third-party use of the Company's proprietary symbols: These royalty payments relate to the licensing of the Company's proprietary symbols to third parties for use in third-party products. These revenues are based on negotiated contract terms with third parties that require royalty payments based on actual third-party usage. This royalty revenue is recognized based on the third-party usage under the contract terms.

Nonincome related taxes collected from customers and remitted to government authorities are recorded on the consolidated balance sheets as accounts receivable and accrued expenses. The collection and payment of these amounts is reported on a net basis in the consolidated statements of income and does not impact reported revenues or expenses.

Recently Adopted Accounting Standards—ASC 805, Business Combinations (formerly FASB Statement No. 141(R)): In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations. The standard changed the accounting for business combinations in a number of areas, including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development costs, and restructuring costs. The Company adopted the standard July 4, 2009. See Note 3 for additional information.

Recently Issued Accounting Standards—Accounting Standards Update ("ASU") No. 2009-13, Multiple Deliverable Revenue Arrangements: In October 2009, the FASB issued ASU No. 2009-13. The standard supersedes certain guidance in FASB ASC 605-25, Revenue Recognition—Multiple-Element Arrangements, and requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices (the relative selling price method). The standard eliminates the use of the residual method of allocation in which the undelivered element is measured at its estimated selling price and the delivered element is measured as the residual of the arrangement consideration, and requires the relative selling price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverable subject to ASU 2009-13. The standard must be adopted no later than the beginning of the first fiscal year beginning on or after June 15, 2010, with early adoption permitted through either prospective application for revenue arrangement entered into, or materially modified, after the effective date or through retrospective application to all revenue arrangement for all periods presented. The Company is evaluating the impact that the adoption of the standard will have on its consolidated financial statements.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements: In October 2009, the FASB issued ASU No. 2009-14. The standard changes the accounting model for revenue arrangements that included both tangible products and software elements. Tangible products containing software components and non-software components that function together to deliver the tangible product's essential functionality are no longer within the scope of software revenue guidance. This scope exclusion includes essential software that is sold with or embedded within the product and undelivered software elements that relate to that product's essential software. The standard is effective for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010, with early adoption permitted through retrospective application from the beginning of a company's fiscal year. This statement may be, but is not required to be, retrospectively adopted in prior periods. The Company is evaluating the impact that the adoption of the standard will have on its consolidated financial statements.

3. ACQUISITION

On July 6, 2009, the Company acquired certain assets and liabilities of Blink Twice Inc. ("Blink Twice"), the developer and manufacturer of the Tango, an augmentative communication device designed primarily for children and teens. The operations of Blink Twice were moved from Baltimore to the Company's headquarters upon acquisition. Blink Twice's results of operations have been included in the Company's unaudited condensed consolidated statements of income since the acquisition.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

3. ACQUISITION (Continued)

The fair value of consideration transferred in the acquisition, the assets acquired, and the liabilities assumed are set forth in the following table:

Consideration:
Cash(1)	$933
Issuance of 19, 602 Class A units(2)	712
Contingent consideration—acquired backlog(3)	674
Contingent consideration—working capital adjustment(4)	125

Total consideration	2,444

Recognized amounts of identifiable assets acqured and liabilities assumed:
Accounts receivable	337
Inventory	255
Property and equipment	143
Identifiable intangible assets(5)	1,644
Other assets	33
Current maturities, long term debt	(721)
Accounts payable	(176)
Other current liabilities	(205)

Total identifiable net assets and liabilities assumed	1,310

Goodwill(6)	$1,134

(1)
Represents cash paid of $1,000 net of $67 of cash acquired.

(2)
The fair value of the Class A units was determined based on a valuation of the units using a combination of the market and income approaches.

(3)
Contingent consideration relates to certain payments owed to the previous owner based on the order backlog acquired ("Acquired Backlog"). The fair value of the Acquired Backlog was determined based on the fixed terms of the agreement with the previous owner and has been recorded within related-party payable in the unaudited condensed consolidated balance sheets as the previous owner is a current employee of the Company.

(4)
Contingent consideration relates to certain working capital adjustments that were owed to the previous owner. The fair value of the working capital adjustment was determined based on the terms of the agreement with the previous owner and was calculated based on a targeted rate of $500 compared to the actual amount of working capital acquired.

(5)
Identifiable intangible assets are composed of the following items:

a.
Acquired Backlog in the amount of $674 which is a finite-lived asset.

b.
Proprietary symbol sets to be used in products sold in the amount of $700 which is an indefinite-lived asset. An income approach was used to determine the fair value of the asset.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

3. ACQUISITION (Continued)

  c.
  Acquired software technology used in the Tango device in the amount of $170 which is a finite-lived asset. A cost approach was used to determine the fair value of the asset.

  d.
  Trade name for the Tango product under which it is currently sold in the amount of $100 which is a finite-lived asset. An income approach was used to determine the fair value of the asset.

(6)
Goodwill was calculated as the excess of the fair value of the consideration transferred over the fair value of the identifiable asset acquired and liabilities assumed.

Acquisition-related costs which include legal, accounting, and other external costs related to the acquisition, were expensed as incurred and are classified within general and administrative expenses in the consolidated statements of income. Total acquisition-related costs of $417 have been expensed, of which $430 was recorded in fiscal year 2009.

The Company's pro forma amounts including Blink Twice's revenue and net income had the acquisition been completed on June 28, 2008 are as follows:

		Pro Forma 26-week period ended:
	Fiscal Year 2009
		December 26, 2008	January 1, 2010
Revenue	$94,345	$40,976	$52,863
Net income	9,141	704	5,384

4. BALANCE SHEET ITEMS

Inventories as of July 3, 2009 and January 1, 2010, consist of the following:

	July 3, 2009	January 1, 2010
Raw materials	$1,522	$3,170
Work in progress	179	61
Finished goods	2,690	2,419

Inventories	$4,391	$5,650

Accumulated other comprehensive loss as of July 3, 2009 and January 1, 2010 is composed of the following:

	July 3, 2009	January 1, 2010
Currency translation (losses) gains	$(146)	$(114)
Unrealized loss on interest rate swaps	(307)	(127)

Accumulated other comprehensive loss	$(453)	$(241)

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

5. GOODWILL AND INTANGIBLE ASSETS

Goodwill increased $1,134 from July 3, 2009 to January 1, 2010 associated with the acquisition of Blink Twice, Inc. The carrying amount of acquired symbols and trademarks with indefinite lives totaled $24,600 and $25,300 as of July 3, 2009 and January 1, 2010, respectively.

The Company's identifiable intangible assets with finite lives are being amortized over their estimated useful lives as of July 3, 2009 and January 1, 2010, and are detailed below:

	July 3, 2009			January 1, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Noncompete agreements	$2,000	$1,819	$181	$2,000	$1,986	$14
Acquired software technology	1,723	1,079	644	1,893	1,172	721
Trade name				100	17	83
Acquired backlog				674	674	0

	$3,723	$2,898	$825	$4,667	$3,849	$818

Amortization expense related to intangibles for the 26-week periods December 26, 2008 and January 1, 2010 was $232, and $950, respectively. Estimated annual amortization expense for each of the next five fiscal years is as follows:

Six months ended July 2, 2010	$129
2011	225
2012	220
2013	130
2014	114

$818

6. LONG TERM DEBT

Long-term debt as of July 3, 2009 and, January 1, 2010 consists of the following:

	July 3, 2009	January 1, 2010
2008 Credit Facility	$50,700	$47,066
2008 Subordinated Note	31,000	31,000
Revolver draws under 2008 Credit Facility
Notes payable	1,095	1,095

Total long-term debt	82,795	79,161
Less current installments	(3,259)	(2,011)

Long-term debt—less current installments	$79,536	$77,150

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

6. LONG TERM DEBT (Continued)

On June 23, 2008, the Company entered into a third amended and restated secured credit facility ("2008 Credit Facility") with GE Business Financial Services Inc. (formerly known as Merrill Lynch Capital) and BMO Capital Markets Financing Inc. (formerly known as Harris NA) that provides $52,000 of term loans up to $10,000 of revolving loans and letters of credit. The 2008 Credit Facility is secured by all domestic assets and 65% of the equity in foreign subsidiaries, and requires principal amortization starting September 30, 2008, with final maturity on June 23, 2014. Advances under the revolving component of the 2008 Credit Facility are due in one installment on June 23, 2013.

On June 23, 2008, the Company entered into a Senior Subordinated Note Agreement with BlackRock Kelso Capital Corporation ("2008 Subordinated Note") in the amount of $31,000, which requires repayment in one installment on June 23, 2015. The 2008 Subordinated Note bears interest on the outstanding principal at a rate per annum of 15% payable on the last day of each fiscal quarter. The 2008 Subordinated Note is junior to the 2008 Credit Facility and carries a premium for prepayment of 5% after the first and up to the second anniversary date, 3% after the second and up to the third anniversary date, 2% after the third and up to the fourth anniversary date, and 0% thereafter.

The 2008 Credit Facility provides the option of borrowing at London InterBank Offered Rate (LIBOR), plus a credit spread (4.9% and 4.3% as of July 3, 2009 and January 1, 2010, respectively) or the Prime rate, plus a credit spread (6.5% and 6.3% as of July 3, 2009 and January 1, 2010, respectively) for all term loans and draws under the revolver. Credit spreads for each term or revolver loan and the unused revolving credit facility fee vary according to the Company's ratio of net total debt to EBITDA (as defined) after December 31, 2008. As of July 3, 2009 and January 1, 2010, the Company's credit spreads were as follows:

	July 3, 2009		January 1, 2010
	Prime	LIBOR	Prime	LIBOR
2008 Credit Facilitiy	3.25%	4.25%	3.00%	4.00%
Revolving Loan	3.25	4.25	3.00	4.00

At July 3, 2009 and January 1, 2010, the commitment fee was 0.5% on the unused portion of the revolving credit facility. At July 3, 2009 and January 1, 2010, the Company had no outstanding letters of credit and the amount available from the revolving credit facility was $10,000.

Commencing on September 30, 2008, the 2008 Credit Facility and the 2008 Subordinated Note require the Company to comply with certain financial covenants, including maximum capital expenditures, minimum fixed-charge coverage ratio, net senior debt maximum leverage ratio, and net total debt maximum leverage ratio, and places certain restrictions on acquisitions and payment of dividends. The Company was in compliance with all financial covenants as required under the 2008 Credit Facility and the 2008 Subordinated Note at July 3, 2009 and October 2, 2009. The 2008 Credit Facility contains certain mandatory prepayments, including an excess cash flow provision. The Company made an excess cash flow payment of $3,259 for the year ended July 3, 2009, in fiscal year 2010, which was classified as a component of the current portion of long-term debt as of July 3, 2009.

The $1,095 note payable is related to an acquisition in 2004 and has an interest rate of 7% to be paid quarterly, and matures on September 30, 2010.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

6. LONG TERM DEBT (Continued)

As part of the Asset Purchase of Blink Twice, the Company assumed $721 in debt payable to an unrelated party. The debt was repaid within the first 30 days following the closing of the acquisition. See additional information in Note 3.

7. FAIR VALUE MEASUREMENTS

Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value is an exit price and the exit price should reflect all the assumptions that market participants would use in pricing the asset or liability.

ASC 820 recognizes three different valuation techniques; market approach, income approach, and cost approach. The Company uses the market and income approaches to value assets and liabilities for which the measurement attribute is fair value. Valuation techniques used to measure fair value are based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's internal market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1—Inputs to the valuation methodology are based on quoted prices for an identical asset or liability in an active market.

Level 2—Inputs to the valuation methodology are based on quoted prices for a similar asset or liability in an active market, quoted prices for an identical or similar asset or liability in an inactive market, or model-derived valuations for which all significant inputs are observable or can be corroborated by observable market data.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Valuation of assets and liabilities requires consideration of market risks in our valuations that other market participants may consider. Specifically, consideration was given to the Company's non-performance risk and counterparty credit risk to develop appropriate risk-adjusted discount rates used in our fair value measurements. The Company utilized the following valuation methodologies to measure our financial assets and liabilities:

Interest rate swaps:    Interest rate swaps are financial contracts with counterparties that are valued using the income approach. The fair value of these contracts is measured by estimating the future cash flows of the contract based on the quoted future market prices of interest rates at the reporting date and discounting the fair value to the present value using a credit-adjusted discount rate.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

7. FAIR VALUE MEASUREMENTS (Continued)

The following table presents liabilities measured at fair value on a recurring basis at July 3, 2009 and October 2, 2009:

	As of July 3, 2009
Description	(Level 1)	(Level 2)	(Level 3)	Total
Interest rate swaps	$—	$(1,190)	$—	$(1,190)

Total liabilities	$—	$(1,190)	$—	$(1,190)

	As of January 1, 2010
Description	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	Total
Interest rate swaps	$—	$(913)	$—	$(913)

Total liabilities	$—	$(913)	$—	$(913)

8. DERIVATIVE FINANCIAL INSTRUMENTS

The Company used an interest rate cap during fiscal year 2007 and interest rate swaps during fiscal years 2007, 2008, and 2009 to hedge exposure to interest rate risk on its variable-rate debt. The Company does not enter into derivative instruments for speculative purposes. The Company enters into derivatives with high credit quality counterparties and diversifies its positions among such counterparties in order to reduce its exposure to credit losses. The Company has not experienced any credit losses on derivatives during the fiscal year ending July 3, 2009, or the 26-week period ending January 1, 2010.

During the years ended June 29, 2007, and June 27, 2008, the Company designated its derivative instruments as cash flow hedges and recognized the derivative instruments as either assets or liabilities at fair value in the consolidated balance sheets. To the extent that the derivative instrument was effective as a cash flow hedge, the change in fair value of the derivative was deferred in other comprehensive income and reclassified to earnings once the forecasted transaction affected earnings. Any portion considered to be ineffective was immediately reported in earnings.

During the year ended July 3, 2009, the Company removed the cash flow hedge designation of its derivative instruments due to a refinancing of the underlying debt which caused the critical terms of the hedged item and hedging instruments to no longer match. Upon removal of the cash flow hedge designation, prospective changes in fair value associated with the derivative instruments are recognized directly in earnings and amounts residing in other comprehensive income related to the previously cash flow designated hedge are reclassified to earnings once the forecasted transaction affected earnings.

The Company has entered into a number of interest rate swaps that mature at various dates in 2009, 2010, and 2011. These swaps serve to convert an original notional amount of $37,500 of variable-rate debt to fixed-rate debt at inception. As of July 3, 2009 and January 1, 2010, the outstanding notional amounts are $35,000 and $28,500, respectively.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

8. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Information related to the fair value of derivative instruments and their location in the unaudited condensed consolidated balance sheet is presented below:

Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value as of July 3, 2009	Fair Value as of January 1, 2010
Interest rate swaps	Other current liabilities	$623	$647
Interest rate swaps	Other liabilities	567	266

Total		$1,190	$913

Information related to the amounts recognized for derivatives and their location in the unaudited condensed consolidated statements of income for the 26-week period ended January 1, 2010, are presented below:

Derivatives Not Designated as Hedging Instruments	Statement of Income Location	Amount of Gain (Loss) Reclassified From AOCI to Income(1)	Amount of Gain (Loss) Recognized in Income	Total Gain (Loss) Recognized in Income
Interest rate swaps	Change in fair value an net (loss) gain on interest rate swap agreements	$(179)	$(270)	$(449)

(1)
Represents reclassification from AOCI that result from the hedging instrument's previous designation as a cash flow hedge.

As of January 1, 2010, the Company expects to reclassify $127 of amounts recorded in other comprehensive income into other expense over the next 12 months.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

9. SUPPLEMENTAL CASH FLOW INFORMATION

Supplement information pertaining to our consolidated statements of cash flows are as follows:

	Twenty-six week period ended
	December 26, 2008	January 1, 2010
Cash paid for:
Interest	$3,485	$3,561
Income taxes	174	159
Cash received from:
Interest	57	29
Income taxes	14
Non-cash investing activities—accrued capital costs	—	63
Deferred public offering costs		951
Blink Twice, Inc. acquistion (See Note 3)
Non-cash investing activities:
Issuance of 19,062 Class A units		712
Contingent consideration		799
Non-cash financing activites:
Long-term debt assumed		721

10. EQUITY-BASED COMPENSATION

The measurement of the cost of employee services received in exchange for an award of equity instruments is based on the grant-date fair value of the award and such cost is recognized over the period during which an employee is required to provide services in exchange for the award.

The Company has provided management with the opportunity to purchase units, which consist of Class A, Class B, Class C, Class D, Class W, Class X, Class Y, and Class Z units ("management units"). In addition, the Company has also provided the board of directors with the opportunity to purchase units which consist of Class A and Class E units. All units issued to personnel as long-term incentive compensation are not options, but are fully participating units in the Company.

The Class B units vest ratably over six years. Class E and Class W units vest ratably over five years. At the time of sale of the Company, all unvested Class B, E, and W units automatically vest. Through June 29, 2007, the Class C and Class D units vested ratably upon achievement of certain annual operating targets. The Class X, Y, and Z and any unvested Class C and Class D units vest at the time of a sale of the Company if various levels of returns are achieved for Class A unit holders. For Class C, D, X, Y, and Z units, there is no maximum contractual life. Upon employment termination, further vesting of unvested units ceases and the Company has the option to repurchase the units at the original cost or the fair market value depending on the circumstances surrounding the termination.

Future grants related to equity-based compensation arrangements are expected to be issued from treasury stock maintained by the Company or through additional authorized shares as there are no unit reserves at January 1, 2010.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

10. EQUITY-BASED COMPENSATION (Continued)

The purchase of management units has been financed, in part, through the issuance of partial recourse notes receivable to the Company, which is reflected as a reduction of members' equity. The notes bear interest at rates of 2.64% to 5.36%, as determined under Section 1274(d) of the Code. Certain notes have repayment terms and certain of the notes have no stated maturity. The notes are permitted to be prepaid at any time.

The purchase prices paid by management for shares granted during the twenty-six week period ended January 1, 2010, were $7.07 and $16.95 for Class B units, $4.94 and $14.65 for Class C units, $3.57 and $13.77 for Class D units, $7.79 and $13.14 for Class W units, $4.35 and $12.64 for Class X units, $1.85 and $11.71 for Class Y units, and $0.55 and $10.54 for Class Z units. There were no Class A or Class E units issued to personnel as long-term compensation during the twenty-six week period ended January 1, 2010; however, 5,000 Class A units were forfeited during this period that were issued at a grant date fair value of $10.00 per unit, and repurchased for $37.34.

A summary of the changes in non-vested units outstanding during the twenty-six week period ended January 1, 2010, is detailed in the following tables below:

	Number of Awards	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value
Class B Units:
Nonvested units as of July 3, 2009	16,211	$11.40
Granted	4,294	$41.94
Vested	—	$—
Forfeited	(536)	$19.44
Redeemed	—	$—

Nonvested units as of January 1, 2010	19,969	$17.75	$773

Class C Units:
Nonvested units as of July 3, 2009	62,597	$4.96
Granted	4,874	$36.70
Vested	—	$—
Forfeited	(1,231)	$14.73
Redeemed	—	$—

Nonvested units as of January 1, 2010	66,240	$7.11	$2,561

Class D Units:
Nonvested units as of July 3, 2009	110,214	$4.86
Granted	7,810	$36.37
Vested	—	$—
Forfeited	(2,307)	$14.02
Redeemed	—	$—

Nonvested units as of January 1, 2010	115,717	$6.80	$4,527

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

10. EQUITY-BASED COMPENSATION (Continued)

	Number of Awards	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value
Class E Units:
Nonvested units as of July 3, 2009	2,650	$14.72
Granted	—	$—
Vested	(550)	$14.51
Forfeited	—	$—
Redeemed	—	$—

Nonvested units as of January 1, 2010	2,100	$14.78	$60

Class W Units:
Nonvested units as of July 3, 2009	84,148	$8.74
Granted	5,377	$33.52
Vested	(18,667)	$7.79
Forfeited	(600)	$16.33
Redeemed	—	$—

Nonvested units as of January 1, 2010	70,258	$10.82	$2,321

Class X Units:
Nonvested units as of July 3, 2009	104,623	$5.28
Granted	5,377	$32.32
Vested	—	$—
Forfeited	(750)	$12.67
Redeemed	—	$—

Nonvested units as of January 1, 2010	109,250	$6.56	$3,693

Class Y Units:
Nonvested units as of July 3, 2009	125,550	$2.93
Granted	6,450	$31.32
Vested	—	$—
Forfeited	(900)	$11.73
Redeemed	—	$—

Nonvested units as of January 1, 2010	131,100	$4.26	$4,409

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

10. EQUITY-BASED COMPENSATION (Continued)

	Number of Awards	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value
Class Z Units:
Nonvested units as of July 3, 2009	125,550	$1.63
Granted	6,450	$30.55
Vested	—	$—
Forfeited	(900)	$10.55
Redeemed	—	$—

Nonvested units as of January 1, 2010	131,100	$2.99	$4,412

Information pertaining to the fair values of units granted and vested is set forth in the following table for the twenty-six week period ended:

January 1, 2010
Weighted-average per unit grant date fair value	$34.36
Total fair value of units vested during the period	$153

We recorded equity-based compensation expense for the twenty-six week periods ended January 1, 2010 and December 26, 2008 of $334 and $310, respectively, and, because the Company is a limited liability company, no tax benefit has been recognized for equity-based compensation expense. Total compensation cost related to nonvested awards not yet recognized was $2.3 million and will be recognized over a weighted-average vesting period of 1.73 years. No equity-based compensation cost was capitalized during the above periods and there were no significant modifications of any equity-based awards during the twenty-six week periods ended January 1, 2010 and December 26, 2008. During the twenty-six week period ended January 1, 2010, the Company received $200 from employees related to unit purchases.

The fair value of each restricted unit is estimated on the date of grant and amortized over the service period. The fair value of each restricted unit was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions for the twenty-six week periods ended:

	Twenty-six week period ended
	January 1, 2010		December 26, 2008
Assumptions:
Dividend yield	—%		—%
Expected volatility	39.5		39.5
Risk-free interest rates	3.51%		3.51%
Expected term of units	4 or 5 yea	rs	4 yea	rs

The expected volatility was determined using a peer group of public companies within the educational services industry as it is not practicable for the Company to estimate its own volatility due to the lack

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

10. EQUITY-BASED COMPENSATION (Continued)

of a liquid market and historical prices. The expected term of the units was determined in accordance with the existing equity agreements as the underlying units are assumed to be exercised upon the passage of time and the attainment of certain operating targets. The expected dividend yield was based on our expectation of not paying dividends on the restricted units for the foreseeable future. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant with a term consistent with the expected term of the options.

11. SUBSEQUENT EVENTS

On January 4, 2010, the Company acquired all outstanding shares of Eye Response Technologies, Inc. ("ERT") in exchange for $4,000 in cash and a guaranteed minimum royalty of $3,500 over three years plus other contingent consideration. ERT developed and distributed certain eye gaze, and eye tracking technologies to allow people with disabilities to interface with a computer and communicate using only their eyes. The operations of ERT were moved from Virginia to the Company's headquarters upon acquisition. ERT's results of operations will be included in the Company's consolidated statements of income beginning January 4, 2010.

In connection with the acquisition of ERT, the Company is preparing a valuation of the assets acquired and liabilities assumed. The valuation is not complete and, as a result, the Company's purchase price allocation and related accounting for the acquisition is not complete. However, the Company expects that a substantial portion of the purchase price will be allocated to intangible assets with finite lives and goodwill.

Acquisition-related costs, which include legal, accounting, and other external costs, are expensed as incurred and classified within general and administrative expenses in the condensed consolidated statement of income. For the twenty-six week period ending January 1, 2010, such costs totaled $325. Additional costs incurred subsequent to January 1, 2010 are not expected to be significant. The Company's pro forma amounts including ERT's revenue and net income had the acquisition been completed on June 28, 2008 are as follows:

	Pro Forma
		Twenty-six week period ended:
	Fiscal year ended July 3, 2009
		December 26, 2008	January 1, 2010
Revenue	$96,377	$42,255	$54,008
Net income	$9,080	$771	$4,012

On February 5, 2010, the Company amended certain aspects of its 2008 Credit Facility. In addition to other items, this amendment increased the Company's available revolving loans and letters of credit from $10,000 to $12,925, increased the amount available for restricted distributions, as defined, to $12,000 provided the Company is in compliance with certain financial and non-financial covenants and provides for a fee of $294 to be paid by the Company if the 2008 Subordinated Note is not paid in full by August 5, 2010.

DYNAVOX SYSTEMS HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR EACH OF THE 26-WEEK PERIODS ENDED DECEMBER 26, 2008 AND JANUARY 1, 2010

(Dollars in thousands, except per unit amounts)

11. SUBSEQUENT EVENTS (Continued)

On February 5, 2010, the Company also amended certain aspects of its 2008 Subordinated Note. In addition to other items, this amendment increased the amount available for restricted distributions, as defined, to $12,000 provided the Company is in compliance with certain financial and non-financial covenants and provides for a fee of $232 to be paid by the Company if the 2008 Subordinated Note is not paid in full by August 5, 2010.

Subsequent events have been evaluated through February 12, 2010, the date the financial statements were issued.

******

DynaVox

Our mission is to transform the lives of those who have significant speech, language, or learning disabilities through our proprietary technologies.

9,375,000 Shares

DynaVox Inc.

Class A Common Stock

Prospectus

Piper Jaffray	Jefferies & Company
William Blair & Company	Wells Fargo Securities

Through and including            , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the shares of Class A common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority and the NASDAQ Global Select Market.

Filing Fee—Securities and Exchange Commission	$13,068
Fee—Financial Industry Regulatory Authority, Inc.	16,438
Listing Fee—NASDAQ Global Select Market	100,000
Fees and Expenses of Counsel	2,450,000
Printing Expenses	500,000
Fees and Expenses of Accountants	1,600,000
Transfer Agent and Registrar's Fees	7,700
Transaction Advisory Fees	3,100,000
Miscellaneous Expenses	312,794

Total	8,100,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Purchase Agreement previously filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

On December 21, 2009, the Registrant issued 100 shares of the Registrant's Class B common stock, par value $0.01 per share, to DynaVox Systems Holdings LLC for $1.00. The issuance of such shares of Class B common was not registered under the Securities Act of 1933, as amended (the "Securities Act"), because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)   Financial Statement Schedules

The following consolidated financial statement schedule of DynaVox Inc., set forth immediately following the signature page of this report, is filed pursuant to Item 16:

  Schedule II—Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Exhibit Index

1.1	Purchase Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant**
3.2	Form of Amended and Restated Bylaws of the Registrant**
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding validity of the shares of Class A common stock registered
10.1	Form of Third Amended and Restated Limited Liability Company Agreement of DynaVox Systems Holdings LLC
10.2	Form of Amended and Restated Securityholders Agreement
10.3	Form of Tax Receivable Agreement
10.4	Form of Exchange Agreement
10.5	Form of Registration Rights Agreement**
10.6	2010 DynaVox Inc. Long-Term Incentive Plan
10.7	DynaVox Inc. Annual Incentive Plan**
10.8	Management Incentive Bonus Plan**
10.9	Amended and Restated Employment Agreement between Edward L. Donnelly and DynaVox Systems LLC
10.10	Amended and Restated Employment Agreement between Michelle L. Heying and DynaVox Systems LLC
10.11	Amended and Restated Employment Agreement between Kenneth D. Misch and DynaVox Systems LLC**
10.12	Employment Agreement between Robert E. Cunningham and DynaVox Systems LLC
10.13	Severance Pay and Release Agreement between Robert Culhane and DynaVox Systems LLC**
10.14	Third Amended and Restated Credit Agreement, among DynaVox Systems LLC, GE Business Financial Services Inc., as agent and as a lender, and the additional lenders from time to time party thereto, dated June 23, 2008**
10.14.1	First Amendment, dated February 5, 2010, to the Third Amended and Restated Credit Agreement**
10.14.2	Second Amendment, dated March 4, 2010, to the Third Amended and Restated Credit Agreement**
10.15	Management Agreement, dated May 13, 2004, among DynaVox Systems Holdings LLC, DynaVox Systems LLC, Vestar Capital Partners and Park Avenue Equity Management, LLC**
10.15.1	Termination Agreement, dated March 15, 2010, of the Management Agreement among DynaVox Systems Holdings LLC, DynaVox Systems LLC, Vestar Capital Partners and Park Avenue Equity Management, LLC**
10.16	Letter Agreement, dated March 15, 2010, among DynaVox Systems Holdings LLC, Vestar Capital Partners IV, L.P. and Park Avenue Equity Management, LLC**
10.17	DynaVox Systems LLC Supplemental Executive Retirement Plan
10.18	Second Amended and Restated Limited Liability Company Agreement of DynaVox Systems Holdings LLC, dated January 22, 2008

21.1	Subsidiaries of the Registrant**
23.1	Consent of Deloitte & Touche LLP pertaining to DynaVox Inc.
23.2	Consent of Deloitte & Touche LLP pertaining to DynaVox Systems Holding LLC
23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)
23.4	Consent of Augustine Nieto II to be named as a director nominee**
23.5	Consent of James W. Liken to be named as a director nominee**
23.6	Consent of Michael J. Herling to be named as a director nominee**
23.7	Consent of Michael N. Hammes, to be named as a director nominee**
23.8	Consent of JoAnn A. Reed, to be named as a director nominee**
24.1	Power of Attorney (included on signature pages to this Registration Statement)**

**
Previously filed

ITEM 17.    UNDERTAKINGS

(1)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3)
The undersigned Registrant hereby undertakes that:

(A)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 8th day of April, 2010.

DynaVox Inc.
By:	/s/ EDWARD L. DONNELLY, JR.
	Name:	Edward L. Donnelly, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of April, 2010.

Signature		Title

/s/ EDWARD L. DONNELLY, JR. Edward L. Donnelly, Jr.		Director and Chief Executive Officer (principal executive officer)
* Roger C. Holstein		Director
* Erin L. Russell		Director
* William E. Mayer		Director
* Kenneth D. Misch		Chief Financial Officer (principal financial and accounting officer)
*By:	/s/ EDWARD L. DONNELLY, JR.
Name:	Edward L. Donnelly, Jr.
Title:	Attorney in fact

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
DynaVox Systems Holdings LLC
Pittsburgh, Pennsylvania

We have audited the financial statements of DynaVox Systems Holdings LLC and subsidiaries (the "Company") as of July 3, 2009 and June 27, 2008, and for each of the three fiscal years in the period ended July 3, 2009, and have issued our report thereon dated September 21, 2009 (January 4, 2010 as to the acquisition described in Note 16) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
September 21, 2009

Schedule Index

Schedule II—Valuation and Qualifying Accounts for the years ended June 29, 2007, June 27, 2008 and July 3, 2009.

	Balance at Beginning of Period	Charged to Cost and Expense	Deductions	Balance at End of Period
	(Dollars in Thousands)
YEAR ENDED JUNE 29, 2007:
Allowance for doubtful trade accounts	$862	$907	$(1,140)	$630
YEAR ENDED JUNE 27, 2008:
Allowance for doubtful trade accounts	$630	$887	$(998)	$519
YEAR ENDED JULY 3, 2009:
Allowance for doubtful trade accounts	$519	$840	$(760)	$599